                                                                   EXHIBIT T3E.2

                         UNITED STATES BANKRUPTCY COURT
                          NORTHERN DISTRICT OF GEORGIA
                                ATLANTA DIVISION

------------------------------------------------------x
                                                      )
IN RE                                                 )       CASE NO. 98-60390
                                                      )
PARAGON TRADE BRANDS, INC.,                           )       CHAPTER 11
                                                      )
                        Debtor.                       )       JUDGE MURPHY
                                                      )
Federal Tax I.D. No. 91-1554663                       )
                                                      )
------------------------------------------------------x

                         DISCLOSURE STATEMENT FOR SECOND
                         AMENDED PLAN OF REORGANIZATION


                            ALSTON & BIRD LLP
                            Attorneys for Debtor and
                            Debtor in Possession
                            1201 West Peachtree Street
                            Atlanta, Georgia 30309-3424
                            (404) 881-7000

                            and

                            WILLKIE FARR & GALLAGHER
                            Special Reorganization Counsel for
                            Debtor and Debtor in Possession
                            787 Seventh Avenue
                            New York, New York  10019-6099
Dated:  November 15, 1999   (212) 728-8000

                  THIS DISCLOSURE STATEMENT (THE "DISCLOSURE STATEMENT") AND ITS RELATED DOCUMENTS ARE THE ONLY DOCUMENTS AUTHORIZED BY THE BANKRUPTCY COURT TO BE USED IN CONNECTION WITH THE SOLICITATION OF VOTES ACCEPTING THE SECOND AMENDED PLAN OF REORGANIZATION, DATED AS OF NOVEMBER 15, 1999 (THE "PLAN"), JOINTLY PROPOSED BY THE DEBTOR AND THE CREDITORS' COMMITTEE. NO REPRESENTATIONS HAVE BEEN AUTHORIZED BY THE BANKRUPTCY COURT CONCERNING THE DEBTOR, ITS BUSINESS OPERATIONS OR THE VALUE OF ITS ASSETS, EXCEPT AS EXPLICITLY SET FORTH IN THIS DISCLOSURE STATEMENT. NO PARTY IS AUTHORIZED BY THE DEBTOR TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS WITH RESPECT TO THE PLAN, THE NEW SECURITIES, THE RIGHTS OR THE WARRANTS OTHER THAN THAT WHICH IS CONTAINED IN THIS DISCLOSURE STATEMENT. NO REPRESENTATIONS OR INFORMATION CONCERNING THE DEBTOR, ITS FUTURE BUSINESS OPERATIONS OR THE VALUE OF ITS PROPERTIES HAVE BEEN AUTHORIZED BY THE DEBTOR OTHER THAN AS SET FORTH HEREIN.


                  THIS DISCLOSURE STATEMENT CONTAINS ONLY A SUMMARY OF THE PLAN. THIS DISCLOSURE STATEMENT IS NOT INTENDED TO REPLACE CAREFUL AND DETAILED REVIEW AND ANALYSIS OF THE PLAN. IT IS INTENDED ONLY TO AID AND SUPPLEMENT SUCH REVIEW. THIS DISCLOSURE STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED PROVISIONS SET FORTH IN THE PLAN (WHICH IS ATTACHED AS EXHIBIT "A" TO THIS DISCLOSURE STATEMENT). IN THE EVENT OF A CONFLICT BETWEEN THE PLAN AND THE DISCLOSURE STATEMENT, THE PROVISIONS OF THE PLAN WILL GOVERN. ALL HOLDERS OF CLAIMS OR INTERESTS ARE ENCOURAGED TO REVIEW THE FULL TEXT OF THE PLAN AND TO READ CAREFULLY THIS ENTIRE DISCLOSURE STATEMENT, INCLUDING ALL EXHIBITS ANNEXED HERETO, BEFORE DECIDING WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN.

                  THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF, AND THE DELIVERY OF THIS DISCLOSURE STATEMENT WILL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AT ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                  HOLDERS OF CLAIMS AND INTERESTS SHOULD NOT CONSTRUE THE CONTENTS OF THIS DISCLOSURE STATEMENT AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL OR TAX ADVICE. EACH SUCH HOLDER SHOULD, THEREFORE, CONSULT WITH ITS OWN LEGAL, BUSINESS, FINANCIAL AND TAX ADVISORS AS TO ANY SUCH MATTERS CONCERNING THE SOLICITATION, THE PLAN AND THE TRANSACTIONS CONTEMPLATED THEREBY. IN MAKING A DECISION TO ACCEPT OR REJECT THE PLAN, EACH HOLDER OF A CLAIM OR INTEREST MUST RELY ON ITS OWN EVALUATION OF THE DEBTOR AS DESCRIBED IN THIS DISCLOSURE STATEMENT AND THE TERMS OF THE PLAN, INCLUDING THE MERITS AND RISKS INVOLVED. IN ADDITION, CONFIRMATION AND CONSUMMATION OF THE PLAN ARE SUBJECT TO CONDITIONS PRECEDENT THAT COULD LEAD TO DELAYS IN CONSUMMATION OF THE PLAN OR AN INABILITY TO CONSUMMATE THE PLAN. THERE CAN BE NO ASSURANCE THAT EACH OF THESE CONDITIONS WILL BE SATISFIED OR WAIVED (AS PROVIDED IN THE PLAN) OR THAT THE PLAN WILL BE CONSUMMATED. EVEN AFTER THE EFFECTIVE DATE, DISTRIBUTIONS UNDER THE PLAN MAY BE SUBJECT TO SUBSTANTIAL DELAYS FOR HOLDERS OF CLAIMS AND INTERESTS THAT ARE DISPUTED.

                  AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS AND OTHER ACTIONS OR THREATENED ACTIONS, THIS DISCLOSURE STATEMENT SHALL NOT BE CONSTRUED AS AN ADMISSION OR STIPULATION, BUT RATHER AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS.

                  THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH
SECTION 1125 OF THE BANKRUPTCY CODE AND RULE 3016(c) OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE AND NOT IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER APPLICABLE NON-BANKRUPTCY LAW. THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION OR SIMILAR PUBLIC, GOVERNMENTAL OR REGULATORY AUTHORITY, AND NEITHER SUCH COMMISSION NOR ANY SUCH AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN.

                  BOTH THE DEBTOR AND THE CREDITORS' COMMITTEE SUPPORT CONFIRMATION OF THE PLAN AND URGE ALL HOLDERS OF CLAIMS AND INTERESTS IN IMPAIRED CLASSES TO ACCEPT THE PLAN. THE EQUITY COMMITTEE ALSO SUPPORTS CONFIRMATION OF THE PLAN AND URGES HOLDERS OF OLD COMMON STOCK INTERESTS TO ACCEPT THE PLAN.


                                      -2-
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                                TABLE OF CONTENTS


                                                                                                                        Page
                                                                                                                        ----

I. INTRODUCTION AND SUMMARY...............................................................................................1
           A. General.....................................................................................................1
           B. The Solicitation............................................................................................2
           C. Voting......................................................................................................2
           D. Vote Required for Acceptance................................................................................4
           E. Confirmation Hearing........................................................................................4
           F. Effective Date of the Plan..................................................................................5
           G. Summary of Classification and Treatment Under the Plan......................................................5


II. HISTORICAL INFORMATION...............................................................................................11
           A. Business...................................................................................................11
                  1. General.............................................................................................11
                  2. Products............................................................................................12
                  3. Product Development.................................................................................12
                  4. Patent Rights.......................................................................................13
                  5. Major Customers.....................................................................................13
                  6. Foreign Operations..................................................................................13
                  7. Raw Materials.......................................................................................14
                  8. Competition.........................................................................................14
                  9. Properties..........................................................................................16
                  10. Prepetition Financing and Equity Structure.........................................................16
           B. Events Leading to Chapter 11 Filing........................................................................16
                  1. The Delaware Action.................................................................................17
                  2. The Texas Action....................................................................................17


III. THE CHAPTER 11 CASE.................................................................................................18
           A. Commencement of the Chapter 11 Case........................................................................18
           B. Management.................................................................................................18
                  1. Mr. Abraham.........................................................................................18
                  2. Mr. Cole............................................................................................ 8
                  3. Mr. Cyron...........................................................................................19
                  4. Ms. Hasbrouck.......................................................................................19
                  5. Mr. McClain.........................................................................................19
                  6. Ms. Evenson.........................................................................................19
                  7. Mr. Littman.........................................................................................19
                  8. Mr. Schoen..........................................................................................19
                  9. Mr. Cook............................................................................................20
                  10. Ms. Oliver.........................................................................................20
           C. Employee Benefits..........................................................................................20
                  1. Wage Orders.........................................................................................20
                  2. Retention Programs..................................................................................20
                           a. TEEP Bonus and Retention Plan..............................................................20
                           b. Non-TEEP Retention Plans...................................................................21

                                      (i)


           D. Cash Management System.....................................................................................21
           E. Utilities..................................................................................................22
           F. Reclamation Claims.........................................................................................22
           G. Postpetition Financing.....................................................................................22
           H. Strategic Business Initiatives.............................................................................23
                  1. Settlements with P&G and K-C........................................................................23
                  2. Asset Sales.........................................................................................23
                           a. CPI Asset Sale.............................................................................23
                           b. Oneonta Facility Sale......................................................................23
                           c. Porterville Facility Sale..................................................................24
                  3. Product conversions.................................................................................24
           I. Long-Range Business Plan...................................................................................24
           J. Discussions With Potential Acquirors and/or Plan Funders...................................................25
           K. Case Administration........................................................................................28
                  1. Representation of the Debtor........................................................................28
                  2. Representation of the Official Committees...........................................................28
                  3. Exclusivity.........................................................................................29
                  4. Schedules and Establishment of Prepetition Claims Bar Date..........................................29
                  5. Extensions of Time to Assume or Reject Leases.......................................................29
           L. Claims.....................................................................................................29
                  1. Claims Information and Estimates....................................................................29
                  2. Preferences and Fraudulent Conveyances..............................................................30
                  3. Significant Claims, Litigation and Settlements......................................................31
                           a. The P&G Litigation and Claims -- Significant Postpetition Events...........................31
                           b. The K-C Litigation and Claims -- Significant Postpetition Events...........................35
                           c. Rhonda Tracy Settlement....................................................................38
                  4. Claims Against Weyerhaeuser/Rule 2004 Discovery.....................................................39
                  5. Other Claims........................................................................................39
                  6. Litigation..........................................................................................39
           M. Annual Shareholders Meeting................................................................................39


IV. THE PLAN.............................................................................................................40
           A. General....................................................................................................40
           B. Funding of the Plan........................................................................................40
           C. Method of Classification of Claims and Interests and General Provisions....................................41
                  1. General Rules of Classification.....................................................................41
                  2. Bar Date for Fee Claims.............................................................................41
           D. Treatment of Claims and Interests..........................................................................42
           E. Paragon's Restructuring and Discharge......................................................................42
                  1. New Securities......................................................................................42
                  2. Exemption from Certain Transfer Taxes...............................................................43
                  3. Release of Liens and Perfection of Liens............................................................44
                           a. Procedures for Releasing of Liens..........................................................44
                           b. Entitlement to Distributions Pending Release...............................................44
                  4. Discharge of the Debtor.............................................................................44
                  5. Preservation of Insurance...........................................................................44
           F. Distributions and Implementation of the Plan...............................................................45
                  1. Timing of Distributions.............................................................................45

                                      (ii)
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

                  2. Manner of Payment...................................................................................45
                  3. Persons Deemed Holders of Registered Securities.....................................................45
                  4. Compliance with Tax Requirements....................................................................45
                  5. Set-Offs45
                  6. De Minimis Distributions............................................................................45
                  7. Periodic Distributions to Holders of Allowed Unsecured Claims and
                      Allowed Old Common Stock Interests.................................................................46
                  8. Initial Distributions to the Holders of Subsequently
                      Allowed Unsecured Claims and Allowed Interests.....................................................46
                  9. Subsequent Periodic Distributions to Holders of Previously Allowed
                       Claims and Previously Allowed Interests...........................................................46
                  10. Final Distribution.................................................................................47
                  11. Distributions on Disputed Claims...................................................................47
                  12. Disbursement of Funds and Delivery of New Securities...............................................47
                  13. Fractional Cents...................................................................................47
                  14. Fractional Securities..............................................................................47
                  15. Disputed Payments..................................................................................48
                  16. Unclaimed Property.................................................................................48
                  17. Withholding Taxes..................................................................................48
           G. Executory Contracts and Unexpired Leases...................................................................48
                  1. Assumption or Rejection.............................................................................48
                  2. Cure of Defaults Upon Assumption....................................................................49
                  3. Rejection Damage Claims.............................................................................49
                  4. Objections..........................................................................................49
                  5. Bar Date For Rejection Damage Claims................................................................50
                  6. Deemed Consents.....................................................................................50
           H. Waivers, Releases and Indemnification......................................................................50
                  1. Discharge of Debtor.................................................................................50
                  2. Complete Satisfaction...............................................................................50
                  3. Release of Debtor...................................................................................51
                  4. Exoneration.........................................................................................51
                  5. Indemnification.....................................................................................51
                  6. Release of Committee Members........................................................................52
                  7. Enforceability of Releases..........................................................................52
                  8. Additional Releases.................................................................................52
                  9. Injunction..........................................................................................53
                  10. Terms of Injunctions or Stays......................................................................53
           I. Disputed Claims, Disputed Interests, Estimation, Reserves and Miscellaneous
               Distribution Provisions...................................................................................53
                  1. Objections to Claims................................................................................53
                  2. Estimated Claims Schedule...........................................................................53
                  3. Estimation Order....................................................................................53
                  4. No Recourse to Reorganized Paragon..................................................................54
                  5. Disputed Claims Reserves............................................................................54
                  6. Fluctuation in Value of Securities..................................................................54
                  7. Voting of Certain New Common Stock..................................................................55
                  8. Returned Distributions..............................................................................55
                  9. Estimation of Claims................................................................................55
                  10. Amendments of Claims...............................................................................55

                                     (iii)
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

                  11. Avoidance Actions/Claims...........................................................................55
                  12. Compromise of Controversies........................................................................56
           J. Post-Effective Date Management and Operation of Reorganized Paragon........................................56
                  1. Provisions For Management...........................................................................56
                  2. Corporate Action....................................................................................58
           K. Conditions to Confirmation and Consummation................................................................58
                  1. Conditions Precedent to Confirmation................................................................58
                  2. Conditions Precedent to Consummation................................................................59
                  3. Waiver of Conditions................................................................................59
                  4. Mootness............................................................................................59
                  5. Withdrawal of the Plan..............................................................................60
           L. Retention of Jurisdiction..................................................................................60
           M. Additional Provisions......................................................................................62
                  1. Severability........................................................................................62
                  2. Confirmation Order..................................................................................62
                  3. Interpretation, Rules of Construction, Computation of Time, and Choice of Law.......................62
                  4. No Admissions.......................................................................................62
           N. Investigation, Prosecution and/or Settlement of Litigation Claims..........................................62


V. CONFIRMATION OF THE PLAN..............................................................................................68
           A. Introduction...............................................................................................68
           B. Voting Procedures and Standards............................................................................68
           C. Acceptance.................................................................................................69
           D. Confirmation and Consummation..............................................................................69
                  1. Best Interests of Holders of Claims and Interests...................................................71
                  2. Financial Feasibility...............................................................................71
                  3. Acceptance by Impaired Classes......................................................................72
                  4. Cram Down...........................................................................................72
                  5. Classification of Claims and Interests..............................................................73


VI. CONTINUED EXISTENCE OF THE DEBTOR....................................................................................73
           A. Reorganized Paragon........................................................................................73
           B. Value of Reorganized Paragon, and the New Common Stock, New Notes and Warrants
               to be Issued under the Plan...............................................................................74


VII. CERTAIN RISK FACTORS TO BE CONSIDERED...............................................................................74
           A. The Wellspring Stock Purchase Agreement....................................................................74
           B. Industry Conditions and Financial Condition of Reorganized Paragon.........................................75
           C. Competition................................................................................................76
           D. Bankruptcy Risks...........................................................................................77
                  1. Objection to Classifications........................................................................77
                  2. Risk of Nonconfirmation of the Plan.................................................................77
                  3. Potential Effect of Bankruptcy on Certain Relationships.............................................78
           E. No Assurance that a Public Market for the Securities Will Develop..........................................78
           F. Uncertainties of and Fluctuations of Market Prices.........................................................78
           G. Liquidity Risks -- Restrictions on Transfer................................................................78
           H. Risk that Distributions Will Be Less than Estimated by the Debtor..........................................79
           I. Litigation Risks...........................................................................................79

                                      (iv)
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

           J. Environmental Regulation Issues............................................................................79


VIII. SECURITIES LAW MATTERS.............................................................................................80
           A. Initial Issuance of New Common Stock, New Notes and Warrants Under the Plan................................80
           B. Resale of Securities.......................................................................................81


IX. CERTAIN FEDERAL INCOME TAX CONSEQUENCES..............................................................................82
           A. Federal Income Tax Consequences to the Debtor..............................................................83
           B. Federal Income Tax Treatment on Post Reorganization Estate.................................................83
           C. Federal Income Tax Consequences to Claims and Interest Holders.............................................85
                  1. Generally...........................................................................................85
                  2. Claims Holders Receiving Only Cash or Certain Other Property........................................85
                  3. Claims Holders Receiving Cash, New Notes, and New Stock.............................................85
                  4. Claims Holders Receiving Stock and Cash.............................................................88
                  5. Interest Holders Receiving Warrants and Cash........................................................89
                  6. Wellspring Rights Offering..........................................................................90
                  7. Receipt of Interest.................................................................................90


X. CONCLUSION............................................................................................................92



EXHIBITS
Debtor's Plan of Reorganization...........................................................................................A
List of Members of the Creditors' Committee...............................................................................B
List of Members of the Equity Committee...................................................................................C
Voting Procedures Order...................................................................................................D
Liquidation Analysis......................................................................................................E
Schedule of Ordinary Course Professionals Retained by the Debtor..........................................................F
Financial Projections and Valuation (Wellspring Stock Purchase Agreement Consummated).....................................G
Financial Projections and Valuation (Wellspring Stock Purchase Agreement Not Consummated).................................H


                                      (v)

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I        INTRODUCTION AND SUMMARY

                  The following introduction and summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and notes thereto appearing elsewhere in this Disclosure Statement and the exhibits hereto. References herein to a "fiscal" year refers to the fiscal year of Paragon Trade Brands, Inc. ("Paragon" or the "Debtor") ended the last day of the fiscal year so indicated. All capitalized terms used but not defined in this Disclosure Statement have the meanings ascribed to such terms in the Plan, a copy of which is annexed hereto as Exhibit A.

         A.       GENERAL

                  Paragon filed its voluntary petition for relief under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code") on January 6, 1998 (the "Petition Date"). Since that time, Paragon has continued in the possession of its properties and in the management and operation of its business as a debtor in possession pursuant to sections 1107 and 1108 of the Bankruptcy Code. On January 16, 1998, the United States Trustee for the Northern District of Georgia (the "United States Trustee") appointed an Official Committee of Unsecured Creditors (the "Creditors' Committee"). A list of the current members of the Creditors' Committee is annexed hereto as Exhibit B. On November 2, 1998, the United Sates Trustee appointed an Official Committee of Equity Interest Holders (the "Equity Committee"). A list of the current members of the Equity Committee is annexed hereto as Exhibit C.

                  The Plan is being jointly proposed by Paragon and the Creditors' Committee (together, the "Proponents"). Paragon submits this Disclosure Statement (the "Disclosure Statement") pursuant to section 1125 of the Bankruptcy Code in connection with the solicitation of acceptances of the Plan. As a Plan Proponent, the Creditors' Committee strongly supports confirmation of the Plan and urges holders of Unsecured Claims to vote in favor of the Plan. The Equity Committee also strongly supports confirmation of the Plan and urges holders of Old Common Stock Interests to vote in favor of the Plan.

                  Under the Plan, Paragon will be reorganized either (a) through the consummation of a stock purchase agreement (the "Wellspring Stock Purchase Agreement") with PTB Acquisition Company LLC, a wholly-owned subsidiary of Wellspring Capital Management LLC ("Wellspring"), and the distribution of the proceeds thereof to fund certain distributions under the Plan, or (b) alternatively, on a stand-alone plan of reorganization basis. If all of the conditions to the Wellspring Stock Purchase Agreement are satisfied or waived, Paragon will not proceed on a stand-alone plan of reorganization basis.

                  In the event that the Wellspring Stock Purchase Agreement is consummated, holders of Allowed Unsecured Claims will receive Distributions in amounts equal to their Pro Rata Share of Cash and New Notes, and the right to participate in the Wellspring Rights Offering, and holders of Allowed Old Common Stock Interests will receive their Pro Rata Share of the Interest Holders' New Common Stock Amount, the right to participate in the Wellspring Rights Offering (to the extent all such rights are not exercised by holders of Allowed Unsecured Claims in the Wellspring Rights Offering), and the Warrants. (Pursuant to the Wellspring Stock Purchase Agreement, Wellspring will purchase 98.5% (subject to reduction with respect to any New Common Stock issued under the TEEP Retention Plan and any New Common Stock distributed in accordance with the Wellspring Rights Offering) of the New Common Stock to be issued and outstanding on the Effective Date for a purchase price equal to $10.00 per share of New Common Stock, or approximately $117.1 million in Cash in the aggregate.) If the Wellspring Stock Purchase Agreement is not consummated and Paragon is reorganized on a stand-alone basis under the Plan, holders of Allowed Unsecured Claims will receive Distributions in amounts equal to their Pro Rata Share of the Unsecured Creditor New Common Stock and holders of Allowed Old Common Stock Interests will receive their Pro Rata Share of the Interest Holders' New Common Stock Amount and the Warrants. Whether or not the Wellspring Stock Purchase Agreement is consummated, holders of Allowed Unsecured Claims and holders of Allowed Old Common Stock Interests also will receive such portion of the

Litigation Proceeds, if any, as is allocable to such Claims and Interests in accordance with the provisions of the Plan. Parties are referred to Section I.G and IV.D hereof and Article VI of the Plan for a more detailed description of the treatment to be afforded Allowed Claims and Allowed Interests under the Plan. Section 7.5 of the Plan sets forth the circumstances in which the different plan alternatives set forth in this paragraph will be pursued.

         B.       THE SOLICITATION

                  On August 24, 1999, Paragon filed a plan of reorganization dated as of such date with the Bankruptcy Court. Simultaneously therewith, Paragon filed a disclosure statement dated August 24, 1999 with the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code. On October 15, 1999, the Proponents filed the First Amended Plan of Reorganization, dated October 15, 1999, which amended the August 24, 1999 plan of reorganization, and the Debtor filed the related Disclosure Statement for First Amended Plan of Reorganization, dated October 15, 1999. On November 15, 1999, the Proponents filed the Plan, which amends the October 15, 1999 First Amended Plan of Reorganization, and the Debtor filed this Disclosure Statement with the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code and in connection with the solicitation of acceptances (the "Solicitation") with respect to the Plan.

                  On November 18, 1999, the Bankruptcy Court determined that this Disclosure Statement contains "adequate information" in accordance with section 1125 of the Bankruptcy Code. Pursuant to section 1125(a)(1) of the Bankruptcy Code, "adequate information" is defined as "information of a kind, and in sufficient detail, as far as reasonably practicable in light of the nature and history of the debtor and the condition of the debtor's books and records, that would enable a hypothetical reasonable investor typical of holders of claims or interests of the relevant class to make an informed judgment about the plan . . ." 11 U.S.C. ss. 1125(a)(1).

         C.       VOTING

                  Pursuant to applicable provisions of the Bankruptcy Code, only classes of claims against or equity interests in a debtor that are impaired within the meaning of section 1124 of the Bankruptcy Code ("Impaired") and that may receive distributions under the terms and provisions of a chapter 11 plan are entitled to vote to accept or reject such plan.

                  Under the Plan, holders of Allowed Claims in Classes 3A and 3B and holders of Allowed Old Common Stock Interests in Class 4A (the "Voting Classes") are treated as Impaired and entitled to vote on the Plan. Holders of Interests in Class 4B, who will receive no Distribution under the Plan, are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code and are not entitled to vote. Claims in Classes 1 and 2 and Allowed Administrative Claims, Fee Claims, Priority Tax Claims and DIP Claims are not Impaired under the Plan and thus holders of Claims in such Classes and categories are presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and are not entitled to vote. For a description of the Classes of Claims and Interests and their treatment under the Plan, see Article III of the Plan ("Identification of Classes of Claims and Interests Impaired and Not Impaired by the Plan") and Section I.G ("Summary of Classification and Treatment Under Plan") below.

                  The rules and procedures for soliciting and tabulating votes for and against the Plan are set forth in a voting procedures order dated November 18, 1999 (the "Voting Procedures Order"). A copy of the Voting Procedures Order is annexed hereto as Exhibit D.

                  Some holders of Claims and Interests might hold Claims and/or Interests in more than one Impaired Class. Such holders must vote each such Claim or Interest separately in the appropriate Class. Such holders will receive a separate ballot (a "Ballot") for each Claim and/or Interest in each Class (in accordance with Paragon's records) and should complete and sign each Ballot separately. For most holders of Claims and Interests in Impaired Classes, the Ballot enclosed with the Disclosure Statement has been encoded with the amount of such holder's Allowed Claim or Allowed Interest for voting purposes and the Class to which the Claim or Interest has been attributed.

                  Pursuant to the terms and conditions of the Wellspring Rights Offering Procedures annexed to the Plan as Exhibit D, each holder of a Class 3A Claim whose claim is allowed for voting purposes may elect to subscribe up to an amount equal to its pro rata share (as determined in accordance with the Wellspring Rights Offering Procedures) of rights, which rights consist of the right to purchase up to 35% of the issued and outstanding shares of New Common Stock as of the Effective Date. In addition, each holder of an Allowed Old Common Stock Interest shall have the right to subscribe to any rights not exercised by holders of Class 3A Claims pursuant to the Wellspring Rights Offering Procedures. The ability to receive additional shares of New Common Stock pursuant to the Wellspring Rights Offering is conditioned upon consummation of the Wellspring Stock Purchase Agreement. PLEASE REFER TO EXHIBIT D TO THE PLAN FOR THE TERMS AND CONDITIONS OF THE WELLSPRING RIGHTS OFFERING PROCEDURES.

                  THE BANKRUPTCY COURT HAS FIXED JANUARY 7, 2000, AT 5:00 P.M. (ATLANTA, GEORGIA TIME) AS THE "VOTING RECORD DATE." ONLY PERSONS WHO HOLD CLAIMS OR INTERESTS ON THE VOTING RECORD DATE ARE ENTITLED TO RECEIVE A COPY OF THIS DISCLOSURE STATEMENT AND ALL OF THE RELATED MATERIALS. ONLY PERSONS WHO HOLD CLAIMS OR INTERESTS THAT ARE IMPAIRED UNDER THE PLAN AND ARE NOT DEEMED TO HAVE REJECTED THE PLAN ARE ENTITLED TO VOTE WHETHER TO ACCEPT THE PLAN.

                  The Ballots have been specifically designed for the purpose of soliciting votes on the Plan from each Class entitled to vote with respect thereto. Accordingly, in voting on the Plan, please use only the Ballot sent to you with this Disclosure Statement. Except as set forth below, please complete and sign your Ballot and return it in the enclosed pre-addressed envelope to the Debtor's "Balloting Agent":

If sent by regular mail, to:                   If sent by overnight mail, to:

Bankruptcy Services LLC                        Bankruptcy Services LLC (Paragon
Paragon Plan Voting Center                     Plan Voting Center)
P.O. Box 5159                                  70 East 55th Street
FDR Station                                    6th Floor
New York, NY 10150-5159                        New York, New York 10022


                  UNLESS OTHERWISE PROVIDED IN THE VOTING PROCEDURES ORDER, ALL PROPERLY COMPLETED BALLOTS RECEIVED BY THE BALLOTING AGENT PRIOR TO 5:00 P.M. (ATLANTA, GEORGIA TIME) ON JANUARY 7, 2000 (THE "VOTING DEADLINE"), WILL BE COUNTED FOR PURPOSES OF DETERMINING WHETHER EACH CLASS OF IMPAIRED CLAIMS AND INTERESTS ENTITLED TO VOTE THEREON HAS ACCEPTED THE PLAN. ANY BALLOTS RECEIVED AFTER THE VOTING DEADLINE WILL NOT BE COUNTED, UNLESS OTHERWISE ORDERED BY THE BANKRUPTCY COURT. The Balloting Agent will prepare and File with the Bankruptcy Court a certificate of the results of the balloting with respect to the Plan on a Class-by-Class basis.

                  In accordance with Bankruptcy Rule 3017(d), the Debtor will send Ballots to transfer agents, registrars, servicing agents, or other intermediaries holding Old Common Stock Interests for or acting on behalf of record holders of such Interests (collectively, the "Intermediaries"). Each Intermediary shall be entitled to receive, upon request submitted to the Debtor, a reasonably sufficient number of copies of Ballots to distribute to the beneficial owners of the Old Common Stock Interests for which it is an Intermediary, and the Debtor shall be responsible for and pay each such Intermediary's reasonable costs and expenses associated with the distribution of Ballots to the beneficial owners of such Interests and tabulation of the Ballots. Additionally, each Intermediary shall receive Ballots returned by the beneficial owners of such Interests and shall tabulate and return the results to the Balloting Agent in a Summary Ballot by 5:00 p.m.

(Atlanta, Georgia time) on January 7, 2000, indicating the number of cast Ballots in the group of Interest holders for which it is an Intermediary. The Intermediaries must certify that each beneficial holder has not cast more than one vote for any purpose, even if such holder holds securities of the same type in more than one account.

                  IF YOUR VOTE IS BEING PROCESSED BY AN INTERMEDIARY, PLEASE ALLOW TIME FOR TRANSMISSION OF YOUR BALLOT TO SUCH INTERMEDIARY AND FROM THE INTERMEDIARY TO THE BALLOTING AGENT. IF YOU HAVE A QUESTION CONCERNING THE VOTING PROCEDURE, CONTACT THE APPLICABLE INTERMEDIARY. DO NOT RETURN YOUR SECURITIES WITH YOUR BALLOTS.

                  YOUR VOTE ON THE PLAN IS IMPORTANT. THE BANKRUPTCY CODE REQUIRES AS A CONDITION TO CONFIRMATION OF A PLAN OF REORGANIZATION THAT EACH CLASS THAT IS IMPAIRED UNDER SUCH PLAN VOTE TO ACCEPT SUCH PLAN, UNLESS THE "CRAM DOWN" PROVISIONS OF THE BANKRUPTCY CODE ARE EMPLOYED. SEE SECTION V.D.4, BELOW ("CRAM DOWN").

         D.       VOTE REQUIRED FOR ACCEPTANCE

                  The Bankruptcy Code defines acceptance of a plan by an Impaired class of claims as acceptance by holders of at least two-thirds in dollar amount, and more than one-half in number, of the claims of that class which actually cast ballots. The Bankruptcy Code defines acceptance of a plan by an Impaired class of equity interests as acceptance by holders of at least two-thirds in amount of the equity interests of that class that actually cast ballots. The vote of a holder of a claim or interest may be disregarded if the bankruptcy court determines, after notice and hearing, that the acceptance or rejection was not solicited or procured in good faith.

                  In addition to this voting requirement, section 1129 of the Bankruptcy Code requires that a plan be accepted by each holder of a claim or interest in an Impaired class or that the plan be found by the court to provide the holder with at least as much value on account of its claim or interest as it would receive if the debtor were liquidated under chapter 7 of the Bankruptcy Code. See the Debtor's liquidation analysis, annexed hereto as Exhibit E.

                  Confirmation of the Plan will make the Plan binding upon Paragon, holders of Claims against and Interests in Paragon and other parties in interest regardless of whether they have accepted the Plan, and such holders of Claims and/or Interests will be prohibited from receiving payment from, or seeking recourse against Reorganized Paragon or any assets that are distributed to other such holders of Claims and/or Interests under the Plan. In addition, Confirmation of the Plan will enjoin creditors and equity interest holders from taking a wide variety of actions on account of a debt, claim, liability, interest or right that arose prior to the Confirmation Date. As of the Effective Date of the Plan, Confirmation also will operate as a discharge of all Claims against and Interests in Paragon, to the fullest extent authorized by section 1141(d) of the Bankruptcy Code.

         E.       CONFIRMATION HEARING

                  THE BANKRUPTCY COURT WILL HOLD THE CONFIRMATION HEARING COMMENCING AT 10:00 A.M. (ATLANTA, GEORGIA TIME) ON JANUARY 13, 2000, AT THE UNITED STATES BANKRUPTCY COURT, COURTROOM 1204, RICHARD B. RUSSELL FEDERAL BUILDING, 75 SPRING STREET, S.W., ATLANTA, GEORGIA 30303. The Confirmation Hearing may be adjourned from time to time without further notice other than by announcement by the Proponents in the Bankruptcy Court on the scheduled date of such hearing. At the Confirmation Hearing, the Bankruptcy Court will (i) determine whether the requisite vote has been obtained for each Voting Class,
(ii) hear and determine objections, if any, to confirmation of the Plan that have not been previously disposed of, (iii) determine whether the Plan meets the confirmation requirements of the Bankruptcy Code and (iv) determine whether to confirm the Plan.

                  Any objection to confirmation of the Plan must be in writing and Filed and served as required by the Bankruptcy Court pursuant to the order approving the Disclosure Statement, a copy of which accompanies this Disclosure Statement. Specifically, all objections to the confirmation of the Plan must be served in a manner so as to be received on or before January 7, 2000 at 4:45 p.m. (Atlanta, Georgia time) by: (a) Willkie Farr & Gallagher, special reorganization counsel for the Debtor, 787 Seventh Avenue, New York, New York 10019, Attention: Myron Trepper, Esq. and Paul V. Shalhoub, Esq., and (b) counsel to the Official Committee of Unsecured Creditors, O'Melveny & Myers, 153 East 53rd Street, New York, New York 10022, Attention: Joel Zweibel, Esq. and Adam Harris, Esq.

         F.       EFFECTIVE DATE OF THE PLAN

                  The Plan will not be consummated immediately upon confirmation, but only upon the Effective Date. The Effective Date will not occur unless various conditions to confirmation and consummation are satisfied (or waived pursuant to, and in accordance with, the terms of the Plan). Certain of the conditions to confirmation and consummation may be waived by the Proponents, with the consent of P&G, K-C and/or Wellspring. There is no assurance that the Proponents would waive any of such conditions, or that P&G, K-C and/or Wellspring would consent to such waiver. The Confirmation Order may be vacated if the conditions to the Effective Date are not timely met or waived.

                  Because of the conditions to the Effective Date provided in the Plan, a delay may occur between confirmation of the Plan and the Effective Date. There is no assurance that the conditions to the Effective Date will be fulfilled, or that any condition which is not fulfilled will in fact be waived. The Plan provides that it is a condition to the Effective Date of the Plan that each of the conditions set forth in Sections 14.2 and 14.3 the Plan has been satisfied or waived in accordance with Section 14.4 of the Plan.

                  The implementation of the Plan includes certain risks and, similarly, the business in which Paragon operates is and will continue to be engaged involves certain risks. For a discussion of these risks, see Section VII ("Certain Risk Factors to be Considered") below.

         G.       SUMMARY OF CLASSIFICATION AND TREATMENT UNDER THE PLAN

                  The following table sets forth a brief summary of the classification and treatment of Claims and Interests under the Plan. The information set forth in the tables is for convenience of reference only. Each holder of a Claim or Interest should refer to Articles IV ("Classification of Claims and Treatment"), V ("Provisions for Allowance, Treatment and Payment of Administrative Claims and Priority Tax Claims") and VI ("Treatment of Classes of Allowed Claims and Allowed Interests") of the Plan, and Section IV.D ("Treatment of Claims and Interests") below, for a complete description of the classification and treatment of Claims and Interests provided under the Plan.




              TYPE OF CLAIM OR        ESTIMATED
              STOCK INTEREST          ALLOWABLE
                                      AMOUNT          TREATMENT UNDER THE PLAN
N/A           Allowed                 $15,251,000     Unless otherwise provided for in the Plan, each holder of an Allowed
              Administrative Claims                   Administrative Claim shall receive Cash equal to 100% of the unpaid amount of such Allowed Administrative Claim on or as soon as reasonably practicable after the later of: (a) the Effective Date; (b) the first
                                                      Business Day after the date that is thirty (30) calendar days after the date such Administrative Claim becomes an Allowed Claim; or (c) such other date established pursuant to the terms of any Final Order of the Bankruptcy Court, which may include the Confirmation Order. Holders of Allowed Administrative
                                                      Claims shall be limited to the consideration provided under the Plan and shall have no recourse to Reorganized Paragon for any pre-Confirmation Date
                                                      Administrative Claims against the Debtor. Notwithstanding the two immediately preceding sentences, Allowed Administrative Claims for goods sold or services rendered representing liabilities incurred by the Debtor in the ordinary course of business during the Chapter 11 Case shall be paid by Reorganized
                                                      Paragon in the ordinary course of business in accordance with the terms and conditions of any agreements, understandings, or trade terms relating thereto, or pursuant to the terms of a Final Order of the Bankruptcy Court, which may include the Confirmation Order. Notwithstanding the foregoing, the holder of an Allowed Administrative Claim may receive such other, less favorable treatment as may be agreed upon by such holder and the Debtor or
                                                      Reorganized Paragon, as applicable.

N/A           Allowed DIP Claims      $80,000         On the Effective Date, the DIP Bank Agent shall be paid 100% of the unpaid non-contingent amounts of the Allowed DIP Claims and such Claims otherwise shall be treated pursuant to the terms of the DIP Credit Agreement. Upon payment or satisfaction in full of the Allowed DIP Claims, the DIP Credit
                                                      Agreement shall be deemed terminated and the obligations or rights issued or granted pursuant thereto shall be canceled, subject in all respects to any carve-out provided in the Bankruptcy Court order approving the DIP Credit
                                                      Agreement on a final basis. On or as soon as reasonably practicable after the
                                                      Effective Date, all interest, fees, expenses and other charges that have accrued and are required to be paid pursuant to the terms of the DIP Credit
                                                      Agreement but have not been paid as of the Effective Date shall be paid
                                                      (subject to proration) to the DIP Bank Agent for distribution to those parties entitled to receive such interest, fees, expenses and other charges pursuant to the DIP Credit Agreement.


              TYPE OF CLAIM OR        ESTIMATED
              STOCK INTEREST          ALLOWABLE
                                      AMOUNT          TREATMENT UNDER THE PLAN
N/A           Allowed Fee Claims    $8,000,000        Each holder of a Fee Claim shall receive Cash from the Professional Fee
                                                      Reserve equal to 100% of the unpaid amount of such Fee Claim in such amounts as are allowed by the Bankruptcy Court (a) on the later of (i) the Effective
                                                      Date, and (ii) a date which is no later than five (5) Business Days after the entry of an order of the Bankruptcy Court allowing such Fee Claim, or (b)
                                                      upon such other less favorable terms as may be mutually agreed upon between such holder of a Fee Claim and the Debtor or Reorganized Paragon, as
                                                      applicable. In the event that the aggregate amount of all Fee Claims allowed by the Bankruptcy Court is less than the Professional Fee Reserve, the excess shall be allocated and made available for Distribution to holders of Allowed
                                                      Unsecured Claims in accordance with the terms of the Plan. In the event that the aggregate amount of all Fee Claims allowed by the Bankruptcy Court is more than the Professional Fee Reserve, the deficiency shall be withdrawn from the Class 3A Disputed Claims Reserve for payment to the holders of
                                                      Allowed Fee Claims.

N/A           Allowed Priority Tax    $1,315,000      Payment. Each holder of an Allowed Priority Tax Claim shall receive, Claims
              Claims                                  at the option of the Debtor or, on and after the Effective Date, Reorganized
                                                      Paragon, either (i) Cash equal to 100% of the unpaid amount of such Allowed
                                                      Claim on or as soon as reasonably practicable after the later of (A) the
                                                      Effective Date, or (B) the first Business Day after the date that is thirty
                                                      (30) calendar days after the date such Priority Tax Claim becomes an Allowed
                                                      Claim, or (ii) annual Cash payments commencing on or as soon as reasonably practicable after the later to occur of the Effective Date and the date on which such Priority Tax Claim becomes an Allowed Claim, over a period not exceeding six (6) years after the date of assessment of such Allowed Priority
                                                      Tax Claim, together with interest (payable quarterly in arrears) on the unpaid balance of such Allowed Priority Tax Claim at a per annum rate equal to the federal judgment statutory rate as of the Effective Date. Allowed
                                                      Priority Tax Claims may be prepaid, at any time, without penalty. Any Claim or demand for a penalty relating to an Allowed Priority Tax Claim shall be
                                                      Disallowed pursuant to the Plan, and the holder of an Allowed Priority Tax
                                                      Claim shall not assess or attempt to collect such penalty from the Debtor, the Estate, Reorganized Paragon or its property. Holders of Allowed Priority
                                                      Tax Claims shall be limited to the consideration provided under the Plan and shall have no recourse to Reorganized Paragon for any pre-Confirmation Date
                                                      Priority Tax Claims against the Debtor. Notwithstanding the foregoing, the holder of an Allowed Priority Tax Claim may receive such other, less favorable treatment as may be agreed upon by the claimant and the Debtor or
                                                      Reorganized Paragon, as applicable.

                                                      Release of Security Interests. All liens, security interests and like encumbrances of a holder of an Allowed Priority Tax Claim on property of the
                                                      Debtor or the Estate respecting such Claim shall be deemed released pursuant to the Plan as of the Effective Date, and shall not attach to Reorganized
                                                      Paragon's property.



              TYPE OF CLAIM OR        ESTIMATED
              STOCK INTEREST          ALLOWABLE
                                      AMOUNT          TREATMENT UNDER THE PLAN
1             Secured Claims          $500,000        Payment. On or as soon as reasonably practicable after the later of (i) the
                                                      Effective Date, or (ii) the first Business Day after the date that is thirty
                                                      (30) calendar days after the date such Secured Claim becomes an Allowed
                                                      Claim, each holder of an Allowed Secured Claim shall receive, at the election of the Debtor or Reorganized Paragon, as applicable, one of the following distributions: (1) Cash equal to 100% of the unpaid amount of such Allowed
                                                      Secured Claim; (2) the proceeds of the sale or disposition of the property securing such Allowed Secured Claim to the extent of the value of such holder's interest in such property; (3) the surrender to the holder of such
                                                      Allowed Secured Claim of the property securing such Claim; (4) such treatment that leaves unaltered the legal, equitable or contractual rights of the holder of such Allowed Secured Claim; or (5) such other distribution as shall be necessary to leave the holder of such Secured Claim Unimpaired and to satisfy the requirements of chapter 11 of the Bankruptcy Code. The manner and treatment of each Allowed Secured Claim shall be determined by the Debtor, in its discretion, on or before the Effective Date, or by Reorganized Paragon, after the Effective Date, and upon notice to the holder of such Secured
                                                      Claim. To the extent a Claim is partially an Allowed Secured Claim based on an offset right and partially an Allowed Claim of another type, (x) the portion of such Claim that is a Secured Claim shall be equal to the amount of the allowed, liquidated, nondisputed, noncontingent claim owing to the Debtor as to which a valid setoff right exists, and (y) the remainder of such Claim shall be classified in another relevant Class to the extent of the excess. If a Claim is a fully Secured Claim based on an offset right, the allowance of such Claim shall not affect any obligations or liabilities due and payable
                                                      (at such time) to the Debtor that is in an amount in excess of the amount offset and the payment, in full and in Cash, of all amounts due and owing as of the Effective Date to the Debtor and the turnover of any property of the
                                                      Debtor held by such claimant on account of any unliquidated, disputed or contingent right of setoff shall be a precondition to the allowance of such
                                                      Secured Claim. Notwithstanding the foregoing, the holder of an Allowed
                                                      Secured Claim may receive such other less favorable treatment as may be agreed to by such holder and the Debtor or Reorganized Paragon, as applicable.

                                                      Release of Security Interests. Unless an Allowed Secured Claim is treated pursuant to Section 6.1(a)(4) of the Plan, all liens, security interests and like encumbrances of a holder of an Allowed Secured Claim on property of the
                                                      Debtor or the Estate respecting such Claim shall be deemed released pursuant to the Plan as of the Effective Date, and shall not attach to Reorganized
                                                      Paragon's property.

2             Priority Non-Tax        $0              On or as soon as reasonably practicable after the later of (a) the Claims
                Claims                                Effective Date, and (b) the first Business Day after the date that is thirty
                                                      (30) calendar days after the date such Priority Non-Tax Claim becomes an
                                                      Allowed Claim, each holder of an Allowed Priority Non-Tax Claim shall be entitled to receive payment, in Cash, in an amount equal to 100% of the unpaid amount of its Allowed Priority Non-Tax Claim. Notwithstanding the
                                                      foregoing, the holder of an Allowed Priority Non-Tax Claim may receive such other less favorable treatment as may be agreed to by such holder and the
                                                      Debtor or Reorganized Paragon, as applicable.


              TYPE OF CLAIM OR        ESTIMATED
              STOCK INTEREST          ALLOWABLE
                                      AMOUNT          TREATMENT UNDER THE PLAN
3A            Unsecured Claims        $398,808,000    (a) Treatment if the Wellspring Stock Purchase Agreement is Consummated. If
                                                      the Wellspring Stock Purchase Agreement has been consummated, then, on or as soon as reasonably practicable after the Initial Distribution Date, each
                                                      Periodic Distribution Date thereafter and the Final Distribution Date, each holder of an Allowed Unsecured Claim in Class 3A shall receive on account of such Allowed Unsecured Claim, in accordance with Article XI of the Plan, (i)
                                                      such holder's Pro Rata Share of (1) the Wellspring Investment Amount (minus the sum of $1,094,500.00 in Cash plus the amount of Cash used to make
                                                      Distributions to Class 3B (Convenience Claims)), and subject to reduction as to any holder as a result of such holder's exercise of rights pursuant to the
                                                      Wellspring Rights Offering), (2) the New Notes, and (3) that portion of
                                                      Litigation Proceeds allocable to holders of Allowed Unsecured Claims under the Plan, and (ii) any New Common Stock properly subscribed for by such holder under the Wellspring Rights Offering pursuant to Section 9.22 of the
                                                      Plan. For purposes of determining the Litigation Proceeds which are allocable to holders of Allowed Unsecured Claims: (a) with respect to Litigation Claims against Weyerhaeuser and Pope & Talbot, 25% of the Litigation Proceeds shall be allocable to holders of Allowed Unsecured Claims as and when such
                                                      Litigation Proceeds are received, with the remainder of the Litigation
                                                      Proceeds being available for Distributions to holders of Allowed Old Common
                                                      Stock Interests; and (b) with respect to Litigation Claims against Oracle
                                                      Corporation and/or Andersen Consulting LLP, 50% of the Litigation Proceeds
                                                      shall be allocable to holders of Allowed Unsecured Claims and 50% of the
                                                      Litigation Proceeds shall be allocable to holders of Allowed Old Common Stock
                                                      Interests. Notwithstanding anything to the contrary herein, once the holders of Allowed Unsecured Claims receive payment in full (including postpetition interest to the extent provided under Section 7.4 of the Plan), any
                                                      Litigation Proceeds which would otherwise be distributed to the holders of such Claims shall be distributed pro rata to the holders of Allowed Old
                                                      Common Stock Interests pursuant to Section 6.5 of the Plan.

                                                      (b) Treatment if the Wellspring Stock Purchase Agreement is Not Consummated.
                                                      If the Wellspring Stock Purchase Agreement is not executed, or is executed and is terminated or not consummated, then, on or as soon as reasonably practicable after the Initial Distribution Date, each Periodic Distribution
                                                      Date thereafter and the Final Distribution Date, each holder of an Allowed
                                                      Unsecured Claim in Class 3A shall receive on account of such Allowed
                                                      Unsecured Claim, in accordance with Article XI of the Plan, such holder's Pro
                                                      Rata Share of the Unsecured Claims Distribution Pool then available for
                                                      Distribution. For purposes of determining the Litigation Proceeds which are part of the Unsecured Claims Distribution Pool: (a) with respect to
                                                      Litigation Claims against Weyerhaeuser and Pope & Talbot, 25% of the
                                                      Litigation Proceeds shall be deposited in the Unsecured


              TYPE OF CLAIM OR        ESTIMATED
              STOCK INTEREST          ALLOWABLE
                                      AMOUNT          TREATMENT UNDER THE PLAN

                                                      Claims Distribution Pool as and when such Litigation Proceeds are received, with the remainder of the Litigation Proceeds being available for
                                                      Distributions to holders of Allowed Old Common Stock Interests; and (b) with respect to Litigation Claims against Oracle Corporation and/or Andersen
                                                      Consulting LLP, 50% of the Litigation Proceeds shall be deposited in the
                                                      Unsecured Claims Distribution Pool and 50% of the Litigation Proceeds shall be available for distributions to holders of Allowed Old Common Stock
                                                      Interests. Notwithstanding anything to the contrary herein, once the holders of Allowed Unsecured Claims receive payment in full (including postpetition interest to the extent provided under Section 7.4 of the Plan), any
                                                      Litigation Proceeds which would otherwise be distributed to the holders of such Claims or deposited in the Unsecured Claims Distribution Pool shall be distributed pro rata to the holders of Allowed Old Common Stock Interests pursuant to Section 6.5 of the Plan.


3B            Convenience Claims      $1,600,000      Treatment. On or as soon as reasonably practicable after the later of (i) the
                                                      Effective Date, and (ii) the first Business Day after the date that is thirty
                                                      (30) calendar days after such Convenience Claim becomes an Allowed Claim, each holder of an Allowed Convenience Claim shall receive Cash equal to fifty percent (50%) of the unpaid amount of such Allowed Claim.

                                                      Election of Treatment. Any holder of an Allowed Unsecured Claim whose Allowed
                                                      Unsecured Claim is equal to or less than five thousand dollars ($5,000.00)
                                                      shall receive Convenience Claim treatment of its Allowed Claim in full settlement, satisfaction, release and discharge of such Allowed Claim. Any holder of an Allowed Unsecured Claim whose Allowed Unsecured Claim is more than five thousand dollars ($5,000.00) but not more than ten thousand dollars
                                                      ($10,000.00), and who timely elects to reduce the amount of such Allowed
                                                      Claim to five thousand dollars ($5,000.00) in accordance with the terms of the Plan, also shall receive Convenience Claim treatment of its Allowed
                                                      Claim, as so reduced, in full settlement, satisfaction, release and discharge of such Allowed Claim. No holder of an Allowed Unsecured Claim in excess of ten thousand dollars ($10,000.00) shall be entitled to elect Convenience
                                                      Claim treatment under Section 6.4(a) of the Plan with respect to such Allowed
                                                      Unsecured Claim. Election of treatment in Class 3B must be made on such holder's Ballot and be received by the Debtor on or prior to the Plan Voting
                                                      Deadline. Any election of Convenience Claim treatment made after the Plan
                                                      Voting Deadline shall not be binding upon the Debtor or Reorganized Paragon unless the Plan Voting Deadline is expressly waived, in writing, by the
                                                      Debtor or Reorganized Paragon, as applicable, with the consent of the
                                                      Creditors' Committee. The exercise of such an election shall in no way preclude the Debtor, Reorganized Paragon or other parties in interest from objecting to the Claim.


              TYPE OF CLAIM OR        ESTIMATED
              STOCK INTEREST          ALLOWABLE
                                      AMOUNT          TREATMENT UNDER THE PLAN

4A            Old Common Stock        N/A             On or as soon as reasonably practicable after the Initial Distribution Date,
              Interests                               each Periodic Distribution Date thereafter and the Final Distribution Date, each holder of an Allowed Old Common Stock Interest shall be entitled to receive, in accordance with Article XI of the Plan, (a) such holder's Pro
                                                      Rata Share of (i) the Interest Holders' New Common Stock Amount, (ii) the
                                                      Warrants and (iii) that portion of the Litigation Proceeds allocable to holders of Allowed Old Common Stock Interests under the Plan, and (b) any New
                                                      Common Stock properly subscribed for by any such holder under the Wellspring
                                                      Rights Offering pursuant to Section 9.22 of the Plan. For purposes of determining the Litigation Proceeds which are allocable to holders of Allowed
                                                      Old Common Stock Interests: (a) with respect to Litigation Claims against
                                                      Weyerhaeuser and Pope & Talbot, 25% of the Litigation Proceeds shall be deposited in the Unsecured Claims Distribution Pool as and when such
                                                      Litigation Proceeds are received, with the remainder of the Litigation
                                                      Proceeds being available for Distributions to holders of Allowed Old Common
                                                      Stock Interests; and (b) with respect to Litigation Claims against Oracle
                                                      Corporation and/or Andersen Consulting LLP, 50% of the Litigation Proceeds
                                                      shall be allocable to holders of Allowed Unsecured Claims as and when such
                                                      Litigation Proceeds are received and 50% of the Litigation Proceeds shall be available for Distribution to holders of Allowed Old Common Stock Interests.
                                                      On the Effective Date, all Old Common Stock Interests shall be deemed treated as set forth in Section 9.14(b) of the Plan.


4B            Old Stock Option        N/A             All Old Stock Option Interests shall be deemed canceled and the holders of
              Interests                               such Interests shall receive no Distribution of any kind under this Plan. On the Effective Date, all such Interests shall be deemed extinguished and the certificates representing such Interests shall be canceled and of no force and effect.





II.      HISTORICAL INFORMATION

         A.       BUSINESS

                  1.       GENERAL

                  Paragon is the leading manufacturer of store brand infant disposable diapers in the United States and, through Paragon Trade Brands (Canada), Inc. ("Paragon Canada"), a wholly-owned subsidiary, a leading marketer of store brand infant disposable diapers in Canada. Paragon's executive offices are located in Norcross, Georgia and, as of the Petition Date, it employed approximately 1,100 full-time employees, including approximately 910 employees at its five manufacturing facilities. (Paragon presently employs approximately 1,160 full-time employees, including approximately 940 employees at its four remaining manufacturing facilities.) Paragon manufactures a line of premium and economy diapers, training pants, feminine care and adult incontinence products which are distributed throughout the United States and Canada, primarily through grocery and food stores, mass merchandisers, warehouse clubs, toy stores and drug stores that market Paragon's products under their own store brand names. Paragon also has established international joint ventures in Mexico, Argentina, Brazil and China for the manufacture and sale of infant disposable diapers and other absorbent personal care products.

                  Paragon, previously a division of Weyerhaeuser Company ("Weyerhaeuser"), became a publicly held, independent company as a result of a public stock offering completed February 2, 1993 (the "Weyerhaeuser Spin-off"). Paragon acquired substantially all of the assets and liabilities of Weyerhaeuser's store brand diaper business in exchange for 10 million shares of stock and $35 million in cash. On February 9, 1996, Paragon completed the purchase of substantially all of the assets of the disposable diaper business of Pope & Talbot, Inc. ("Pope & Talbot"). The purchase price of $63.5 million was paid in a combination of cash and stock. In 1996, Paragon closed all the aspects of the acquired Pope & Talbot operations which were duplicative of its existing operations. Since then, Paragon has sold all or a majority of the acquired Pope & Talbot manufacturing facilities and equipment, including the Oneonta Facility and the Porterville Facility (each as defined and described below).

                  2.       PRODUCTS

                  Paragon manufactures several diaper product lines: a premium-quality Ultra line ("Ultra"), an economy line ("Economy") and a Supreme line ("Supreme"). Paragon also manufactures a line of training pants. Ultra diaper sales accounted for approximately 86 percent, 81 percent and 78 percent of Paragon's total unit sales in fiscal years 1998, 1997 and 1996, respectively. Economy diaper units represented approximately 7 percent, 9 percent and 12 percent of Paragon's total unit sales in fiscal years 1998, 1997 and 1996, respectively. The Supreme product represented approximately 4 percent, 5 percent and 4 percent of Paragon's total unit sales in fiscal years 1998, 1997 and 1996, respectively. Training pant sales represented approximately 4 percent of Paragon's total unit sales over the same periods.

                  Paragon's Ultra diaper combines fluff pulp with super-absorbent polymer ("SAP") in the absorbent inner core. SAP is significantly more absorbent and better able to retain liquids than fluff pulp. To enhance performance and appearance, the Ultra diaper incorporates a number of product features comparable to those introduced by the national branded manufacturers, P&G and K-C. Paragon now produces its Ultra diaper in six different sizes which are designed to fit babies better as they grow and develop. In late 1996 and 1997, Paragon introduced an improved Ultra diaper which incorporates a cloth-like backsheet and breathable side panels. In 1998, Paragon introduced further improvements to the Ultra diaper which incorporated stretch tabs and a hook and loop closure system.

                  The Economy diaper is designed to satisfy the needs of the more cost-conscious value segment shopper. Its absorbent pad contains fluff pulp and SAP. Its features also include a "tape landing zone" allowing for easy fitting and re-adjustment after fastening. Paragon produces the Economy diaper in three unisex sizes.

                  Paragon's Supreme diaper product is similar to its Ultra diaper but contains a premium absorbent core and parts of the outer cover and closer systems use premium materials.

                  Paragon's training pant is designed for use by children primarily during their transition from diapers. Paragon's training pant utilizes an absorbent core of fluff pulp and SAP and a cloth-like nonwoven outer cover. Paragon produces its training pant in two gender-specific sizes and two unisex sizes.

                  In 1996, Paragon began manufacturing a line of feminine care products that included ultra thin, maxi and super maxi pads, pantiliners, panty shields and regular and super absorbent tampons. In 1997, Paragon began manufacturing a line of adult incontinence products that includes guards, undergarments and bladder control pads. In 1998, Paragon curtailed its tampon manufacturing operations after experiencing greater-than-expected operating losses with respect to such products.

                  3.       PRODUCT DEVELOPMENT

                  To enhance Paragon's objective of providing its trade customers with premium-quality store brand disposable diapers and feminine care and adult incontinence products, Paragon devotes significant resources to market research and product design and development to enable it to improve product performance and consumer acceptance. Paragon believes that, other than the national branded manufacturers, it has the largest product development program of any manufacturer in the disposable diaper market. Paragon spent approximately $4.2 million, $5.1 million and $4.2 million on research and development in fiscal years 1998, 1997 and 1996, respectively.

                  4.       PATENT RIGHTS

                  Because of the emphasis on product innovations in the disposable diaper, feminine care and adult incontinence markets, patents and other intellectual property rights are an important competitive factor. The national branded manufacturers have vigorously sought to enforce their patent rights. In fact, a patent infringement judgment against Paragon, in an action brought by P&G and discussed below, was the primary factor leading to the commencement of the Chapter 11 Case. To protect its competitive position, Paragon has created an intellectual property portfolio through development, acquisition and licensing that includes approximately 300 United States and foreign patents relating to disposable diaper, feminine care and adult incontinence product features and manufacturing processes. Paragon also subjects new product innovations to a rigorous patent clearance process which includes a review by Paragon's outside patent counsel. This process is designed to minimize patent risk related to Paragon's products.

                  5.       MAJOR CUSTOMERS

                  Paragon's net sales to its largest trade customer, Wal-Mart Stores, Inc. ("Wal-Mart"), and Sam's Club, a division of Wal-Mart, represented an aggregate of approximately 19 percent, 15 percent and 13 percent of total net sales in fiscal years 1998, 1997 and 1996, respectively. As is customary in the infant disposable diaper market, Paragon in most cases does not have long-term contracts with its trade customers. Paragon estimates that approximately 7 percent, 7 percent and 9 percent of net sales were to trade customers in Canada in fiscal years 1998, 1997 and 1996, respectively. In the second quarter of 1999, Paragon was informed by Wal-Mart that Wal-Mart will shift a significant portion of Paragon's existing volume to a competitor during the second half of 1999. Paragon expects to offset the loss of this business as the sole supplier of a new diaper in connection with a new product introduction by Wal-Mart which was launched during the third quarter of 1999, but cannot predict at this time when or whether such new volume will be sufficient to offset the loss of existing volume.

                  6.       FOREIGN OPERATIONS

                  On January 26, 1996, Paragon, through its wholly owned subsidiary PTB International, Inc. ("PTBI"), completed the purchase of a 15 percent interest in Grupo P.I. Mabe, S.A. de C.V. ("Mabesa"), the second largest manufacturer of infant disposable diapers in Mexico, for approximately $15.3 million in cash plus additional consideration based on Mabesa's future financial results through 2001. Paragon also acquired an option to purchase an additional 34 percent interest in Mabesa at a contractually determined price. In 1997, 1998 and 1999, based on Mabesa's prior year's financial results, Paragon paid additional consideration of approximately $3.4 million, $2.8 million and $200,000, respectively.

                  In addition, PTBI acquired a 49 percent interest for approximately $1.6 million in cash in Paragon-Mabesa International, S.A. de C.V. ("PMI"), a joint venture that developed a manufacturing facility in Tijuana, Mexico. An affiliate of Mabesa owns the remaining 51% of PMI. Paragon sold certain assets to PMI as part of the development of PMI's manufacturing facility in Tijuana, Mexico. Paragon also assisted in financing the equipment, building construction and start-up of the Tijuana, Mexico facility, which is completely operational. Paragon has signed a Product Supply Agreement with PMI and purchases basically all of PMI's production for sale to retail customers in the United States and Europe.

                  On August 26, 1997, PTBI purchased a 49 percent interest in Stronger Corporation S.A. ("Stronger"), a financial investment corporation incorporated under Uruguayan law. An affiliate of Mabesa owns the remaining

51 percent of Stronger. Stronger has been used to establish joint ventures in Argentina and Brazil and can be used to establish additional Latin American joint ventures.

                  On August 26, 1997, Stronger acquired 70 percent of Serenity S.A., the third largest diaper manufacturer in Argentina, for approximately $11.6 million in cash plus additional consideration based on Serenity's future financial results through 2000. Stronger also acquired an option to purchase the remaining 30 percent interest in Serenity by 2002 at a contractually determined exercise price. Serenity manufactures infant disposable diapers, sanitary napkins and adult incontinence products in two facilities. PTBI advanced approximately $5.7 million to Stronger, its pro-rata share of the purchase price, and paid additional consideration of $600,000 in 1998. PTBI has guaranteed Stronger's additional consideration obligations which are estimated not to exceed an aggregate of $2.3 million through 2000.

                  On November 10, 1997, Stronger acquired 99 percent of the disposable diaper business of MPC Productos para Higiene Ltda. ("MPC") for approximately $10.5 million in cash from Cremer S.A., a Brazilian textile manufacturer. MPC is engaged in the manufacture, distribution, and sale of disposable diapers, skin lotions for children and other personal care products. PTBI advanced approximately $5.1 million to Stronger, its pro-rata share of the purchase price, in 1997. In 1998, PTBI converted $2 million of outstanding notes receivable and accumulated interest for equipment sales into an additional capital contribution.

                  In December of 1997, Paragon established Goodbaby Paragon Hygienic Products Co. Ltd., a manufacturing and marketing joint venture in China with Goodbaby Group of Kunshan City and First Shanghai Investment of Hong Kong. Paragon purchased a 40 percent interest in the joint venture with Goodbaby Group and First Shanghai Investment at 30 percent each. Initial registered capital of the venture was approved by the Chinese government at $15 million, to be funded over a two year period. A joint venture business license was approved by the Chinese government on December 31, 1997. Groundbreaking for a new factory took place in February 1998 and production and distribution of infant disposable diapers began in October 1998. Paragon advanced its pro rata share, which thus far has constituted $4 million in 1998 and an additional $800,000 in the first quarter of 1999.

                  7.       RAW MATERIALS

                  The principal raw material components of Paragon's products are SAP, fluff pulp, polypropylene nonwoven film laminate backsheet, polypropylene nonwoven liner, adhesive closure tape, hook and loop closure components, hotmelt adhesive, elastic and tissue.

                  One of the primary raw materials used in the production of disposable diapers is SAP. In early 1996, Paragon entered into an agreement with Clariant International Ltd. (subsequently purchased by BASF Corporation) whereby it agreed, subject to certain limitations, to purchase 100 percent of its requirements of SAP through December 31, 2001. Fluff pulp, a product made from wood fibers, is another primary raw material. Paragon's supply contract with Weyerhaeuser, pursuant to which Paragon purchased 100 percent of its requirements of bleached chemical fluff pulp, expired August 31, 1998. Paragon has since continued purchasing substantially all of its fluff pulp requirements from Weyerhaeuser. Paragon believes that at least two other sources of supply exist for fluff pulp.

                  8.       COMPETITION

                  The principal aspects of competition from the national branded manufacturers, P&G and K-C, are price, product quality, product innovation and customer service. The infant disposable diaper market in the United States is led by the national brands manufactured by P&G and K-C. Paragon estimates that, in 1998 and 1997, the national branded manufacturers accounted for approximately 74% of all disposable diaper sales in the United States. The market position of these manufacturers, relative to Paragon, varies among geographic regions, but each of these companies has the ability, due to their substantial financial, technical and marketing resources, to exert significant influence on the infant disposable diaper market.

                  The market for infant disposable diapers is divided into the premium and value segments. The premium segment accounts for approximately 60% of unit volume and is dominated by K-C and P&G. The value segment of the industry, which Paragon estimates accounts for approximately 40% of unit volume is highly competitive. Paragon includes the following products in the value segment: store brands, control labels, P&G's Luvs(R), Drypers(R), Fitti(R), and all other regional brands.

                  In total, P&G is the dominant manufacturer in the United States infant disposable diaper market, with an approximately 40 percent market share. P&G manufactures two brands: Pampers(R), its premium brand, which enjoys an approximately 26 percent market share, and Luvs(R), its value brand, which holds an approximately 14 percent market share. Luvs(R) was repositioned from a premium brand to a value brand in November 1994. K-C manufactures the number one diaper brand, Huggies(R), which holds an approximately 34 percent market share. K-C does not offer a value brand, but supplies some store brand training pants within the value segment.

                  Price has been a significant variable in the competitive strategy of the national branded companies in the past three years. In recent years, pricing pressure by the brands has been most evident in the shift of volume to mass merchants who aggressively sell multi-packs. Multi-packs represent a package configuration that provides the consumer 2, 3 or 4 times the amount of diapers found in a standard convenience count package. These multi-packs sell at prices 10 to 15 percent below the branded convenience count package. For most of 1998, pricing pressures from store brand competitors and a shift of volume to mass merchants continued. In October of 1998, the national brands instituted a 5 percent price increase on certain of their product offerings. Paragon began implementing a similar price increase on certain of its products in the fourth quarter of 1998. To date, Paragon believes it has realized approximately 3 percent of the proposed price increase. Competitive factors may prevent the Company from realizing the full benefit of the price increase. Paragon believes that the national branded manufacturers have lower per-unit costs and higher margins than Paragon, principally due to their higher volume and prices, coupled with fewer variations in product and packaging. In addition, the national branded manufacturers have access to substantially greater financial resources than does Paragon. As a result, Paragon believes that the national branded manufacturers are capable of maintaining or reducing prices, even in an environment of rising raw material prices.

                  Product quality and innovation are also critical aspects of competition for the national branded manufacturers. They have substantially larger research and development expenditures than Paragon and are able to develop product innovations more rapidly than Paragon and thereby may gain market share at Paragon's expense. Paragon estimates that since 1985, the national branded manufacturers generally have introduced a product innovation approximately every 12 months.

                  Paragon competes in the value segment of the market with national value brands and store brand products. The value segment is characterized by excess capacity and vigorous price competition. Paragon's largest competitor in the value segment is P&G's Luvs(R) brand. The next largest competitor is Drypers Corp. K-C also produces store brand training pants.

                  Paragon seeks to compete against other value segment manufacturers by emphasizing research and development and striving to maintain a leading position among value segment competitors in product quality. Smaller competitors of Paragon are sometimes able to introduce new product features more quickly than Paragon, in part as a result of having fewer diaper machines to convert to new production processes.

                  The principal bases of competition in the feminine care and adult incontinence market are price, product quality, product innovation and customer service. The feminine care and adult incontinence retail market in the United

States is led by national branded manufacturers including K-C, P&G, Johnson and Johnson, Inc., and Playtex Products, Inc. Paragon estimates that, in 1997 and 1998, the national branded manufacturers accounted for approximately 88 percent and 92 percent, respectively, of all United States feminine care and approximately 70 percent and 76 percent, respectively, of all United States retail adult incontinence sales. The market position of these manufacturers, relative to Paragon, varies among geographic regions, but due to their substantial financial, technical and marketing resources, each of these companies has the ability to exert significant influence on the feminine care and adult incontinence markets. Another manufacturer is the dominant supplier of store brand feminine care and adult incontinence products. Paragon experienced greater than anticipated operating losses in its feminine care and adult incontinence business in 1998 and 1997 and expects these losses to continue near term. Paragon has developed a business plan that supports the realization of its investment in its feminine care and adult incontinence business. Accordingly, Paragon has not recorded any adjustments in its financial statements relating to the recoverability of the operating assets of the feminine care and adult incontinence business. Paragon's ability to recover its investment is dependent upon a prompt emergence from chapter 11 and the successful execution of Paragon's feminine care and adult incontinence business plan.

                  9.       PROPERTIES

                  As of December 27, 1998, Paragon operated five manufacturing facilities, with plants located in the United States at Macon, Georgia; Harmony, Pennsylvania; Gaffney, South Carolina; and Waco, Texas; and in Canada at Brampton, Ontario. Paragon ceased manufacturing operations at its Brampton, Ontario facility in May 1999. Paragon, directly or through Paragon Canada, owns four of its manufacturing facilities.

                  10.      PREPETITION FINANCING AND EQUITY STRUCTURE

                  Prior to the Petition Date, Paragon maintained (a) a $150 million unsecured credit facility pursuant to a credit agreement dated as of December 28, 1997 (as amended, the "Prepetition Revolving Credit Agreement") with a group of nine financial institutions available through February 2001 and
(b) a $50 million unsecured short-term line of credit (as amended, the "Prepetition Line of Credit" and, together with the Prepetition Revolving Credit Agreement, the "Prepetition Credit Agreements") with Wachovia Bank of Georgia, N.A. ("Wachovia"). In addition, Paragon guaranteed a Cdn.$5 million unsecured line of credit (the "Paragon Canada Credit Line") from The Bank of Nova Scotia which was available to Paragon Canada, a non-debtor wholly-owned subsidiary of Paragon. The filing of the Chapter 11 Case constituted a default under each of the Prepetition Credit Agreements and the Paragon Canada Credit Line.

                  The Prepetition Revolving Credit Agreement provided for loans, on a revolving basis, to finance the prepetition working capital needs and general corporate purposes of Paragon. At December 28, 1997, approximately $70 million in obligations were outstanding under the Prepetition Revolving Credit Agreement. As of the Petition Date, approximately $11.4 million, with an additional approximately $1.4 million in overdraft obligations and approximately $2 million in letter of credit obligations, were outstanding under the Prepetition Line of Credit. In addition, approximately $1.385 million was outstanding under the Paragon Canada Credit Line as of December 28, 1997.

                  As of the Petition Date, Paragon's Old Common Stock was listed on the New York Stock Exchange. As of January 5, 1998, there were approximately
11.9 million ($.01 par value) shares of Old Common Stock outstanding. As of January 5, 1998, there were approximately 263 holders of record of Old Common Stock. Trading in the Old Common Stock was suspended by the New York Stock Exchange prior to the opening of trading on July 8, 1999. As of July 9, 1999, the Old Common Stock began trading on the National Association of Securities Dealers, Inc. Over-the-Counter Bulletin Board under the symbol PGNFQ.

         B.       EVENTS LEADING TO CHAPTER 11 FILING

                  Prior to filing the Chapter 11 Case, Paragon was involved in separate complex patent litigations brought by its principal competitors, P&G and K-C. The Chapter 11 Case was precipitated primarily by the entry of a judgment in the United States District Court for the District of Delaware (the "Delaware Court") against the Debtor in a patent infringement action commenced by P&G and entitled The Procter & Gamble Company v. Paragon Trade Brands, Inc., Civ. Action No. 94-CV-16 (LON) (D. Del.) (the "Delaware Action").

                  1.       THE DELAWARE ACTION.

                  P&G commenced the Delaware Action in January 1994 alleging that Paragon's "Ultra" disposable baby diaper products infringed two of P&G's inner-leg gather patents -- P&G's "Lawson" and "Dragoo" patents -- and seeking injunctive relief, lost profit and royalty damages, treble damages, attorneys' fees and costs. Paragon denied liability in the Delaware Action and counterclaimed for patent infringement and violation of antitrust laws by P&G. In March 1996, the Delaware Court granted P&G's motion for summary judgment regarding Paragon's antitrust counterclaim. The trial in the Delaware Action was completed in February 1997, the parties submitted post-trial briefs and closing arguments were conducted on October 22, 1997.

                  On or about September 4, 1997, prior to closing arguments, Paragon and P&G entered into an agreement (the "P&G Conversion Agreement") which provided that if either party was found to have infringed the other's patents, the infringing party could elect to convert to a non-infringing product "as quickly as feasible," but in no event longer than six months from entry of a judgment of infringement (the "Conversion Period"), and would pay a reasonable royalty as determined by the Court.

                  On December 30, 1997, the Delaware Court issued a Judgment and Opinion finding that P&G's Lawson and Dragoo patents were valid and infringed, while at the same time finding Paragon's patent to be invalid, unenforceable and not infringed by P&G's products. Judgment was entered on January 6, 1998. Damages of approximately $178.4 million were entered against Paragon by the District Court on June 2, 1998. At the same time, the District Court entered injunctive relief agreed upon by P&G and Paragon.

                  The Judgment resulted in violation of certain covenants under the Prepetition Credit Agreements. As a result, the issuance of the Judgment and the uncertainty it created caused an immediate and critical liquidity issue for Paragon. In addition, upon the Judgment's entry on the Delaware Court's docket, P&G may have been able to begin placing and executing on liens on Paragon's assets. As a result, Paragon filed the Chapter 11 Case. The chapter 11 filing was designed to, among other things, prevent P&G from placing liens on Paragon's property, permit Paragon to appeal the Judgment in an orderly fashion, and give Paragon the opportunity to resolve liquidated and unliquidated claims against it which arose prior to the chapter 11 filing. None of Paragon's subsidiaries or affiliates have commenced bankruptcy proceedings in connection with the Chapter 11 Case. See Section III.L.3.a hereof for a discussion of post-petition P&G litigation.

                  2.       THE TEXAS ACTION

                  On October 26, 1995, K-C filed a lawsuit against the Debtor in the United States District Court for the Northern District of Texas (the "Texas Court") and entitled Kimberly-Clark Corporation v. Paragon Trade Brands, Inc., No. 95-CV-2574 (the "Texas Action"). In the Texas Action, K-C alleged infringement by Paragon's Ultra diapers, of two K-C patents (the "Enloe I" and "Enloe II" patents) relating to inner-leg gathers or dual cuffs. K-C sought injunctive relief, royalty damages, treble damages and attorneys' fees and costs. The Debtor denied liability under the patents and counterclaimed for patent infringement and violation of antitrust laws. Each party filed several pre-trial motions, including K-C's motion for summary judgment with respect to Paragon's antitrust counterclaim and Paragon's motion for summary judgment on one of the patents asserted by K-C. In addition, K-C sued Paragon on another dual cuff patent issued to K-C in February 1997 (the "Enloe III" patent), which is based on a further continuation of one of the K-C dual cuff patents asserted in the case. That action was consolidated with the pending action. The Texas Court appointed a special master (the "Special Master") to rule on the various pending motions. As of the Petition Date, the Special Master had not issued a report on these motions and, upon the commencement of the Chapter 11 Case, the Texas Action was stayed by the automatic stay provisions of section 362 of the Bankruptcy Code. See Section III.L.3.b hereof for a discussion of post-petition K-C litigation.

III.     THE CHAPTER 11 CASE

         A.       COMMENCEMENT OF THE CHAPTER 11 CASE

                  On the Petition Date, Paragon commenced a voluntary case pursuant to chapter 11 of the Bankruptcy Code. Paragon since has continued to operate as a debtor-in-possession subject to the supervision of the Bankruptcy Court in accordance with the Bankruptcy Code. As described below, a variety of steps have been taken since the Petition Date to strengthen and enhance the value of the Debtor's business.

                  An immediate effect of the chapter 11 filing was the imposition of the automatic stay under section 362 of the Bankruptcy Code which, with limited exceptions, enjoined the commencement or continuation of all collection efforts by creditors, and all litigation and enforcement of liens against Paragon.

                  In the early stages of the Chapter 11 Case, the Debtor sought and received a number of orders of the Bankruptcy Court (described below -- See Sections III.C through III.G) designed to stabilize the Debtor's operations in the bankruptcy environment.

         B.       MANAGEMENT

                  Since the Petition Date, the Debtor's corporate executive management has been led by Bobby V. Abraham as Chairman and Chief Executive Officer; David W. Cole as President; Alan J. Cyron as Executive Vice President, Chief Financial Officer and Assistant Secretary; Catherine O. Hasbrouck as Vice President, General Counsel and Secretary; Robert E. McClain as Executive Vice President--Sales and Marketing; and Kathy Evenson as Director, Human Resources. In addition, Arrigo D. Jezzi served as Executive Vice President - Operations, Technology and International until his resignation in April 1999. Since that time, Stan Littman has served as Vice President - Technology and Materials, Jeff Schoen has served as Vice President - Manufacturing and John R. Cook has serve as Vice President - Quality. Also, in June 1999, Paragon's Board of Directors appointed Chris Oliver as Executive Vice President - Customer Management. Kevin
B. Higgins served as Vice President, Treasurer and Assistant Secretary until his resignation in October 1999. Further, David Cole has resigned from the Debtor's employ effective December 8, 1999. Wellspring has asked Mr. Cole, and Mr. Cole has agreed, to serve as a member of the Board of Directors of Reorganized Paragon if the Wellspring Stock Purchase Agreement is consummated.

                  1.       MR. ABRAHAM

                  Mr. Abraham has been a director and Chief Executive Officer of the Debtor since its initial public offering in February 1993, has been Chairman of the Debtor's Board of Directors since August 1993 and served as the Debtor's President from February 1993 to November 1993. From February 1988 to February 1993, Mr. Abraham was President of the Personal Care Products Division of Weyerhaeuser. From 1986 until February 1988, Mr. Abraham served as Vice President and General Manager of the Personal Care Products Division of Weyerhaeuser.

                  2.       MR. COLE

                  Mr. Cole, who has tendered his resignation effective as of December 8, 1999, has been President since September 1999. Prior to that time, he served as President, Sales and Marketing, from March 1998, and as President and

Chief Operating Officer of the Debtor from November 1, 1993 to March 1998. Prior to that time, he served, from February 1993, as Paragon's Executive Vice President and Chief Operating Officer. Before the Debtor's initial public offering in February 1993, Mr. Cole was employed at Weyerhaeuser, as Vice President and General Manager of the Personal Care Products Division from May 1990 to November 1993, and as Executive Vice President of Sales from 1989 to 1990. Prior to joining Weyerhaeuser, Mr. Cole served as Director of Field Sales with Cadbury USA, a division of Cadbury Schweppes PLC, and its successor, Hershey Chocolate Company.

                  3.       MR. CYRON

                  Mr. Cyron has been Executive Vice President, Chief Financial Officer and Assistant Secretary of the Debtor since February 28, 1997. From April 4, 1995 until that date, he served as Paragon's Vice President and Chief Financial Officer, and served as its Treasurer from May through July 1995. Prior to joining the Debtor, Mr. Cyron was employed at several subsidiaries of Chemical Banking Corp., including as Managing Director of Chemical Securities, Inc. (January 1992 through March 1995), Managing Director of Chemical Bank (June 1991 to January 1992), and Managing Director of Chemical New York Corp.--USA, Inc. (November 1990 to June 1991).

                  4.       MS. HASBROUCK

                  Ms. Hasbrouck has been the Vice President, General Counsel and Secretary of the Debtor since June 3, 1996. Prior to joining the Debtor, Ms. Hasbrouck practiced law as an associate with the law firms of Troutman Sanders LLP (January 1992 to June 1996) and Winthrop, Stimson, Putnam & Roberts (September 1989 to January 1992).

                  5.       MR. MCCLAIN

                  Mr. McClain was appointed Executive Vice President -- Sales and Marketing in January 1998. Prior to that time, Mr. McClain had served as the Debtor's President of Sales from March 1997, and as Vice President -- Business Development from September 1996 to March 1997. Before joining the Debtor, Mr. McClain was Senior Vice President Sales and Marketing for Nice-Pak Products from 1992 to September 1996.

                  6.       MS. EVENSON

                  Ms. Evenson was appointed Director, Human Resources for the Debtor in April 1998. Prior to this time, Ms. Evenson served the Debtor as Director, Compensation and Benefits (February 1998 to April 1998), Compensation and Benefits Manager (June 1995 to February 1998), and Supervisor, Compensation and Benefits (June 1994 to June 1995).

                  7.       MR. LITTMAN

                  Mr. Littman has been Vice President - Technology and Materials of the Debtor since September 1998. Prior to that time, Mr. Littman served the Debtor as Vice President - Supply Management (November 1997 to September 1998) and Director, Supply Management (April 1996 through October 1997). Prior to joining the Debtor, Mr. Littman was employed by Fiberweb, a nonwovens manufacturing company, as Research Director, Medical Fabrics, from 1992 to 1996.

                  8.       MR. SCHOEN

                  Mr. Schoen was appointed Vice President - Manufacturing of the Debtor in March 1999. Prior to that time, Mr. Schoen served the Debtor as a Plant Manager at two of its manufacturing facilities (1994 to 1998), and as a plant Operations Manager (1993 to 1994).

                  9.       MR. COOK

                  Mr. Cook has been Vice President - Technical Support of the Debtor since 1998. Prior to that time, Mr. Cook served the Debtor as VP Quality Management (1994 to 1998) and VP-R&D (1992 to 1994).

                  10.      MS. OLIVER

                  Ms. Oliver was appointed Executive Vice President - Customer Management of the Debtor in June 1999. Ms. Oliver also currently serves as President of Paragon Trade Brands (Canada) Inc., a wholly owned subsidiary of the Debtor and has served in that position since October 1997. From February 1993 to October 1997, Ms. Oliver served as Vice-President-Manufacturing for Paragon Trade Brands (Canada) Inc.

         C.       EMPLOYEE BENEFITS

                  1.       WAGE ORDERS

                  To retain valued employees and ensure Paragon's ability to continue operating with a minimal amount of disruption from the commencement of the Chapter 11 Case, Paragon, sought, by emergency motion dated January 7, 1998, authorization to: (a) pay certain prepetition (i) employee wages, salaries and other compensation, (ii) withholding taxes related to employee wages and salaries, (iii) employee medical, dental and similar benefits, (iv) reimbursable employee expenses, and (v) contributions to employer defined-contribution retirement plans; and (b) maintain certain prepetition payroll and health plan bank accounts. By Orders dated January 9, 1998 and January 14, 1998, the Bankruptcy Court granted the requested relief.

                  2.       RETENTION PROGRAMS

                  As a result of the Judgment and the pendency of the Chapter 11 Case, the Debtor faced a mounting employee retention crisis in the first part of 1998. From the Petition Date through May 28, 1998, the Debtor experienced approximately 100 employee resignations (compared to forty-two (42) such resignations during the comparable time period in 1997). The pendency of the Chapter 11 Case and the concomitant uncertainties hampered the Debtor's ability to attract qualified replacements. Accordingly, in an effort to retain the employees and executives necessary to the Debtor's reorganization efforts, the Debtor sought, by motion dated May 29, 1998 (the "Retention Plan Motion"), the approval of certain retention programs, each as described more fully below.

                  A.       TEEP BONUS AND RETENTION PLAN

                  In the Retention Plan Motion, the Debtor proposed a two-pronged plan ("TEEP") whereby its top eight executives1 would be entitled to receive (a) bonuses based on the timely confirmation of a plan of reorganization in the Chapter 11 Case and (b) severance payments of two times annual base salary upon termination of employment without cause or under certain other specified circumstances. K-C objected to the proposed TEEP, which was supported by P&G and the Creditors' Committee and, after hearings held on June 29, 1998 and July 22, 1998, the Bankruptcy Court approved the program by Order entered on August 10, 1998.

--------

1        The executives originally designated for eligibility under the TEEP were Mr. Abraham, Mr. Cole, Mr. Cyron, Ms. Hasbrouck, Mr. Jezzi, Mr. McClain, Mr. Higgins, and the then and still vacant office of Chief Operating Officer. Mr. Jezzi resigned from Paragon in April 1999 and was paid severance in accordance with the TEEP. In addition, Mr. Higgins has resigned effective as of October 15, 1999 and will be paid severance in accordance with the TEEP. Mr. Cole, who has resigned effective December 8, 1999, will not receive any severance under the TEEP.

                  Under the TEEP, each eligible individual's base confirmation bonus amount is determined by adding such individual's annual base salary to amounts such individual qualified for under the Debtor's preexisting 1998 bonus plan, based on the Debtor's performance in achieving certain financial criteria under such plan. The base bonus amount would have been subject to enhancement had Confirmation occurred prior to July 15, 1999. Because Confirmation did not occur prior to July 15, 1999, no enhancement of the confirmation bonuses will take place.

                  The TEEP provides that confirmation bonuses are distributable immediately upon consummation of a plan, up to the aggregate amount of $2 million in Cash. Confirmation bonuses in excess of that aggregate amount will be paid in New Common Stock, unless the New Board determines that it is fair and prudent to pay such amounts in Cash. Paragon has determined that the aggregate amount of Confirmation bonuses to be paid will equal $2,164,925: at least $2 million of which will be paid in Cash, and the balance of which will be paid, in the New Board's discretion, in Cash or in New Common Stock. Pursuant to the TEEP, Confirmation bonuses will be payable to the following individuals as indicated (assuming each such individual's entitlement thereto does not change between the date hereof and the Effective Date): (a) Mr. Abraham, $1,061,000;
(b) Mr. Cyron, $435,375; (c) Mr. McClain, $406,350; and (d) Ms. Hasbrouck, $262,200.

                  B.       NON-TEEP RETENTION PLANS

                  Other than with regard to the TEEP, the relief requested in the Retention Plan Motion was granted without objection on July 2, 1998. Such relief included: (i) a general bonus retention plan whereby approximately 190 of the Debtor's employees as of the Petition Date (excluding those executives eligible for the TEEP) became eligible to participate in a $2 million bonus pool if they were still employed by the Debtor as of January 6, 1999, the first anniversary of the Petition Date, and could become eligible for additional bonus amounts if they remained in the Debtor's employ through the later of March 31, 1999 and the Confirmation Date; (ii) authorization to pay certain amounts earned by hourly plant employees and sales managers prior to the Petition Date under preexisting performance-related bonus programs, which amounts were not paid as a result of the commencement of the Chapter 11 Case; and (iii) the continuation of certain prepetition incentive and retention programs in the ordinary course of the Debtor's business. Paragon implemented the Non-TEEP retention plans in accordance with their terms.

                  Given the Debtor's financial performance to date in 1999, it has become apparent that there will likely be no bonus payout for 1999. As a result, the Debtor has received the support of the Creditors' Committee for a retention plan designed to incent employees to remain with the Debtor through confirmation of a plan of reorganization and some reasonable transition period thereafter. None of the executives eligible to participate in the TEEP Plan described herein will be eligible to participate in this new retention plan. The Debtor intends to seek Bankruptcy Court approval of the new retention plan shortly.

         D.       CASH MANAGEMENT SYSTEM

                  Prior to the Petition Date, Paragon maintained its cash and receivables due from customers in various depository accounts and lockbox accounts from which proceeds were regularly swept into a concentration account maintained with Wachovia (the "Wachovia Concentration Account").

                  Funds in the Wachovia Concentration Account then were automatically transferred, on an as-needed basis, into various zero-balance accounts maintained with Wachovia for payment of payroll expenses, trade payables, employee medical benefits, employee expenses, research and development costs and customer promotions. By Order dated January 23, 1998, the Bankruptcy Court granted authority for Paragon to maintain and modify its existing cash management system by maintaining its existing depository and lockbox accounts, creating new accounts, and replacing the Wachovia Concentration Account with similar accounts at Wachovia (the "Postpetition Wachovia Concentration Account") and the DIP Bank Agent.

                  On January 9, 1998, Wachovia filed a motion with the Bankruptcy Court seeking authorization for the exercise of purported rights of recoupment and/or offset with regard to certain of the Debtor's funds on deposit with Wachovia. Wachovia filed an amended and restated motion seeking such relief on February 25, 1998. The Debtor and the Creditors' Committee initially opposed such motions, but the parties resolved their disputes through an agreement embodied in a consent order entered by the Bankruptcy Court on April 24, 1998. Pursuant to that consent order, Wachovia was authorized to: (a) debit the Postpetition Wachovia Concentration Account in the amount of $202,009.31 on account of certain payments authorized by the Bankruptcy Court's January 1998 wage orders and made by Wachovia for certain of the Debtor's payroll expenses; and (b) reimburse itself, in the amount of $1,866,625.22 from another of the Debtor's accounts, for certain payments and wire transfers made on the Debtor's behalf, without prejudice to any claim, defense or position that such amount should be returned to the Debtor.

         E.       UTILITIES

                  On January 23, 1998 and February 23, 1998, the Bankruptcy Court ruled, on an interim and final basis, respectively, that the Debtor was not required to post deposits as adequate assurance of future performance of its obligations to utilities. Four utilities objected and were exempted from applicability of such final order. The Debtor subsequently reached, and the Bankruptcy Court approved, consensual agreements with each of the objecting utilities.

         F.       RECLAMATION CLAIMS

                  In the twenty (20) day period immediately following the Petition Date, the Debtor received demands from approximately twenty (20) trade suppliers for the return of goods pursuant to applicable state law and section 546(c) of the Bankruptcy Code. The value of the goods subject to such Claims totaled approximately $8 million. After thorough examination, Paragon determined that approximately $2.9 million of such Claims were valid reclamation claims under applicable law. In order to preserve valuable trade relationships with the respective vendors and to forestall the potential morass of adversary proceedings in the Bankruptcy Court to enforce such claims, the Debtor, by motion dated August 26, 1998, proposed certain procedures (the "Reclamation Program") for the resolution and treatment of all such reclamation claims. Pursuant to the Reclamation Program, which was approved by the Bankruptcy Court on October 8, 1998, the Debtor was authorized to enter into stipulations with the holders of such Claims, which stipulations, subject to approval of the Creditors' Committee, would establish the allowed amounts of such Claims and provide for the Cash payment of such allowed amounts. To the extent claimants receiving such payments had filed proofs of Claim including their reclamation Claims, they were required under the Reclamation Program and in the respective stipulations to reduce such proofs of Claim by the amount of any payments received under the Reclamation Program. As of July 9, 1999, the Debtor had resolved 9 reclamation claims, aggregating approximately $1.6 million in allowed claims. As of such date, 11 reclamation claims, asserting approximately $1.3 million in the aggregate, remained unresolved.

         G.       POSTPETITION FINANCING

                  In connection with the Chapter 11 Case, on January 21, 1998 and January 30, 1998, the Bankruptcy Court entered interim and final orders, respectively, approving a $75 million postpetition financing facility (the "DIP Credit Facility") as provided under the Revolving Credit and Guarantee Agreement dated as of January 7, 1998, as amended, among Paragon, as borrower, four wholly-owned subsidiaries of Paragon as guarantors, and a bank group led by Chase. Pursuant to the terms of the DIP Credit Facility, Chase has made available to Paragon a revolving credit and letter of credit facility in an aggregate principal amount of $75 million. Paragon's maximum borrowing under the DIP Credit Facility may not exceed the lesser of $75 million or an available amount determined in accordance with a specified borrowing base formula. The DIP Credit Facility has a sublimit of $10 million for the issuance of letters of credit. The DIP Credit Facility was originally scheduled to expire on the earlier of July 7, 1999 and the date of substantial consummation of a plan of reorganization in the Chapter 11 Case (the "Maturity Date"). Pursuant to an order of the Bankruptcy Court dated July 2, 1999, the Maturity Date was extended through March 26, 2000.

                  The establishment of the DIP Credit Facility was necessary at the commencement of the Chapter 11 Case to maintain the confidence of Paragon's vendors and suppliers in Paragon's trade credit. Although approximately $1.3 million in standby letters of credit have been issued under the DIP Credit Facility to secure certain workers' compensation self-insurance liabilities and equipment purchases, no direct borrowings were outstanding under the DIP Credit Facility as of the date hereof.

         H.       STRATEGIC BUSINESS INITIATIVES

                  1.       SETTLEMENTS WITH P&G AND K-C.

                  Throughout the Chapter 11 Case, Paragon has believed that the most important factors in crafting a successful emergence from the chapter 11 process would be the prompt resolution of the Claims of P&G and K-C. After lengthy and arduous negotiations to resolve such Claims and related disputes, the Debtor was able to negotiate and enter into the P&G Settlement Agreement and the K-C Settlement Agreement, each of which was approved by the Bankruptcy Court on August 6, 1999. These agreements are described more fully in Section III.L.3 ("Claims"), below.

                  2.       ASSET SALES.
                  In addition, Paragon has entered into certain strategic asset sale agreements, discussed below.

                  A.       CPI ASSET SALE

                  Prior to the Petition Date, the Debtor owned 100% of the outstanding stock of Changing Paradigms, Inc. ("CPI"), a distributor of products such as air fresheners and household cleaners with assets worth approximately $7.8 million (book value) as of June 28, 1998. In an effort to focus more sharply on its core business, the Debtor determined to dispose of its interest in CPI, either through a sale of stock or a sale of CPI's assets. On July 2, 1998, the Debtor and CPI entered into a letter of intent with House, Home & Hardware, LLC ("House") to sell substantially all of CPI's assets to House for $7 million and the assumption of certain payables. A definitive sale agreement was executed as of September 1, 1998. By motion dated September 4, 1998, the Debtor sought the Bankruptcy Court's approval, pursuant to section 363 of the Bankruptcy Code, for its consent to the sale (which consent was required under applicable state law). The Bankruptcy Court granted that motion by order dated September 28, 1998, and the CPI sale was consummated on October 16, 1998.

                  B.       ONEONTA FACILITY SALE

                  As part of Paragon's February 1996 acquisition of Pope & Talbot's disposable diaper business, Paragon acquired a manufacturing facility in Oneonta, New York (the "Oneonta Facility"). After consolidating the acquired operations into its existing operations, the Debtor shut down the Oneonta Facility in early 1997. Both before and after the Petition Date, Paragon attempted to market the Oneonta Facility. On May 8, 1998, the Bankruptcy Court approved the Debtor's retention of Hart Corporation ("Hart") as real estate broker to aid in those and other similar marketing efforts. The Debtor ultimately entered into an agreement to sell the Oneonta Facility, together with certain related personal property, to Drogen Wholesale Electric Supply, Inc. for $1.15 million. The Bankruptcy Court approved this transaction by order dated December 23, 1998, and the sale of the Oneonta Facility was consummated on February 1, 1999.

                  C.       PORTERVILLE FACILITY SALE

                  As with the Oneonta Facility, the Debtor also acquired a manufacturing facility in Porterville, California (the "Porterville Facility") in connection with the February 1996 Pope & Talbot transaction. The Porterville Facility was not necessary to the Debtor's integrated operations and was closed upon consummation of the Pope & Talbot acquisition. The Debtor had begun attempting to market the Porterville Facility prior to the Petition Date. With Hart's assistance, Paragon entered into an agreement, which was approved by the Bankruptcy Court on February 12, 1999, to sell the Porterville Facility to Del Mesa Farms for $800,000. The sale of the Porterville Facility was consummated on February 18, 1999.

                  3.       PRODUCT CONVERSIONS.

                  Following the commencement of the Chapter 11 Case, and in accordance with the terms of the P&G Conversion Agreement (See Section II.B.1 -- The Delaware Action), Paragon focused much of its time and energy on converting the dual cuff product that was the subject of the Judgment to a single cuff product that Paragon believes does not infringe any valid claims of P&G's Lawson and Dragoo patents or violate the terms of the stipulated permanent injunction entered by the Delaware Court, which injunction enjoins Paragon's sale of the dual cuff product found to infringe such patents and such other products that are no more than colorably different than the allegedly infringing diaper. Pursuant to the P&G Conversion Agreement, Paragon was required to and did convert to a non-infringing product (Paragon's single cuff product) by July 6, 1999. (As discussed below, P&G has asserted that Paragon's single cuff product violates the terms of the stipulated permanent injunction.) While initial feedback on the single cuff diaper generally was positive, the introduction of the single cuff design (like the introduction of any design change) was a business risk that Paragon was required to manage in order to eliminate and/or reduce, among other things, product performance and customer acceptance issues related to the design change. Nevertheless, as a result of the settlement agreements with P&G and K-C, Paragon began, in February 1999, the process of converting to a dual cuff product design, which already was well known and widely accepted in the marketplace. This conversion was completed by May 1, 1999. See Section VII (Risk Factors to be Considered -- Risk of Non-Approval of the P&G and K-C Settlement Agreements) below.

         I.       LONG-RANGE BUSINESS PLAN

                  Early in the Chapter 11 Case, the Debtor retained The Blackstone Group, L.P. ("Blackstone") as its financial advisor and restructuring expert. The Bankruptcy Court approved Blackstone's retention on a final basis on May 20, 1998. As part of its duties, Blackstone assisted the Debtor in its development of the Debtor's Long-Range Business Plan (the "Business Plan") in early 1998. The Debtor shared the Business Plan with the Creditors' Committee and its Professionals in early May 1998, and, once the basic economic terms of the P&G Settlement and the K-C Settlement had been negotiated, shared a revised Business Plan (reflecting the economic terms of these settlements and certain new business opportunities not included in the original Business Plan) with the Creditors' Committee, P&G and K-C and their advisors in November 1998. The revised Business Plan also was shared with the Equity Committee and its advisors around that time.

                  As part of the K-C Settlement Agreement, K-C has agreed not to sue Paragon on two of K-C's patents (K-C's Kellenberger and Melius patents -- U.S. Patent Nos. B1 5,147,343 and 5,601,542, respectively), so long as Paragon uses SAP which exhibits certain performance characteristics (the "SAP Safe Harbor"). In connection therewith, Paragon converted to an interim safe harbor SAP in December 1998 and subsequently converted to the safe harbor SAP it is currently using in March 1999. As a result of, among other things, these changes, Paragon experienced certain product performance issues that Paragon believes may have impacted volume for the first half of 1999. Paragon also is encountering increased product costs due to product design costs associated with Paragon's hook and loop closure system and the increased price and usage of the new SAP. While Paragon is working diligently with its SAP supplier to develop a more cost-effective alternative, Paragon cannot predict at this time whether or when the added costs will be fully offset. Paragon expects that these increased costs also will have a material adverse impact on its financial condition and results of operations for at least fiscal year 1999 and possibly beyond.

                  The issues faced by Paragon with respect to decreased volume in the first quarter of 1999, the loss of certain anticipated volume increases, a slower than expected realization of the 5% price increase announced in October 1998, and higher than anticipated manufacturing and product costs, caused Paragon to further revise its Business Plan. This process was completed at the end of April 1999, and on May 5, 1999, Paragon and its legal and financial advisors presented the Creditors' Committee, the Equity Committee, P&G and K-C with its updated Business Plan (as updated and revised, the "May 1999 Business Plan") in order to further plan of reorganization discussions based upon the May 1999 Business Plan. Subsequent to the issuance of the May 1999 Business Plan, Paragon continued to experience lower than expected sales and profitability beyond that which had been projected. That trend, which continued in the third quarter, caused the Debtor to re-evaluate the assumptions underlying its May 1999 Business Plan in August 1999. The Debtor concluded that evaluation toward the end of August 1999 and completed a revision of the May 1999 Business Plan on August 23, 1999 (as further refined on September 7, 1999, the "Revised Business Plan") that reflected the further decrease in Paragon's sales and profitability. The Debtor shared the Revised Business Plan with its principal creditor and equity constituencies. The Revised Business Plan forms the basis for the Wellspring Commitment and the Plan.

         J.       DISCUSSIONS WITH POTENTIAL ACQUIRORS AND/OR PLAN FUNDERS

                  In addition to assisting the Debtor in formulating the basic structure for the Plan, Blackstone has conducted discussions throughout the pendency of the Chapter 11 Case with numerous third parties regarding a sale of Paragon and its assets and/or the funding of a plan of reorganization. In general, these parties were not prepared to engage in serious discussions with Paragon until Paragon had resolved its disputes with P&G and K-C. Nonetheless, Paragon, with the assistance of Blackstone and its other professionals, kept interested parties apprised of the status of Paragon's case, executed appropriate confidentiality agreements, provided due diligence access and met with potential buyers to facilitate such parties' ability to move forward with a transaction shortly after agreements with P&G and K-C were reached.

                  In late February 1999, as a result of such discussions, Paragon received an offer from Wellspring Capital Management LLC ("Wellspring") that was shared with each of Paragon's principal constituencies and that formed the basis for negotiations between Paragon and Wellspring regarding Wellspring's sponsorship of a plan of reorganization for Paragon. However, and as described above, Paragon's sales volume and profitability began to decline to levels meaningfully below the levels projected in the November 1998 Business Plan. As the November 1998 Business Plan formed the basis upon which the Wellspring February 1999 proposal was based, the negotiations were put on hold to provide both Paragon and Wellspring time to review and analyze the results of Paragon's recent operations. Upon Paragon's revision of the November 1998 Business Plan and issuance of the May 1999 Business Plan, and Wellspring's review of such plan during May 1999, Paragon and Wellspring ultimately agreed upon the terms of a plan outline (the "Plan Outline"), that provided, generally, for (a) a $100 million equity investment in the Debtor by Wellspring pursuant to a plan of reorganization in return for 84.1% of the common stock of Reorganized Paragon, subject to reduction and dilution as a result of an equity rights offering (the "Wellspring Investment"), (b) the issuance by Reorganized Paragon of approximately $200 million in notes, subject to adjustment, and (c) the raising of new working capital financing in the amount of at least $50 million, which investment and financing could form the basis of a proposed plan of reorganization for Paragon (such plan, or any other chapter 11 plan that provides for the Wellspring Investment, the "Wellspring Plan") consistent with the Plan Outline.

                  Initially, it was anticipated that under a Wellspring Plan, if pursued, there would be approximately $325 million in value to be distributed to holders of allowed general unsecured claims (and, potentially, holders of Paragon's common stock). These distributions were to be comprised of such creditors' pro rata shares of (i) $100 million in cash,

(ii) $200 million in notes, (2) and (iii) as much as 15.9% of the equity in Reorganized Paragon. Holders of allowed general unsecured claims (and, potentially, holders of allowed common stock interests) also were to have the opportunity to participate in an equity rights offering to acquire up to 24.1% of additional equity in Reorganized Paragon at the same price as Wellspring. Parties (other than Wellspring) receiving equity in Reorganized Paragon also were to have the opportunity to sell such equity in connection with the equity rights offering.

                  The Plan Outline contemplated, and the parties acknowledged, that Paragon simultaneously was permitted to prepare and pursue confirmation of a stand-alone plan of reorganization so that the plan process and Paragon's emergence from chapter 11 were not delayed in the event that (a) Wellspring did not commit to provide the Wellspring Investment within the time-frame contemplated by the Plan Outline, (b) Wellspring ultimately was unable to provide such investment, or (c) Paragon was unable to obtain confirmation of the Wellspring Plan or the approval of a higher or otherwise better alternative transaction. The Plan Outline also contemplated that Paragon would use the Wellspring proposal to solicit potentially higher and/or better offers for a sale of Paragon or its assets, or the funding of a plan for Paragon, through a bidding and auction process that would be approved by the Bankruptcy Court. By motion dated June 11, 1999, Paragon moved for approval of that bidding process.

                  By order dated July 13, 1999, the Bankruptcy Court approved, over the Equity Committee's objection, the proposed auction and bidding process, and established (a) August 30, 1999, as the deadline by which parties could submit competing bids to the Wellspring proposal, and (b) September 2, 1999, as the date on which an auction would take place if competing bids were made. By motion dated July 22, 1999, the Equity Committee requested the Bankruptcy Court to amend its decision. Both Paragon and the Creditors' Committee filed pleadings in opposition to that motion, and the Bankruptcy Court denied such motion by order entered on August 20, 1999. The Equity Committee has appealed both of the Bankruptcy Court's orders regarding the Wellspring proposal. Upon reaching an agreement in principle regarding the allocation of value to holders of Allowed Old Common Stock Interests under the Plan, the Debtor and the Equity Committee jointly requested the Georgia District Court to extend Paragon's time to file its reply brief on appeal. By order dated November 9, 1999, the Georgia District Court extended this deadline to January 30, 2000.

                  By letter dated August 19, 1999, Wellspring purported to commit to the Wellspring proposal. On August 20, 1999, Paragon informed Wellspring in writing that Paragon did not find the purported Wellspring commitment satisfactory because, among other reasons, it permitted Wellspring to terminate the proposed transaction if, in the course of additional due diligence that Wellspring needed to conduct, Wellspring determined that a material adverse change had occurred or would occur in Paragon's business or business prospects following April 27, 1999. (By letter dated August 23, 1999, Wellspring disputed Paragon's position that the commitment was unsatisfactory.) Pursuant to a stipulation and order "so ordered" by the Bankruptcy Court on September 14, 1999, Paragon and Wellspring agreed that (a) the date by which Wellspring would be required to provide a commitment satisfactory to Paragon would be extended until September 3, 1999, (b) the deadline for competing bids would be extended until September 15, 1999, and (c) an auction would commence on September 21, 1999 (the "Auction").

                  On September 3, 1999, Wellspring submitted a revised commitment to Paragon that embodied the terms of a revised Plan Outline (as further modified and revised as a result of the Auction and discussions between and among, among others, Paragon and Wellspring, the "Wellspring Commitment"). A competing bid was made by one competing bidder on September 15, 1999, and the Auction began on September 21, 1999. The Auction thereafter continued until Paragon, after consultation with the Creditors' Committee, the Equity Committee, P&G and K-C, determined to conclude the Auction on October 4, 1999. At the conclusion of the Auction, Paragon, after consultation with the Creditors'
------------
(2) The principal amount of the notes would be subject to adjustment (up or down) based on the amount of Paragon's cash on hand on the effective date of the Wellspring Plan.

Committee, the Equity Committee, P&G and K-C, determined that Wellspring had submitted the best bid. Although the auction has concluded, the competing bidder has continued to express an interest in pursuing a transaction with Paragon.

                  Following the conclusion of the Auction, Paragon, in consultation with its principal creditor constituencies, worked to refine the revised Plan Outline proposed by Wellspring and ultimately agreed to the terms of the Wellspring Commitment attached to the Plan as Exhibit "C". Following the parties' execution of the Wellspring Commitment, Paragon and Wellspring engaged in negotiations with each other regarding the terms of definitive documentation that incorporates the agreements and understandings contained in the Wellspring Commitment. Numerous drafts were exchanged between the parties and shared with the Creditors' Committee, the Equity Committee, P&G and K-C. Ultimately, after extensive negotiations between Paragon, Wellspring and the Creditors' Committee, Paragon and Wellspring agreed to the terms and conditions contained in the Wellspring Stock Purchase Agreement.

                  Under the Plan, Paragon will be reorganized either (a) through the Wellspring Stock Purchase Agreement and the distribution of the proceeds thereof to fund certain distributions under the Plan, or (b) alternatively, on a stand-alone plan of reorganization basis. If all the conditions to the Wellspring Stock Purchase Agreement are satisfied or waived, Paragon will not proceed on a stand-alone plan of reorganization basis.

                  In the event that the Wellspring Stock Purchase Agreement is consummated, holders of Allowed Unsecured Claims will receive Distributions in amounts equal to their Pro Rata Share of Cash and New Notes, and the right to participate in the Wellspring Rights Offering, and holders of Allowed Old Common Stock Interests will receive their Pro Rata Share of the Interest Holders' New Common Stock Amount, the right to participate in the Wellspring Rights Offering (to the extent all such rights are not exercised by holders of Allowed Unsecured Claims in the Wellspring Rights Offering), and the Warrants. If the Wellspring Stock Purchase Agreement is not consummated and Paragon is reorganized on a stand-alone basis under the Plan, holders of Allowed Unsecured Claims will receive Distributions in amounts equal to their Pro Rata Share of the Unsecured Creditor New Common Stock and holders of Allowed Old Common Stock Interests will receive their Pro Rata Share of the Interest Holders' New Common Stock Amount and the Warrants. In either scenario, holders of Allowed Unsecured Claims and holders of Allowed Old Common Stock Interests also will receive a portion of the Litigation Proceeds, if any, allocable to such Claims and Interests in accordance with the provisions of the Plan. Parties are referred to Section I.G and IV.D hereof and Article VI of the Plan for a more detailed description of the treatment to be afforded Allowed Claims and Allowed Interests under the Plan. Section 7.5 of the Plan sets forth the circumstances in which the different plan alternatives set forth in this paragraph will be pursued.

         K.       CASE ADMINISTRATION

                  1.       REPRESENTATION OF THE DEBTOR

                  Paragon retained and has been represented in the Chapter 11 Case by: Alston & Bird LLP, located at One Atlantic Center, 1201 West Peachtree Street, Atlanta, Georgia 30309-3424, as bankruptcy counsel; Willkie Farr & Gallagher, located at 787 Seventh Avenue, New York, New York 10019, as special reorganization counsel; Cravath, Swaine & Moore, located at Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019, as special litigation counsel for the Delaware and Texas Actions; The Blackstone Group, L.P., located at 345 Park Avenue, New York, New York 10154, as financial advisor; Arthur Andersen LLP, located at Suite 2500, 133 Peachtree Street NE, Atlanta, Georgia 30303, as accounting consultants; Baker & Botts, L.L.P., located at 1299 Pennsylvania Avenue, N.W., Washington, D.C. 20004-2400, as special counsel for the K-C Action; Connolly, Bove, Lodge & Hutz, located at 1220 Market Street, Wilmington, Delaware 19899, as special local litigation counsel in the Delaware Action; Rockey, Milnamow & Katz, Ltd., located at Two Prudential Plaza, Suite 4700, 180 North Stetson Avenue, Chicago, Illinois 60601, as special patent counsel; Finnegan, Henderson, Farabow, Garrett & Dunner, L.L.P., located at 3200 One Peachtree Center, 303 Peachtree Street, N.E., Atlanta, Georgia 30308, as special patent counsel; and Hopgood, Calimafde, Kalil & Judlowe, L.L.P., located at 60 East 42nd Street, Room 4207, New York, New York 10165, as special counsel. A variety of special counsel also have been retained by Paragon from time to time to handle ordinary course matters pursuant to an Order of the Bankruptcy Court dated May 5, 1998 and amended by order dated May 21, 1999. A schedule of the Debtor's ordinary course professionals retained in the Chapter 11 Case is annexed hereto as Exhibit F.

                  2.       REPRESENTATION OF THE OFFICIAL COMMITTEES

                  Pursuant to section 1102(a) of the Bankruptcy Code, following the commencement of a chapter 11 case, the United States Trustee appoints a committee of certain of a debtor's largest creditors holding unsecured claims against the chapter 11 debtor, and may appoint additional committees of creditors as deemed appropriate to assure the adequate representation of creditors in a chapter 11 case.

                  The role of a creditors' committee includes, among other things: (i) consultation with the debtor concerning the administration of the chapter 11 case, and (ii) participation in the formulation of a plan of reorganization. In discharging these responsibilities, a creditors' committee has standing to raise issues with the bankruptcy court relating to the debtor's business and the conduct and course of the chapter 11 case. The debtor is required to pay certain expenses of the committee, including professional fees, to the extent allowed by the bankruptcy court.

                  On January 16, 1998, the Creditors' Committee was appointed by the United States Trustee to represent the interests of all of the Debtor's unsecured creditors in the Chapter 11 Case. The Creditors' Committee retained the law firm of O'Melveny & Myers LLP, located at 153 East 53rd Street, New York, New York 10022, as counsel; Parker, Hudson Rainer & Dobbs, located at Suite 1500, 285 Peachtree Center Avenue, Atlanta, Georgia 30303, as co-counsel; Fish & Neave, located at 1251 Avenue of the Americas, New York, New York 10022, as special patent counsel; and PricewaterhouseCoopers LLP, located at Suite 1700, 50 Hurt Plaza, Atlanta, Georgia 30303, as financial advisor.

                  A list of the current members of the Creditors' Committee is annexed hereto as Exhibit B.

                  Pursuant to section 1102(a)(2) of the Bankruptcy Code, on request of a party in interest, a committee of equity security holders also may be appointed if necessary to assure adequate representation of equity security holders. On November 2, 1998, the Equity Committee was appointed by the United States Trustee to represent the interests of all equity interest holders in the Chapter 11 Case. The Equity Committee retained the law firms of Andrews & Kurth L.L.P., located at 600 Travis Street, Suite 4200, Houston, Texas 77002, and Olim & Loeb, located at Five Piedmont Center,

Suite 415, 3525 Piedmont Road, N.E., Atlanta, Georgia 30305; and retained Chanin Kirkland Messina, located at 12 East 49th Street, 14th Floor, New York, New York 10017, as financial advisors.

                  A list of the current members of the Equity Committee is annexed hereto as Exhibit C.

                  3.       EXCLUSIVITY

                  By orders of the Bankruptcy Court (and/or stipulations of the relevant parties approved by the Bankruptcy Court) dated May 8, 1998, May 20, 1998, July 9, 1998, August 24, 1998, September 15, 1998, October 19, 1998,
December 15, 1998, February 17, 1999, April 19, 1999, June 21, 1999, and July 20, 1999, Paragon has obtained various extensions of each of the periods during which only the Debtor may File a plan of reorganization and the period during which only the Debtor may solicit acceptances of a plan of reorganization, through and including August 31, 1999 and October 31, 1999, respectively. By order dated October 26, 1999, Paragon's exclusive period to solicit acceptances to a plan of reorganization was extended through and including January 31, 2000.

                  4.       SCHEDULES AND ESTABLISHMENT OF PREPETITION CLAIMS
                           BAR DATE

                  By order of the Bankruptcy Court dated February 5, 1998, the Debtor obtained an extension of the time to file its Schedules through and including March 3, 1998. The Debtor filed its Schedules on March 3, 1998, and amended its Schedules on March 30, 1998 and April 17, 1998.

                  In accordance with Bankruptcy Rule 3003(c)(3), by order dated March 24, 1998, the Bankruptcy Court established June 5, 1998 (the "Prepetition Claims Bar Date") as the final date for submitting proofs of Claim against the Debtor, subject to certain exceptions. Pursuant to Bankruptcy Rule 3003(c)(2) and the Order establishing the Prepetition Claims Bar Date, any creditor whose Claim was not Scheduled by Paragon or was Scheduled as disputed, contingent or unliquidated, and who failed to File a proof of Claim on or before the Prepetition Claims Bar Date, will not be treated as a creditor with respect to that Claim for purposes of voting on the Plan or receiving a distribution under the Plan. The Prepetition Claims Bar Date does not apply to Administrative Claims.

                  The Debtor intends to object to all Claims filed after the Prepetition Claims Bar Date (unless otherwise ordered by the Court or agreed to by the Debtor) as well as Claims that are duplicative, excessive or otherwise meritless.

                  5.       EXTENSIONS OF TIME TO ASSUME OR REJECT LEASES

                  Upon the Filing of its chapter 11 petition, Paragon determined that it would be in the best interests of its Estate to extend the 60-day time limit provided for in section 365(d)(4) of the Bankruptcy Code to assume or reject all its unexpired leases of nonresidential property. As a result, by motion dated January 30, 1998, Paragon sought, and on February 25, 1998 the Bankruptcy Court issued, an omnibus order extending the time to assume or reject all of Paragon's nonresidential real property leases through the Confirmation Date. Subsequently, pursuant to orders of the Bankruptcy Court, Paragon (a) has assumed its Warehouse Contract with Exporter & Traders Compress & Warehouse Co. (d/b/a Tejas Warehouse Systems), (b) rejected its leases for Paragon's former sales offices in Columbus, Ohio; Limerick, Pennsylvania; and Concord, California, and (c) rejected certain subleases for warehouse space in Newnan, Georgia.

         L.       CLAIMS

                  1.       CLAIMS INFORMATION AND ESTIMATES

                  Approximately 1,040 proofs of Claim aggregating in excess of $703 million (not including the proofs of Claim filed by P&G and K-C which are discussed in Section III.L.3 below) plus unliquidated amounts have been asserted against the Estate. Paragon disputes a vast majority of the dollar amounts of the Claims asserted against it, and has filed, or will file, objections to such Claims.

                  The Plan is predicated upon, incorporates and embodies the settlement of the various Claims asserted by K-C and P&G, as embodied in the K-C Settlement Agreement and the P&G Settlement Agreement. The Plan also is predicated upon and embodies the terms of a settlement reached with the Equity Committee concerning its objections to and appeals of, among other things, the Bankruptcy Court's approval of the P&G Settlement Agreement and the K-C Settlement Agreement.

                  The Debtor has estimated the approximate aggregate allowed amounts of Claims and Interests and has set forth such estimates below. THESE AMOUNTS REPRESENT ESTIMATES BY THE DEBTOR BASED ON CURRENT INFORMATION ONLY. THE DEBTOR MAKES NO REPRESENTATION AS TO THE EXTENT THESE ESTIMATES ULTIMATELY PROVE ACCURATE IN LIGHT OF ACTUAL CLAIMS AND INTERESTS AND THE RESOLUTION OF DISPUTES. FOR INFORMATION REGARDING THE LIMITATIONS OF AND UNCERTAINTIES RELATING TO THESE ESTIMATES, SEE SECTION VII ("CERTAIN RISK FACTORS TO BE CONSIDERED") BELOW.


Class or Type of Claim                           Estimated Aggregate Allowed
      or Interest                              Amount (in thousands of dollars)
-----------------------                        --------------------------------

DIP Claims                                              $        80,000.00

Administrative Claims                                   $    15,251,000.00

Fee Claims                                              $     8,000,000.00

Secured Claims                                          $       500,000.00

Priority Tax Claims                                     $     1,315,000.00

Priority Non-Tax Claims                                 $             0.00

Unsecured Claims                                        $   398,808,000.00

Convenience Claims                                      $     1,600,000.00

Old Common Stock Interests                              Not Applicable

Old Common Stock Option Interests                       Not Applicable



                  2.       PREFERENCES AND FRAUDULENT CONVEYANCES

                  Pursuant to the Bankruptcy Code, a debtor may seek to recover, through adversary proceedings in the bankruptcy court, certain transfers of the debtor's property, including payments of cash, made while the debtor was insolvent during the ninety (90) days immediately prior to the commencement of the bankruptcy case (or, in the case of a transfer to or on behalf of an "insider," one (1) year prior to the commencement of the bankruptcy case) in respect of antecedent debts to the extent the transferee received more than it would have received on account of such pre-existing debt had the debtor been liquidated under chapter 7 of the Bankruptcy Code. Such transfers include cash payments, pledges of security interests or other transfers of an interest in property. In order to be preferential, such payments must have been made while the debtor was insolvent; debtors are rebuttably presumed to have been insolvent during the 90-day preference period. The Bankruptcy Code's preference statute can be very broad in its application because it allows the debtor to recover payments regardless of whether there was any impropriety in such payments.

                  There are certain defenses to preference claims in general. For example, transfers made in the ordinary course of the debtor's and the transferee's business according to ordinary business terms are not recoverable. Furthermore, if the transferee extended credit contemporaneously with or subsequent to the transfer, and prior to the commencement of the bankruptcy case, for which the transferee was not repaid, such extension constitutes an offset against an otherwise recoverable transfer of property. If a transfer is recovered by a debtor, the transferee has a general unsecured claim against the debtor to the extent of the recovery.

                  Under the Bankruptcy Code and under various state laws, a debtor may also recover or set aside certain transfers of property (fraudulent transfers), including the grant of a security interest in property, made while the debtor was insolvent or which rendered the debtor insolvent or undercapitalized to the extent that the debtor received less than reasonably equivalent value for such transfer.

                  Paragon will waive and release its preference avoidance and fraudulent conveyance claims under the Plan, provided, however, that nothing in the Plan will prohibit the Debtor, the Creditors' Committee or the Equity Committee from challenging the validity, priority, extent or perfection of any lien, mortgage or security agreement. Paragon has provided for the waiver and release of such claims under the Plan for a number of reasons including, but not limited to its desire not to impair ongoing trade relationships with suppliers and other parties that are crucial to the success of Reorganized Paragon by commencing avoidance actions against such parties.

                  3.       SIGNIFICANT CLAIMS, LITIGATION AND SETTLEMENTS

                  Both P&G and K-C filed proofs of Claim in the Chapter 11 Case asserting claims aggregating in excess of $8.5 billion (including trebling).(3) Negotiating the P&G Settlement and the K-C Settlement, which resolve those Claims and related issues (including, in the case of P&G, the Judgment) has been one of the primary focuses of the Chapter 11 Case. When the Debtor's negotiations with P&G and K-C stalled in late August 1998, counsel to the Creditors' Committee offered to mediate the Debtor's disputes with each of these parties. While the P&G Settlement ultimately was achieved with the facilitation of such counsel as mediator, K-C ultimately determined to proceed with settlement discussions directly with Paragon and without Creditors' Committee counsel as mediator.

                  A. THE P&G LITIGATION AND CLAIMS -- SIGNIFICANT POSTPETITION EVENTS

                  On January 9, 1998, Paragon moved the Bankruptcy Court for relief from the automatic stay imposed by section 362 of the Bankruptcy Code to the extent necessary to allow Paragon to appeal the Judgment to the United States Court of Appeals for the Federal Circuit (the "Federal Circuit"). On January 14, 1998, Paragon filed a further motion for stay relief, seeking (to the extent necessary) the Bankruptcy Court's authorization to file a motion in the Delaware Court, pursuant to Rule 59 of the Federal Rules of Civil Procedure ("Rule 59"), for a new trial or to alter or amend the Judgment. The Bankruptcy Court granted the Debtor's January 14, 1998 motion by Order issued on that date (as amended January 15, 1998 to allow P&G to respond to any such Rule 59 motion by the Debtor). Paragon filed its Rule 59 motion in the Delaware Court on January 16, 1998. On January 27, 1998, the Debtor moved for clarification of the Bankruptcy Court's January 15, 1998 stay modification order, or in the alternative for additional stay relief, to authorize certain activities in


-------------

(3) A plaintiff in a patent infringement dispute is entitled to seek treble damages upon a showing of willful infringement. While Paragon steadfastly has denied any type of infringement, both K-C and P&G have alleged that Paragon willfully infringed their patents.

the Delaware Court and the K-C Action related to Paragon's Rule 59 Motion in the Delaware Action. P&G opposed this motion, arguing that the automatic stay should be modified to allow all potential post-Judgment activities in the Delaware Action. On February 13, 1998, the Bankruptcy Court granted Paragon's clarification motion.

                  By Order dated February 4, 1998, the Bankruptcy Court granted the Debtor's January 9, 1998 relief from stay motion, and authorized the Debtor to prosecute, and P&G to respond to, an appeal of the Judgment. Also on February 4, 1998, P&G supplemented its objection to the Debtor's January 9, 1998 relief from stay motion, arguing that an appeal of the Judgment would be premature until the Delaware Court ruled on the issue of damages and P&G's requests for injunctive relief. The Bankruptcy Court determined to treat this supplemental objection as a motion for reconsideration of its February 4, 1998 order. The Debtor opposed the reconsideration motion and, on March 30, 1998, the Federal Circuit rendered P&G's reconsideration motion moot when it dismissed Paragon's appeal as premature based on the absence of any damages award or resolution of P&G's request for injunctive relief in the Delaware Action.

                  On February 10, 1998, P&G moved the Bankruptcy Court to compel the Debtor to assume the P&G Conversion Agreement pursuant to section 365 of the Bankruptcy Code. The Debtor and the Creditors' Committee opposed this motion and, after extensive briefing by the parties, the Bankruptcy Court denied P&G's motion on June 3, 1998. In any event, the issue became moot on July 6, 1998, six months after the entry of the Judgment, when the applicable conversion period expired pursuant to the terms of the P&G Conversion Agreement. All royalty payments for the Conversion Period have been paid in full.

                  By motion dated February 10, 1998, P&G also sought additional relief from the automatic stay to allow it to finalize the Judgment, including the calculation of damages, and pursue injunctive relief against the Debtor in the Delaware Court. The Debtor and the Creditors' Committee opposed this motion. After extensive discussions between, and multiple pleadings filed by, the Debtor and P&G, the parties agreed on the provisions of a consent order, which the Bankruptcy Court entered on May 19, 1998. Pursuant to this consent order, the Bankruptcy Court modified the automatic stay to allow P&G to move the Delaware Court to enter (a) a money judgment fixing the amount of damages pursuant to the Judgment in the approximate amount of $178.4 million and (b) a permanent injunction against the Debtor's continued sale of the product that the Delaware Court found to infringe P&G's patents, each in form mutually agreed to by the Debtor and P&G, together with related relief. The negotiated damages award and stipulated permanent injunction were entered by the Delaware Court on June 2, 1998.

                  By motion dated June 4, 1998, P&G sought additional relief from the automatic stay to move the Delaware Court for an award of attorneys' fees expended in defending one of the Debtor's counterclaims in the Delaware Action. The Debtor did not oppose P&G's motion and the Bankruptcy Court granted the requested relief on June 11, 1998.

                  On July 31, 1998, the Delaware Court denied (a) Paragon's Rule 59 motion for a new trial or to alter or amend the Judgment and (b) P&G's motion for an award of attorneys' fees. Paragon then filed, with leave of the Bankruptcy Court, a second appeal of the Judgment (which appeal had been rendered timely in light of the Delaware Court's entry of the negotiated damages award and permanent injunction and its denial of Paragon's Rule 59 motion) with the Federal Circuit. That appeal has been administratively stayed pending approval or disapproval of the P&G Settlement Agreement.

                  On or about June 5, 1998, P&G filed a proof of claim (the "P&G Proof of Claim") against Paragon asserting prepetition claims ranging from approximately $2 billion to approximately $6.4 billion (depending on trebling), amounts that substantially exceed the approximately $178.4 million sum fixed in the damages stipulation related to the Judgment. In the P&G Proof of Claim, P&G asserts additional prepetition claims beyond those alleged in the Delaware Action, including alleged patent infringement claims in foreign countries against foreign joint ventures in which Paragon is a non-controlling minority shareholder, and additional, previously unasserted domestic patent claims against Paragon.

Moreover, P&G asserted Administrative Claims against Paragon in the P&G Proof of Claim, ranging in amount from $300 million to $800 million, for alleged postpetition infringement of several P&G patents.

                  On or about September 22, 1998, P&G filed a motion (the "Contempt Motion") in the Delaware Court, seeking a finding of contempt for an alleged violation of the negotiated permanent injunction entered by the Delaware Court, based on Paragon's sale of single cuff diaper products which P&G alleged were no more than "colorably different" from those subject to the Judgment. In the Contempt Motion, P&G requested that the Delaware Court order Paragon to: (i) immediately cease the manufacture, offer for sale and sale of its "design-around" single cuff diaper; (ii) refrain from introducing further purportedly infringing variations of the product prior to the expiration of P&G's Lawson and Dragoo patents; and (iii) send a letter to all of Paragon's customers that had purchased the "design-around" single cuff product, notifying each customer of Paragon's purported contempt and that resale of the allegedly infringing products would constitute an infringement of the Lawson and Dragoo patents. Paragon vigorously disputed the alleged infringement and contempt in its opposition papers.

                  The Contempt Motion was not placed on the Delaware Court's calendar until all pleadings, including P&G's reply papers, were filed. Paragon and P&G agreed to defer filing their pleadings pending ongoing settlement negotiations. P&G, however, filed pleadings in support of the Contempt Motion on January 8, 1999, and Paragon subsequently filed its opposition papers. After announcing a settlement in principle with P&G on January 22, 1999, P&G filed a motion, with Paragon's consent, to administratively stay the Contempt Motion pending approval of the P&G Settlement Agreement. That motion was granted by order dated January 29, 1999.

                  The P&G Settlement, which was approved by the Bankruptcy Court on August 6, 1999, generally provides, among other things, that:

         (a) In full satisfaction of all P&G's prepetition and postpetition Claims (to the extent such postpetition Claims were known or could have been determined by P&G with the exercise of reasonable due diligence) through the date of the P&G Settlement Agreement (including, but not limited to, the Claims asserted in the Delaware Action and the Claims arising from the Judgment), P&G shall receive an Allowed Unsecured Claim in the amount of $158.5 million (plus interest, to the extent allowable, at 6% per annum from April 15, 1999 through the Effective Date) and an Administrative Claim in the amount of $5 million;

         (b) Paragon shall receive royalty-bearing licenses on all of the patents P&G has asserted against Paragon and P&G shall not prosecute any claims against Paragon based upon any existing patents and pending patent applications of P&G as of the date of execution of the P&G Settlement Agreement;

         (c) P&G will make future licenses available to Paragon if Paragon develops new products or enters new markets not covered by existing P&G licenses on terms no less favorable to Paragon than those of other P&G licenses, if any, of such patents at such time;

         (d) Any future patent dispute between P&G and Paragon will be subject to good faith negotiations and, if necessary, escalation to senior business executives and discussion of some form of alternative dispute resolution before any litigation is commenced;

         (e) Paragon will assume and continue to perform under its license of P&G's Van Tilberg patent, relating to "winged" feminine care pad products;

         (f) P&G represents, warrants and covenants that it has no patents, other than those patents covered by the P&G Settlement, that it asserts have been infringed in the Approved Countries (as that term is defined in the P&G Settlement Agreement) as of the date of the P&G Settlement Agreement;

         (g) With respect to P&G's claims that diapers manufactured by PMI infringe certain of P&G's Mexican patents, P&G has granted Paragon a two year forbearance period running from the date of execution of the P&G Settlement Agreement during which time P&G has agreed not to take any action against Paragon on account of diapers manufactured at PMI. During this two year forbearance period, Paragon has agreed to use its best efforts to cause its Mexican joint venture partner to engage in good faith settlement discussions with P&G regarding this issue. To Paragon's knowledge, no such discussions have taken place to date;

         (h) Each party is granted a release with respect to claims which could have been asserted prior to the date of the P&G Settlement Agreement; and

         (i) Within five (5) days of the Bankruptcy Court's issuance of a Final Order (as defined in the P&G Settlement Agreement) approving the P&G Settlement Agreement, P&G will withdraw the Contempt Motion with prejudice and Paragon will withdraw its appeal of the Judgment, thereby ending the Delaware Action in its entirety. The P&G Settlement Agreement defines Final Order, for the purposes thereof, to mean an order or judgment of the Bankruptcy Court, as entered on the docket in the Chapter 11 Case, that has not been reversed, stayed, modified or amended and as to which the time to appeal or seek review, rehearing, reargument or certiorari has expired and as to which no appeal or petition for review, rehearing, reargument, stay or certiorari is pending, or as to which any right to appeal or to seek certiorari, review, or rehearing has been waived, or, if an appeal, reargument, petition for review, certiorari or rehearing has been sought, the order or judgment of the Bankruptcy Court that has been affirmed by the highest court to which the order was appealed or from which the reargument, review or rehearing was sought, or certiorari has been denied, and as to which the time to take any further appeal or seek further reargument, review or rehearing has expired; provided, however, that for purposes of the P&G Settlement Agreement, the P&G Settlement Order shall be deemed a Final Order upon the occurrence of the Effective Date of the Plan.

                  Because the Bankruptcy Court's August 6, 1999 order has not yet become a Final Order, as defined in the Settlement Agreement, the P&G License Agreements described above are terminable at P&G's option. If the P&G License Agreements are terminated, Paragon could be faced with having to convert to a diaper design other than the dual cuff design covered by the licenses. At this time, Paragon's only viable alternative product design is the single cuff product which is the subject of P&G's Contempt Motion in Delaware. P&G has informed Paragon that it is P&G's present intention, while not waiving any contractual or other legal rights P&G might have, to continue to operate as if the Settlement Agreement had been approved by a Final Order, as defined therein, and not to terminate the licenses.

                 The Equity Committee vigorously opposed Bankruptcy Court approval of the P&G Settlement Agreement and appealed the Bankruptcy Court's approval thereof to the United States District Court for the Northern District of Georgia (the "Georgia District Court"). Pursuant to the Plan, if the Plan is confirmed by the Bankruptcy Court, Paragon will implement the terms of the P&G Settlement Agreement in the absence of any stay pending appeal of the Confirmation Order.

                 On October 14, 1999, the Georgia District Court denied the Equity Committee's motion for expedited briefing concerning this appeal and offered the Equity Committee the option of consenting to the Georgia District Court's adoption of the Bankruptcy Court's order approving the P&G Settlement Agreement to permit the Equity Committee to take its appeal of the P&G Settlement directly to the Eleventh Circuit Court of Appeals. On October 14, 1999, after the

Equity Committee consented to the Georgia District Court's adoption of the Bankruptcy Court's August 6, 1999 order approving the P&G Settlement Agreement, the Georgia District Court entered a final judgment adopting the Bankruptcy Court's order approving the P&G Settlement Agreement. The Equity Committee thereafter filed an appeal of the Bankruptcy Court's approval order and the Georgia District Court's final judgment with the Eleventh Circuit Court of Appeals. This appeal has not yet been docketed and a briefing schedule has not yet been scheduled.

                 As a result of the settlement of the Equity Committee's objections to, among other things, the P&G Settlement Agreement and the K-C Settlement Agreement that is embodied in the terms of the Plan, the Debtor and the Equity Committee will jointly request the Eleventh Circuit Court of Appeals to administratively stay the Equity Committee's appeal pending confirmation and consummation of the Plan and/or extend the parties' time to file their respective appellate briefs. Within five (5) Business Days of the Effective Date of the Plan, the Equity Committee will dismiss this appeal with prejudice.

                  B. THE K-C LITIGATION AND CLAIMS -- SIGNIFICANT POSTPETITION EVENTS

                  As a result of the Chapter 11 Case, the proceedings in the Texas Action were stayed as of the Petition Date pursuant to section 362 of the Bankruptcy Code. On January 13, 1998, K-C moved in the Bankruptcy Court for an order lifting the automatic stay to allow it to continue the Texas Action. Paragon opposed this motion and, on April 10, 1998, the Bankruptcy Court issued an order (a) partially lifting the automatic stay to allow the issuance of the Special Master's report on the items under his consideration and (b) directing the parties to meet and confer in good faith regarding the settlement of the claims asserted in the Texas Action. On April 20, 1998, K-C moved for reconsideration of that order; the Bankruptcy Court denied the reconsideration motion on June 17, 1998. K-C has appealed this denial to the United States District Court for the Northern District of Georgia and Paragon has opposed K-C's appeal and sought to have it dismissed.

                  On May 26, 1998, the Special Master issued his report on the majority of the motions pending before him. His report included a recommended finding, among other things, that Paragon, as the successor-in-interest to Pope & Talbot's disposable diaper business, has a fully paid-up license to one of the three asserted K-C inner-leg gather patents (the Enloe I patent), which license runs from the date of the Debtor's acquisition of Pope & Talbot's diaper operations (Pope & Talbot had previously obtained the license from K-C). The Special Master also recommended that K-C should be held to the narrow interpretation of its patent which had been applied in the United States District Court for the Western District of Washington in earlier litigation between P&G and K-C on the patent. In addition, the Special Master recommended that the Debtor's antitrust counterclaim and any discovery-related matters in connection therewith should be dismissed.

                  On or about June 5, 1998, K-C filed a proof of Claim in the Chapter 11 Case asserting Claims in the approximate amount of $893 million (without trebling) to $2.3 billion (with trebling). These Claims were based on the Debtor's alleged infringement of the Enloe I, Enloe II and Enloe III patents.

                  On June 5, 1998, K-C also filed a motion, pursuant to section 157(d) of title 28 of the United States Code, to withdraw the reference to the Bankruptcy Court with respect to all matters pertaining to its proof of claim. Paragon and the Creditors' Committee both filed opposition papers to this motion. The United States District Court for the Northern District of Georgia has dismissed the appeal of K-C's motion for reconsideration, the motion for withdrawal of the reference and the Debtor's motion to dismiss the appeal without prejudice, with directions to reopen these matters if the parties were unable to obtain approval of the settlement.

                  After extensive negotiations between the Debtor and K-C, on March 19, 1999, the parties entered into the K-C Settlement Agreement, which was approved by the Bankruptcy Court on August 6, 1999. In general, the K-C Settlement Agreement provides, among other things that:

         (a) In exchange for the dismissal of the K-C Action with prejudice, and in full and final satisfaction of all of K-C's prepetition claims and those administrative claims of K-C that were known or could have been determined by K-C with the exercise of reasonable due diligence through the date of the K-C Settlement Agreement, K-C shall receive (i) an Allowed Unsecured Claim in the amount of $110 million, which Allowed Claim shall accrue interest, to the extent allowable, at the rate of six percent (6%) per annum from April 15, 1999 through the Effective Date, (ii) a conditionally allowed Unsecured Claim in an amount equal to (A) forty percent (40%) of the amount by which the Judgment amount is reduced as a result of Paragon's appeal of the Judgment, minus (B) $20,000,000.00, with the existence of such a claim being contingent upon the absence of a settlement between Paragon and P&G, and (iii) an Allowed Administrative Claim in the amount of $5 million;

         (b) Paragon will classify K-C's fixed Allowed General Unsecured Claim in the same Class as all other prepetition, general unsecured claims against Paragon under the Plan (subject to inclusion of a "convenience class" in the Plan);

         (c) Within five (5) business days of the Settlement Effective Date (as that term is defined in the K-C Settlement Agreement), each party will withdraw with prejudice its claims in the Texas Action, and K-C will withdraw with prejudice (i) its appeal of the Bankruptcy Court's denial of its reconsideration motion and (ii) its motion to withdraw the reference. "Settlement Effective Date" is defined by the K-C Settlement Agreement to mean the first business day after the order approving the K-C Settlement Agreement is entered and is not subject to any stay;

         (d) K-C shall grant Paragon licenses to its Enloe I, Enloe II and Enloe III patents and Paragon shall enjoy the benefits of a covenant not to sue with respect to K-C's Kellenberger, Melius and Good patents provided Paragon's products fit within certain safe harbors agreed to by Paragon and K-C regarding such patents;

         (e) Paragon will grant K-C a fully paid up license for the use of Paragon's Smith and Suzuki patents (which are the subject of Paragon's counterclaims in the Texas Action);

         (f) K-C, on behalf of itself and Kimberly-Clark Worldwide, Inc. ("K-C Worldwide"), shall not sue Paragon or its wholly-owned Canadian subsidiary for infringement of any of K-C's or K-C Worldwide's patents which were issued as of March 1, 1999, including any reissues and reexaminations thereof, in the United States or Canada with respect to certain identified products;

         (g) Each party shall be granted a release with respect to claims which could have been asserted prior to the date of the K-C Settlement Agreement

                  The Equity Committee vigorously opposed Bankruptcy Court approval of the K-C Settlement Agreement and filed a Notice of Appeal of the Bankruptcy Court's approval thereof with the United States District Court for the Northern District of Georgia. The Equity Committee also filed an emergency motion for an 80-day stay pending appeal of the Bankruptcy Court's order approving the K-C Settlement Agreement. Both Paragon and K-C filed pleadings in opposition to such motion. By order dated August 17, 1999, and amended August 18, 1999, the Bankruptcy Court denied the Equity Committee's request, but granted a limited stay through August 25, 1999 to permit the Georgia District Court to consider the matter. On August 24, 1999, the Georgia District Court heard arguments on the Equity Committee's motion for an emergency 80-day stay. At that time, the limited stay was extended to September 3, 1999 by agreement of the parties in order to allow the Georgia District Court to further consider the matter. On September 2, 1999, the Georgia District Court issued an order denying the Equity Committee's motion for an emergency stay. In denying the Equity Committee's request, the Georgia District found, among other things, that the Equity Committee had failed to show that it has a substantial likelihood of success on its appeal of the K-C Settlement Agreement. The Georgia District Court also found that the Bankruptcy Court's order approving the K-C settlement was thorough and that the Bankruptcy Court did not abuse its discretion in approving the K-C settlement. In its September 2, 1999 order, the Georgia District Court offered the Equity Committee the option of consenting to the Georgia District Court's adoption of the Bankruptcy Court's approval order to permit the Equity Committee to take its appeal of the Bankruptcy Court's approval of the K-C Settlement Agreement directly to the 11th Circuit Court of Appeals, in which event, the Georgia District Court stated that it would enter a limited stay through October 28, 1999. On September 8, 1999, the Equity Committee consented to the procedure proposed by the Georgia District Court and on September 9, 1999, the Georgia District Court entered a final judgment adopting the Bankruptcy Court's order approving the K-C Settlement Agreement and granting a temporary stay of such agreement through October 28, 1999 pending the Equity Committee's appeal of such order to the 11th Circuit Court of Appeals. The Equity Committee thereafter filed a notice of appeal with the 11th Circuit Court of Appeals.

                  On October 18, 1999, the Equity Committee filed an emergency motion with the Eleventh Circuit Court of Appeals to extend the temporary stay entered by the Georgia District Court. At the same time, the Equity Committee also filed its initial brief on appeal and requested in its emergency motion that the Eleventh Circuit Court of Appeals expedite the briefing schedule on the appeal and shorten the time within which the Debtor would be required to file its reply brief. The Debtor opposed both these requests in a response filed with the Eleventh Circuit on October 22, 1999. K-C also opposed the Equity Committee's emergency motion and requested that it be identified as an additional appellee. On October 28, 1999, the Eleventh Circuit Court of Appeals denied both the Equity Committee's request for an extension of the stay entered by the Georgia District Court and the Equity Committee's request for an expedited briefing schedule. The Eleventh Circuit Court of Appeals also granted K-C's motion to be treated as an additional appellee. In its decision, the Eleventh Circuit Court of Appeals held, among other things, that the Equity Committee failed to show that it had a likelihood of success on its appeal of the Bankruptcy Court's and the Georgia District Court's approval of the K-C Settlement Agreement and that substantial harm would not occur to Paragon from an extension of the stay. By joint motion dated November 12, 1999, the Debtor and the Equity Committee jointly requested the Eleventh Circuit Court of Appeals to extend Paragon's time to file its reply brief through January 30, 2000. If this request is not granted, the Debtor's reply brief would be due on or before November 17, 1999.

                  As a result of the settlement of the Equity Committee's objections to, among other things, the P&G Settlement Agreement and the K-C Settlement Agreement that is embodied in the terms of the Plan, the Debtor and the Equity Committee will jointly request the Eleventh Circuit Court of Appeals to administratively stay the Equity Committee's appeal of the K-C Settlement Agreement pending confirmation and consummation of the Plan. Within five (5) Business Days of the Effective Date of the Plan, the Equity Committee will dismiss this appeal with prejudice.

                  In accordance with the terms of the K-C Settlement Agreement, following the expiration of the limited stay entered by the Georgia District Court on October 28, 1999, K-C dismissed with prejudice its complaint in the Texas action, as well as its related filings in the Georgia District Court, and Paragon simultaneously dismissed with prejudice its counterclaims in the Texas action. On November 2, 1999, Paragon and K-C also exchanged mutual general releases.

                  On November 1, 1999, the trial court in Kimberly-Clark Corp.
v. Tyco International (US), Inc., et al., 98-C-756-C (W.D. Wis.) entered an opinion and order construing the claims of the three Enloe patents also asserted against Paragon in the Texas Action. Based on those claim constructions, K-C stipulated to entry of final judgment of noninfringement by the defendants, in order to allow K-C to appeal the claim construction rulings to the Federal Circuit. Among other things, the claim constructions adopted by the K-C v. Tyco trial court imported into the claims of Enloe II and Enloe III the "fluid pervious" limitation of Enloe I, even though that limitation does not appear in the text of the claims of either Enloe II or Enloe III. The claim constructions adopted by the K-C v. Tyco trial court also imported into the claims of Enloe III a "tracking down" limitation from the claims of Enloe II, even though that limitation does not appear in the text of the claims of Enloe III. The K-C v. Tyco trial also construed the "fluid pervious" limitation in Enloe I in a manner materially different from the claim construction previously adopted by Judge Dwyer in Kimberly-Clark Corp. v. The Procter & Gamble Co., which was the claim construction recommended by the Special Master in the Texas

Action. Under the K-C v. Tyco court's claim construction rulings, if affirmed on appeal, the Debtor believes that Paragon's dual cuff product at issue in the Texas Action should be found not to infringe any of the three Enloe patents. These particular claim constructions have been reviewed by Paragon's patent counsel, and Paragon believes it is unlikely these claim constructions will be affirmed on appeal.

                 The Equity Committee has requested the United States Patent and Trademark Office (the "PTO") to reexamine the validity of P&G's Lawson patent and K-C's Enloe I and Enloe III patents. The reexamination applications with respect to the Lawson, Enloe I and Enloe III patents have been granted by the PTO and reexamination proceedings are underway with respect to those patents. On November 12, 1999, the PTO issued an Office Action In Reexamination (the "Office Action") with respect to the Lawson patent that rejected claims 17, 21, 27 and 28 of the Lawson patent as being unpatentable in light of certain prior patents. The Office Action indicates that no response was received from P&G in response to the reexamination order (P&G was not required to file a response). Pursuant to the Office Action, P&G has one month form November 12, 1999, to file its response to the Office Action, subject to P&G obtaining an extension (if any). After P&G has had an opportunity to respond, the PTO will issue a final action, which is appealable.

                 Prior to its settlement with the Debtor, the Equity Committee had asserted that the pendency of the reexamination proceedings and the possibility that the patents at issue may be invalidated were factors that weighed heavily against approval of both the P&G Settlement Agreement and the K-C Settlement Agreement. Paragon believes that neither the pendency of the reexamination proceedings nor the possibility that the Lawson patent and/or the Enloe I and Enloe III patents may be invalidated by the PTO affects the reasonableness of the settlements. In approving the two settlements, the Bankruptcy Court determined that the settlements satisfied the applicable standards for approval notwithstanding the pendency of the reexamination proceedings with respect to P&G's Lawson patent and K-C's Enloe III patent. (The reexamination request with respect to Enloe I was not pending at the time the Bankruptcy Court approved the settlements.)

                  C.       RHONDA TRACY SETTLEMENT

                 On or about September 1, 1998, Paragon received notice from a Ms. Rhonda Tracy that Ms. Tracy believes that certain of Paragon's diapers infringe U.S. Patent No. 5,797,824 (the "Tracy patent"), which issued on August 25, 1998, to Ms. Tracy. The Tracy patent concerns a disposable diaper with a padded waistband and legholes. Paragon responded, based upon advice of Rockey, Milnamow & Katz (Paragon's independent patent counsel), that Paragon believes its products do not infringe any valid claim of the Tracy patents. On April 29, 1999, Paragon received notice that Ms. Tracy had filed suit in the United States District Court for the Northern District of Illinois against Kimberly-Clark Corporation, Tyco International, Ltd., Drypers Corporation and a number of Paragon's customers, alleging infringement by those parties of the Tracy patent. Paragon was not named as a defendant in that suit. However, Ms. Tracy indicated in her April 29, 1999 letter that she also intended to sue Paragon in the future.

                 Although Paragon does not believe that any of its products infringe any valid claim under the Tracy patent, Paragon determined that the costs and uncertainties of litigation warranted that it engage in settlement negotiations with Ms. Tracy in order to determine if Paragon would be able to settle Ms. Tracy's alleged claims against Paragon without the necessity of engaging in expensive, lengthy and time-consuming complex patent litigation with Ms. Tracy. Achieving a negotiated settlement of Ms. Tracy's claims also is desirable to Paragon because certain of Paragon's customers have been named in the suit referenced above and have indicated to Paragon that they expect to be indemnified and held harmless by Paragon from the claims asserted by Ms. Tracy against them in accordance with agreements between Paragon and such customers. Accordingly, Paragon and Ms. Tracy engaged in settlement negotiations for several months and ultimately agreed, subject to Bankruptcy Court approval, on the terms of a settlement.

                 The more salient provisions of the proposed settlement with Tracy are as follows: (a) Settlement Amount: $500,000, paid when the order approving the Settlement becomes final; (b) License Grant: Tracy grants a nonexclusive, royalty-free, irrevocable, worldwide license to permit Paragon and its affiliates to make, have made, lease, use, import, offer to sell, and sell disposable absorbent products under the terms of the Tracy patent, its parent patent (U.S. Patent No. 5,064,421) and all continuations, continuations-in-part, divisionals, reissues, and reexaminations thereof. The license also extends to retailers that sell products manufactured by Paragon and its affiliates; (c) Release: Upon receipt of the $500,000 settlement amount, Ms. Tracy shall be deemed to have released Paragon, its affiliates, and third party vendors insofar as they distribute or use products made by or for Paragon or its affiliates; and (d) Bankruptcy Court Approval: The Settlement is not binding on Paragon unless and until it is approved by a final, non-appealable (or, if appealable, then not appealed) order of the Bankruptcy Court. In the event that the Bankruptcy Court does not approve the settlement, the terms of the settlement shall not be binding on the parties. Paragon has filed a motion seeking Bankruptcy Court approval of the proposed settlement with Ms. Tracy. The Equity Committee has filed an objection to such motion, and a hearing to consider the motion has been scheduled for December 9, 1999. The Equity Committee has agreed to withdraw this objection provided Paragon provides the Equity Committee with a reasonable explanation of the reasonableness of the settlement.

                  4.       CLAIMS AGAINST WEYERHAEUSER/RULE 2004 DISCOVERY

                 Since its appointment, the Equity Committee has expended significant time and effort in investigating potential causes of action against Weyerhaeuser in connection with the 1993 transaction in which Weyerhaeuser spun off Paragon to the public. The Equity Committee has asserted that claims against Weyerhaeuser aggregating potentially in excess of $500 million exist as a result of this transaction and the related documents between the parties. By order dated May 20, 1999, the Bankruptcy Court authorized the Equity Committee to take discovery from Weyerhaeuser pursuant to Bankruptcy Rule 2004 in order to assist the Equity Committee in its identification and evaluation of potential claims against Weyerhaeuser. Pursuant to an order of the Bankruptcy Court dated July 2, 1999, the Equity Committee subsequently obtained authority to take Bankruptcy Rule 2004 discovery from P&G in respect of such potential claims.

                 By motion dated May 26, 1999, the Equity Committee requested that the Bankruptcy Court authorize the Equity Committee to prosecute, for the benefit of the Estate, claims against Weyerhaeuser on the grounds that colorable claims against Weyerhaeuser existed and the Debtor unjustifiably was failing to prosecute them. Weyerhaeuser objected to this motion. The Debtor and the Creditors' Committee also filed papers in opposition to this motion because, among other reasons, the Debtor contemplated filing a plan that provided for the assignment of claims against Weyerhaeuser, among others, to a litigation trust. Pursuant to the Plan, the Litigation Claims Representative, who will be selected by the Equity Committee, will be vested with the authority to pursue these claims on behalf of the Estate. Ultimately, Paragon, the Creditors' Committee and the Equity Committee agreed to the terms of a stipulation pursuant to which the parties agreed that, among other things, the Equity Committee could prosecute claims against Weyerhaeuser on behalf of the Estate. After a hearing on the motion, the Bankruptcy Court approved the stipulation and authorized the Equity Committee to file a complaint against Weyerhaeuser. On or about October 4, 1999, the Equity Committee filed such complaint. Weyerhaeuser has served its answer to the complaint and is seeking to take the deposition of Mr. Bobby Abraham in connection with this litigation.

                  5.       OTHER CLAIMS

                 Paragon and the Equity Committee believe that the Estate may possess claims and/or causes of action against certain parties that should be pursued after the Effective Date for the benefit of the Estate. Pursuant to
Section 9.21 of the Plan, these Litigation Claims (which are against Weyerhaeuser, Pope & Talbot, Oracle Corporation and Andersen Consulting LLP) will remain vested in the Estate and will be investigated, prosecuted and/or settled by the Litigation Claims Representative for the benefit of the Estate. Any Litigation Proceeds received will be allocated between and distributed to holders of Allowed Unsecured Claims and Allowed Old Common Stock Interests in accordance with the terms of the Plan.

                  6.       LITIGATION

                 Other than as set forth herein, Paragon is not a defendant in any action or proceeding which Paragon believes, if Paragon were found liable in such action or proceeding, would materially adversely impact Paragon's financial condition.

         M.       ANNUAL SHAREHOLDER MEETING

                 The Debtor's 1999 Annual Meeting of Shareholders (the "Annual Meeting") was originally scheduled to take place on November 29, 1999. The purpose of the Annual Meeting is to elect two Class III directors (Mr. Adrian D.P. Bellamy and Mr. Robert L. Schuyler) for terms expiring in 2002 and to transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof. Paragon has been notified by Mr. Robin Winslow, a shareholder of Paragon and the Chairman of the Equity Committee, that he and certain other shareholders intend to propose at the Annual Meeting a motion calling for the removal of Paragon's entire Board of Directors and the election of three individuals nominated by Mr. Winslow to the Board of Directors (any such motion, the "Stockholder Proposal"). Mr. Winslow has informed Paragon that the three individuals he intends to nominate as part of the Stockholder Proposal are himself, Mr. Frank Williams and Mr. Matthew Metcalfe, each of whom are members of the Equity Committee. Paragon recommends to its shareholders a vote "FOR" the election of its nominees for the Board of Directors and "AGAINST" the Stockholder Proposal.

                 The Debtor has been advised by counsel to the Creditors' Committee that, on or prior to the hearing to consider approval of the Disclosure Statement, the Creditors' Committee and the Equity Committee will jointly request that the Annual Meeting be adjourned pending the Bankruptcy Court's consideration of confirmation of the Plan.

IV.      THE PLAN

         A.       GENERAL

                 THE FOLLOWING IS A SUMMARY OF THE MATTERS CONTEMPLATED TO OCCUR EITHER PURSUANT TO OR IN CONNECTION WITH CONFIRMATION OF THE PLAN. THIS SUMMARY HIGHLIGHTS THE SUBSTANTIVE PROVISIONS OF THE PLAN AND IS NOT, NOR IS IT INTENDED TO BE, A COMPLETE DESCRIPTION OR A SUBSTITUTE FOR A FULL AND COMPLETE REVIEW OF THE PLAN. STATEMENTS REGARDING PROJECTED AMOUNTS OF CLAIMS OR DISTRIBUTIONS (OR THE VALUE OF SUCH DISTRIBUTIONS) ARE ESTIMATES BY PARAGON BASED ON CURRENT INFORMATION AND ARE NOT A REPRESENTATION AS TO THE ACCURACY OF THESE AMOUNTS. FOR AN EXPLANATION OF THE BASIS FOR, LIMITATIONS OF AND UNCERTAINTIES RELATING TO THESE CALCULATIONS, SEE SECTION VII ("Certain Risk Factors to be Considered") BELOW.

                 Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under chapter 11, a debtor is authorized to reorganize its business for the benefit of itself and its creditors and stockholders.

                 Formulation of a plan of reorganization is the principal objective of a chapter 11 reorganization case. In general, a chapter 11 plan of reorganization divides claims and equity interests into separate classes, specifies the property that each class is to receive under the plan and contains other provisions necessary to the reorganization of the debtor. Distributions to be made under the Plan will be made after Confirmation on the Effective Date, Initial Distribution Date, Periodic Distribution Dates, Final Distribution Date and/or at such other time or times specified in the Plan.

         B.       FUNDING OF THE PLAN

                 Pursuant to Section 9.1 of the Plan, on or before the Effective Date, the Debtor shall obtain all Cash necessary to make the Cash payments required to be made under the Plan. Such Cash may be obtained in any lawful manner, including, without limitation, from results of operations, sales of assets, through loans or dividends from Affiliates, from debt or equity financing to be arranged by the Debtor, or from consummation of the Wellspring Stock Purchase Agreement. On or before the Effective Date, the Debtor also shall obtain a working capital line of credit for post-Effective Date operations (the "New Credit Agreement"). On October 13, 1999, the Debtor received a $75 million commitment from Citicorp USA for the New Credit Agreement.

         C. METHOD OF CLASSIFICATION OF CLAIMS AND INTERESTS AND GENERAL PROVISIONS

                 Section 1123(a)(1) of the Bankruptcy Code requires that a plan of reorganization classify the claims of a debtor's creditors (other than administrative expenses and priority tax claims) and the interests of its equity holders. Section 1122 of the Bankruptcy Code also provides that, except for certain claims classified for administrative convenience, a plan of reorganization may place a claim or interest of a creditor or equity holder in a particular class only if such claim or interest is substantially similar to the other claims or interests of such class. The Plan places Priority Non-Tax Claims, Secured Claims, Unsecured Claims, Convenience Claims, Old Common Stock Interests and Old Stock Option Interests in separate Classes. The Proponents believe that they have classified all Claims and Interests in compliance with the provisions of section 1122 of the Bankruptcy Code. If a creditor or equity interest holder challenges such classification of Claims or Interests and the Bankruptcy Court finds that a different classification is required for the Plan to be confirmed, Paragon, to the extent permitted by the Bankruptcy Court, intends to make such modifications to the classification of Claims or Interests under the Plan to provide for whatever classification might be required by the Bankruptcy Court for Confirmation.

                 Except to the extent that such modification of classification materially adversely affects the treatment of a holder of a Claim or Interest and requires resolicitation, acceptance of the Plan by any holder of a Claim or Interest pursuant to the Solicitation will be deemed to be a consent to the Plan's treatment of such holder of a Claim or Interest regardless of the Class as to which such holder of a Claim or Interest is ultimately deemed to be a member.

                 The Bankruptcy Code also requires that a plan of reorganization provide the same treatment for each claim or interest of a particular class unless the holder of a particular claim or interest agrees to a less favorable treatment of its claim or interest. The Proponents believe that they have complied with such requirement. If the Bankruptcy Court finds otherwise, it could deny confirmation of the Plan if the holders of Claims or Interests affected do not consent to the treatment afforded them under the Plan.

                  1.       GENERAL RULES OF CLASSIFICATION

                 Generally, a Claim or Interest is classified in a particular Class for voting and Distribution purposes only to the extent the Claim or Interest qualifies within the description of that Class, and is classified in another Class or Classes to the extent the Claim or Interest qualifies within the description of such other Class or Classes. Unless otherwise provided, to the extent a Claim qualifies for inclusion in a more specifically defined Class and a more generally defined Class, it shall be included in the more specifically defined Class. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest is an Allowed Claim or Allowed Interest in that Class and has not been paid, released or otherwise satisfied before the Effective Date. Only holders of Allowed Claims or Allowed Interests will receive Distributions under the Plan.

                 The Plan classifies the various Claims and Interests against the Debtor into: (i) Priority Non-Tax Claims; (ii) Secured Claims; (iii) Unsecured Claims; (iv) Convenience Claims; (v) Old Common Stock Interests; and
(vi) Old Stock Option Interests. Administrative Claims, Fee Claims and Priority Tax Claims are not classified and are excluded from the Classes set forth in
Article IV of the Plan in accordance with section 1123(a)(1) of the Bankruptcy Code.

                 The treatment to be provided for Allowed Claims and Allowed Interests pursuant to the Plan and the consideration provided for in the Plan shall be in full satisfaction, settlement, release and discharge of such Allowed Claims and Allowed Interests.

                  2.       BAR DATE FOR FEE CLAIMS

                 The Confirmation Order shall provide for a bar date for the filing of Fee Claims and the date for filing objections to any Fee Claim. Notice of entry of the Confirmation Order shall be served on all Professionals. Any Person that fails to File a proof of Fee Claim or application for payment of a Fee Claim pursuant to and on or before the time and date established in the Confirmation Order shall be forever barred from asserting such Fee Claim against Paragon, the Estate, Reorganized Paragon or their property and the holder thereof shall be enjoined from commencing or continuing any action, employment of process or act to collect, offset or recover such Fee Claim.

         D.       TREATMENT OF CLAIMS AND INTERESTS

                 Holders of Claims and Interests will receive treatment under the Plan, on account of such Claims and Interests, in accordance with the tables set forth in Section I.G above.

         E.       PARAGON'S RESTRUCTURING AND DISCHARGE

                  1.       NEW SECURITIES

                 The following is a brief summary of the New Common Stock, New Notes and Warrants that will be issued pursuant to the Plan. The issuance of New Common Stock, New Notes and Warrants by Reorganized Paragon will be authorized by and reserved under the Plan without the need for any further corporate action.

                 Pursuant to the Plan, Reorganized Paragon shall issue (a) 13,566,574 shares of New Common Stock (provided, that 11,891,000 shares of New Common Stock shall be issued if the Wellspring Stock Purchase Agreement is consummated), (b) if the Wellspring Stock Purchase Agreement is consummated, a principal amount of New Notes equal to the New Notes Amount (i.e., $160 million, subject to adjustment as set forth in Section 1.73 of the Plan); and (c) the Warrants. Holders of New Common Stock shall have such rights with respect to dividends, liquidation, voting and other matters as are set forth in the Restated Certificate of Incorporation. All authorized and issued shares of New Common Stock not Distributed in accordance with the Plan will be retained by Reorganized Paragon in its treasury. Reorganized Paragon may distribute, at its sole discretion, a portion of the shares of New Common Stock held in treasury in connection with an employee stock incentive plan.

                 Reorganized Paragon shall continue to have the obligation to file periodic reports with the Securities and Exchange Commission and shall make commercially reasonable efforts to have the New Common Stock listed on a nationally recognized market or exchange. All New Common Stock, Warrants and Rights distributed pursuant to the Plan shall be entitled to the benefits and exemptions provided by Section 1145 of the Bankruptcy Code to the maximum extent allowable by law.

                 (a) Registration Rights in the Event that the Wellspring Stock Purchase Agreement is Consummated: In the event that the Wellspring Stock Purchase Agreement is consummated, the holders of New Common Stock whose resale of such New Common Stock would be limited or restricted by federal securities law shall have the right, pursuant to a registration rights agreement, the form of which will be filed with the Bankruptcy Court (the "Registration Rights Agreement") at least three (3) calendar days before the date of the Confirmation Hearing, to cause Reorganized Paragon to (i) include the New Common Stock issuable to them under the Plan (including any New Common Stock issued or issuable in respect of the Warrants), on customary terms, in "piggyback" underwritings and registrations and (ii) effect on customary terms, one demand registration under the Securities Act for the public offering and sale of the New Common

Stock to them distributed under the Plan. If P&G and K-C participate in the Wellspring Rights Offering, the Registration Rights Agreement must be reasonably satisfactory to P&G and K-C.

                 (b) Registration Rights in the Event that the Wellspring Stock Purchase Agreement is not Consummated: If the Wellspring Stock Purchase Agreement is not consummated, as soon as reasonably practicable after the Effective Date, Reorganized Paragon shall file a "shelf" registration statement pursuant to Rule 415 under the Securities Act (the "Shelf Registration") with respect to all of the New Common Stock Distributed to the holders of Allowed Unsecured Claims hereunder (the "Registrable Securities"). Reorganized Paragon shall, subject to customary provisions for postponement of registration rights by the issuer, use its reasonable efforts to cause the Shelf Registration to become effective as soon as possible after the filing thereof and shall use its reasonable efforts to keep the Shelf Registration continuously effective from the date such Shelf Registration is effective until the second anniversary of the Effective Date, in order to permit the prospectus forming a part thereof to be usable by the holders of the Registrable Securities during such period. The Shelf Registration shall provide for the offering and sale of the Registrable Securities to or through brokers or dealers, acting as principal or agent, in transactions (which may involve block transactions) on the nationally recognized market or exchange on which the New Common Stock is listed, in ordinary brokerage transactions, in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or otherwise, or directly or indirectly through brokers or agents in private sales at negotiated prices or through a combination of any such methods of sale, including but not limited to a bulk sale to a brokerage firm, but not pursuant to an underwritten public offering (whether on a firm commitment or best efforts basis or otherwise).

                 The New Notes, which shall be issued under the Wellspring New Notes Indenture only if the Wellspring Stock Purchase Agreement is consummated, will represent unsecured obligations of Reorganized Paragon. The New Notes will bear interest at the non-default rate of 11.25% per annum and mature on the fifth (5th) anniversary of the Effective Date. A detailed summary of the terms of the New Notes is annexed to the Wellspring Stock Purchase Agreement as Appendix 1. With respect to New Notes that will be issued under the Plan in the event that the Wellspring Stock Purchase Agreement is consummated, the Proponents intend to qualify the Wellspring New Notes Indenture under the Trust Indenture Act of 1939, as amended. In this regard, Section 14.3(c) of the Plan provides that, in the event that the Wellspring Stock Purchase Agreement has been executed and has not been terminated, it shall be a condition to consummation of the Plan that the New Notes qualify under the Trust Indenture Act of 1939, as amended.

                 Pursuant to the Plan, Reorganized Paragon also shall issue Warrants to the holders of Allowed Interests in Class 4A. If the Wellspring Stock Purchase Agreement is consummated, the Warrants shall contain terms substantially similar to the summary of terms contained on Exhibit "A" to the Plan. If the Wellspring Stock Purchase is not consummated, the Warrants shall contain terms substantially similar to the summary of terms contained on Exhibit "B" annexed to the Plan.

                 In accordance with the terms contained in the Wellspring Rights Offering Procedures annexed to the Plan as Exhibit D, the Wellspring Rights Offering will permit each holder of a Class 3A Claim entitled to vote in respect of the Plan to elect to subscribe for Rights. Collectively, the Rights, which will not be evidenced by certificates, shall consist of the right to purchase up to 35% of the issued and outstanding shares of New Common Stock (prior to dilution) as of the Effective Date. Each Right shall represent the right to purchase one share of New Common Stock for a purchase price of $10.00 per share. Subject to any requirement of the securities laws, the Rights will be transferable in accordance with the provisions set forth in the Wellspring Rights Offering Procedures; provided, however, that no Person may acquire Rights by way of transfer such that as of the Effective Date (after giving effect to the exercise of all Rights properly subscribed to and acquired by transfer) such Person would hold an amount of New Common Stock greater than ten percent (10%) of the New Common Stock Amount. In accordance with the terms contained in the Wellspring Rights Offering Procedures, the Wellspring Rights Offering also will permit each holder of an Allowed Old Common Stock Interest as of the Voting

Record Date to subscribe for Rights not purchased by holders of Allowed Unsecured Claims under the Plan and the Wellspring Rights Offering Procedures.

                 2.       EXEMPTION FROM CERTAIN TRANSFER TAXES

                 Pursuant to section 1146(c) of the Bankruptcy Code: (i) the issuance, transfer or exchange of any securities, instruments or documents; (ii) the creation of any other lien, mortgage, deed of trust or other security interest; or (iii) the making or assignment of any lease or sublease or the making or delivery of any deed or other instrument of transfer under, pursuant to, in furtherance of or in connection with, the Plan, including any deeds, bills of sale or assignments executed in connection with the Plan, the Confirmation Order, the sale of any assets of the Estate or the transfer and revesting of the assets shall not be subject to any stamp tax, transfer tax, intangible tax, recording fee, or similar tax, charge or expense to the fullest extent provided for under section 1146(c) of the Bankruptcy Code.

                  3.       RELEASE OF LIENS AND PERFECTION OF LIENS

                  A.       PROCEDURES FOR RELEASING OF LIENS

                  Except as otherwise specifically provided in the Plan, the Confirmation Order or in any contract, instrument or other agreement or document created in connection with the Plan: (i) each holder of: (1) a Secured Claim (other than an Allowed Secured Claim treated pursuant to Section 6.1(a)(4) of the Plan); (2) a Claim that is purportedly secured; and/or (3) a judgment, personal property or ad valorem tax, mechanics' or similar lien Claim, in each case regardless of whether such Claim is an Allowed Claim, shall, on the Effective Date and regardless of whether such Claim has been Scheduled or proof of such Claim has been Filed: (y) turn over and release to the Debtor or Reorganized Paragon, as the case may be, any and all property of the Debtor that secures or purportedly secures such Claim, or such lien and/or Claim shall automatically, and without further action by the Debtor, the Estate or Reorganized Paragon, be deemed released; and (z) execute such documents and instruments as the Debtor or Reorganized Paragon, as the case may be, require to evidence such Claim holder's release of such property or lien, and if such holder refuses to execute appropriate documents or instruments, the Debtor or Reorganized Paragon (as applicable) may, in its discretion, file a copy of the Confirmation Order which shall serve to release any Claim holder's rights in such property; and (ii) on the Effective Date, all right, title and interest in such property shall revert or be transferred to Reorganized Paragon, free and clear of all Claims and Interests, including, without limitation, liens, escrows, charges, pledges, encumbrances and/or security interests of any kind.

                  B.       ENTITLEMENT TO DISTRIBUTIONS PENDING RELEASE

                  Without limiting the automatic release provisions of the preceding section: (i) no Distribution under the Plan shall be made to or on behalf of any Claim holder unless and until such holder executes and delivers to the Debtor or Reorganized Paragon (as applicable) such release of liens or otherwise turns over and releases such Cash, pledge or other possessory liens; and (ii) any such holder that fails to execute and deliver such release of liens within 180 calendar days of the Effective Date shall be deemed to have no Claim against the Debtor, the Estate or Reorganized Paragon or its assets or property in respect of such Claim and shall not participate in any Distribution under the Plan.

                  4.       DISCHARGE OF THE DEBTOR

                  Except as otherwise specifically provided by the Plan or the Confirmation Order, Confirmation of the Plan (subject to the occurrence of the Effective Date) shall operate as a discharge, pursuant to section 1141(d)(1) of the Bankruptcy Code, of the Debtor and Reorganized Paragon from any debt, Claim or Interest that arose before the Confirmation Date, including, but not limited to, all principal and interest, whether accrued before, on, or after the Petition Date, and any debt, Claim or Interest of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy

Code, whether or not a proof of Claim or Interest is Filed or is deemed Filed, whether or not such Claim or Interest is Allowed, and whether or not the holder of such Claim or Interest has voted on the Plan. On the Effective Date, as to every discharged debt, Claim and Interest, the holder of such debt, Claim or Interest shall be precluded from asserting against the Debtor, the Debtor's assets or properties, and against Reorganized Paragon, any other or further Claim or Interest based upon any document, instrument or act, omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date.

                  5.       PRESERVATION OF INSURANCE

                  The discharge and release of the Debtors as provided in the Plan shall not diminish or impair the enforceability of any insurance policies that may cover Claims against the Debtor or other Person.

         F.       DISTRIBUTIONS AND IMPLEMENTATION OF THE PLAN

                  1.       TIMING OF DISTRIBUTIONS

                  Notwithstanding any provision of the Plan obligating Reorganized Paragon to make Distributions on a particular date, any Distributions and deliveries to be made under the Plan to holders of Claims or Interests that are Allowed Claims or Allowed Interests as of such date shall be made on that date or as soon as reasonably practicable thereafter. Any Distributions and deliveries to be made to any holder of a Claim or Interest whose Claim or Interest is not an Allowed Claim or Allowed Interest at least ten (10) Business Days prior to a particular Distribution Date shall be made on the first Distribution Date thereafter or upon such other terms as agreed to by Reorganized Paragon and the holder of such Claim or Interest.

                  2.       MANNER OF PAYMENT

                  Except with respect to Allowed DIP Claims, the Allowed Claims of P&G and K-C, and Allowed Prepetition Bank Claims, payment of which shall be made by wire transfer of same day funds to the extent required to be made in Cash, Cash Distributions to be made under the Plan in the amount of $500,000 or less may, subject to Section 11.13 of the Plan, be made, at the option of Reorganized Paragon, in Cash, by wire transfer or by check drawn on any domestic bank. Pursuant to Section 11.12 of the Plan, Cash Distributions in excess of $500,000 shall be made by wire transfer at the request of the holder of such Claim or Interest.

                  3.       PERSONS DEEMED HOLDERS OF REGISTERED SECURITIES

                  Except as otherwise provided in the Plan, Reorganized Paragon (or its designee) shall be entitled, but not required, to treat the record holder of a registered security as the holder of the Claim or Interest respectively for purposes of all notices, payments or other Distributions under the Plan unless Reorganized Paragon shall have received from such record holder written notice by certified mail, return receipt requested, specifying the name and address of any new holder thereof (and the nature and amount of the Claim or Interest of such new holder) at least ten (10) Business Days prior to the date of such notice, payment or other Distribution. In the event of any dispute regarding the identity of any party entitled to any payment or Distribution in respect of any Claim or Interest under the Plan, no payments or Distributions shall be made in respect of such Claim or Interest until the Bankruptcy Court resolves such dispute pursuant to a Final Order.

                  4.       COMPLIANCE WITH TAX REQUIREMENTS

                  To the extent applicable, Reorganized Paragon shall comply with all tax withholding and reporting requirements imposed on it by any governmental unit, and all Distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. Reorganized Paragon shall be entitled to deduct any federal, state or local withholding taxes from any payments made with respect to Allowed Claims or Allowed Interests, as appropriate.

                  5.       SET-OFFS

                 [Intentionally Omitted].

                  6.       DE MINIMIS DISTRIBUTIONS

                  Notwithstanding anything in the Plan to the contrary, the following provisions shall apply to Class 3A Claims and Class 4A Interests:
Reorganized Paragon shall not have any obligation to make a Distribution of Cash, to a holder of an Allowed Claim or Allowed Interest if such Distribution would be less than $10 (or such other amount ordered by the Bankruptcy Court) (the "Threshold Amount") except as provided in the Plan. If, on any Distribution Date, the Pro Rata Share of Cash that otherwise would have been distributed to a holder of an Allowed Claim or Allowed Interest is less than the Threshold Amount, Reorganized Paragon shall reserve such holder's Pro Rata Share of Cash until the first Distribution Date on which the amount to be distributed to such holder is equal to or greater than the Threshold Amount. If, at the time of the Final Distribution, the Pro Rata Share of Cash then allocable to an Allowed Claim or Allowed Interest but not distributed as a result of the foregoing sentence, is less than the Threshold Amount (taking into account prior amounts reserved under this section for such Claim or Interest but not paid), Reorganized Paragon shall not be required to make a Final Distribution of Cash on account of such Allowed Claim or Allowed Interest. If, at the time of Final Distribution, the Pro Rata Share of Cash then allocable to the holder of any Allowed Claim or Allowed Interest would be less than the Threshold Amount, Reorganized Paragon shall not be required to make a Final Distribution on account of such Allowed Claim or Allowed Interest but, in the case of Cash, may donate the Cash in the name of Reorganized Paragon to a not for profit charitable organization to be chosen by Reorganized Paragon.

                  7. PERIODIC DISTRIBUTIONS TO HOLDERS OF ALLOWED UNSECURED CLAIMS AND ALLOWED OLD COMMON STOCK INTERESTS

                  On the Initial Distribution Date and each Periodic Distribution Date thereafter, Reorganized Paragon shall make a Distribution of Cash, New Securities and/or Warrants to each holder of an Allowed Unsecured Claim or Allowed Old Common Stock Interest, as the case may be, in an amount equal to its Pro Rata Share (calculated as of the applicable Distribution Date) of the Cash, New Securities and/or Warrants, as the case may be, allocated to the relevant Class.

                  8. INITIAL DISTRIBUTIONS TO THE HOLDERS OF SUBSEQUENTLY ALLOWED UNSECURED CLAIMS AND ALLOWED INTERESTS

                  Reorganized Paragon shall distribute to the holders of Disputed Claims and Disputed Interests, as the case may be, as of the Initial Distribution Date, that become Allowed Claims or Allowed Interests after the Initial Distribution Date, Cash, New Securities and/or Warrants, as the case may be, in an amount equal to the aggregate amount of Cash, New Securities and/or Warrants, as the case may be, that would have been distributed as of the Initial Distribution Date and each prior Periodic Distribution Date (if any) to such holder in respect of such Allowed Claim or Allowed Interest had it been an Allowed Claim or Allowed Interest on the Initial Distribution Date and any subsequent Periodic Distribution Date. Any holder of a Claim or Interest whose Claim or Interest is so allowed after the tenth (10th) Business Day prior to the next Periodic Distribution Date shall receive its initial Distribution on the next succeeding Periodic Distribution Date. For purposes of determining the accrual of interest or rights in respect of any other payment from and after the Effective Date, the New Securities and Warrants to be issued shall be deemed issued as of the Effective Date regardless of the date on which they are actually dated, authenticated or received by the holders of Allowed Claims or Allowed Interests; provided, however, that Reorganized Paragon shall withhold any payment until such Distribution actually is made.

                  9. SUBSEQUENT PERIODIC DISTRIBUTIONS TO HOLDERS OF PREVIOUSLY ALLOWED CLAIMS AND PREVIOUSLY ALLOWED INTERESTS

                  Subject to the second sentence of Section 11.8 of the Plan, on each Periodic Distribution Date, Reorganized Paragon shall distribute to each holder of an Allowed Claim or Allowed Interest, as the case may be, on account of such Claim or Interest an amount of Cash, New Securities and/or Warrants, as the case may be, equal to: (a) the Distribution from the relevant Disputed Claims Reserve that such holder of an Allowed Claim or Allowed Interest, as applicable, would have received had it not received any prior Distributions in respect of its Allowed Claims or Allowed Interests, less (b) the total amount of any Distributions previously received in respect of its Allowed Claim or Allowed Interest. Subject to Section 11.16 of the Plan, such Distributions shall continue until the relevant Disputed Claims Reserve is depleted of Cash, New Securities and/or Warrants held in such Disputed Claims Reserve, other than as set forth in the Plan.

                  10.      FINAL DISTRIBUTION

                  On the first (1st) Business Day that is ten (10) Business Days after the date on which all Claims or Interests in the relevant Class have been allowed by Reorganized Paragon or by Final Orders, Disallowed or estimated for Allowance purposes by Final Orders or withdrawn with prejudice (and in the case of Classes 3A and 4A, all Litigation Claims have been resolved) and the Chapter 11 Case can be closed under applicable law and rules, property remaining in the relevant Disputed Claims Reserve shall be distributed to holders of Allowed Claims and Allowed Interests or released to Reorganized Paragon, as the case may be, in accordance with the procedure set forth above for Periodic Distributions and subject to the provisions of Section 12.5 of the Plan, provided, however, that such Distribution will be a final Distribution on account of all Claims and Interests.

                  11.      DISTRIBUTIONS ON DISPUTED CLAIMS

                  Notwithstanding anything to the contrary contained in the Plan, no Distribution shall be made on account of any Claim or Interest that is partially an Allowed Claim or Allowed Interest and partially a Disputed Claim or Disputed Interest until such Claim or Interest is no longer Disputed in any respect.

                  12.      DISBURSEMENT OF FUNDS AND DELIVERY OF NEW SECURITIES

                  Reorganized Paragon shall make Cash payments to the holders of Allowed Claims to the extent provided for in the Plan by check sent by first-class mail (or by other equivalent or superior means as determined by Reorganized Paragon in its sole and absolute discretion); provided, however, that if any holder of an Allowed Claim is entitled to receive a Cash Distribution under the Plan, as of the Effective Date, in an amount in excess of $500,000, such holder shall have the option, exercisable by written notice executed by such holder and providing appropriate instructions delivered to the Debtor or Reorganized Paragon or such person designated by one of the foregoing, within thirty (30) calendar days prior to the applicable Distribution Date, to receive payment of Cash Distributions by wire transfer. On the Effective Date, the Debtor shall deposit Cash in the Professional Fee Reserve or provide other security (in form and substance reasonably acceptable to counsel to the Proponents) sufficient to pay Fee Claim holdbacks and estimated final allowances of compensation and reimbursement of expenses to Professionals. Distributions of Cash, New Securities and/or Warrants, as the case may be, pursuant to the Plan (including shares of New Common Stock subscribed to as part of the Wellspring Rights Offering) shall be effectuated on the Effective Date, the applicable Distribution Date, such other date consistent with the provisions of the Plan, or, with respect to each holder of an Allowed Claim or Allowed Interest, as soon thereafter as Reorganized Paragon has received all documentation required pursuant to the Plan.

                  13.      FRACTIONAL CENTS

                 Whenever any payment of a fraction of a cent would otherwise be called for, the actual payment shall reflect a rounding down of such fraction to the nearest whole cent. To the extent Cash remains undistributed as a result of the rounding of such fraction to the nearest whole cent, such Cash shall revert to Reorganized Paragon.

                  14.      FRACTIONAL SECURITIES

                  No fractional shares of New Common Stock or New Notes shall be issued in connection with the Plan.

                  1. New Common Stock. Whenever the issuance of a fractional interest of New Common Stock shall otherwise be called for, fractional shares of New Common Stock will be rounded to the next greater or lower number, as follows: (i) fractions of 1/2 or greater will be rounded to the next higher whole number, and (ii) fractions of less than 1/2 will be rounded to the next lower whole number, including zero.

                  2. New Notes. New Notes will be issued only if the Wellspring Stock Purchase Agreement is consummated and only in denominations of $1,000. Whenever the issuance of a fractional New Note shall otherwise be called for, the actual issuance on account of New Notes will be rounded down to the nearest multiple of $1,000.00 or $0, as the case may be, and the difference in value will be provided by Paragon by a distribution of Cash.

                  3.       Warrants. No fractional Warrants will be issued.

                  15.      DISPUTED PAYMENTS

                  In the event of any dispute between or among claimants as to the right of any Person to receive or retain any payment or Distribution to be made to such Person under the Plan, Reorganized Paragon may, in lieu of making such payment or Distribution to such Person, instead hold such payment or Distribution until the disposition thereof is determined by Final Order of the Bankruptcy Court.

                  16.      UNCLAIMED PROPERTY

                  If any Distribution remains unclaimed for a period of twelve
(12) months after it has been delivered (or attempted to be delivered) in accordance with the Plan to the holder entitled thereto, such Unclaimed Property shall be forfeited by such holder whereupon all right, title and interest in and to the Unclaimed Property shall immediately and irrevocably (a) in the case of all Classes other than Classes 3A and 4A, become the property of Reorganized Paragon, and (b) in the case of Classes 3A and 4A, be available for future Distributions to remaining holders of Allowed Unsecured Claims in Class 3A or Allowed Interests in Class 4A, as applicable, and the holder of the Allowed Claim or Allowed Interest previously entitled to such Unclaimed Property shall cease to be entitled thereto.

                  17.      WITHHOLDING TAXES

                  Any federal, state or local withholding taxes or other amounts required to be withheld under applicable law shall be deducted from distributions under the Plan. All Persons holding Claims shall be required to provide any information necessary to effect the withholding of such taxes.

         G.       EXECUTORY CONTRACTS AND UNEXPIRED LEASES

                  1.       ASSUMPTION OR REJECTION

                  Any unexpired lease or executory contract that has not been expressly assumed or rejected by the Debtor with the Bankruptcy Court's approval on or prior to the Confirmation Date shall, as of the Confirmation Date but subject to the occurrence of the Effective Date, be deemed to have been assumed by the Debtor (notwithstanding any provision thereof limiting or conditioning such assumption) unless (a) there is pending before the Bankruptcy Court on the Confirmation Date a motion to reject such unexpired lease or executory contract, (b) such executory contract or unexpired lease is otherwise designated for rejection on a "Schedule of Executory Contracts and Unexpired Leases to be Rejected" Filed and served by the Debtor on the Committees, P&G, K-C and all non-Debtor parties to each of the executory contracts and unexpired leases listed thereon at least twenty (20) calendar days before the first date scheduled for the commencement of the Confirmation Hearing, provided that such executory contract or unexpired lease is ultimately rejected by operation of the Plan or order of the Bankruptcy Court, (c) such executory contract or unexpired lease is designated for rejection by the Debtor or Reorganized Paragon based on the existence of a cure amount dispute, as described in Section 8.2 of the Plan, or (d) such executory contract or unexpired lease is an agreement, obligation, security interest, transaction or similar undertaking that the Debtor believes is not an executory contract or unexpired lease and is later determined by the Bankruptcy Court to be an executory contract or unexpired lease that is subject to assumption or rejection under section 365 of the Bankruptcy Code. Any party to an executory contract or unexpired lease to be assumed by the Debtor by operation of the Plan must assert all amounts that such party believes must be paid or cured by the Debtor pursuant to section 365 of the Bankruptcy Code in a writing (a "Cure Statement") Filed and served on the Debtor's counsel on or before the day that is ten (10) calendar days prior to the first date scheduled for the commencement of the Confirmation Hearing. Failure to File and serve a Cure Statement strictly in accordance with the foregoing shall, unless the Debtor or Reorganized Paragon otherwise agrees in writing, result in the waiver and release of any and all Claims and amounts that otherwise may have been due to such party upon the Debtor's assumption of the respective executory contract or unexpired lease in excess of the respective cure amount reflected in the Debtor's books and records. Any order entered after the Confirmation Date by the Bankruptcy Court, after notice and hearing, authorizing the rejection of an executory contract or unexpired lease, even if such rejection takes place after the Effective Date as provided above, shall cause such rejection to be a prepetition breach under sections 365(g) and 502(g) of the Bankruptcy Code, as if such relief were granted and such order were entered prior to the Confirmation Date. Listing an executory contract or unexpired lease on the Schedule of Executory Contracts and Unexpired Leases to be Rejected shall not constitute an admission by the Debtor or Reorganized Paragon that such contract or lease, including related agreements, is an executory contract or unexpired lease or that the Debtor or Reorganized Paragon has any liability thereunder. The Debtor may amend the Schedule of Executory Contracts and Unexpired Leases to be Rejected to add or delete any contract or lease at any time prior to the Confirmation Hearing.

                  2.       CURE OF DEFAULTS UPON ASSUMPTION

                  All payments to cure defaults ("Cure Amounts") that may be required by section 365(b)(1) of the Bankruptcy Code and Section 8.1 of the Plan shall be made by the Debtor and treated as Allowed Administrative Claims pursuant to Section 5.2 of the Plan. Any disputes with respect to Cure Amounts shall be resolved by the Bankruptcy Court. In the event of any such dispute as to a Cure Amount, the Debtor or Reorganized Paragon shall place in a segregated account the full Cure Amount timely asserted in a Cure Statement in accordance with Section 8.1 of the Plan, or such lesser amount approved by the Bankruptcy Court or agreed to by the Debtor and the asserting party, in order to provide adequate assurance of prompt cure upon the resolution of any such dispute. Any executory contract or unexpired lease that is subject to a cure amount dispute may be added by the Debtor or Reorganized Paragon to the "Schedule of Executory Contracts and Unexpired Leases to be Rejected" at any time, including, without limitation, after the resolution by the Court of such cure amount dispute, regardless of the occurrence of the Confirmation Date or the Effective Date, based on the existence of such dispute.

                  3.       REJECTION DAMAGE CLAIMS

                  If the rejection of any executory contract or unexpired lease under the Plan gives rise to a Claim by the other party or parties to such contract or lease, such Claim, to the extent that it is timely Filed and is an Allowed Claim, shall be an Allowed Unsecured Claim and classified in Class 3A; provided, however, that the Unsecured Claim arising from such rejection shall be forever barred and shall not be enforceable against the Debtor, the Estate, Reorganized

Paragon, its successors or properties, unless a proof of Claim is timely Filed and served in accordance with Section 8.5 of the Plan.

                  4.       OBJECTIONS

                  Any party to an executory contract or unexpired lease objecting to assumption or rejection under Article VIII of the Plan must File and serve upon the Debtor's counsel an objection in writing on or before the date that is ten (10) calendar days prior to the first date scheduled for the commencement of the Confirmation Hearing or such other date as set by the Bankruptcy Court. If any party to an executory contract or unexpired lease that is deemed assumed pursuant to Article VIII of Plan objects to such assumption, the Bankruptcy Court may conduct a hearing on such objection at the Confirmation Hearing or such other hearing date as selected by the Debtor on notice (which notice may be given orally on the record of the Confirmation Hearing) to the objecting party. In the event of a dispute regarding the amount of any cure payment or the ability of the Debtor to assume or assign, including providing adequate assurance of future performance, the Debtor may determine to reject such contract or lease pursuant to Section 8.2 of the Plan, and otherwise will make any payments required by section 365(b)(1) of the Bankruptcy Code only after the entry of a Final Order resolving such dispute.

                  5.       BAR DATE FOR REJECTION DAMAGE CLAIMS

                  All proofs of Claim with respect to Claims arising from the rejection of executory contracts or unexpired leases, to the extent not subject to an earlier date set by order of the Bankruptcy Court, must be filed with the Bankruptcy Court within thirty (30) calendar days after the date of service of notice of entry of an order (which order may be the Confirmation Order) of the Bankruptcy Court approving such rejection or such Claims shall be forever barred.

                  6.       DEEMED CONSENTS

                  Unless a non-Debtor party to an executory contract, unexpired lease, license or permit objects to the Debtor's assumption or retention thereof in writing at least ten (10) calendar days prior to the Confirmation Hearing, then, unless such executory contract, unexpired lease, license or permit has been rejected by the Debtor or will be rejected by operation of the Plan, Reorganized Paragon shall enjoy all of the rights and benefits under each such executory contract, unexpired lease, license and permit without the necessity of obtaining such non-Debtor's party's written consent to Reorganized Paragon's assumption or retention of such rights and benefits.

         H.       WAIVERS, RELEASES AND INDEMNIFICATION

                  1.       DISCHARGE OF DEBTOR

                  Except as otherwise specifically provided by the Plan or the Confirmation Order, the Confirmation of the Plan (subject to the occurrence of the Effective Date) shall operate as a discharge, pursuant to section 1141(d)(1) of the Bankruptcy Code, of the Debtor and Reorganized Paragon from any debt, Claim or Interest that arose before the Confirmation Date, including, but not limited to, all principal and interest, whether accrued before, on, or after the Petition Date, and any debt, Claim or Interest of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not a proof of Claim or Interest is Filed or is deemed Filed, whether or not such Claim or Interest is Allowed, and whether or not the holder of such Claim or Interest has voted on the Plan. On the Effective Date, as to every discharged debt, Claim and Interest, the holder of such debt, Claim or Interest shall be precluded from asserting against the Debtor, the Debtor's assets or properties, and against Reorganized Paragon, any other or further Claim or Interest based upon any document, instrument or act, omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date.

                  2.       COMPLETE SATISFACTION

                  Except as otherwise specifically provided by the Plan, the treatment of Claims and Interests and rights that are provided in the Plan shall be in complete satisfaction, discharge and release, effective as of the Confirmation Date (but subject to the occurrence of the Effective Date) of (a) all Claims against, liabilities of, liens on, obligations of and Interests in the Debtor or Reorganized Paragon or the direct or indirect assets and properties of the Debtor or Reorganized Paragon, whether known or unknown, and
(b) all causes of action (whether known or unknown, either directly or derivatively through the Debtor or Reorganized Paragon) against, Claims against, liabilities (as guarantor of a Claim or otherwise) of, liens on the direct or indirect assets and properties of, and obligations of the Debtor, Reorganized Paragon and their successors and assigns, and present and former directors, officers, attorneys, advisors, financial advisors, investment bankers and employees of the Debtor based on the same subject matter as any Claim or Interest, in each case regardless of whether a proof of Claim or Interest was filed, whether or not allowed and whether or not the holder of the Claim or Interest has voted on the Plan, or based on any act or omission, transaction or other activity or security, instrument or other agreement of any kind or nature occurring, arising or existing prior to the Effective Date that was or could have been the subject of any Claim or Interest, in each case regardless of whether a proof of Claim or Interest was filed, whether or not allowed and whether or not the holder of the Claim or Interest has voted on the Plan.

                  3.       RELEASE OF DEBTOR

                  Except as otherwise specifically provided by the Plan or the Confirmation Order (and subject to the occurrence of the Effective Date), any holder of a Claim or Interest accepting any Distribution or other treatment pursuant to the Plan shall be presumed conclusively to have released the Debtor and Reorganized Paragon, their successors and assigns, and their respective present and former directors, officers, agents, attorneys, advisors, financial advisors, investment bankers and employees of the Debtor, and any Person claimed to be liable derivatively through and of the foregoing, from any Claim or cause of action based on the same subject matter as the respective Claim or Interest. The release described in the preceding sentence shall be enforceable as a matter of contract against any holder of a Claim or Interest timely notified of the provisions of the Plan.

                  4.       EXONERATION

                  Neither the Debtor, Reorganized Paragon nor any of its respective officers, directors, partners, employees, Affiliates, members or agents nor any Professionals, attorneys, financial advisors, investment bankers, accountants, or other professionals employed by any of them, nor the Creditors' Committee nor the Equity Committee and the respective members thereof (in their capacity as such), nor P&G, K-C nor Wellspring, nor any Professionals, attorneys, financial advisors, investment bankers, accountants nor other professionals employed by the Creditors' Committee, the Equity Committee, P&G, K-C or Wellspring, shall have or incur any liability to any Person for any act taken or omission occurring in good faith in connection with or related to: (a) formulating, implementing, confirming, or consummating the Plan (including soliciting acceptances or rejections hereto); (b) the Disclosure Statement or any contract, instrument, release or other agreement or document entered into in connection with the Plan; or (c) the administration of the Plan, any Distributions made pursuant to the Plan or the Wellspring Rights Offering, except for acts constituting fraud, willful misconduct, willful breach of fiduciary duty or gross negligence, and in all respects such parties shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan. The entry of the Confirmation Order shall constitute the determination by the Bankruptcy Court that the Debtor, Reorganized Paragon and its officers, directors, partners, employees, members or agents, and each Professional, attorney, financial advisors, accountant, or other professional employed by any of them and the members of the Creditors' Committee and the Equity Committee (in their capacity as such), P&G, K-C and Wellspring, and any Professionals, attorneys, financial advisors, accountants or other professionals employed by the Creditors' Committee, the Equity Committee P&G, K-C or Wellspring, shall have acted in good faith and in compliance with the applicable provisions of the Bankruptcy Code, pursuant to section 1125(e) and 1129(a)(3) of the Bankruptcy Code, with respect to the foregoing. Notwithstanding the provisions of Section 13.4 of the Plan, Wellspring shall not be exonerated or relieved of its obligations under the Wellspring Commitment or the Wellspring Stock Purchase Agreement or any breach of its obligations thereunder.

                  5.       INDEMNIFICATION

                  In order to facilitate Paragon's expeditious and effective reorganization, the Debtor and Reorganized Paragon shall indemnify, hold harmless and reimburse each of the Debtor's respective present and former officers, directors and employees from and against any and all losses, Claims, damages, liabilities and actions asserted or filed against such present and former officers, directors and employees for, by reason of, arising from, in connection with, involving or relating to services rendered or acts or omissions to act in those capacities relating to or arising out of the Plan, the P&G Settlement or the K-C Settlement, or any efforts to defend or protect against, resolve or settle the Texas Action, the Delaware Action or the facts or Claims alleged or asserted, or which could have been alleged or asserted, in the Delaware Action, the Texas Action or the Plan. All rights of the Debtor's present and former officers, directors and employees with respect to indemnification and limitation of liability under any provision of law, the Certificate of Incorporation or Bylaws of the Debtor, or otherwise, from and against any and all losses, claims, damages, liabilities and actions shall survive confirmation of the Plan and shall not be discharged pursuant to section 1141 of the Bankruptcy Code. The Debtor and Reorganized Paragon shall pay any legal or other expenses reasonably incurred by such present or former officers, directors, or employees in connection with this indemnification or the enforcement thereof, or in connection with any claim against which such present or former officer, director, or employee is indemnified or for which liability is limited. Notwithstanding the foregoing, the Debtor's and Reorganized Paragon's obligations under Section 13.5 of the Plan for any Prepetition Claims for indemnity shall be limited to the extent of available insurance coverage. Reorganized Paragon shall be responsible for paying any deductibles associated with any such insurance, and Paragon or Reorganized Paragon shall obtain tail insurance coverage for a period of six years after the Effective Date under Paragon's existing or a comparable directors and officers insurance policy. On the Effective Date, the Debtor will be conclusively deemed to release all directors and officers of the Debtor holding such offices at any time during the period from and including the Petition Date through and including the Confirmation Date from all liability based upon any act or omission related to past service with, for or behalf of the Debtor except for:

                                    (i)      any indebtedness of any such
                                             Person to the Debtor for money
                                             borrowed by such Person;

                                    (ii)     any setoff or counterclaim the
                                             Debtor has against such Person for
                                             money borrowed by such Person;

                                    (iii)    the uncollected amount of any
                                             claim made by the Debtor (whether
                                             in a filed pleading, by letter or
                                             otherwise asserted in writing)
                                             prior to the Effective Date
                                             against such Person which claim
                                             has not been adjudicated to Final
                                             Order, settled or compromised; or

                                    (iv)     claims arising from the fraud,
                                             willful misconduct, gross
                                             negligence or willful breach of
                                             fiduciary duty of such Person.

                  6.       RELEASE OF COMMITTEE MEMBERS

                  On the Confirmation Date, subject to the occurrence of the Effective Date, the Debtor shall be deemed to have released all causes of action against the members of the Committees, in their respective capacities as such (but not in their capacities as holders of Claims against or Interests in the Debtor).

                  7.       ENFORCEABILITY OF RELEASES

                  Notwithstanding anything contained in the Plan to the contrary, the release provisions discussed above and contained in Article XIII of the Plan with respect to the release of non-Debtor third parties shall be enforced only to the extent permitted by applicable bankruptcy and non-bankruptcy law.

                  The law on the enforceability of the release of non-debtor third parties is mixed. Thus, some courts permit such releases under certain circumstances and other courts do not permit them under any circumstances. The Debtor, however, is not seeking a determination of the Bankruptcy Court with respect to the release provisions pertaining to non-Debtor third parties contained in the Plan. Rather, Section 13.7 of the Plan specifically provides that such releases shall be enforced only to the extent permitted by applicable bankruptcy and non-bankruptcy law. Accordingly, when and if a claim (the Debtor is not aware of any valid claims that may be asserted) is asserted or an action commenced against a purportedly released non-Debtor third party, the court with jurisdiction over that claim can make a determination whether or not a release was permitted under the Plan.

                  Parties reviewing this Disclosure Statement should be aware that such provisions may be challenged in connection with confirmation of the Plan.

                  8.       ADDITIONAL RELEASES

                  The releases embodied in the Plan are in addition to, and not in lieu of, any other release separately given, conditionally or unconditionally, to the Debtor by any other Person or by the Debtor to any other Person, including, for example, the releases contemplated and provided for in the P&G Settlement Agreement and the K-C Settlement Agreement.

                  9.       INJUNCTION

                  The satisfaction, release and discharge pursuant to Article XIII of the Plan also shall act as an injunction against any Person commencing or continuing to prosecute or commence any act, action, employment of process, or act to collect, offset or recover any Claim, Interest or cause of action satisfied, released or discharged under the Plan to the fullest extent authorized or provided by the Bankruptcy Code, including, without limitation, to the extent provided for or authorized by sections 524 and 1141 thereof.

                  10.      TERMS OF INJUNCTIONS OR STAYS

                  Unless otherwise provided, all injunctions or stays provided for in the Chapter 11 Case under sections 105 or 362 of the Bankruptcy Code or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

         I. DISPUTED CLAIMS, DISPUTED INTERESTS, ESTIMATION, RESERVES AND MISCELLANEOUS DISTRIBUTION PROVISIONS

                  1.       OBJECTIONS TO CLAIMS

                  Unless otherwise ordered by the Bankruptcy Court, only the Debtor or Reorganized Paragon shall be empowered to object to the allowance of Claims or Interests filed or deemed filed with the Bankruptcy Court with respect to which it disputes liability in whole or in part; provided, however, that the Litigation Claims Representative may object to the allowance of any claim arising from or relating to the assertion or prosecution of any Litigation Claim. All objections shall be litigated to Final Order; provided, however, that Reorganized Paragon shall have the authority to file, settle, compromise or withdraw any objections to Claims, without approval of the Bankruptcy Court as permitted by the Bankruptcy Code and/or Bankruptcy Rules; and provided, further, however, that the consent of the Creditors' Committee (unless otherwise ordered by the Bankruptcy Court) shall be required for allowance by settlement of any Claim in excess of $250,000.00. Unless otherwise ordered by the Bankruptcy Court, Reorganized Paragon shall file and serve all objections to Claims as soon as practicable, but in no event later than, the Claims Objection Deadline, or such later date as may be approved by the Bankruptcy Court.

                  2.       ESTIMATED CLAIMS SCHEDULE

                  At or prior to the commencement of the Confirmation Hearing, the Debtor shall submit a schedule, as of such date (the "Estimated Claims Schedule"), reflecting:

                           a. the estimated aggregate amount, as of such date, of Allowed Claims or Allowed Interests in each Class under the Plan;

                           b. the estimated aggregate amount, as of such date, of Disputed Claims or Disputed Interests in each Class under the Plan; and

                           c. the estimated aggregate amount, as of such date, of Disputed Claims and Disputed Interests in each Class under the Plan that the Debtor believes ultimately may become Allowed Claims and Allowed Interests.

                  3.       ESTIMATION ORDER

                  On or before the Effective Date, the Debtor shall seek an Estimation Order establishing the aggregate amount of all Claims and Interests that would be allowable in each Class based upon the Estimated Claims Schedule. Such Estimation Order shall set the maximum allowable aggregate amount of Claims and Interests in each Class for purposes of Distributions under the Plan. Notwithstanding anything to the contrary contained under the Plan, such Estimation Order shall not: (a) fix the amount of ultimately Allowed Claims or Interests for purposes of Final Distributions under the Plan; (b) result in the allowance of any individual Claim or Interest; (c) impose any obligation upon Reorganized Paragon for Distributions in excess of those expressly set forth herein; or (d) prejudice any creditor's rights under section 502(j) of the Bankruptcy Code.

                  4.       NO RECOURSE TO REORGANIZED PARAGON

                  If the allowed amount of any particular Disputed Claim or Disputed Interest is or may be reconsidered under section 502(j) of the Bankruptcy Code and Bankruptcy Rule 3008, or any other applicable law, and/or is or may be ultimately allowed in an amount that is greater than the estimated amount of such Claim or Interest, or the ultimately allowed amount of all Disputed Claims or Disputed Interests in a particular Class is or may be greater than the estimated aggregate amount of such Claims or Interests, no Claim holder or Interest holder shall have recourse to Reorganized Paragon (or any property thereof) or any Cash or New Securities previously distributed on account of any Allowed Claim or Allowed Interest, except that such Claim or Interest holder shall have recourse only to undistributed Cash and New Securities, as applicable to its Class, and, in the event that the Wellpring Stock Purchase Agreement is not consummated, Reorganized Paragon may issue such additional New Common Stock, up to the total number of shares authorized to be issued as of the Effective Date.

                  5.       DISPUTED CLAIMS RESERVES

                  In accordance with Section 12.5 of the Plan and any Estimation Order entered by the Bankruptcy Court before such date, on the Effective Date, Reorganized Paragon shall establish a separate Disputed Claims Reserve for each Class of Claims and Interests. Property reserved under this Section shall be set aside, segregated and, in the case of Cash, held in an interest bearing account to be established and maintained by Reorganized Paragon pending resolution of such Disputed Claims and Disputed Interests. As and to the extent that the amount of any Disputed Claim (other than a

Disputed Unsecured Claim) or Disputed Interest (other than a Disputed Old Common Stock Interest) exceeds the amount of such Claim or such Interest which ultimately is allowed, any excess Cash, New Securities and/or Warrants in the applicable Disputed Claims Reserve previously reserved for an account of such Disputed Claim or Disputed Interest shall be released to Reorganized Paragon. With respect to Disputed Unsecured Claims in Class 3A and Disputed Interests in Class 4A, as and to the extent that the amount of any Disputed Unsecured Claim or Disputed Interest exceeds the amount of such Claim or Interest that is ultimately allowed, any excess Cash, New Securities and/or Warrants in the Disputed Claims Reserve for Class 3A or Class 4A, as applicable, shall be made available for distribution to holders of Allowed Claims in Class 3A or Allowed Interests in Class 4A, as applicable. Each Disputed Claims Reserve shall be terminated once all Distributions and other dispositions of all Cash, New Securities and/or Warrants required hereunder relevant to such Disputed Claims Reserve have been made in accordance with the terms of the Plan. If a Disputed Interest Reserve is established hereunder, all references to Disputed Claims Reserve shall apply to the Disputed Interest Reserve and all references to Claims, Allowed Claims and Disputed Claims shall apply to Interests, Allowed Interests, and Disputed Interests as the context requires.

                  6.       FLUCTUATION IN VALUE OF SECURITIES

                  The value of New Securities and Warrants held in reserve under
Section 12.5 of the Plan is likely to fluctuate. Reorganized Paragon does not, and shall be deemed not to, represent or warrant that the value of the New Securities and Warrants will not decline after the Effective Date. Reorganized Paragon also shall not otherwise assume any liability or risk of loss which the holder of a Disputed Claim or Disputed Interest which becomes an Allowed Claim or Allowed Interest, as applicable, after the Effective Date may suffer by reason of any decline in value of a reserved security pending determination of the amount of such Disputed Claim or Disputed Interest. The risk or benefit of any appreciation or depreciation in the value of any reserved securities shall be borne by the party to whom such security is ultimately distributed.

                  7.       VOTING OF CERTAIN NEW COMMON STOCK

                  New Common Stock that is Unclaimed Property or held in Disputed Claims Reserves shall be voted at any meeting of the stockholders of Reorganized Paragon in proportion to the actual vote of the shares of New Common Stock that is not held as Unclaimed Property or in Disputed Claims Reserves.

                  8.       RETURNED DISTRIBUTIONS

                  In the event that any Distribution of property is returned to Reorganized Paragon due to an incorrect or incomplete address for the holder entitled thereto, Reorganized Paragon shall use reasonable efforts to obtain an accurate address for such holder. If reasonable efforts have not yielded an accurate address for such holder within 180 calendar days after the date the Distribution of the returned property was made, then the property to be distributed to such holder shall be deemed to be Unclaimed Property in respect of such Claim or Interest and shall be treated as provided in Section 11.16 of the Plan.

                  9.       ESTIMATION OF CLAIMS

                  The Debtor or Reorganized Paragon, as applicable, may at any time request that the Bankruptcy Court estimate any contingent, unliquidated or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtor or Reorganized Paragon previously has objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including, without limitation, during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent, unliquidated or Disputed Claim, the amount so estimated shall constitute either an estimated allowed amount for purposes of Distributions under the Plan or an estimation for purposes of allowance, but shall not fix a maximum limitation on such Claim as an ultimately Allowed Claim, as determined by the Bankruptcy Court. All of the aforementioned objection, estimation and resolution procedures are intended to be cumulative and not necessarily exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.

                  10.      AMENDMENTS OF CLAIMS

                  Except as otherwise provided in the Plan, a Claim may be amended: (a) no later than ten (10) days prior to the Confirmation Hearing, only as agreed upon by the Debtor and the holder of such Claim or as otherwise permitted by the Bankruptcy Court, the Bankruptcy Code, the Bankruptcy Rules, or applicable law; or (b) after such time, to decrease, but not increase, the face amount of such Claim. Any Claim (other than Claims timely filed based upon the rejection of any executory contract or unexpired lease) filed after the Confirmation Date shall be deemed Disallowed and expunged without further action by the Debtor or the Bankruptcy Court unless the claimant obtained prior Bankruptcy Court approval to file such claim.

                  11.      AVOIDANCE ACTIONS/CLAIMS

                  Subject to the occurrence of the Effective Date, neither the Debtor, the Creditors' Committee, the Equity Committee nor any other party in interest shall assert any right, claim or cause of action (other than a Litigation Claim) not asserted by the Debtor prior to the Effective Date and belonging to the Debtor or its Estate against any Person to avoid a transfer under section 544, 547, 548, or 553(b) of the Bankruptcy Code, provided, however; that nothing herein shall prohibit the Debtor, the Creditors' Committee or the Equity Committee from challenging the validity, priority, perfection or extent of any lien, mortgage or security agreement. All such rights, claims and causes of action shall be released and waived by the Debtor and its Estate under the Plan on the Effective Date. Notwithstanding anything to the contrary contained in the Plan, nothing in the Plan shall prejudice any rights or defenses the Debtor may have under section 502(d) of the Bankruptcy Code.

                  12.      COMPROMISE OF CONTROVERSIES

                  Pursuant to Bankruptcy Rule 9019, and in consideration for the classification, distribution and other benefits provided under the Plan, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims, Interests and controversies resolved pursuant to the Plan, including the claims and controversies settled and resolved pursuant to the K-C Settlement Agreement and the P&G Settlement Agreement. To the extent not previously accomplished by the K-C Settlement Order or the P&G Settlement Order, the entry of the Confirmation Order shall constitute the Bankruptcy Court's approval of each of the foregoing compromises and settlements, and all other compromises and settlements provided for in the Plan, and such order shall constitute the Bankruptcy Court's determination that such compromises and settlements are in the best interests of the Debtor, Reorganized Paragon, the Estate, and any Person holding Claims and/or Interests against the Debtor, and are fair, equitable and within the range of reasonableness required by the Bankruptcy Code and/or Bankruptcy Rules.

                  In addition, notwithstanding anything contained in the Plan to the contrary, if the Wellspring Stock Purchase Agreement is consummated, the Allowed Prepetition Claims of Paragon Mabesa International, S.A. de C.V. ("PMI") shall be treated as Allowed Unsecured Claims under the Plan; provided, however, that the New Notes that are to be distributed on account of such Allowed Unsecured Claims shall be deemed to have been issued and cancelled as an offset against the Prepetition principal and/or accrued interest owed by PMI to the Debtor under certain advances to PMI and certain promissory notes issued pursuant to (i) the Joint Venture Agreement dated January 26, 1996 between Paragon, Mr. Gilberto Marin Quintero ("Marin") and PTB International, Inc. ("PTBI"); (ii) the Facility Financing Side Letter dated January 26, 1996 between Paragon, Marin and PTBI; and (iii) additional financings as approved by Paragon's Board of Directors at a meeting held on December 16, 1997. Any New Notes that would have been distributed to PMI on account of such Allowed Unsecured Claims in the absence of the foregoing provision shall be deemed to have been issued as part of the New Notes Amount. Notwithstanding the foregoing, if PMI does not vote to accept the Plan, then any Allowed Claims held by PMI shall be classified and treated in accordance with the priority and classification of any such Allowed Claims, subject to any rights of setoff that the Debtor or Reorganized Paragon may have under applicable law.

                  The Plan also incorporates and embodies the compromise and settlement of the Equity Committee's objections to, and appeals of the Bankruptcy Court's approval of, (a) the K-C Settlement Agreement, (b) the P&G Settlement Agreement, and (c) the bidding procedures and protections concerning the Wellspring Stock Purchase Agreement and related transactions. Within five
(5) Business Days after the Effective Date, the Equity Committee shall (x) dismiss with prejudice (i) the Equity Committee's appeal of the K-C Settlement Order (No. 99-13877-B), (ii) the Equity Committee's appeal of the P&G Settlement Order, and (iii) the Equity Committee's appeals of the Bankruptcy Court's orders dated July 13, 1999 and August 20, 1999 (Case No. 1-99-CV-2590-JEC), concerning the establishment of certain bidding procedures and protections in the Chapter 11 Case (collectively, the "Appeals"), and (y) if not already withdrawn, withdraw with prejudice the Equity Committee's objections to the Debtor's settlement agreement dated August 9, 1999, with Rhonda Tracy.

         J.       POST-EFFECTIVE DATE MANAGEMENT AND OPERATION OF REORGANIZED
                  PARAGON

                  1.       PROVISIONS FOR MANAGEMENT

                           A.       DIRECTORS.

                           (i)      Directors if the Wellspring Stock Purchase
Agreement is Consummated: If the Wellspring Stock Purchase Agreement is consummated, as of the Effective Date, the members of the New Board of Reorganized Paragon shall consist of not less than seven (7) and no more than ten (10) directors designated by Wellspring, (x) at least two (2) but no more than four (4) of whom shall be independent directors (the selection of whom shall be made with the consent of the Creditors' Committee, after consultation with P&G, K-C and the Equity Committee), (y) at least one (1) of whom shall be a member of Paragon's senior management, and (z) at least three (3) of whom shall be affiliated with Wellspring.

                           (ii)     Directors if the Wellspring Stock Purchase
Agreement is Not Consummated: If the Wellspring Stock Purchase Agreement is not consummated, as of the Effective Date, the members of the New Board of Reorganized Paragon shall consist of seven (7) directors, five (5) of whom shall be independent directors and shall be designated by the Creditors' Committee and two (2) of whom shall be designated by the Debtor. The members of the New Board must be reasonably satisfactory to P&G, K-C and the Equity Committee.

                           b.       Officers. The officers of the Debtor on the
Effective Date shall continue to serve as officers of Reorganized Paragon, as the case may be, after the Effective Date and until such time as they may resign, be removed or be replaced or their employment contracts, if any, may expire. If the Wellspring Stock Purchase Agreement is consummated, Reorganized Paragon shall adopt a management equity incentive plan on terms that are mutually acceptable to Wellspring and Plan in substantially the form set forth on Appendix 2 to the Wellspring Stock Purchase Agreement.

                           Consistent with section 1129(a)(5) of the Bankruptcy
Code, the Proponents will disclose at or before the Confirmation Hearing the identity of individuals proposed to serve, after confirmation of the Plan, as directors and officers of Reorganized Paragon. The Debtor also will disclose at or before the Confirmation Hearing the identity of any insider that will be employed or retained by Reorganized Paragon, and the nature of any compensation of such insider. It is currently contemplated under the Plan that the officers of the Debtor on the Effective Date shall, whether or not the Wellspring Stock Purchase Agreement is consummated, continue to serve as officers of Reorganized Paragon.

The Debtor believes that the appointment and continuance in office of such individuals is consistent with the interest of creditors and equity security holders and with public policy because, among other reasons, Wellspring has indicated that it desires such individuals to continue in Reorganized Paragon's employ following the Effective Date. In addition, whether or not the Wellspring Stock Purchase Agreement is consummated, the Debtor believes, based on these individuals' years of experience and service with the Debtor, that such individuals are capable management. Compensation terms have not yet been agreed to with respect to such individuals. Accordingly, the nature of any compensation ultimately agreed to by the Debtor and/or Reorganized Paragon and such individuals will be disclosed at or before the Confirmation Hearing.

                           Wellspring has requested that Mr. Bobby Abraham, the
Debtor's Chairman of the Board and Chief Executive Officer, invest in and purchase from Reorganized Paragon certain of the New Common Stock that will be issued on the Effective Date. To date, although negotiations are continuing, no agreement has been reached between Wellspring and Mr. Abraham regarding the terms of any such co-investment. Further, Wellspring has informed the Debtor that Wellspring also will provide other members of the Debtor's senior management with the opportunity to co-invest with Wellspring. To date, Wellspring has not engaged in negotiations with such other members of the Debtor's senior management regarding the terms of any such co-investment. To the extent that Wellspring reaches agreement with other Mr. Abraham or any other member of the Debtor's senior management prior to the Confirmation Hearing, the Debtor will disclose the terms of such agreement at or before the Confirmation Hearing.

                           c.       Employment Contracts. Subject to the
following sentence, all employment contracts entered into by the Debtor following the Petition Date and not terminated or expired prior to the Effective Date shall remain in effect and be binding on Reorganized Paragon after the Effective Date. After the Effective Date, Reorganized Paragon may enter into (i) amendments to any existing employment contracts, or (ii) new employment contracts, with such of its officers, agents or employees as may be mutually acceptable to the New Board and such officers, agents or employees.

                           d.       TEEP Retention Plan. On the Effective Date,
Reorganized Paragon shall pay to the employees eligible to receive such payment the $2 million Cash component of the Earned Confirmation Bonus (as defined in the TEEP Retention Plan) under the TEEP Retention Plan. In accordance with the TEEP Retention Plan, shares of New Common Stock having a value as of the Effective Date equal to $164,925 (before the impact, if any, of the Warrants to be issued under the Plan) shall be issued and held in escrow to fund the payment of the Earned Confirmation Bonus exceeding $2 million, which New Common Stock shall be distributed within three (3) Business Days of the Effective Date, unless the New Board determines, in its sole discretion and in accordance with the TEEP Retention Plan, that it is fair and prudent to pay such excess in Cash and elects to pay such excess in Cash, in which event sufficient Cash in the amount of $164,925 shall be paid by Reorganized Paragon to the employees eligible to receive such payment to fund any such excess. Upon and after the occurrence of the Effective Date, Reorganized Paragon shall be authorized and directed to otherwise carry out and implement the terms of the TEEP Retention Plan in accordance with its terms. Pursuant to the TEEP, Confirmation bonuses will be payable to the following individuals as indicated (assuming each such individual's entitlement thereto does not change between the date hereof and the Effective Date): (a) Mr. Abraham, $1,061,000; (b) Mr. Cyron, $435,375; (c) Mr. McClain, $406,350; and (d) Ms. Hasbrouck, $262,200.

                  2.       CORPORATE ACTION

                  On and after the Effective Date, Reorganized Paragon may operate its business and may use, acquire and dispose of assets and compromise or settle any claims against Reorganized Paragon free of any restrictions of the Bankruptcy Code and the Bankruptcy Rules, other than those restrictions expressly imposed by the Plan, the Confirmation Order or any agreement entered into in connection therewith. Without limiting the foregoing, Reorganized Paragon may pay the fees and charges that it incurs on or after the Effective Date for fees of professionals, disbursements, expenses or support services relating to the Chapter 11 Cases without application to the Bankruptcy Court.

         K.       CONDITIONS TO CONFIRMATION AND CONSUMMATION

                  1.       CONDITIONS PRECEDENT TO CONFIRMATION

                  Section 14.1 of the Plan provides that, at or prior to Confirmation, the following conditions must occur and be satisfied:

                           a.       Disclosure Statement Order. An order
finding that the Disclosure Statement contains adequate information pursuant to section 1125 of the Bankruptcy Code shall have been entered;

                           b.       The P&G Settlement Agreement. The P&G
Settlement Order shall not have been reversed, stayed, modified or amended in any manner not acceptable to the Proponents and P&G, and the P&G Settlement Agreement (and licenses annexed thereto) shall not have been terminated by P&G or deemed terminated in accordance with their respective terms;

                           c.       The K-C Settlement Agreement. The K-C
Settlement Order shall not have been reversed, stayed, modified or amended in any manner not acceptable to the Proponents and K-C, and the K-C Settlement Agreement (and licenses annexed thereto) shall not have been terminated by K-C or deemed terminated in accordance with their respective terms;

                           d.       Estimation Order. All Disputed Claims or
Interests that are contingent or unliquidated shall have been estimated or otherwise fixed (either individually or in the aggregate) by one or more Estimation Orders; and

                           e.       Exit Facility Commitment. The Debtor shall
have received a commitment for the New Credit Agreement from a creditworthy financial institution.

                  2.       CONDITIONS PRECEDENT TO CONSUMMATION

                  Section 14.2 of the Plan provides that, before the Effective Date occurs, the following conditions must occur and be satisfied:

                           a.       Entry of Confirmation Order; No Stay. The
Confirmation Order shall have been entered, and no order of any court shall have been entered and shall remain in effect (i) reversing, staying, remanding or otherwise hindering the effectiveness of the Confirmation Order, the P&G Settlement Order or the K-C Settlement Order or (ii) enjoining or restraining the Debtor from consummating the Plan, the P&G Settlement Agreement, or the K-C Settlement Agreement;

                           b.       Exit Financing. All conditions precedent to
closing the New Credit Agreement (other than the occurrence of the Effective
Date) shall have been satisfied or waived and the New Credit Agreement shall have been consummated;

                           c.       Documents Executed. All other documents
required to be delivered under the Plan shall have been executed and delivered by the parties thereto, unless such execution or delivery has been waived by the parties benefited by such documents; and

                           d.       Cash for Closing. Reorganized Paragon shall
have sufficient Cash on hand or availability under the New Credit Agreement to make timely Distributions of Cash required hereunder.

                           Section 14.3 of the Plan provides that, in the event
that the Wellspring Stock Purchase Agreement has been executed and has not been terminated, before the Effective Date occurs, the following additional conditions must occur and be satisfied:

                           a.       Confirmation Date. The Confirmation Date
shall have occurred no later than January 15, 2000 or such later date as may be determined by the Proponents and Wellspring, with the consent of P&G and K-C, such consent not to be unreasonably withheld;

                           b.       Consummation of the Wellspring Stock
Purchase Agreement. All conditions precedent to consummation of the Wellspring Stock Purchase Agreement other than the occurrence of the Effective Date shall have been satisfied or waived as set forth therein;

                           c.       Trust Indenture Act. The New Notes shall
qualify under the Trust Indenture Act of 1939, as amended; and

                           d.       Effective Date. The Effective Date shall
have occurred on or before February 15, 2000.

                  3.       WAIVER OF CONDITIONS

                  Section 14.4 of the Plan provides that, notwithstanding anything to the contrary contained in the Plan, the Proponents may waive, with the consent of P&G and K-C (which consent shall not be unreasonably withheld), any of the conditions precedent to (a) Confirmation set forth in Sections 14.1(b) through 14.1(e) of the Plan, and (b) the Effective Date set forth in Sections 14.2(d) and, with the consent of Wellspring, Section 14.3 of the Plan.

                  4.       MOOTNESS

                  Section 14.4 of the Plan provides that the Proponents shall enjoy the benefit of the mootness doctrine with respect to any conditions waived by the Proponents.

                  5.       WITHDRAWAL OF THE PLAN

                  Pursuant to Section 15.3 of the Plan, the Proponents, acting jointly and unanimously, reserve the right, at any time prior to the Confirmation Date, to revoke or withdraw the Plan. Withdrawal of one Proponent as a proponent of the Plan shall not constitute a withdrawal of the Plan, and the remaining Proponent may seek confirmation of the Plan and, upon such occurrence, the term "Proponents" as used in this Plan shall refer solely to the remaining Proponent for all purposes.. If the Proponents revoke or withdraw the Plan or if the Confirmation Date does not occur, then the Plan shall be deemed null and void and of no force and effect

         L.       RETENTION OF JURISDICTION

                  Pursuant to Article XVI of the Plan, the Bankruptcy Court shall retain and have exclusive jurisdiction over the Chapter 11 Case for, inter alia, the following purposes:

                           a.       Claims. To determine the amount,
allowability, classification, or priority of Claims against or Interests in the Debtor and to allow, disallow, estimate, liquidate or determine any Claim or Interest and to enter or enforce any order requiring the filing of any Claim or Interest before a particular date;

                           b.       Injunction etc. To issue injunctions or
take such other actions or make such other orders as may be necessary or appropriate to restrain interference with the Plan or its execution or implementation by any Person, to construe and to take any other action to enforce and execute the Plan, the Confirmation Order, or any other order of the Bankruptcy Court, to issue such orders as may be necessary for the implementation, execution, performance and consummation of the Plan and all matters referred to herein, and to determine all matters that may be pending before the Bankruptcy Court in the Chapter 11 Case on or before the Effective Date with respect to any Person;

                           c.       Vesting. To protect the property of the
Estate revesting in Reorganized Paragon from claims against, or interference, with such property, including actions to quiet or otherwise clear title to such property, to determine ownership of claims and causes of action retained under the Plan or to resolve any dispute concerning liens, security interest or encumbrances on any property of Reorganized Paragon;

                           d.       Priority Claims. To determine any Priority
Tax Claims, Priority Non-Tax Claims, Administrative Claims, Fee Claims, DIP Claims, or any other request for payment of Claims or fees or expenses;

                           e.       Dispute Resolution. To resolve any and all
disputes concerning, arising under or related to the Plan, the P&G Settlement Agreement and P&G Settlement Order, the K-C Settlement Agreement and K-C Settlement Order, and the making of distributions hereunder and thereunder (provided, however, that the Bankruptcy Court shall not retain jurisdiction with respect to disputes arising under or related to the licenses granted in connection with the P&G Settlement Agreement and the K-C Settlement Agreement);

                           f.       Leases and Executory Contracts. To
determine any and all matters relating to the rejection, assumption, or assignment of executory contracts or unexpired leases of the Debtor, or to determine any motion to reject an executory contract or unexpired lease of the Debtor, where (a) the parties cannot resolve the cure amount therefor, or (b) the Debtor mistakenly had determined that any such agreement was not an executory contract or unexpired lease, and to determine the allowance of any Claims resulting from the rejection of executory contracts and unexpired leases;

                           g.       Wellspring Stock Purchase Agreement. To
hear and determine any and all matters, claims or disputes arising from or relating to the Wellspring Stock Purchase Agreement or any other document between the Debtor and Wellspring that was executed in connection with the Plan;

                           h.       Actions. To determine all applications,
motions, adversary proceedings, contested matters, actions, and any other litigated matters instituted prior to the closing of the Chapter 11 Case, including any remands;

                           i.       General Matters. To determine such other
matters, and for such other purposes, as may be provided in the Confirmation Order or as may be authorized under provisions of the Bankruptcy Code;

                           j.       Plan Modification. To modify the Plan under
section 1127 of the Bankruptcy Code, and/or remedy any defect, cure any omission, or reconcile any inconsistency in the Plan or the Confirmation Order so as to carry out its intent and purposes;

                           k.       Aid Consummation. To issue such orders in
aid of consummation of the Plan and the Confirmation Order notwithstanding any otherwise applicable non-bankruptcy law, with respect to any Person, to the full extent authorized by the Bankruptcy Code;

                           l.       Litigation. To enable the Litigation Claims
Representative to prosecute any Litigation Claims to Final Order and to enable the Debtor to prosecute any and all proceedings which have been brought to set aside liens or encumbrances and, if commenced prior to the Effective Date, to recover any transfers, assets, properties or damages to which the Debtor may be entitled under applicable provisions of the Bankruptcy Code or any other federal, state or local laws except as may be waived pursuant to the Plan;

                           m.       Implementation of Confirmation Order. To
enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated;

                           n.       Resolve Disputes. To resolve any disputes
concerning whether a Person had sufficient notice of the Chapter 11 Case, an Applicable Bar Date, the hearing to consider approval of the Disclosure Statement, the Confirmation Hearing, and for the purpose of determining whether a Claim or Interest is discharged hereunder or for any other purpose;

                           o.       Orders. To enter such orders as may be
necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases, or other agreements or documents created in connection with the Chapter 11 Case or the Plan and to resolve any dispute or matter arising under or in connection with any order of the Bankruptcy Court entered in the Chapter 11 Case;

                           p.       Controversies. To resolve controversies and
disputes regarding interpretation, implementation, enforcement and consummation of the Plan, the K-C Settlement Agreement, the P&G Settlement Agreement, or any other exhibit to the Plan or related document (provided, however, that the Bankruptcy Court shall not retain jurisdiction with respect to disputes arising under or relating to the licenses granted in connection with the P&G Settlement Agreement and the K-C Settlement Agreement);

                           q.       Determine Tax Liability. To determine any
tax liability pursuant to sections 346, 505 and/or 1146 of the Bankruptcy Code;

                           r.       Reserves. To resolve disputes concerning
any reserves with respect to Disputed Claims or the administration thereof;

                           s.       Validity. To hear and resolve claims or
actions challenging the validity or enforceability of any provision of the Plan; and

                           t.       Final Decree. To enter a final decree
closing the Chapter 11 Case.

         M.       ADDITIONAL PROVISIONS

                  1.       SEVERABILITY

                  If any provision of the Plan is determined to be unenforceable, such determination shall not limit or affect the enforceability and operative effect of any other provisions of the Plan. Subject to the last sentence of Section 15.4 of the Plan, to the extent any provision of the Plan would, by its inclusion in the Plan, prevent or preclude the Bankruptcy Court from entering the Confirmation Order, the Bankruptcy Court, on the request of the Proponents, may modify or amend such provision, in whole or in part, as necessary to cure any defect or remove any impediment to the confirmation of the Plan existing by reason of such provision. A holder of a Claim or Interest that has accepted the Plan shall be deemed to have accepted the Plan as it may be modified in accordance with this Section if the proposed modification does not materially and adversely change the treatment of the Claim or Interest of such holder.

                  2.       CONFIRMATION ORDER

                  The Confirmation Order shall ratify all transactions effected by the Debtor during the period commencing on the Petition Date and ending on the Confirmation Date.

                  3. INTERPRETATION, RULES OF CONSTRUCTION, COMPUTATION OF TIME, AND CHOICE OF LAW

                  The Plan contains a number of provisions respecting its construction and its interpretation which should be read carefully by each holder. See Section 15.8 of the Plan. In addition to these provisions, each holder is advised that the provisions of the Plan shall control over any descriptions thereof contained in this Disclosure Statement.

                  4.       NO ADMISSIONS

                  Notwithstanding anything to the contrary, nothing contained in the Plan or the Disclosure Statement shall be deemed as an admission by the Debtor with respect to any matter set forth therein, including, without limitation, any liability on or treatment of any Claim or Interest, or the propriety of the classification of any Claim or Interest.

         N.       INVESTIGATION, PROSECUTION AND/OR SETTLEMENT OF LITIGATION
                  CLAIMS

                  As of the Effective Date, the Litigation Claims shall remain vested in the Estate and the Estate shall retain the right to investigate, prosecute and/or settle such claims in accordance with the provisions of Section
9.21 of the Plan. Pursuant to section 1123(b)(3)(B) of the Bankruptcy Code, the Litigation Claims Representative shall be the sole representative of the Estate for the limited purpose of investigating, prosecuting and/or settling the Litigations Claims, and delivering any Litigation Proceeds to Reorganized Paragon pursuant to the terms of the Plan. All Litigation Proceeds, if any, shall be delivered by the Litigation Claims Representative to Reorganized Paragon for distribution in accordance with Sections 6.3 and 6.5 the Plan, and subject to the other applicable distribution provisions of the Plan, including Sections 9.21 (q) and 9.21 (s), to the holders of Allowed Unsecured Claims and Allowed Old Common Stock Interests. The Litigation Claims Representative shall be appointed by the Equity Committee. Such appointment shall be announced and included in the Confirmation Order. In order to permit the Litigation Claims Representative to perform all its duties and responsibilities under the Plan, Reorganized Paragon shall transfer Cash in the amount of $1,094,500.00 (the "Litigation Fund") into an interest-bearing segregated account for use by the Litigation Claims Representative in carrying out its rights and obligations hereunder; provided, however, that, if the Wellspring Stock Purchase Agreement is not consummated, Reorganized Paragon shall only be required to transfer Cash in the amount of $500,000.00 into the Litigation Fund; provided, however, that the Equity Committee shall have the right to designate a portion of the Interest Holders' New Common Stock Amount to be deposited in the Litigation Fund. Neither Reorganized Paragon nor Wellspring shall have any further obligation to fund any amounts into the Litigation Fund and shall bear no further financial responsibility for the resolution of Litigation Claims; provided, however, that, pursuant to Section 9.21(r) of the Plan, Reorganized Paragon shall provide reasonable assistance to the Litigation Claims Representative with respect to the assertion and prosecution of Litigation Claims (to the extent such assistance does not require the expenditure of funds).

                  1.       USE OF THE LITIGATION FUND

                  The Litigation Claims Representative may use the Litigation Fund to (i) satisfy the costs and expenses (including, but not limited to, counsel and expert witness fees) of investigating, prosecuting and/or settling the Litigation Claims, (ii) preserve, protect and prosecute the Litigation Claims, and (iii) satisfy liabilities incurred or related to the Litigation Claims; provided, however, that if the funds constituting the Litigation Fund have been used for such purposes and exhausted, the Litigation Claims Representative may, consistent with its fiduciary duties as a representative of the Estate, and provided the first $500,000.00 in proceeds, if any, received on account of the Litigation Claims are delivered by the Litigation Claims Representative to Reorganized Paragon in accordance with the proviso contained in Section 1.68 of the Plan, use any Litigation Proceeds for such purposes; provided, further, however, that the use of Litigation Proceeds for such purposes shall not exceed 50% of the recoveries received on account of any Litigation Claim, and provided that the total amount of Litigation Proceeds used for such purposes shall not exceed $1 million.

                  2.       APPOINTMENT OF THE LITIGATION CLAIMS REPRESENTATIVE

                  The Equity Committee shall appoint the Litigation Claims Representative as of the Effective Date to investigate, prosecute and/or settle the Litigation Claims. On and after the Effective Date, the Debtor and Reorganized Paragon, as the case may be, shall execute and deliver or cause to be executed and delivered to the Litigation Claims Representative all such documents, in recordable form where necessary or appropriate, to confirm to the Litigation Claims Representative the right to hold, investigate, prosecute and/or settle each of the Litigation Claims.

                  3.       ACCEPTANCE OF DUTIES

                  The Litigation Claims Representative shall be required to confirm in writing its appointment and its acceptance of its rights and obligations hereunder. The Litigation Claims Representative shall agree to receive, hold, investigate, prosecute and/or settle the Litigation Claims and to administer and transfer the Litigation Proceeds and the income derived therefrom pursuant to the terms of the Plan and the Confirmation Order; provided, however, that if the Litigation Claims do not or will not, in the judgment of the Litigation Claims Representative, result in sufficient Litigation Proceeds to warrant the further investigation, prosecution and/or settlement of the Litigation Claims, the Litigation Claims Representative shall be empowered to determine not to so investigate, prosecute and/or settle such claims, but instead to return any remaining amount of the Litigation Fund to Reorganized Paragon for distribution in accordance with the Plan. The Litigation Claims Representative shall not be required to post any bond or other security for performance.

                  4.       ONE LITIGATION CLAIMS REPRESENTATIVE

                  There shall be no more than one Litigation Claims Representative at any time.

                  5.       TERM

                  The Litigation Claims Representative shall serve until (a) the final resolution or abandonment of the Litigation Claims, or (b) the Litigation Claims Representative's death, resignation, or removal.

                  6.       ACTIVITIES

                  The Litigation Claims Representative shall be entitled to engage in such activities as it deems appropriate which are not in conflict with the Plan. The Litigation Claims Representative shall devote such time as is necessary to fulfill all of its duties as Litigation Claims Representative.

                  7.       RESIGNATION OF THE LITIGATION CLAIMS REPRESENTATIVE

                  The Litigation Claims Representative may resign at any time upon 30 days' written notice, in accordance with the notice provisions of the Plan, to the Bankruptcy Court, and counsel for the Equity Committee. Such resignation may become effective prior to the expiration of such 30 day notice period upon the appointment of a permanent or interim successor Litigation Claims Representative.

                  8.       REMOVAL OF THE LITIGATION CLAIMS REPRESENTATIVE

                  The Litigation Claims Representative may be removed by an order of the Bankruptcy Court only for bad faith, gross negligence, willful misconduct, material violation of the provisions of the Plan or a gross disregard of its duties hereunder ("For Cause") and upon notice and a hearing. Any holder or Allowed Unsecured Claim or Allowed Old Common Stock Interest or other party in interest has standing to request the Bankruptcy Court to remove the Litigation Claims Representative For Cause.

                  9.       SUCCESSOR LITIGATION CLAIMS REPRESENTATIVE

                  In the event of the resignation, removal, death or incapacity of the Litigation Claims Representative (or if for any other reason there is a vacancy in the position of Litigation Claims Representative), the Bankruptcy Court may appoint a new Litigation Claims Representative, upon motion of any party in interest, from a list of candidates submitted in connection with any such motion, subject to the consent of the Equity Committee or a majority vote of former members of the Equity Committee. Every successor Litigation Claims Representative appointed pursuant hereto shall execute, acknowledge and deliver to the Bankruptcy Court an instrument in writing accepting such appointment hereunder, and thereupon such successor Litigation Claims Representative, without any further act, shall become fully vested with all of the rights, powers, duties and obligations of its predecessor without any further act. Any predecessor Litigation Claims Representative shall execute and deliver to the successor Litigation Claims Representative any instruments reasonably requested by the successor Litigation Claims Representative to effectuate the termination of the predecessor Litigation Claims Representative and to aid in the investigation, prosecution and/or settlement of the Litigation Claims. All fees and expenses of a Litigation Claims Representative prior to the death, resignation or removal of such Litigation Trustee shall be paid out of the Litigation Fund unless disputed by the successor Litigation Claims Representative, in which case such dispute shall be subject to resolution by the Bankruptcy Court.

                  10.      REIMBURSEMENT

                  The Litigation Claims Representative shall be entitled to receive compensation, from the Litigation Fund, in an amount to be negotiated by the Equity Committee, disclosed to and approved by the Bankruptcy Court and contained in the Confirmation Order, plus reimbursement of reasonable out-of-pocket expenses (all such reasonable and necessary costs and expenses incurred by the Litigation Claims Representative in connection with the performance of its duties hereunder to be reimbursed to the Litigation Claims Representative from the Litigation Fund); provided, however, that compensation and/or expenses payable pursuant to an incentive contingent compensation arrangement between the Litigation Claims Representative and himself or herself, or between him/her and an attorney or other professionals retained to prosecute a Litigation Claim must be approved by the Bankruptcy Court and shall be paid only from the Litigation Proceeds, if any, of such Litigation Claim.

                  11.      RETENTION OF PROFESSIONALS

                  The Litigation Claims Representative may, but shall not be required to, consult with attorneys, accountants, appraisers or other parties deemed by the Litigation Claims Representative to have qualifications necessary to assist it in the proper performance of its duties, including the employment of attorneys on a full or partial contingent fee basis to prosecute Litigation Claims. The Litigation Claims Representative may pay the salaries, fees and expenses of such persons out of the Litigation Fund; provided, however, that compensation and/or expenses payable pursuant to a contingent compensation arrangement between the Litigation Claims Representative and an attorney or other professionals retained to prosecute a Litigation Claim must be approved by the Bankruptcy Court and shall be paid only from the Litigation Proceeds, if any, of such Litigation Claim. The Litigation Claims Representative shall not be liable for any loss to the Estate caused by any action of any person employed by the Litigation Claims Representative by reason of any mistake or default of such person if the selection, engagement and/or supervision of such person was made or taken in good faith and without willful misconduct or gross negligence.

                  12.      POWERS OF LITIGATION CLAIMS REPRESENTATIVE

                  The Litigation Claims Representative shall have all of the rights, powers and privileges specified in the Plan unless specifically limited by other provisions of the Plan or the Confirmation Order. The Litigation Claims Representative shall have the power to take all such actions as in its judgment are necessary and appropriate to effectuate the purposes of this Section of the Plan, including but not limited to each power expressly granted in the subsections below and any power reasonably incidental thereto. The Litigation Claims Representative shall have the power to:

                                    (i)      Investigate, prosecute, settle
                                             and/or abandon Litigation Claims
                                             and exercise, participate in or
                                             initiate any proceeding before the
                                             Bankruptcy Court or any other
                                             court of appropriate jurisdiction
                                             in connection with any proceeding
                                             relating to the Litigation Claims,
                                             including any administrative,
                                             arbitrative or other nonjudicial
                                             proceeding; provided, however,
                                             that the Litigation Claims
                                             Representative shall seek
                                             Bankruptcy Court approval before
                                             entering on a final basis into any
                                             settlement of a Litigation Claim.

                                    (ii)     Invest the Litigation Fund in
                                             accordance with section 345 of the
                                             Bankruptcy Code or as otherwise
                                             permitted by a Final Order of the
                                             Bankruptcy Court and as deemed
                                             appropriate by the Litigation
                                             Claims Representative; provided,
                                             that the Litigation Claims
                                             Representative may invest such
                                             funds in Cash Equivalents;

                                    (iii)    Enter into any agreement or
                                             execute any document required by
                                             or consistent with the Plan,
                                             perform all of the Litigation
                                             Claims Representative's
                                             obligations hereunder and
                                             thereunder and take all other
                                             actions necessary to effectuate
                                             the foregoing to the extent such
                                             actions are not inconsistent with
                                             the Plan;

                                    (iv)     Select and employ such
                                             professionals (which may include
                                             the Equity Committee's current
                                             professionals), agents or
                                             employees as it deems necessary to
                                             assist in the administration of
                                             the Litigation Claims and
                                             compensate such persons from the
                                             Litigation Fund without
                                             application to the Bankruptcy
                                             Court;

                                    (v)      Voluntarily engage in arbitration
                                             or mediation with regard to any
                                             Litigation Claim;

                                    (vi)     Consult with former members of and
                                             counsel to the Equity Creditor and
                                             the Creditors' Committee, as well
                                             as with any creditor or counsel to
                                             such creditor in connection with
                                             the prosecution of Litigation
                                             Claims; and

                                    (vii)    Exercise such other powers and
                                             duties as are necessary or
                                             appropriate in its discretion to
                                             accomplish the purposes of this
                                             Section 9.21 of the Plan.

                  13.      LIMITATION OF RIGHTS

                  Notwithstanding anything in this Agreement to the contrary contained herein, the Litigation Claims Representative shall not do or undertake any of the following:

                                    (i)      Take any action in contravention
                                             of the Plan;

                                    (ii)     Grant liens on any of the
                                             Litigation Claims or the
                                             Litigation Proceeds, if any;
                                             provided, however, that contingent
                                             fee arrangements shall not be
                                             considered a lien for purposes of
                                             this section;

                                    (iii)    Attempt to modify or amend the
                                             Plan;

                                    (iv)     Guarantee any debt;

                                    (v)      Loan any portion of the Litigation
                                             Fund or Litigation Proceeds, if
                                             any, to the Litigation Claims
                                             Representative or any other
                                             Person; or

                                    (vi)     Transfer any Litigation Claim.

                  14.      LIMITATION ON LIABILITY

                  Except in the case of willful misconduct or gross negligence, the Litigation Claims Representative and any professionals it employs shall not be liable for any loss or damage by reason of any action taken or omitted by the Litigation Claims Representative and any professionals it employs pursuant to the discretion, power and authority conferred on the Litigation Claims Representative by the Plan. No successor Litigation Claims Representative shall be in any way liable for the acts or omissions of any predecessor Litigation Claims Representative unless a successor Litigation Claims Representative expressly assumes such responsibility. The Litigation Claims Representative may rely, and shall be protected from liability for acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order or other paper or document reasonably believed by the Litigation Claims Representative to be genuine and to have been presented by an authorized party. Also, the Litigation Claims Representative shall not be liable if it acts in good faith based on a mistake of fact before having actual knowledge of an event. The Litigation Claims Representative shall not be liable for any action taken or suffered by the Litigation Claims Representative in reasonably relying upon the advice of counsel or other professionals engaged by the Litigation Claims Representative in accordance with the Plan. Persons dealing with the Litigation Claims Representative in matters relating to the Litigation Claims shall have recourse only against the Litigation Claims and the Litigation Proceeds, if any, subject to the rights of holders of Allowed Unsecured Claims and Allowed Old Common Stock Interests to receive such assets in accordance with the terms of the Plan, to satisfy any liability incurred by the Litigation Claims Representative to such person in carrying out the terms of this Section, and the Litigation Claims Representative shall have no personal or individual obligation to satisfy such liability. The Litigation Claims Representative and its employees and agents shall not be liable because of any action taken by the Litigation Claims Representative pursuant to discretionary powers and authority conferred upon the Litigation Claims Representative or its employees except for its or their own gross negligence or willful misconduct.

                  15.      FINAL ACCOUNTING

                  The Litigation Claims Representative shall, within ninety (90) days after the completion of its duties or its resignation, removal or death (in which case, the Litigation Claims Representative's estate shall), render a final accounting containing at least the following information:

                                    (i)      A description of the Litigation
                                             Claims;

                                    (ii)     A summarized accounting in
                                             sufficient detail of all gains,
                                             losses, receipts, disbursements
                                             and other transactions in
                                             connection with the Litigation
                                             Fund and the Litigation Claims
                                             during the Litigation Claims
                                             Representative's term of service,
                                             including their source and nature;

                                    (iii)    All receipts of principal and
                                             income must be shown separately;

                                    (iv)     The ending balance of the
                                             Litigation Fund and all Litigation
                                             Proceeds as of the date of the
                                             Litigation Claims Representative's
                                             accounting, including the cash
                                             balance on hand and the name and
                                             location of the depository where
                                             it is kept; and

                                    (v)      All known liabilities owed by the
                                             Litigation Claims Representative.

                  16.      DISTRIBUTION OF PROCEEDS

                  Subject to the provisions of Section 9.21(a) of the Plan, all Litigation Proceeds, if any, received by the Litigation Claims Representative on behalf of the Estate shall be delivered to Reorganized Paragon for distribution in accordance with the applicable provisions of the Plan.

                  17.      WITHHOLDING TAXES

                  Any federal, state or local withholding taxes or other amounts required to be withheld under applicable law shall be deducted by, as required, Reorganized Paragon or the Litigation Claims Representative, as applicable, from the Litigation Proceeds, if any, delivered to Reorganized Paragon for distribution under the Plan. All Persons entitled to receive distributions under the Plan of any Litigation Proceeds received shall be required to provide any information necessary to effect the withholding of such taxes.

                  18.      FURTHER ASSURANCES

                  Reorganized Paragon shall not take any action to release, impair or settle the Litigation Claims, and shall not, except as may be required by law, take any position contrary to the Litigation Claims Representative in any documents, agreements or public filings. Reorganized Paragon shall reasonably cooperate with the Litigation Claims Representative, and shall provide the Litigation Claims Representative with reasonable access to Reorganized Paragon's books and records (including, after execution of an acceptable common-interest agreement, privileged documents related to the Litigation Claims) and personnel with knowledge of the Litigation Claims to the extent necessary to allow the Litigation Claims Representative to properly perform its duties hereunder. Upon the request of the Creditors' Committee, P&G or K-C, the Litigation Claims Representative shall provide reasonable reports regarding the status of the Litigation Claims and the Litigation Proceeds, if any.

                  19.      Federal Tax Treatment

                  For federal income tax purposes, it is intended that the Estate will be treated as a liquidating trust, as defined in Treasury Regulation ss. 301.7701-4(d), that comes into existence as of the Effective Date. The primary purpose of the liquidating trust will be to prosecute the Litigation Claims, and it will not continue or engage in the conduct of a trade or business except to the extent reasonably necessary to, and consistent with, the liquidating purpose of the trust. The trust may not receive or retain Cash or Cash Equivalents in excess of a reasonable amount to prosecute the Litigation Claims. The investment powers of the Litigation Claims Representative are limited to powers to invest in Cash and Cash Equivalents. The trust is required to distribute at least annually to the Beneficiaries the net income of the trust in excess of amounts reasonably necessary to prosecute the Litigation Claims. In the event the Estate receives Litigation Proceeds, the Litigation Claims Representative shall, in lieu of immediately distributing all such amounts, retain as a reserve an amount sufficient to pay the tax liability that would result from the receipt of such amounts if they were deemed received by Reorganized Paragon or the Estate did not qualify as a liquidating trust. The Litigation Claims Representative thereafter shall promptly apply for a ruling from the Internal Revenue Service that the Estate will qualify as a liquidating trust and that the receipt of Litigation Proceeds by the Estate will not result in the recognition of taxable income by Reorganized Paragon or the Estate. If such ruling is secured, the reserved amounts shall be promptly distributed. If such ruling is not secured, the Litigation Claims Representative shall use its reasonable best efforts to secure from counsel experienced in such matters an opinion reasonably satisfactory to Reorganized Paragon and the Litigation Claims Representative that (i) the Estate will qualify as a liquidating trust or (ii) the receipt of Litigation Proceeds by the Estate will not generate taxable income for Reorganized Paragon or the Estate. If neither the ruling nor the opinion can be secured, Reorganized Paragon shall be entitled to receive or, if applicable, the Estate shall retain, such amounts as are necessary to pay the tax liability associated with the Litigation Claims; and any excess amounts shall be distributed to the Beneficiaries as promptly as is reasonable under the circumstances. It is intended that Reorganized Paragon will be treated for tax purposes as transferring the Litigation Claims to holders of Allowed Unsecured Claims and Old Common Stock Interests ("Beneficiaries"), followed by a deemed transfer by the Beneficiaries to the liquidating trust.
The Beneficiaries will be treated as the grantors and deemed owners of the Estate after the Effective Date and will be taxed on their allocable shares of the Estate's income and gain in each taxable year, whether or not they receive any distributions in such year. After the Effective Date, the Litigation Claims Representative must file tax returns for the Estate as a grantor trust pursuant to Treasury Regulation ss. 1.671-4(a). The Litigation Claims must be valued consistently for all federal income tax purposes by the Debtor, the Litigation Claims Representative, and the Beneficiaries. The Estate will terminate no later than 5 years after the Effective Date, provided, however, that subject to the approval of the Bankruptcy Court, the term of the Estate may be extended for a finite term if such extension is necessary to the liquidating purpose of the Estate. Each such extension must be approved by the Bankruptcy Court within 6 months of the beginning of the term being extended.

V.       CONFIRMATION OF THE PLAN

         A.       INTRODUCTION

                  The Bankruptcy Code requires a bankruptcy court to determine whether a chapter 11 plan of reorganization complies with the technical requirements of chapter 11 and other applicable provisions of the Bankruptcy Code. It requires further that a debtor's disclosure concerning such plan has been adequate and has included information concerning all payments made or promised by the debtor in connection with the plan.

                  To confirm the Plan, the Bankruptcy Court must find that all of these and other requirements have been met. Thus, even if the requisite vote is achieved for each Class of Impaired Claims and Interests, the Bankruptcy Court must make independent findings respecting the Plan's conformity with the requirements of the Bankruptcy Code before it may confirm the Plan. Some of these statutory requirements are discussed below.

         B.       VOTING PROCEDURES AND STANDARDS

                  Only Claims and Interests in Classes that are Impaired under the Plan (but not deemed to reject the Plan by virtue of receiving no Distributions thereunder) are entitled to receive this Disclosure Statement and a Ballot for the acceptance or rejection of the Plan. Any Claim or Interest holder whose legal, contractual or equitable rights with regard to such Claim or Interest are altered, modified or changed by the proposed treatment under the Plan or whose treatment under the Plan is not provided for in section 1124 of the Bankruptcy Code is considered Impaired.

                  On November 18, 1999, the Bankruptcy Court issued the Voting Procedures Order. The procedures for establishing the number, amount and classification of Claims and Interests that will be used to tabulate acceptances and rejection of the Plan are set forth in the Voting Procedures Order, which is annexed hereto as Exhibit "D."

                  IF A BALLOT IS DAMAGED OR LOST OR IF YOU HAVE ANY QUESTIONS CONCERNING VOTING PROCEDURES, YOU MAY CONTACT THE DEBTOR'S BALLOTING AGENT:

If sent by regular mail, to:          If sent by overnight mail, to:

Bankruptcy Services LLC               Bankruptcy Services LLC (Paragon Plan
Paragon Plan Voting Center            Voting Center)
P.O. Box 5159                         70 East 55th Street
FDR Station                           6th Floor
New York, NY 10150-5159               New York, New York 10022

                  A VOTE MAY BE DISREGARDED IF THE COURT DETERMINES, AFTER NOTICE AND A HEARING, THAT SUCH ACCEPTANCE OR REJECTION WAS NOT MADE OR SOLICITED IN GOOD FAITH OR IN ACCORDANCE WITH APPLICABLE PROVISIONS OF THE BANKRUPTCY CODE.

         C.       ACCEPTANCE

                  Acceptance of the Plan need only be solicited from holders of Impaired Claims or Interests not deemed to reject the Plan by virtue of receiving no Distributions thereunder. Except in the context of a "cram down," as a condition to confirmation of the Plan, the Bankruptcy Code requires that, with certain exceptions, each Class of Impaired Claims and Interests accepts the Plan. Pursuant to the Bankruptcy Code, in order for the Plan to be "accepted," the requisite vote is required for each Class of Impaired Claims or Interests. Any Class of Impaired Claims or Interests that fails to achieve the requisite vote will be deemed to have rejected the Plan. The Proponents intend to seek acceptances of the Plan from holders of Claims and Interests in Voting Classes, and to "cram down" the Plan on certain holders of Interests that are deemed to reject the Plan by virtue of receiving no Distributions thereunder.

                  The Bankruptcy Code defines acceptance of a plan by an impaired class of claims as acceptance by holders of at least two-thirds in dollar amount, and more than one-half in number, of allowed claims of that class that actually vote. The Bankruptcy Code further defines acceptance by an impaired class of interests as acceptance by holders of at least two-thirds in amount of allowed interests of that class that actually vote. Pursuant to the Bankruptcy Code, in order for the Plan to be "accepted," the requisite vote is required for each Class of Impaired Claims and Interests entitled to vote on the Plan. Any Voting Class that fails to achieve the requisite vote will be deemed to have rejected the Plan.

                  In the event the requisite vote is not obtained, the Proponents have the right, assuming that at least one Class of Impaired Claims or Interests has accepted the Plan, to request confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code. Section 1129(b) permits confirmation of a plan notwithstanding rejection by one or more classes of impaired claims or interests if the bankruptcy court finds that the plan does not discriminate unfairly and is "fair and equitable" with respect to the rejecting class or classes. This procedure is commonly referred to as a "cram down." For a more detailed description of the requirements for acceptance of the Plan and of the criteria for confirmation of the Plan notwithstanding rejection by certain Impaired Classes, see Sections V.D. and V.D.4. ("Confirmation and Consummation" and "Cram Down"), below. The Plan is predicated on holders of Claims and Interests in all Voting Classes voting to accept the Plan. However, if holders of Claims or Interests in any Voting Classes vote to reject the Plan, the Proponents intend to request a cram down of such Classes at the Confirmation Hearing.

         D.       CONFIRMATION AND CONSUMMATION

                  At the Confirmation Hearing, the Bankruptcy Court will determine whether the requirements of section 1129(a) of the Bankruptcy Code have been satisfied with respect to the Plan. Section 1129(a) of the Bankruptcy Code requires that, among other things, for a plan to be confirmed:

         - The plan satisfies the applicable provisions of the Bankruptcy Code.

         - The proponents of the plan has complied with the applicable provisions of the Bankruptcy Code.

         - The plan has been proposed in good faith and not by any means forbidden by law.

         - Any payment made or to be made by the proponent, by the debtor, or by a person issuing securities or acquiring property under the plan, for services or for costs and expenses in or in connection with the bankruptcy case, or in connection with the plan and incident to the bankruptcy case, has been approved by, or is subject to the approval of, the bankruptcy court as reasonable.

         - The plan proponents have disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the plan, as a director, officer, or voting trustee of the debtor, an affiliate of the debtor participating in the plan with the debtor, or a successor to the debtor under the plan. The appointment to, or continuance in, such office of such individual is consistent with the interests of creditors and equity security holders and with public policy and the proponents have disclosed the identity of any insider that the reorganized debtor will employ or retain and the nature of any compensation for such insider.

         - With respect to each class of impaired claims or interests, either each holder of a claim or interest in such class has accepted the plan, or will receive or retain under the plan on account of such claim or interest, property of a value, as of the effective date of the plan, that is not less than the amount that such holder would receive or retain if the debtor were liquidated on such date under chapter 7 of the Bankruptcy Code.

         - Each class of claims or interests has either accepted the plan or is not impaired under the plan.

         - Except to the extent that the holder of a particular claim has agreed to a different treatment of such claim, the plan provides that allowed administrative expenses and priority claims (other than priority tax claims) will be paid in full on the effective date and that holders of priority tax claims will be paid in full in cash on the effective date or receive on account of such claims deferred cash payments, over a period not exceeding six (6) years after the date of assessment of such claims, of a value, as of the effective date, equal to the allowed amount of such claims.

         - If a class of claims is impaired, at least one (1) impaired class of claims has accepted the plan, determined without including any acceptance of the plan by any insider holding a claim in such class.

         - Confirmation of the plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the debtor or any successor to the debtor under the plan, unless such liquidation or reorganization is proposed in the plan.

                  Subject to receiving the requisite votes in accordance with section 1129(a)(8) of the Bankruptcy Code, the Proponents believe that (i) the Plan satisfies all of the statutory requirements of chapter 11 of the Bankruptcy Code, (ii) the Debtor has complied or will have complied with all of the requirements of chapter 11, and (iii) the Plan has been proposed in good faith.

                  Set forth below is a more detailed summary of the relevant statutory confirmation requirements.

                  1.       BEST INTERESTS OF HOLDERS OF CLAIMS AND INTERESTS

                  The "best interests" test requires that a bankruptcy court find either that all members of each impaired class have accepted the plan or that each holder of an allowed claim or interest of each impaired class of claims or interests will receive or retain under the plan on account of such claim or interest property of a value, as of the effective date of the plan, that is not less than the amount that such holder would so receive or retain if the debtor were liquidated under chapter 7 of the Bankruptcy Code on such date. See the liquidation analysis prepared by the Debtor which is annexed hereto as Exhibit E and demonstrates that the Plan satisfies the "best interests" test.

                  To calculate what holders of Claims and Interests would receive if the Debtor were hypothetically liquidated under chapter 7 of the Bankruptcy Code, the Bankruptcy Court must first determine the dollar amount that would be realized from the liquidation (the "Liquidation Fund") of the Debtor. The Liquidation Fund would consist of the net proceeds from the disposition of the Debtor's assets (after satisfaction of all valid liens) augmented by the Cash held by the Debtor and recoveries on actions against third parties, if any. The Liquidation Fund would then be reduced by the costs of the liquidation. The costs of liquidation under chapter 7 would include the fees and expenses of a trustee, as well as those of counsel and other professionals that might be retained by the trustee, selling expenses, any unpaid expenses incurred by the Debtor during the Chapter 11 Case (such as fees for attorneys, financial advisors and accountants) which are allowed in the chapter 7 proceeding, interest expense on any secured debt and Claims incurred by the Debtor during the pendency of the Chapter 11 Case. These Claims would be paid in full out of the Liquidation Fund before the balance of the Liquidation Fund would be made available to holders of unsecured Claims. In addition, other Claims which would arise upon conversion to a chapter 7 case (e.g., damage Claims for termination of contracts, including real property leases and executory contracts and the costs of lengthy litigation related to certain of these Claims) would dilute the balance of the Liquidation Fund available to holders of unsecured Claims. Moreover, additional Claims against the Debtor's estate would arise as the result of the establishment of a new bar date for the Filing of Claims in a chapter 7 case for the Debtor. In addition, the sale of assets in a chapter 7 liquidation might yield smaller returns than could be realized through the sale of some of the Debtor's assets and operations on a going-concern basis through the chapter 11 process. The present value of the distributions out of the Liquidation Fund (after deducting the amounts described above) are then compared with the present value of the property offered to each of the Classes of Claims and Interests under the Plan to determine if the Plan is in the best interests of each holder of a Claim or Interest.

                  The Debtor believes that a chapter 7 liquidation of the Debtor's remaining assets would result in diminution in the value to be realized under the Plan by holders of Claims and Interests. That belief is based upon, among other factors: (a) the additional administrative expenses involved in the appointment of a trustee, attorneys, accountants, and other chapter 7 professionals; (b) the substantial time which would elapse before creditors and interest holders would receive any distribution in respect of their Claims or Interests due to a trustee's need to become familiar with the Chapter 11 Case and the Debtor's books and records, and the duty to conduct his/her own investigation; (c) the erosion of value of assets that would result in the context of the expeditious liquidation required under chapter 7 and the "forced sale" atmosphere that would prevail; and (d) the additional unsecured Claims that may be asserted against the Debtor as a result of the conversion to a chapter 7 case.

                  2.       FINANCIAL FEASIBILITY

                  Section 1129(a)(11) of the Bankruptcy Code requires that confirmation should not be likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtor or any successor to the Debtor unless such liquidation or reorganization is proposed in the plan. For purposes of determining whether the Plan meets this requirement, the Debtor has analyzed the financial prospects of Reorganized Paragon both assuming the Wellspring Stock Purchase Agreement has been consummated and assuming the Wellspring Stock Purchase has not been consummated as of the Effective Date. As part of such analyses, the Debtor has prepared financial forecasts of Reorganized Paragon's cash flow, income and balance sheet under both scenarios for the fiscal years commencing from the Effective Date through December 2003. These forecasts, and the significant assumptions on which they are based, are set forth in Exhibits G (which assumes the Wellspring Stock Purchase Agreement has been consummated) and H (which assumes such agreement is not consummated) annexed hereto.

                  The pro forma financial information and the projections are based on the assumption that the Bankruptcy Court will confirm the Plan and, for projection purposes, that the Effective Date under the Plan will occur on December 26, 1999. Although the projections and information are based upon a December 26, 1999 Effective Date, the Debtor believes that an actual Effective Date occurring subsequent to December 26, 1999 would not, for a reasonable period of time, have any material effect on the projections.

                  The Debtor has prepared these financial projections based upon certain assumptions that they believe to be reasonable under the circumstances. Those assumptions considered to be significant are described in the financial projections annexed hereto as Exhibits G and H. The financial projections have not been examined or compiled by independent accountants. The Debtor makes no representation as to the accuracy of the projections or their ability to achieve the projected results. Many of the assumptions on which the projections are based are subject to significant uncertainties. Inevitably, some assumptions will not materialize and unanticipated events and circumstances may affect the actual financial results. Therefore, the actual results achieved throughout the projection period may vary from the projected results and the variations may be material. All holders of Claims and Interests that are entitled to vote to accept or reject the Plan are urged to examine carefully all of the assumptions on which the financial projections are based in evaluating the Plan.

                  Based on such forecasts, the Debtor believes that Reorganized Paragon is not likely to liquidate or need further financial reorganization. Thus, the Plan satisfies section 1129(a)(11) of the Bankruptcy Code.

                  3.       ACCEPTANCE BY IMPAIRED CLASSES

                  A class is "impaired" under a plan unless, with respect to each claim or interest of such class, the plan: (i) leaves unaltered the legal, equitable and contractual rights to which the claim or interest entitles the holder of such claim or interest; or (ii) notwithstanding any contractual provision or applicable law which entitles the holder of such claim or interest to demand or receive accelerated payment on account of a default, cures any default, reinstates the original maturity of the obligation, compensates the holder for any damages incurred as a result of reasonable reliance on such provision or law and does not otherwise alter the legal, equitable or contractual rights of such holder based upon such claim or interest. A class that is not impaired under a plan of reorganization is deemed to have accepted the plan and, therefore, solicitation of acceptances with respect to such class is not required.

                  4.       CRAM DOWN

                  The Bankruptcy Code contains provisions for confirmation of a plan even if the plan is not accepted by all impaired classes, as long as at least one impaired class of claims has accepted the plan. The "cram down" provisions of the Bankruptcy Code are set forth in section 1129(b) of the Bankruptcy Code. Under the "cram down" provisions, upon the request of a plan proponent, the bankruptcy court will confirm a plan despite the lack of acceptance by an impaired class or classes if the bankruptcy court finds that
(i) the plan does not discriminate unfairly with respect to each non-accepting impaired class, (ii) the plan is fair and equitable with respect to each non-accepting impaired class, and (iii) at least one impaired class has accepted the plan. These standards ensure that holders of junior interests, such as common stockholders, cannot retain any interest in the debtor under a plan of reorganization that has been rejected by a senior class of impaired claims or interests unless such impaired claims or interests are paid in full.

                  As used by the Bankruptcy Code, the phrases "discriminate unfairly" and "fair and equitable" have narrow and specific meanings unique to bankruptcy law. A plan does not discriminate unfairly if claims or interests in different classes but with similar priorities and characteristics receive or retain property of similar value under a plan. By establishing separate Classes for the holders of each type of Claim and Interest and by treating each holder of a Claim or Interest in each Class identically, the Plan has been structured so as to meet the "unfair discrimination" test of section 1129(b) of the Bankruptcy Code.

                  The Bankruptcy Code sets forth different standards for establishing that a plan is "fair and equitable" with respect to a dissenting class, depending on whether the class is comprised of secured or unsecured claims or interests. In general, section 1129(b) of the Bankruptcy Code permits confirmation notwithstanding non-acceptance by an impaired class if that class and all junior classes are treated in accordance with the "absolute priority" rule, which requires that the dissenting class be paid in full before a junior class may receive anything under the plan. In addition, case law surrounding section 1129(b) requires that no class senior to a non-accepting impaired class receives more than payment in full on its claim.

                  With respect to a Class of unsecured Claims that does not accept the Plan, the Proponents must demonstrate to the Bankruptcy Court that either (i) each holder of an unsecured Claim of the dissenting Class receives or retains under such Plan property of a value equal to the allowed amount of its unsecured Claim, or (ii) the holders of Claims or holders of Interests that are junior to the Claims of the holders of such unsecured Claims will not receive or retain any property under the Plan. Additionally, the Proponents must demonstrate that the holders of Claims that are senior to the Claims of the dissenting Class of unsecured Claims receive no more than payment in full on their Claims under the Plan.

                  With respect to any holder of a secured Claim that does not accept the Plan, the Proponents must demonstrate to the Bankruptcy Court that one of the following conditions is satisfied: (i) such holder retains the lien securing such secured Claim to the extent of the allowed amount of such secured Claim, and that such holder receives on account of such secured Claim Cash having a present value as of the Effective Date of the Plan, equal to the value of such holder's interest in the Estate's interest in the property subject to such lien; (ii) the Plan provides for the sale, subject to section 363(k) of the Bankruptcy Code, of the assets subject to the lien securing such holder's Claim, free and clear of such liens, with such liens to attach to the proceeds of such sale; or (iii) the Plan provides for the realization by such holder of the indubitable equivalent of such secured Claim.

                  If all the applicable requirements for confirmation of the Plan are met as set forth in sections 1129(a)(1) through (13) of the Bankruptcy Code, except that one or more of Classes of Impaired Claims or Interests have failed to accept the Plan pursuant to section 1129(a)(8) of the Bankruptcy Code, the Proponents reserve the right to request that the Bankruptcy Court confirm the Plan in accordance with section 1129(b) of the Bankruptcy Code. The Proponents believe that the Plan satisfies the "cram down" requirements of the Bankruptcy Code. The Proponents may seek confirmation of the Plan over the objection of dissenting Classes, as well as over the objection of individual holders of Claims who are members of an accepting Class. In addition, the Proponents intend to seek "cram down" on Classes deemed to reject the Plan pursuant to section 1126(g) of the Bankruptcy Code by virtue of receiving no Distributions under the Plan. However, there can be no assurance that the Bankruptcy Court will determine that the Plan meets the requirements of section 1129(b) of the Bankruptcy Code.

                  5.       CLASSIFICATION OF CLAIMS AND INTERESTS

                  The Proponents believe that the Plan meets the classification requirements of the Bankruptcy Code which require that a plan of reorganization place each claim or interest into a class with other claims or interests which are "substantially similar."

VI.      CONTINUED EXISTENCE OF THE DEBTOR

         A.       REORGANIZED PARAGON

                  Paragon will continue to exist as Reorganized Paragon after the Effective Date, with all the powers of the corporation under applicable law. The certificate of incorporation and by-laws of Reorganized Paragon will prohibit the issuance of non-voting stock to the extent required by section 1123(a) of the Bankruptcy Code. After the Effective Date, Reorganized Paragon may amend or modify its certificate of incorporation and by-laws in any manner consistent with the Plan, as permitted under applicable law and/or such certificate of incorporation and by-laws.

         B. VALUE OF REORGANIZED PARAGON, AND THE NEW COMMON STOCK, NEW NOTES AND WARRANTS TO BE ISSUED UNDER THE PLAN

                  Pursuant to the Plan, in the event the Wellspring Stock Purchase Agreement is consummated, Reorganized Paragon will issue a single class of 11,891,000 shares of New Common Stock, the New Notes and the Warrants, to be distributed as prescribed by the Plan. The form of New Common Stock, the form of New Note and the form of Warrant will be filed with the Bankruptcy Court at least ten (10) calendar days before the Confirmation Hearing. In connection with the Plan, Rights to participate in the Wellspring Rights Offering will also be available to holders of Allowed Unsecured Claims and, potentially, Allowed Old Common Stock Interests. If the Wellspring Stock Purchase Agreement is not consummated, Reorganized Paragon will issue a single class of 13,566,574 shares of New Common Stock and the Warrants.

                  Blackstone's estimate (assuming the Wellspring Stock Purchase Agreement is consummated) of the enterprise value of Reorganized Paragon is included in Exhibit G annexed hereto. Blackstone's estimate (assuming the Wellspring Stock Purchase Agreement is not consummated) of the enterprise value of Reorganized Paragon is included in Exhibit H annexed hereto.

                  ESTIMATES OF VALUE DO NOT PURPORT TO BE APPRAISALS NOR DO THEY NECESSARILY REFLECT THE VALUES WHICH MAY BE REALIZED IF ASSETS ARE SOLD. THE ESTIMATES OF VALUE REPRESENT HYPOTHETICAL ENTERPRISE VALUES ASSUMING THE OCCURRENCE OF THE EFFECTIVE DATE AND IMPLEMENTATION OF MANAGEMENT'S BUSINESS PLAN AS WELL AS OTHER SIGNIFICANT ASSUMPTIONS, INCLUDING ASSUMPTIONS REGARDING THE ECONOMIC OUTLOOK OF THE VARIOUS DOMESTIC AND INTERNATIONAL MARKETS IN WHICH THE COMPANY OPERATES. SUCH ASSUMPTIONS WERE DEVELOPED SOLELY FOR PURPOSE OF FORMULATING AND NEGOTIATING A PLAN OF REORGANIZATION AND ANALYZING THE PROJECTED RECOVERIES THEREUNDER. THE VALUATIONS SET FORTH HEREIN REPRESENT ESTIMATED REORGANIZATION VALUES AND DO NOT NECESSARILY REFLECT VALUES THAT COULD BE ATTAINABLE IN PUBLIC OR PRIVATE MARKETS. THE EQUITY AND REORGANIZATION DEBT VALUES ASCRIBED IN THE ANALYSIS DO NOT PURPORT TO BE AN ESTIMATE OF THE POST-REORGANIZATION MARKET VALUE. SUCH TRADING VALUES, IF ANY, MAY BE MATERIALLY DIFFERENT FROM THE VALUE RANGES ASSOCIATED WITH THE VALUATION ANALYSIS.

VII.     CERTAIN RISK FACTORS TO BE CONSIDERED

                  HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTOR SHOULD READ AND CONSIDER CAREFULLY THE FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS DISCLOSURE STATEMENT (AND THE DOCUMENTS DELIVERED TOGETHER HEREWITH AND/OR INCORPORATED HEREIN BY REFERENCE), PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN. THESE RISK FACTORS SHOULD NOT, HOWEVER, BE REGARDED AS CONSTITUTING THE ONLY RISKS INVOLVED IN CONNECTION WITH THE PLAN AND ITS IMPLEMENTATION.

         A.       THE WELLSPRING STOCK PURCHASE AGREEMENT

                  There can be no assurance that the Wellspring Stock Purchase Agreement will be consummated. The Wellspring Stock Purchase Agreement will contain specified conditions to closing on the part of both the Debtor and Wellspring and there can be no assurance that the parties will be able to satisfy such conditions. In the event that the Wellspring Stock Purchase Agreement is not consummated, holders of Allowed Claims and Allowed Interests still will be entitled to receive the Distributions provided for under the Plan in such circumstance, provided the conditions to the Effective Date set forth in the Plan are satisfied or waived.

         B.       INDUSTRY CONDITIONS AND FINANCIAL CONDITION OF REORGANIZED
                  PARAGON

                  There can be no assurance that the industry conditions under which Reorganized Paragon will operate will enable it to achieve the sales revenues or the operating cash flows which the Debtor has relied upon to project Reorganized Paragon's future business prospects.

                  If the Wellspring Stock Purchase Agreement is consummated, on or about the Effective Date, Reorganized Paragon will issue New Notes with a principal amount equal to the New Notes Amount. In such event, there can be no assurance that the operating cash flow of Reorganized Paragon, after giving effect to operating requirements, will be adequate to fully fund the payment of interest under its post-confirmation indebtedness, beyond the expiration of the two year period during which Paragon has the ability to pay interest in kind if Paragon does not meet its projected levels of cash flow, when due as well as all capital expenditures contemplated in the Debtor's cash-flow projections.

                  As part of the license agreements entered into in connection with Paragon's settlements with P&G and K-C, Paragon has incurred and will incur significant added costs in the form of running royalties payable to both parties for sales of licensed diaper and training pant products. Although Paragon believes the royalty rates being charged by P&G and K-C pursuant to their respective license agreements are approximately the same royalties that will be paid by Paragon's major store-brand competitors for similar rights, these royalties have had, and will continue to have, a material adverse impact on Paragon's future financial condition and results of operations. Although these royalty costs are expected to be partially offset by raw materials cost savings related to the conversion to a dual-cuff design, overall raw materials costs are expected to increase. Paragon's gross margins, and consequently its operating results, are significantly impacted by product design changes and raw material prices, especially the price of fluff pulp, which can fluctuate dramatically.

                  In addition, as part of the K-C Settlement Agreement, as discussed in Section III.I, above, Paragon has experienced certain product performance issues that Paragon believes may have impacted volume for the first half of 1999. Paragon also is encountering increased product costs due to product design costs associated with Paragon's hook and loop closure product and the increased price and usage of the new SAP discussed in Section III.I above. While Paragon is working diligently with its SAP supplier to develop a more cost-effective alternative, Paragon cannot predict at this time whether or when the added costs, as well as increased promotional and marketing spending, will be fully offset. Paragon expects that these increased costs will have a material adverse impact on its financial condition and results of operations for at least fiscal year 1999 and possibly beyond.

                  Paragon announced in the fourth quarter of 1998 that it would implement a price increase of 5 percent. Paragon has achieved only a portion of this increase due to continued competitive pressures. A significant part of this price increase is required to offset the increased costs of certain of Paragon's infant care product designs. Additional price increases are needed to fully offset the added royalty cost to be incurred by Paragon pursuant to the P&G and K-C settlements described above. Should Paragon not be able to realize these price increases, its margins are expected to continue to be negatively impacted.

                  Given the slow start up of the feminine care and adult incontinence business, which was exacerbated by Paragon's chapter 11 filing, and given the resulting feminine care and adult incontinence losses, Paragon's ability to recover its investment in such business is highly uncertain. Paragon's ability to recover its investment is dependent upon a prompt emergence from chapter 11 and the successful execution of Paragon's current feminine care and adult incontinence business plan.

                  There can be no assurance that the financial resources available under the Plan will be sufficient to fund the capital expenditures which management believes are necessary to keep Reorganized Paragon competitive and enable it to be sufficiently profitable to service its debt and achieve its financial projections.

                  The pendency of the Chapter 11 Case has negatively affected the operations of the Debtor and its results of operations, and adverse effects of the Chapter 11 Case may affect future periods as well.

                  The Debtor expects that any post-confirmation working capital facility will be secured by all or substantially all the assets of Reorganized Paragon and will contain restrictive financial and operating covenants and prohibitions, including provisions which will limit Reorganized Paragon's ability to make capital expenditures, international investments and pay cash dividends and make other distributions to holders of New Common Stock. Restrictions on capital investment are expected to be more restrictive if Reorganized Paragon's cash flow and profitability are lower than projected and less restrictive if they are higher than projected. There may be further capital expenditure restrictions if certain agreed-upon financial tests are not met.

                  There can be no assurance that Reorganized Paragon will be able to achieve or maintain the financial projections set forth in the Revised Business Plan or any financial performance tests expected to be contained in any post-confirmation working capital facility. Failure to meet such financial tests or other covenants would result in a default thereunder. If any such default were not remedied within the applicable grace period, if any, the lenders under a working capital facility might be entitled to declare the amounts outstanding thereunder due and payable, accelerate the payment of all such amounts and foreclose upon all of the tangible and intangible assets of Reorganized Paragon in which they have a security interest.

                  Paragon's gross margins are significantly impacted by product designs, machine conversions and raw material prices, especially the price of fluff pulp which can fluctuate dramatically. Paragon's operating results benefited from favorable fluff pulp market prices in 1998 and may be adversely affected by increases in raw material prices, primarily fluff pulp, in 1999.

                  There can be no assurance that Reorganized Paragon's performance and its ability to satisfy its debt service obligations will not be adversely affected by one or a combination of the above or other factors.

         C.       COMPETITION

                  The Debtor's industry is highly competitive. The Debtor competes with a number of national and regional distributors, particularly P&G and K-C. The Debtor also competes with smaller manufacturers of diapers and similar products. Many of the Debtor's major competitors, in particular P&G and K-C, have greater financial resources than the Debtor and have used those resources to take steps which have already adversely affected and could in the future adversely affect the Debtor's competitive position and financial performance. In recent years, pricing pressure has been created by (i) price decreases by the national brands, (ii) the introduction of new store brand competitors, and (iii) a shift of sales volume in the diaper industry to mass merchants which sell diapers in multi-packs containing as many as four times the amount of diapers contained in, and are priced at ten to fifteen percent below the per diaper prices of, standard convenience packaging. This trend may lead to continued price competition between store brand manufacturers such as Paragon and national branded manufacturers such as P&G and K-C. Because of the emphasis on product innovations in the infant care and feminine care and adult incontinence markets, patents and other intellectual property rights are an important competitive factor. The national branded manufacturers have vigorously sought to enforce their patent rights. Patents held by P&G and K-C could severely limit Paragon's ability to keep up with innovations introduced by P&G and K-C by prohibiting Paragon from introducing products with comparable features. While in recent years Paragon has been able to introduce product enhancements comparable to those introduced by the national branded manufacturers, there can be no assurance that Paragon will be able to continue to introduce such product innovations at the pace required to remain competitive with the national branded manufacturers. Producing comparable products could adversely affect Paragon's gross margins, particularly in light of the significant royalty costs Paragon must pay under the P&G and K-C licenses described herein. To the extent that Paragon is unable to introduce comparable products due to patent issues, it could experience a decline in net sales and net earnings.

                  Customer service is another area where the national brands are able to compete. Paragon believes that each of the national branded manufacturers has an order-delivery cycle that may be somewhat shorter than Paragon's order-delivery cycle. In addition, the national branded manufacturers devote substantially greater financial resources than Paragon to providing trade customers with category expertise, customized promotional campaigns and market support. The national branded manufacturers have sophisticated electronic data interchange systems that interface directly with their customers' product information systems. In 1998, Paragon successfully implemented a process improvement and information technology upgrading project to further enhance its customer service capabilities.

                  In addition, if the Wellspring Stock Purchase Agreement is not consummated, under the Plan, unless P&G and K-C sell their claims or distributions under the Plan, P&G and K-C will receive approximately 66% of the New Common Stock of Reorganized Paragon. It is not possible to predict how P&G and/or K-C would vote those shares, nor how their ownership of such shares will affect the ability of the other holders of New Common Stock to buy and sell shares of New Common Stock. Moreover, if the Wellspring Stock Purchase Agreement is consummated, Wellspring will receive between 65-98.5% of the New Common Stock. It is not possible to predict how Wellspring would vote those shares, nor how its ownership of such shares will affect the ability of any holders of New Common Stock that received such shares under the Wellspring Rights Offering to buy and sell shares of New Common Stock.

         D.       BANKRUPTCY RISKS

                  1.       OBJECTION TO CLASSIFICATIONS

                  Section 1122 of the Bankruptcy Code provides that a plan may place a claim or an interest in a particular class only if such claim or interest is substantially similar to the other claims or interests of such class. The Proponents believe that the classification of Claims and Interests under the Plan complies with the requirements set forth in the Bankruptcy Code. However, there can be no assurance that the Bankruptcy Court would reach the same conclusion.

                  2.       RISK OF NONCONFIRMATION OF THE PLAN

                  Even if all Voting Classes accept the Plan, the Plan might not be confirmed by the Bankruptcy Court. Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation and requires, among other things, that the confirmation of a plan of reorganization is not likely to be followed by the liquidation or the need for further financial reorganization of the debtor, and that the value of distributions to dissenting creditors and equity security holders not be less than the value of distributions such creditors and equity security holders would receive if the debtor were liquidated under chapter 7 of the Bankruptcy Code. The Proponents believe that the Plan satisfies all the requirements for confirmation of a plan of reorganization under the Bankruptcy Code. There can be no assurance, however, that the Court would also conclude that the requirements for confirmation of the Plan have been satisfied. See
Article V ("Confirmation of the Plan"), above.

                  3.       POTENTIAL EFFECT OF BANKRUPTCY ON CERTAIN
                           RELATIONSHIPS

                  The effect, if any, which the Chapter 11 Case may have upon the operations of Reorganized Paragon cannot be accurately predicted or quantified. The Debtor believes the Chapter 11 Case and consummation of the Plan will have a minimal future effect on relationships with its customers, employees and suppliers. If confirmation and consummation of the Plan do not occur expeditiously, the Chapter 11 Case could adversely affect the Debtor's relationships with its customers, suppliers and employees, resulting in a material adverse impact on the operations of the Debtor and Reorganized Paragon. Moreover, even an expedited Chapter 11 Case could have a detrimental impact on future sales and patronage due to the possibility that the Chapter 11 Case may have created a negative image of the Debtor in the eyes of its customers.

         E.       NO ASSURANCE THAT A PUBLIC MARKET FOR THE SECURITIES WILL
                  DEVELOP

                  There currently is no public market for the New Common Stock, the New Notes, the Rights or the Warrants, and the Debtor cannot predict the extent to which investor interest in Reorganized Paragon will lead to the development of a trading market for the New Common Stock, the New Notes, the Rights or the Warrants or how liquid that market might become. The Rights will not be listed on any stock exchange, Nasdaq or other public trading market, and Paragon cannot predict whether the New Common Stock, the New Notes or the Warrants will be so listed or, if listed, whether Reorganized Paragon will be able to satisfy the applicable listing criteria to remain listed on an ongoing basis in the future. Paragon therefore can give no assurance as to the liquidity of any market that may develop for the New Common Stock, the New Notes, the Rights or the Warrants.

         F.       UNCERTAINTY OF AND FLUCTUATIONS IN TRADING PRICES

                  Because there currently is no public market for the New Common Stock, the New Notes, the Rights or the Warrants, the prices at which these securities trade in any public market that may develop cannot be predicted and will not necessarily be related to Reorganized Paragon's book value, net worth or any other established criteria of value. Furthermore, Reorganized Paragon's financial results and the trading prices of the New Common Stock, the New Notes, the Rights and the Warrants may fluctuate substantially in the future. These fluctuations may be caused by several factors, including pricing competition for Reorganized Paragon's products and Reorganized Paragon's ability to make sales. Other factors which may cause significant price fluctuations include Reorganized Paragon's actual or anticipated operating results and growth rates, changes in analysts' estimates, competitors' announcements, regulatory actions, availability for future sale of significant amounts of Reorganized Paragon's securities, industry conditions and general economic conditions. Further, the stock market has experienced extreme price and volume volatility that have often been unrelated or disproportionate to the operating performance of particular companies. Events such as those described above can lead to significant fluctuations in the trading prices of the New Common Stock, the Notes, the Rights and the Warrants, and the trading prices may from time to time be below investors' expectations.

         G.       LIQUIDITY RISKS -- RESTRICTIONS ON TRANSFER

                  Holders of New Common Stock, New Notes, and/or Warrants who are deemed to be "underwriters" as defined in subsection 1145(b) of the Bankruptcy Code, or who are otherwise deemed to be "affiliates" of Reorganized Paragon within the meaning of Rule 144 of the Securities and Exchange Commission will be unable to offer or sell their New Common Stock, New Notes and/or Warrants after the Effective Date, except pursuant to an available exemption from registration under the Securities Act and under equivalent state securities or "blue sky" laws.

         H.       RISK THAT DISTRIBUTIONS WILL BE LESS THAN ESTIMATED BY THE
                  DEBTOR

                  To the extent that Administrative Claims, Secured Claims, Priority Non-Tax Claims, Priority Tax Claims, Fee Claims or other Claims entitled to be paid in Cash in full under the Plan materially exceed the Debtor's estimates, this would have a negative impact on (a) in the event that the Wellspring Stock Purchase Agreement is consummated, the principal amount of the New Notes to be issued under the Plan, and (b) in the event that the Wellspring Stock Purchase Agreement is not consummated, the value of the New Common Stock, and thereby adversely impact creditors' recoveries. In addition, the principal amount of the New Notes to be issued in the event that the Wellspring Stock Purchase Agreement is consummated also may be impacted if the Debtor performs below projections between the date hereof and the Effective Date.

                  The Debtor reserves the right to object to the amount or classification of any Claim or Interest. Thus, the estimates set forth in this Disclosure Statement cannot be relied upon by any creditor whose Claim or Interest is subject to a successful objection. Any holder of such a Claim or Interest may not receive the estimated Distributions set forth herein.

                  A SUBSTANTIAL AMOUNT OF TIME MAY ELAPSE BETWEEN THE EFFECTIVE DATE AND THE RECEIPT OF A FINAL DISTRIBUTION UNDER THE PLAN, BECAUSE: (I) THE VARIOUS CLASSES OF CLAIMS, AS WELL AS THE CATEGORIES OF ADMINISTRATIVE AND PRIORITY TAX CLAIMS, MAY HAVE SUBSTANTIAL AND/OR COMPLICATED DISPUTED CLAIMS; AND (II) THE DEBTOR'S ESTIMATE OF ALLOWABLE CLAIMS COULD BE CONTESTED AT AN ESTIMATION HEARING. FURTHER, ANY DISTRIBUTION MADE IN RESPECT OF ALLOWED CLAIMS IN CLASS 3A ON THE INITIAL DISTRIBUTION DATE MAY BE SIGNIFICANTLY LESS THAN THE ULTIMATE DISTRIBUTION TO BE RECEIVED BY THE HOLDER OF SUCH CLAIM OVER TIME ON PERIODIC DISTRIBUTION DATES AND THE FINAL DISTRIBUTION DATE.

                  On or before the Confirmation Date, the Debtor will seek one or more Estimation Orders establishing the aggregate amount of Claims and Interests that would be allowable in each Class, based on the Estimated Claims Schedule. Such Estimation Order(s) will set the maximum allowable aggregate amount of Claims and Interests in each Class for purposes of Distributions under the Plan. There can be no assurance that the estimates in the Estimated Claims Schedule will prove accurate. In addition, if and to the extent the Debtor has underestimated the amount of Allowed Claims or Disputed Claims reserves for Administrative, Priority Non-Tax Claims or Priority Tax Claims, Reorganized Paragon could be required to redirect assets to such disputed claims reserves from other reserves, resulting in a potential dilution of assets available for other Distributions. Moreover, Distributions could vary significantly and materially, depending on the ultimate amount of Allowed Claims made under the Plan.

         I.       LITIGATION RISKS

                  The Debtor does not believe there are any litigation risks which would significantly or materially impact upon the Plan other than with respect to the allowance or disallowance of Claims and Interests.

         J.       ENVIRONMENTAL REGULATION ISSUES

                  Paragon is subject to federal, state, local and foreign laws, regulations and ordinances that (i) govern activities or operations that may have adverse environmental effects, such as discharges to air and water as well as handling and disposal practices for solid and hazardous wastes or (ii) impose liability for the costs of cleaning up, and certain damages resulting from sites of past spills and disposals or other releases of hazardous substances (together, "Environmental Laws").

                  Paragon uses certain substances and generates certain wastes that are regulated by or may be deemed hazardous under applicable Environmental Laws. Paragon believes that it currently conducts its operations, and in the past has conducted its operations, in substantial compliance with applicable Environmental Laws. From time to time, however, Paragon's operations have resulted or may result in certain noncompliance with applicable requirements. Paragon believes, however, that it will not incur compliance or cleanup costs pursuant to applicable Environmental Laws that would have a material effect on Paragon's results of operations or financial condition.

                  Paragon monitors Environmental Laws and regulations, as well as pending legislation, in each of the markets in which its products are sold. A number of states have passed or are considering legislation intended to discourage the use of disposable products, including disposable diapers, or to encourage the use of nondisposable or recyclable products. Paragon does not believe that any such laws currently in effect will have a material adverse effect on its results of operations or financial condition.

VIII.    SECURITIES LAW MATTERS

                  THE ISSUANCE OF NEW COMMON STOCK, NEW NOTES, RIGHTS AND WARRANTS IN CONNECTION WITH THE PLAN RAISES CERTAIN SECURITIES LAW ISSUES UNDER THE BANKRUPTCY CODE AND FEDERAL AND STATE SECURITIES LAWS WHICH ARE DISCUSSED IN THIS SECTION. THE INFORMATION CONTAINED IN THIS SECTION SHOULD NOT BE CONSIDERED APPLICABLE TO ALL SITUATIONS OR ALL CREDITORS OR INTEREST HOLDERS RECEIVING NEW COMMON STOCK, NEW NOTES, RIGHTS OR WARRANTS, AS THE CASE MAY BE, UNDER THE PLAN. CREDITORS AND INTEREST HOLDERS SHOULD CONSULT THEIR OWN LEGAL COUNSEL CONCERNING THE FACTS AND CIRCUMSTANCES WITH RESPECT TO THE TRANSFER OF NEW COMMON STOCK, NEW NOTES, RIGHTS AND WARRANTS IN EACH PARTICULAR CASE.

         A. INITIAL ISSUANCE OF NEW COMMON STOCK, NEW NOTES, RIGHTS AND WARRANTS UNDER THE PLAN

                  Section 1145 of the Bankruptcy Code provides that the securities registration requirements of federal and state securities laws do not apply to the offer or sale of stock, warrants or other securities by a debtor if the offer or sale occurs under a plan of reorganization and the securities are transferred in exchange (or principally in exchange) for a claim against or interest in a debtor. The Debtor believes that the initial issuance of New Common Stock, New Notes, and Warrants to creditors and Interest holders will be exempt from the registration requirements of federal and state securities laws under section 1145 of the Bankruptcy Code. Wellspring has acknowledged that the issuance of New Common Stock to Wellspring under the Plan is not exempt from registration requirements under section 1145 of the Bankruptcy Code.

                  The Debtor also believes that the distribution of the Rights under the Plan to holders of Class 3A Claims in accordance with the Wellspring Rights Offering Procedures satisfies the requirements of section 1145 of the Bankruptcy Code for an exemption from registration. The Securities and Exchange Commission has provided "no action" relief with respect to the "principally in exchange" requirement of section 1145 when the value of the claims being surrendered by the creditor exceeded the amount of cash or other property being contributed by the creditor in exchange for securities. The Debtor believes that the section 1145 exemption applies in part because (a) the relative value of the claims is greater than the cash required to be tendered for purchase of the New Common Stock included in the Rights, and (b) the Rights are part of a distribution package consisting of Cash, New Notes, and the Rights (i.e., the right to receive New Common Stock in lieu of a portion of the Cash that otherwise would be distributed to holders of Allowed Class 3A Claims) being issued in exchange for Allowed Class 3A Claims, and therefore are not being used as a means to avoid securities registration requirements applicable when raising new capital (indeed, the capital is committed already by Wellspring, and, assuming they are exercised, the Rights merely replace the source of the committed capital).

                  With respect to the distribution of Rights to holders of Old Common Stock Interests, to the extent not exercised by the holders of Class 3A Claims in accordance with the Wellspring Rights Offering Procedures, the Debtor has been informed by the Equity Committee that the Equity Committee believes that such offer and sale of the Rights to holders of Old Common Stock Interests (the "Shareholder Rights") also satisfies the requirements of section 1145 of the Bankruptcy Code and therefore are exempt from registration. The Equity Committee believes that the requirements of section 1145 of the Bankruptcy Code are satisfied because the holders of Old Common Stock Interests will be exchanging their Interests for an aggregate distribution under the Plan that includes their Pro Rata Share of the Interest Holders' New Common Stock Amount, the Warrants, the Shareholder Rights and any Litigation Proceeds allocable to them under the Plan. Further, the purpose of the Shareholder Rights is not to avoid registration requirements in raising new capital (indeed, the capital is committed already by Wellspring, and, assuming they are exercised, the Shareholder Rights merely replace the source of the committed capital). Notwithstanding the foregoing, the Equity Committee has agreed and informed the Debtor that, to the extent that the Bankruptcy Court determines at the Confirmation Hearing that the Shareholder Rights are not exempt from registration under section 1145 of the Bankruptcy Code, the offering with respect to the Shareholder Rights shall be automatically rescinded, the Shareholder Rights shall be deemed canceled and of no further force or effect, and any monies received by the Debtor in connection with the offering shall be promptly returned to the holders of Old Common Stock Interests that exercised the Shareholder Rights.

         B.       RESALE OF SECURITIES

                  Any creditor or Interest holder who is not an "underwriter" under section 1145 of the Bankruptcy Code and is not an "affiliate" of Reorganized Paragon under Rule 144 of the Securities and Exchange Commission may resell New Common Stock or New Notes or Warrants received under the Plan without registering such sale under the Securities Act of 1933, as amended (the "Securities Act"). Such Persons also may resell Rights received under the Plan without registering such sale, provided the Rights may only be sold to "qualified institutional buyers" as such term is defined in Rule 144A of the Securities and Exchange Commission.

                  To the extent that creditors and Interest holders who are deemed "underwriters" or "affiliates" receive securities pursuant to the Plan, resale by such persons would not be exempted by section 1145 of the Bankruptcy Code from the registration requirements of the Securities Act. Given the complex, subjective nature of the question of whether a particular holder may be an "underwriter" or an "affiliate," the Debtor makes no representations concerning the right of any person to trade in New Common Stock or New Notes or Warrants. THE DEBTOR RECOMMENDS THAT POTENTIAL RECIPIENTS OF NEW COMMON STOCK, NEW NOTES, RIGHTS AND/OR WARRANTS CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES.

                  The term "underwriter," as used in section 1145 of the Bankruptcy Code, includes four categories of persons: "issuers,"
"accumulators," "distributors" and "syndicators."

                  Issuers. The term "issuer" for purposes of section 1145 of the Bankruptcy Code includes any person directly or indirectly controlling or controlled by the debtor, as the case may be, or any person under direct or indirect common control with the debtor. Whether a person is an "issuer," and therefore an "underwriter," for purposes of section 1145(b) of the Bankruptcy Code, depends on a number of factors. These include: (i) the person's equity interest in a reorganized debtor; (ii) the distribution and concentration of other equity interests in a reorganized debtor; (iii) whether the person, either alone or acting in concert with others, has a contractual or other relationship giving that person power over management policies and decisions of a reorganized debtor; and (iv) whether the person actually has such power notwithstanding the absence of formal indicia of control. The legislative history of section 1145 of the Bankruptcy Code suggests that a creditor with at least 20% of the securities of a company could be deemed a controlling person.

                  Accumulators and Distributors. "Accumulators" are persons who purchase claims against a debtor with a view to distribution of any securities to be received under a plan in exchange for such claims. "Distributors" are persons who offer to sell securities issued under a plan for the holders of such securities. In prior bankruptcy cases, the staff of the Securities and Exchange Commission has taken the position that resales by accumulators and distributors of securities distributed under a plan are exempt from the registration requirements of the Securities Act if made in "ordinary trading transactions."

                  Syndicators. "Syndicators" are persons who offer to buy securities for distribution, under an agreement made in connection with the plan, with consummation of the plan or in connection with the offer or sale of such securities under the plan.

                  An "affiliate," as used in SEC Rule 144, is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, an issuer. Factors which determine whether a person is an "affiliate" under Rule 144 are similar to those factors discussed above which determine whether a person is an "underwriter" for purposes of section 1145(b) of the Bankruptcy Code. Affiliates may resell securities only in accordance with the current public information, volume, manner of sale and other applicable conditions of Rule 144.

                  Section 4(3) of the Securities Act may exempt transactions in New Common Stock or New Notes or Warrants issued to creditors or Interest holders under the Plan by "dealers" taking place more than 40 days after the Effective Date. "Dealers" are persons who engage either for all or part of their time, directly or indirectly, as agents, brokers or principals, in the business of offering, buying, selling or otherwise dealing or trading in securities. Within the 40 day period after the Effective Date, transactions by dealers who are stockbrokers may be exempt from the Securities Act pursuant to section 1145(a)(4) of the Bankruptcy Code, as long as the stockbrokers deliver a copy of this Disclosure Statement (and supplements hereto, if any, as ordered by the Court) at or before the time of the transactions.

IX.      CERTAIN FEDERAL INCOME TAX CONSEQUENCES

                  The following discussion summarizes certain federal income tax consequences of the Plan to Paragon and to holders of Impaired Claims and Interests. The analysis contained herein is based upon the Internal Revenue Code of 1986, as amended ("Tax Code"), the regulations of the Department of the Treasury ("Treasury Regulations") promulgated and proposed thereunder, judicial decisions, and published administrative rulings and pronouncements of the Internal Revenue Service ("IRS") as in effect on the date hereof. Legislative, judicial, or administrative changes or interpretations hereafter enacted or promulgated could alter the analysis and conclusions set forth below. Any such changes or interpretations may be retroactive and could affect significantly the federal income tax consequences discussed below. This summary does not address foreign, state or local or other tax law, or any estate or gift tax consequences of the Plan, nor does it purport to address the federal income tax consequences of the Plan to special classes of taxpayers (such as taxpayers who are not U.S. domestic corporations or citizens or residents of the United States, S corporations, banks, mutual funds, insurance companies, financial institutions, regulated investment companies, broker-dealers and tax-exempt organizations).

                  THE TAX CONSEQUENCES TO HOLDERS OF CLAIMS AND INTERESTS MAY VARY BASED UPON THE INDIVIDUAL CIRCUMSTANCES OF EACH HOLDER. MOREOVER, THE TAX CONSEQUENCES OF CERTAIN ASPECTS OF THE PLAN ARE UNCERTAIN DUE TO THE LACK OF APPLICABLE LEGAL PRECEDENT AND THE POSSIBILITY OF CHANGES IN THE APPLICABLE TAX LAW. NO RULING HAS BEEN APPLIED FOR OR OBTAINED FROM THE IRS WITH RESPECT TO ANY OF THE TAX ASPECTS OF THE PLAN AND NO OPINION OF COUNSEL HAS BEEN REQUESTED, OBTAINED BY OR DELIVERED WITH RESPECT THERETO. THIS DISCUSSION DOES NOT CONSTITUTE TAX ADVICE OR AN OPINION (TAX OR OTHERWISE) CONCERNING THE MATTERS DESCRIBED. THERE CAN BE NO ASSURANCE THAT THE IRS WILL NOT CHALLENGE ANY OR ALL OF THE TAX CONSEQUENCES DESCRIBED HEREIN, OR THAT SUCH

A CHALLENGE, IF ASSERTED, WOULD NOT BE SUSTAINED. ACCORDINGLY, EACH HOLDER OF A CLAIM OR INTEREST IS STRONGLY URGED TO CONSULT WITH ITS OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES OF THE PLAN.

         A.       FEDERAL INCOME TAX CONSEQUENCES TO THE DEBTOR

                  Cancellation of Indebtedness Income. When a debtor exchanges property for its own debt obligation, and the fair market value of such property is less than the amount of the debt, the debtor recognizes cancellation of indebtedness ("COI") income in the amount by which the amount of the debt exceeds the value of such property.

                  Holders of certain Claims may under the Plan receive from the Debtor in exchange for their Claims property worth less than the value of such Claims. In that event, the Debtor would have COI income in an amount equal to the amount by which the amount of the debt exceeds the value of such property.

                  However, no COI income is realized from the discharge of indebtedness the payment of which would have given rise to a deduction. A material amount of the debt of Paragon that will be canceled pursuant to the Plan is debt owed to K-C and P&G, the payment of which would give rise to a deduction. Thus, the debt owed to K-C and P&G that will be canceled pursuant to the Plan should not give rise to COI income. It is possible that the IRS will view the creation of the debt owed to K-C and P&G and its subsequent cancellation as an integrated transaction, not creating a genuine indebtedness to K-C and P&G other than an indebtedness for the amounts actually distributed to them under the Plan. Under this alternative theory the effect to Paragon is the same: no COI income and a deduction equal to the amount for which K-C and P&G exchange their shares.

                  Any COI income that may arise as a result of the Plan will, however, be excluded from the Debtor's gross income under the bankruptcy exception to the COI income rules. Under the bankruptcy exception, all COI income that arises while the Debtor is in bankruptcy will be excluded from gross income.

                  To the extent COI income is excluded from gross income under the bankruptcy exception, the Debtor must reduce certain "tax attributes." Given the Debtor's tax attributes, the ordering rules contained in the Tax Code for reducing tax attributes would require that the Debtor reduce its basis in its property by the amount of such excluded COI income.

                  Deduction of Original Issue Discount. It is possible that the New Notes will be issued with Original Issue Discount ("OID"). See Original Issue Discount, below. If so, such Original Issue Discount will generally be deductible to the Debtor.

         B.       FEDERAL INCOME TAX TREATMENT OF THE POST REORGANIZATION ESTATE

                  Pursuant to the Plan, the Estate would continue to exist following consummation of the Plan (the "post-Reorganization Estate") and would retain the right to prosecute certain claims. For federal income tax purposes, the Debtor would take the position that the continuation of the Estate amounts to the creation of a liquidating trust, as defined in Treasury Regulation ss. 301.7701-4(d), and the deemed transfer to such liquidating trust of certain claims. The Debtor intends to treat the claims retained by the post-Reorganization Estate as if such claims were transferred to the Allowed Unsecured Creditors and the holders of Old Common Stock Interests ("Beneficiaries"), who are the beneficiaries of the post-Reorganization Estate, followed by a deemed transfer by the Beneficiaries to the post-Reorganization Estate. Except as provided hereto, the post-Reorganization Estate would turn over any Litigation Proceeds to Reorganized Paragon, which will distribute them in accordance with the Plan. The Debtor believes that the post-Reorganization Estate would qualify as a liquidating trust, as defined in Treasury Regulation section 301.7701-4(d), and would therefore be taxed as a grantor trust, of which the Beneficiaries would be treated as the grantors and deemed owners of the post-Reorganization

Estate. The Debtor intends to so treat the post-Reorganization Estate. Thus, no tax would be imposed on the post-Reorganization Estate itself on the income earned or gained recognized by the post-Reorganization Estate. Instead, the Beneficiaries would be taxed on their allocable shares of such income and gain in each taxable year, whether or not they received any distributions from the post-Reorganization Estate in such taxable year. The Beneficiaries, the Debtor, and any person controlling the post-Reorganization Estate will consistently value for all federal income tax purposes all property deemed transferred to the post-Reorganization Estate.

                  It is possible, however, that the IRS could require a different characterization of the post-Reorganization Estate and/or the Beneficiaries. For example, the IRS may attempt to recharacterize the post-Reorganization Estate as a complex trust under Tax Code section 641. A complex trust generally is subject to tax on income received, less deductions allowed for its expenses and for distributions that it makes to creditor-beneficiaries up to the amount of its distributable net income ("DNI"), as defined in Tax Code section 643(a). The post-Reorganization Estate would be taxed on any current DNI not distributed to the Beneficiaries, and such holders would be taxed on income currently distributed to them by the post-Reorganization Estate (up to the amount of their proportionate share of the post-Reorganization Estate's DNI for that year).

                  Alternatively, the IRS may attempt to characterize the post-Reorganization Estate as a Qualified Settlement Fund ("QSF") pursuant to Treasury Regulations under Tax Code section 468B(g) (the "QSF Regulations"). The QSF Regulations generally do not apply to trusts that are established to satisfy claims of general trade creditors and debt holders in a bankruptcy case. The QSF Regulations, however, do apply to a trust which is established to satisfy liabilities which arise out of a tort, breach of contract, or violation of law or are otherwise designated by the IRS. Thus, if the IRS asserted that Allowed Unsecured Claims arose from such causes (e.g., the fraudulent sale of securities or other obligations), the post-Reorganization Estate could be treated as a QSF. If the post-Reorganization Estate were treated as a QSF, it would be treated as a separate taxable entity subject to federal income tax at the maximum tax rate applicable to trusts (currently 39.6%). Amounts transferred to the QSF to resolve or satisfy a liability for which the QSF was established are not included in gross income of the QSF. Pursuant to the foregoing, if the post-Reorganization Estate were treated as a QSF, the beneficiaries could receive decreased distributions.

                  Alternatively, the IRS might attempt to treat the claims retained by the post-Reorganization Estate as retained by Reorganized Paragon, in which event recoveries, through settlement or otherwise, might be taxed to the Reorganized Paragon. Even were the IRS to prevail with this argument, it is possible that, given the nature of the particular claims, recoveries might be excludable from the income of the Reorganized Paragon.

                  If the IRS successfully asserts one of these alternative treatments, the taxation of the post-Reorganization Estate and the transfer of assets by the Debtor to the post-Reorganization Estate could be materially different than that described in the first paragraph hereof. This could have a material adverse effect on the Beneficiaries.

                  In the event the post-Reorganization Estate receives Litigation Proceeds, the Litigation Claims Representative shall, in lieu of immediately distributing all such amounts, retain as a reserve an amount sufficient to pay the tax liability that would result from the receipt of such amounts if they were deemed received by Reorganized Paragon or the post-Reorganization Estate did not qualify as a liquidating trust. The Litigation Claims Representative thereafter shall promptly apply for a ruling from the Internal Revenue Service that the Estate will qualify as a liquidating trust and that the receipt of Litigation Proceeds by the Estate will not result in the recognition of taxable income by Reorganized Paragon or the Estate. If such ruling is secured, the reserved amounts shall be promptly distributed. If such ruling is not secured, the Litigation Claims Representative shall use its reasonable best efforts to secure from counsel experienced in such matters an opinion reasonably satisfactory to Reorganized Paragon and the Litigation Claims Representative that (i) the post-Reorganization Estate will qualify as a liquidating trust or (ii) the receipt of Litigation Proceeds by the post-Reorganization Estate will not generate taxable income for Reorganized Paragon or the post-Reorganization Estate. If neither the ruling nor the opinion can be secured, Reorganized Paragon shall be entitled to receive or, if applicable, the post-Reorganization Estate shall retain, such amounts as are necessary to pay the tax liability associated with the Litigation Claims; and any excess amounts shall be distributed to the Beneficiaries as promptly as is reasonable under the circumstances.

         C.       FEDERAL INCOME TAX CONSEQUENCES TO CLAIMS AND INTEREST HOLDERS

                  1.       GENERALLY

                  The federal income tax consequences of the Plan to a holder of a Claim will depend upon several factors, including but not limited to: (i) whether the Claim (or portion thereof) constitutes a Claim for principal or interest; (ii) the type of consideration received by the holder in exchange for the Claim; (iii) whether the holder is a resident of the United States for tax purposes (or falls into any of the special classes of taxpayers excluded from this discussion as noted above); (iv) whether the holder has taken a bad debt deduction or worthless security deduction with respect to his/her Claim, and (v) whether the holder receives distributions under the Plan in more than one taxable year. CREDITORS ARE STRONGLY ADVISED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX TREATMENT UNDER THE PLAN OF THEIR PARTICULAR CLAIMS.

                  2.       CLAIMS HOLDERS RECEIVING ONLY CASH OR CERTAIN OTHER
                           PROPERTY

                  Holders that receive solely Cash or property other than New Common Stock or New Notes or Warrants in exchange for their Claims will generally recognize taxable gain or loss in an amount equal to the difference between the amount realized and each such holder's adjusted tax basis in its Claim. The amount realized will equal the amount of Cash and fair market value of such other property received, to the extent that such consideration is not allocable to any portion of the Claim representing accrued and unpaid interest. See "Receipt of Interest," below.

                  The character of any recognized gain or loss (i.e., ordinary income, or short-term or long-term capital gain or loss) will depend upon the status of the holder, the nature of the Claim in the holder's hands, the purpose and circumstances of its acquisition, the holder's holding period in the Claim, and the extent to which the holder previously claimed a deduction for the worthlessness of all or a portion of the Claim.

                  A loss generally is treated as sustained in the taxable year for which there has been a closed and completed transaction, and no portion of a loss with respect to which there is a reasonable prospect of reimbursement may be deducted until it can be ascertained with reasonable certainty whether such reimbursement will be recovered.

                  Holders should consult with their own tax advisors as to the matters discussed in this section concerning, inter alia, character and timing of recognition of gain or loss. Because a loss will be allowed as a deduction only for the taxable year in which the loss was sustained, a holder that claims a loss in the wrong taxable year risks denial of such loss entirely. In the case of certain categories of Claims, consideration should be given to the possible availability of a bad debt deduction under section 166 of the Tax Code for a period prior to the Effective Date. In addition, a portion of any distributions received after the Effective Date may be taxed as ordinary income under the imputed interest rules.

                  3.       CLAIMS HOLDERS RECEIVING CASH AND NEW NOTES

                  If the Wellspring Stock Purchase Agreement is consummated and holders of Allowed Unsecured Claims therefore receive Cash and New Notes, their federal income tax consequences will depend in large part on whether the exchange of their Claims for such consideration will be treated, in part, as a "recapitalization" within the meaning of section 368(a)(1)(E) of the Tax Code. In any event, however, a holder of an Allowed Unsecured Claim should be treated as receiving a distribution, and therefore having income, for its proportionate share of the fair market value of the assets that, for federal income tax purposes, are deemed contributed at the Effective Date from the Debtor to the post-

Reorganized Estate. Such holder should also recognize its proportionate share of the income and deductions of the post-Reorganization Estate.

                  If the exchanges contemplated by the Plan are made pursuant to a recapitalization, then an exchanging holder generally will not recognize any gain or loss for federal income tax purposes (except to the extent of "boot" and any consideration attributable to accrued but unpaid interest). See "Receipt of Interest," below. If the exchange is not made pursuant to a recapitalization, then an exchanging holder will recognize gain or loss in full on such exchange. This discussion assumes that each such holder holds its Claim, and will hold any New Notes received under the Plan, as "capital assets" within the meaning of section 1221 of the Tax Code.

                  In order for an exchange contemplated by the Plan to constitute a tax-free recapitalization, the Claim exchanged must qualify as a "security" for federal income tax purposes, and the holder must receive securities in the exchange. The term "security" is not defined in the Tax Code or the regulations issued thereunder, and has not been clearly defined by court decisions. In general, a debt instrument constitutes a "security" if it represents a participating, continuing interest in the issuer, rather than merely the right to a cash payment. Thus, the term of the debt instrument is usually regarded as a significant factor in determining whether it is a security. The IRS has ruled that a debt instrument with a maturity of ten years or more is treated as a security. However, under the case law, debt instruments with maturities ranging between five and ten years are often held to be securities. Instruments with a term of five-years or less rarely qualify as tax securities. Further, claims arising out of the extension of trade credit or litigation generally will not constitute tax securities. Nevertheless, because individual circumstances may differ significantly, holders should consult their own tax advisors.

                  If an exchange of an Allowed Unsecured Claim is treated as a recapitalization within the meaning of section 368(a)(1)(E) of the Tax Code, the federal income tax consequences to a holder of such a Claim would be as follows:

                           i. Subject to the discussion below with respect to accrued but unpaid interest, a holder would not recognize loss on the exchange, but would recognize gain to the extent of the lesser of (a) the amount of gain realized in the exchange and (b) the amount of Cash received. The amount of gain realized, if any, would be equal to the excess of (a) the sum of the fair market value of the property received over (b) the holder's adjusted tax basis in its Claim.

                           ii. Any such gain recognized on the exchange would constitute capital gain, and such capital gain would qualify as long-term capital gain if such holder held the Claim for more than one year as of the Effective Date.

                           iii. Except for the consideration treated as
                  received in exchange for accrued but unpaid interest: (A) a holder should have an aggregate tax basis in the New Notes equal to such holder's adjusted tax basis in the Claims exchanged therefor, reduced by the amount of any cash received and increased by any gain recognized on the exchange, and (B) the holding period in the New Notes should include the holding period in the Claims exchanged therefor.

                           iv. A Creditor receiving Cash in lieu of fractional shares will be treated as having received New Common Stock and having exchanged it for Cash in a transaction which would be a transaction subject to section 302 of the Tax Code and related provisions. Any such exchange should generally result in capital gain or loss measured by the difference between the cash received for the fractional or de minimis interest and the holder's adjusted tax basis for such interest.

                  Alternatively, if the exchange by a holder of an Allowed Unsecured Claim constitutes a taxable exchange under section 1001 of the Tax Code, then the federal income tax consequences to the holder of such a Claim would be as follows:

                           i. Subject to the discussion below as to accrued but unpaid interest, a holder would recognize gain or loss on the exchange in an amount equal to the difference between (A) the sum of the issue price of the New Notes and the amount of the Cash received as of the Effective Date and (B) such holder's adjusted tax basis in its Claim.

                           ii. Any such gain or loss should constitute capital
                  gain or loss, and such capital gain or loss should qualify as long-term capital gain or loss if such holder held its Claim for more than one year as of the Effective Date.

                  A holder's tax basis in the New Notes would be equal to the issue price of the New Notes as of the Effective Date. The holding period of the New Common Stock would begin on the day immediately following the Effective Date.

                  The maximum regular individual United States federal income tax rate on capital gains is 20% for property held for more than one year. Capital gains on the sale of property held for one year or less are subject to United States federal income tax at ordinary income rates.

                  Original Issue Discount In New Notes. A New Note will be considered for federal income tax purposes to be issued with original issue discount ("OID") if its "stated redemption price at maturity" exceeds its "issue price" by more than a de minimis amount (.25% of the stated redemption price at maturity multiplied by the number of complete years from the issue date to the maturity date). The stated redemption price at maturity is the aggregate of all payments due under the note at or before the note's maturity date, other than "qualified stated interest." Qualified stated interest is interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at fixed intervals of one year or less during the entire term of the note at certain specified rates.

                  The "issue price" of the New Notes depends in part on whether the New Notes are "publicly-traded." The New Notes will be treated as publicly-traded if, at any time during the 60-day period ending 30 days after the issue date, a substantial amount of the notes are traded on an established market, as defined in the Treasury Regulations. If a substantial amount of the New Notes are so traded on an established market, the issue price of a New Note will be the fair market value of such notes as of the issue date.

                  If a substantial amount of the New Notes are not traded on an established market, the issue price for each New Note will be its stated principal amount if the New Notes provide for adequate stated interest; otherwise it will be its imputed principal amount. The New Notes will generally have adequate stated interest if the interest is payable at a rate at least equal to the appropriate applicable federal rate, published by the IRS. The imputed principal amount is also determined based on the applicable federal rate. Therefore, we cannot predict with certainty whether there will be adequate stated interest (although there would be adequate stated interest if the applicable federal rate in effect today were used) and what the imputed principal amount would be.

                  If the New Notes are issued with OID, holders of the notes will be required to accrue interest income on the notes. The amount of OID income allocable to an accrual period will be an amount equal to the excess, if any, of (a) the product of the New Note's "adjusted issue price" at the beginning of such accrual period and its yield-to-maturity over (b) the sum of any qualified stated interest on the New Note allocable to the accrual period. The "adjusted issue price" of the New Notes at the start of any accrual period will equal its issue price increased by the accrued OID for each prior accrual period and reduced by any prior payments with respect to such notes that were not qualified interest payments.

                  Amortizable Bond Premium. If your adjusted tax basis in a New Note exceeds the note's stated redemption price at maturity, then such note will not be treated as issued with OID and such excess will be "amortizable bond premium." If you make (or have made) a timely election under section 171 of the Tax Code, you may amortize the bond premium on a constant yield basis by off setting the interest income from the note. Your adjusted tax basis must be reduced by the amount of the amortization deductions allocable to the bond premium. An election under section 171 of the Tax Code applies to all debt instruments held or subsequently acquired by you and may not be revoked without the permission of the IRS.

                  Bad Debt Deduction. If you receive property in the exchanges in exchange for a note with respect to which you have claimed a bad debt deduction, any gain that you recognize on the subsequent disposition of the property will be treated as ordinary income to the extent of any such bad debt deduction. Gain in excess of the amount so treated as ordinary income will be capital gain if the property received in the exchanges is a capital asset in your hands.

                  4.       CLAIMS HOLDERS RECEIVING STOCK AND CASH

                  If the Wellspring Stock Purchase Agreement is not consummated and the holders of Allowed Unsecured Claims therefore receive New Common Stock and possibly cash, their federal income tax consequences will depend in large part on whether the exchange of their Claims for such consideration will be treated, in part, as a "recapitalization" within the meaning of section 368(a)(1)(E) of the Tax Code. In any event, however, a holder of an Allowed Unsecured Claim should be treated as receiving a distribution, and therefore having income, for its proportionate share of the fair market value of the assets that, for federal income tax purposes, are deemed contributed at the Effective Date from the Debtor to the post-Reorganized Estate. Such holder should also recognize its proportionate share of the income and deductions of the post-Reorganization Estate.

                  If the exchanges contemplated by the Plan are made pursuant to a recapitalization, then an exchanging holder generally will not recognize any gain or loss for federal income tax purposes (except to the extent of "boot" and any consideration attributable to accrued but unpaid interest). See "Receipt of Interest," below. If the exchange is not made pursuant to a recapitalization, then an exchanging holder will recognize gain or loss on such exchange. This discussion assumes that each such holder holds its Claim, and will hold any New Common Stock received under the Plan, as "capital assets" within the meaning of section 1221 of the Tax Code.

                  In order for an exchange contemplated by the Plan to constitute a tax-free recapitalization, the Claim exchanged must qualify as a "security" for federal income tax purposes, and the holder must receive stock or securities in the exchange. The term "security" is not defined in the Tax Code or the regulations issued thereunder, and has not been clearly defined by court decisions. In general, a debt instrument constitutes a "security" if it represents a participating, continuing interest in the issuer, rather than merely the right to a cash payment. Thus, the term of the debt instrument is usually regarded as a significant factor in determining whether it is a security. The IRS has ruled that a debt instrument with a maturity of ten years or more is treated as a security. However, under the case law, debt instruments with maturities ranging between five and ten years are often held to be securities. Instruments with a term of five-years or less rarely qualify as tax securities. Further, claims arising out of the extension of trade credit or litigation generally will not constitute tax securities. Nevertheless, because individual circumstances may differ significantly, holders should consult their own tax advisors.

                  If an exchange of an Allowed Unsecured Claim is treated as a recapitalization within the meaning of section 368(a)(1)(E) of the Tax Code, the federal income tax consequences to a holder of such a Claim would be as follows:

                           i. Subject to the discussion below with respect to
                  accrued but unpaid interest, a holder would not recognize loss on the exchange, but would recognize gain to the extent of the lesser of (a) the amount of gain realized in the exchange and (b) the fair market value of the Cash received. The amount of gain realized, if any, would be equal to the excess of (a) the sum of the fair market value of the property received over (b) the holder's adjusted tax basis in its Claim.

                           ii. Any such gain recognized on the exchange would constitute capital gain, and such capital gain would qualify as long-term capital gain if the holder held the Claim for more than one year as of the Effective Date.

                           iii. Except for the consideration treated as received in exchange for accrued but unpaid interest: (A) a holder should have an aggregate tax basis in the New Common Stock equal to such holder's adjusted tax basis in the Claims exchanged therefor, reduced by the amount of any boot received and increased by any gain recognized on the exchange, and (B) the holding period in the New Common Stock should include the holding period in the Claims exchanged therefor.

                           iv. A Creditor receiving Cash in lieu of fractional shares or de minimis interest will be treated as having received New Common Stock and having exchanged it for Cash in a transaction which would be a transaction subject to section 302 of the Tax Code and related provisions. Any such exchange should generally result in capital gain or loss measured by the difference between the cash received for the fractional or de minimis interest and the holder's adjusted tax basis for such interest.

                           v. Alternatively, if the exchange by a holder of an Allowed Unsecured Claim constitutes a taxable exchange under section 1001 of the Tax Code, then the federal income tax consequences to the holder of such a Claim would be as follows:

                           vi. Subject to the discussion below as to accrued but unpaid interest, a holder would recognize gain or loss on the exchange in an amount equal to the difference between (A) the sum of the fair market value of the New Common Stock and boot as of the Effective Date and (B) such holder's adjusted tax basis in its Claim.

                           vii. Any such gain or loss should constitute capital gain or loss, and such capital gain or loss should qualify as long-term capital gain or loss if such holder held its Claim for more than one year as of the Effective Date.

                           viii. A holder's tax basis in the New Common Stock
                  would be equal to the fair market value of the New Common Stock as of the Effective Date. The holding period of the New Common Stock would begin on the day immediately following the Effective Date.

                  The maximum regular individual United States federal income tax rate on capital gains is 20% for property held for more than one year. Capital gains on the sale of property held for one year or less are subject to United States federal income tax at ordinary income rates.

                  5.       INTEREST HOLDERS RECEIVING WARRANTS AND CASH

                  The holders of Old Common Stock, who will receive New Common Stock and Warrants and who may receive Cash, will be treated as exchanging their interests in a "recapitalization" within the meaning of section 368(a)(1)(E) of the Tax Code.

                  Generally, such a holder will not recognize any gain or loss for federal income tax purposes except to the extent of the Cash received pursuant to the Plan. Such holder's aggregate tax basis in the New Common Stock and Warrants will equal such holder's adjusted tax basis in the Old Common Stock exchanged therefor, reduced by the amount of any boot received and increased by any gain recognized on the exchange. Such holder's holding period of the New Common Stock and Warrants should include the holding period of the Old Common Stock exchanged therefor.

                  A holder receiving Cash in lieu of fractional shares or de minimis interest will be treated as having received New Common Stock and Warrants and having exchanged it for Cash in a transaction which would be a transaction subject to section 302 of the Tax Code and related provisions. Any such exchange should generally result in capital gain or loss measured by the difference between the Cash received for the fractional or de minimis interest and the holder's adjusted tax basis for such interest.

                  The maximum regular individual United States federal income tax rate on capital gains is 20% for property held for more than one year. Capital gains on the sale of property held for one year or less are subject to United States federal income tax at ordinary income rates.

                  A holder of an Old Common Stock Interest should be treated as receiving a distribution, and therefore having income, for its proportionate share of the fair market value of the assets that, for federal income tax purposes, are deemed contributed at the Effective Date from the Debtor to the post-Reorganized Estate. Such holder should also recognize its proportionate share of income and deductions of the post-Reorganization Estate.

                  6.       WELLSPRING RIGHTS OFFERING

                  In the event a holder of a Claim elects to purchase New Common Stock pursuant to the Wellspring Rights Offering, and such holder uses cash to which it is entitled under the Plan to finance such purchase, such holder will be treated for U.S. federal income tax purposes as if it had first received such cash and then used such cash to purchase such New Common Stock.

                  7.       RECEIPT OF INTEREST

                  The amount of a holder's Claim is the sum of the holder's Claim for principal and prepetition interest. The Plan does not distinguish between a holder's Claim for principal and for prepetition interest. Paragon intends to take the position that, for federal income tax purposes, a ratable portion of the consideration given to any holder is for accrued prepetition interest. Accordingly, a portion of the consideration received by a holder in satisfaction of a Claim may be allocated to the portion of such Claim (if any) that represents accrued but unpaid interest. Any portion of the distribution allocated to accrued interest would be taxable to the creditor as interest income, except to the extent the creditor has previously reported such interest as income.

                  In the event that a creditor has previously reported the interest income, only the balance of the distribution after the allocation of proceeds to accrued interest would be considered received by the creditor in respect of the principal amount of the Claim. Such an allocation would reduce the amount of the gain, or increase the amount of loss, realized by the creditor with respect to the Claim. If such loss were a capital loss, it would not offset any amount of the distribution that was treated as ordinary interest income (except, in the case of individuals, to the limited extent that capital losses may be deducted against ordinary income).

                  To the extent that any portion of the distribution is treated as interest, creditors may be required to provide certain tax information in order to avoid the withholding of taxes. CLAIMS HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL INCOME TAX TREATMENT OF CONSIDERATION RECEIVED IN SATISFACTION OF THEIR CLAIMS.

                  THIS ARTICLE IX IS INTENDED TO BE ONLY A SUMMARY OF CERTAIN OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN, AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING WITH A TAX PROFESSIONAL. THE FEDERAL INCOME TAX CONSEQUENCES OF

THE PLAN WHICH ARE DESCRIBED HEREIN AND THE STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PLAN WHICH ARE NOT ADDRESSED HEREIN, ARE COMPLEX AND, IN SOME CASES, UNCERTAIN. SUCH CONSEQUENCES MAY ALSO VARY BASED ON THE INDIVIDUAL CIRCUMSTANCES OF EACH HOLDER. ACCORDINGLY, EACH HOLDER IS STRONGLY URGED TO CONSULT WITH ITS OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PLAN.

X.       CONCLUSION

                  The Debtor urges holders of Impaired Claims and Interests in Voting Classes to vote to accept the Plan and to evidence such acceptance by returning their Ballots by the specified deadline.

Dated:       Norcross, Georgia
             November 15, 1999

                           PARAGON TRADE BRANDS, INC.


                            By: /s/ Alan J. Cyron
                               ---------------------------------------
                                Name:  Alan J. Cyron
                                Title: Chief Financial Officer

                                   EXHIBIT B

                             CURRENT MEMBERS OF THE
                   OFFICIAL COMMITTEE OF UNSECURED CREDITORS


PNC BANK, NA
  Thomas McCool

WACHOVIA BANK OF GEORGIA
  John T. Seeds, Chairman of the Creditors' Committee
  William Darby
  Charles Battle
  Brantley Echols

THE CHASE MANHATTAN BANK, N.A.
  Craig Moore
  Kevin Kelley

BANK OF NOVA SCOTIA
  Alex Clarke
  Norm Gillespie

WEYERHAEUSER COMPANY
  Steve Jack

INTERNATIONAL PAPER COMPANY
  Jim Walczak

POLYMER GROUP
  Phillip Bryson

                                   EXHIBIT C

                             CURRENT MEMBERS OF THE
                 OFFICIAL COMMITTEE OF EQUITY SECURITY HOLDERS


LONESTAR PARTNERS, L.P.
  Jerome Simon

ROBIN E. WINSLOW AND ALISON L. WINSLOW, JT. TEN.
  Robin Winslow, Chairman of the Equity Committee

YOUSSEF TISHBI
  Youssef Tishbi

MATTHEW S. METCALFE
  Matthew S. Metcalfe

FRANK E. WILLIAMS, JR.
  Frank E. Williams, Jr.

                                   EXHIBIT D

                      IN THE UNITED STATES BANKRUPTCY COURT
                      FOR THE NORTHERN DISTRICT OF GEORGIA
                                ATLANTA DIVISION


IN RE:                                               )        CASE NO. 98-60390
                                                     )
PARAGON TRADE BRANDS, INC.,                          )        CHAPTER 11
                                                     )
                           Debtor.                   )        JUDGE MURPHY
                                                     )
-----------------------------------------------------

              ORDER ESTABLISHING VOTING PROCEDURES, APPROVING FORMS
             OF BALLOTS, APPROVING RETENTION OF BALLOTING AGENT AND
               ESTABLISHING AND APPROVING CERTAIN RIGHTS OFFERING
                          PROCEDURES, NOTICES AND FORMS

         Upon the joint motion, dated October 28, 1999 (the "Motion"), of the above-captioned debtor and debtor in possession ("Paragon" or the "Debtor") and the Official Committee of Unsecured Creditors (the "Creditors' Committee") appointed in this case, for an order pursuant to Sections 105, 363, 1125 and 1126 of Title 11 of the United States Code (the "Bankruptcy Code"), as supplemented by Rules 3017, 3018 and 3020 of the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules"), among other things: (a) establishing rules and standards for tabulating votes for and against the "First Amended Plan of Reorganization," dated October 15, 1999 (as may be further amended and restated from time to time, the "Plan"); (b) approving the forms of ballots related thereto; (c) approving the employment and retention of Bankruptcy Services LLC ("BSI") as balloting agent in this case; and (d) establishing and approving certain rights offering procedures, notices and forms; and upon the affidavit of service filed in connection with the Motion; and no objections to the Motion having been filed; and after consideration of the Motion, the record of the hearing on the Motion held on November 18, 1999 (the "Hearing"), and the full record of this case; and after due deliberation and sufficient cause appearing therefor, it is hereby

         FOUND THAT:
         a.       Due and sufficient notice of the Motion has been provided; and

         b. The relief requested in the Motion is in the best interests of Paragon's estate, creditors and other parties in interests; and it is therefore

         ORDERED, ADJUDGED AND DECREED THAT:

         1.       The Motion is granted.

         2. For purposes of voting, the amount and classification of a claim that will be used to tabulate acceptances and rejections of the Plan shall be exclusively as follows:

         A. If a proof of claim has not been timely filed (i.e., was not filed by the deadline set by the Court for the filing of a claim of that type), the amount of a claim shall be equal to the amount listed, if any, in respect of such claim in Paragon's Schedules of Assets and Liabilities filed with the Court on or about March 3, 1998 and amended March 30, 1998 and April 17, 1998 (as such schedules have been or may be amended from time to time, the "Schedules"), to the extent such claim is not listed as contingent, unliquidated, undetermined or disputed (subject to any applicable limitations set forth below). Such claim shall be placed in the appropriate Plan class based upon Paragon's records and the classification scheme set forth in the Plan.

         B. If a proof of claim has been timely filed for a liquidated, non-contingent claim, and has not been objected to at least five days prior to the end of the voting period with respect to the Plan, the amount and classification shall be that specified in such proof of claim as reflected in the records of the Clerk of the Court (the "Clerk"), subject to any applicable limitations set forth below.

         C. A claim recorded in the Schedules or in the Clerk's records as disputed or which, according to the Clerk's records, was not timely filed (i.e., was filed after the deadline set by the Court for the filing of a claim of that type) and is not subject to the provisions of Paragraph (A) above, shall be provisionally disallowed for voting purposes.

         D. A claim which is the subject of an objection filed at least five days prior to the end of the voting period with respect to the Plan shall be provisionally disallowed for voting purposes, except to the extent and in the manner that: (i) Paragon indicates the claim should be allowed in Paragon's objection to such claim; (ii) such claim may be temporarily allowed for voting purposes in accordance with Bankruptcy Rule 3018; or (iii) the Court otherwise orders.

         E. If a claim has been estimated or otherwise allowed for voting purposes by order of the Court, the amount and classification shall be that set by the Court.

         F. A claim recorded in the Schedules or in the Clerk's records as wholly unliquidated, contingent and/or undetermined shall be accorded one vote and valued at one dollar for purposes of
                  Section 1126(c) of the Bankruptcy Code, unless: (i) the claim is disputed as set forth in subparagraph (D) above, in which case such claim shall be provisionally disallowed for voting purposes subject to the provisions set forth in subparagraph
                  (D) above; or (ii) the holder of such claim files with the Court and serves a request for temporary allowance of such claim in a greater amount for voting purposes, in which case the provisions set forth in paragraphs 3 through 9 of this Order shall apply.

         G. If a claim is recorded in the Schedules or in the Clerk's records as unliquidated, contingent and/or undetermined in part, the holder of the claim shall be entitled to vote that portion of the claim that is liquidated, non-contingent and undisputed in the liquidated, non-contingent and undisputed amount, subject to any limitations set forth herein and unless otherwise ordered by this Court.

         H. Where a claim is proposed to be settled or allowed by operation of the Plan, the amount of the claim for voting purposes shall be equal to the proposed allowed amount. If the proposed settlement or allowance is not approved, the holder of such claim shall be deemed to have rejected the Plan (unless such holder elects otherwise) and such claim shall be counted for voting purposes in an amount to be determined by the Court.

         I. Creditors shall not be entitled to vote claims to the extent such claims duplicate or have been superseded by other claims filed by or on behalf of such creditors.

         J. If the relevant proof of claim does not indicate the appropriate classification of a claim, and such classification cannot be determined from the Schedules, such claim shall be treated as a general unsecured claim.

         K. In counting interests voted for acceptance or rejection of the Plan, pursuant to Section 1126(d) of the Bankruptcy Code, a class of interests shall be deemed to have accepted the Plan if the Plan has been accepted by holders of such interests that hold at least two-thirds in amount of allowed interests of such class held by holders of such interests, other than any entity designated under Section 1126(e) of the Bankruptcy Code, that have accepted or rejected the Plan. The record date for determining the holders of record for interests entitled to vote on the Plan shall be November 1, 1999.

         3. The Proponents or their authorized agent shall serve holders of claims recorded as wholly unliquidated, contingent and/or undetermined with a notice substantially in the form of the notice annexed to the Motion as Exhibit F setting forth the procedures and deadlines specific to their claims, by first class mail, no later than November 24, 1999.

         4. Any holder of a wholly unliquidated, contingent or undetermined claim wishing to have its claim allowed for voting purposes in an amount greater than one dollar must file a motion (a "Claimant's Voting Motion") for a hearing on the estimation of such claim with this Court within ten days of service of the notice described above.

         5. Each Claimant's Voting Motion must: (a) set forth with particularity the amount and classification at which such claimant believes its claim should be allowed for voting purposes, and the evidence in support of that belief; and (b) be served on: (i) Willkie Farr & Gallagher, special reorganization counsel for Paragon, 787 Seventh Avenue, New York, New York 10019, Attention: Myron Trepper, Esq. and Paul Shalhoub, Esq., and (ii) counsel to the Official Committee of Paragon's Unsecured Creditors, O'Melveny & Myers LLP, One Citicorp Center, 153 East 53rd Street, New York, New York 10022,
Attention: Joel Zweibel, Esq. and Adam Harris, Esq. (collectively, the "Notice Entities"), so as to be received by those parties on or before the date of the filing of such motion.

         6. In the event the Proponents subsequently file a motion objecting to such claim for voting purposes, the Claimant's Voting Motion shall be consolidated with the Proponents' motion.

         7. January 5, 2000 at 10:00 a.m., shall be set as the date and time for a hearing on any estimation motion that is timely filed and served pursuant to paragraphs 4 and 5 of this Order (the "Estimation Hearing Date").

         8. With respect to any such motions, if this Court has not temporarily or otherwise allowed all or a portion of a claim that is otherwise provisionally disallowed for voting purposes, pursuant to Bankruptcy Rule 3018(a), on or before the Estimation Hearing Date, that claim shall not be counted for voting purposes.

         9. In the event that a claimant reaches an agreement with the Proponents as to the treatment of its claim, a stipulation setting forth that agreement may be presented to the Court for approval by notice of proposed stipulation and order, with presentment upon three (3) business days' notice to the Notice Entities.

         10.      The following rules and standards shall apply to all ballots:

         A. For the purpose of voting on the Plan, BSI, as balloting agent, shall be deemed to be in constructive receipt of any ballot timely delivered to any address that BSI (or its authorized agent) designates for receipt of ballots cast in connection with the Plan;

         B. Any ballot postmarked prior to the deadline for submission of ballots but received afterward shall not be counted, unless
                  (a) such ballot was faxed to BSI prior to the deadline for submission of ballots and the original of such ballot (along with confirmation of timely facsimile transmission) is received by BSI within three (3) calendar days of the balloting deadline, or (b) otherwise ordered by the Court;

         C. Pursuant to Bankruptcy Rule 3018(a), whenever a holder of a claim or interest submits more than one ballot voting the same claim prior to the deadline for submission of ballots, the last such ballot sent by the holder, to the extent received prior to the voting deadline, shall be deemed to reflect the voter's intent and thus to supersede any prior ballots, except as otherwise directed by the Court. This Court hereby adopts a rebuttable presumption that any party that submits a superseding ballot has sufficient cause, within the meaning of Bankruptcy Rule 3018(a), to do so.

         D. The authority of the signatory of each ballot to complete and execute the ballot shall be presumed, but each such signatory shall certify on the ballot that he or she has such authority.

         E. A holder of a claim against or interest in Paragon must vote all of its claims within a particular class under the Plan either to accept or reject the Plan and may not split its vote. Accordingly, a ballot (or multiple ballots with respect to separate claims or interests within a single class) that partially rejects and partially accepts the Plan, or that indicates both a vote for and against the Plan, shall be counted as a vote for the Plan. This provision shall not apply to summary ballots, completed by intermediaries acting on behalf of groups of claim or interest holders pursuant to an Order of this Court, that reflect the votes of beneficial holders of such claims or interests.

         F. Any ballot that does not indicate whether the holder of the relevant claim or interest is voting for or against the Plan shall be counted as a vote for the Plan.

         G. Any ballot that does not contain an original signature shall not be counted.

         H. Except as provided in paragraph 10(B) above, no ballot sent by facsimile shall be counted.

         I. Provided that at least one class of claims or interests has actually voted to accept the Plan, if a class eligible under the Plan to vote consists of a claim or claims held by a single creditor and such creditor fails to vote, such creditor shall be deemed to have accepted the Plan.

         11. The forms of ballots annexed to the Motion as Exhibits B through E are approved by this Court, and the Proponents, BSI or any other authorized agent for the Proponents shall have the right to prepare and distribute other or modified forms of ballots, substantially in conformance with such ballots and Official Form No. 14, as the Proponents find necessary.

         12. The Proponents shall be entitled to send ballots to record holders of Paragon's common stock, transfer agents, registrars, servicing agents, or other intermediaries holding interests for or acting on behalf of record holders or interests (collectively, the "Intermediaries"), and each Intermediary shall be entitled to receive, upon timely request of Paragon, reasonably sufficient copies of ballots to distribute to the beneficial owners of interests for which it is an Intermediary, and Paragon shall be responsible for and pay each such Intermediary's reasonable costs and expenses associated with the distribution of copies of ballots to the beneficial owners of such interests and the tabulation of the ballots.

         13. Each Intermediary shall receive returned ballots and tabulate and return the results to BSI in a summary ballot by the applicable voting deadline, indicating the number of shares voting on the Plan, and Intermediaries must certify that each beneficial holder has not cast more than one vote for any purpose, even if such holder holds securities of the same type in more than one account.

         14. This Order shall be without prejudice to the Proponents' right to seek a determination that one or more of the classes in the Plan designated as impaired, including the classes that will be receiving ballots pursuant to this Order, are unimpaired and that such class or classes are therefore deemed to have accepted the Plan without regard to how such class or classes actually voted.

         15. This Order shall be without prejudice to the Proponents' right to request additional rules and guidelines with respect to voting procedures.

         16. The requirements of BLR 3018-1 are modified to the extent provided herein; Paragon's employment and retention of BSI as balloting agent is hereby authorized and approved, as of October 28, 1999; Paragon's agreement with BSI, annexed to the Motion as Exhibit G is hereby approved; and BSI is authorized to perform and/or coordinate all services relating to the solicitation of votes respecting the Plan (the "Balloting Services"), including, without limitation:

         A. coordinating printing and mailing the notice of hearing to consider confirmation of the Plan;

         B.       coordinating the design and printing of ballots;

         C. identifying voting and non-voting creditors and equity security holders;

         D. preparing voting reports by Plan class and voting amount and maintaining all such information in a BSI database;

         E. printing ballots specific to each creditor, indicating voting class under the Plan, voting amount of claim and other relevant information;

         F. coordinating the mailing of ballots and providing an affidavit verifying the mailing of ballots;

         G. receiving ballots and tabulating and certifying the votes on the Plan;

         H. filing a balloting certification, as required by, and in compliance with, BLR 3018-1(b) and (c), at least two (2) business days prior to the date of the hearing to consider confirmation of the Plan, and serving a copy of such certification upon those parties designated in BLR 3018-1(c) at least two (2) business days prior to the date of the hearing to consider confirmation of the Plan.

         I. providing any other balloting-related services as the Proponents may from time to time request, including, without limitation, providing testimony at the confirmation hearing with respect to the Balloting Services and the results of the vote on the Plan.

         17. The fees and expenses of BSI incurred in the performance of the Balloting Services are to be treated as administrative expenses of Paragon's Chapter 11 estate and shall be paid by Paragon in the ordinary course of business.

         18. The Proponents shall be authorized to conduct the Wellspring Rights Offering on substantially the same terms and conditions set forth in the Wellspring Rights Offering Procedures annexed to the Plan as Exhibit D. The Wellspring Rights Offering Procedures are hereby approved, and the forms of the Exercise Notice and the Exercise Instructions described therein (as filed with the Court on November 15, 1999 and modified on the record of the Hearing) are approved.

         19. Service of notice substantially in the form annexed to the Motion as Exhibit I on holders of claims that are unimpaired under the Plan, and the service on holders of impaired claims and interests of copies of the Plan, the Disclosure Statement and all exhibits thereto, the Order approving the Disclosure Statement and, if applicable, the relevant ballots, constitutes due and sufficient notice pursuant to Bankruptcy Rule 3017(d).

         20. The form of notice annexed to the Motion as Exhibit J, for service on holders of impaired interests in Paragon that are deemed to reject the Plan by virtue of receiving no distributions thereunder, is approved.

         21. This Court shall retain jurisdiction to hear all such matters as may be related to, or arise from, the Motion and this Order.

         SO ORDERED this 18th day of November, 1999.


                              /s/ Margaret H. Murphy
                              ------------------------------------
                              Margaret H. Murphy
                              United States Bankruptcy Judge
PREPARED AND PRESENTED BY:

ALSTON & BIRD LLP

   /s/ Matthew W. Levin
By:----------------------------
         DENNIS J. CONNOLLY
         Georgia Bar No. 182275
         MATTHEW W. LEVIN
         Georgia Bar No. 448270

1201 West Peachtree Street
Atlanta, Georgia 30309-3424
(404) 881-7000

and

WILLKIE FARR & GALLAGHER
Myron Trepper, Esq.
Paul V. Shalhoub, Esq.
787 Seventh Avenue
New York, New York  10019-6099
(212) 728-8000

Attorneys for Paragon Trade Brands, Inc.

and

O'MELVENY & MYERS LLP


By:     /s/ Adam C. Harris
    --------------------------
         JOEL B. ZWEIBEL
         ADAM C. HARRIS


One Citicorp Center
153 East 53rd Street
New York, New York 10022
(212) 326-2000

and

PARKER, HUDSON, RANIER & DOBBS
Rufus Dorsey, Esq.
Suite 1500
285 Peachtree Center Avenue
Atlanta, Georgia
(404) 523-5300

Attorneys for the Official Committee
   of Unsecured Creditors

                                   EXHIBIT E

                              LIQUIDATION ANALYSIS

The Bankruptcy Code requires that each holder of an impaired Claim or Old Common Stock Interest either (a) accepts the Plan or (b) receives or retains under the Plan property of a value, as of the Effective Date, that is not less than the value such holder would receive or retain if Paragon were liquidated under Chapter 7 of the Bankruptcy Code on the Effective Date. The first step in meeting this test is to determine the dollar amount that would be generated from the liquidation of Paragon's assets and properties in the context of a Chapter 7 liquidation case. The gross amount of cash available would be the sum of the proceeds from the disposition of Paragon's assets and the cash held by Paragon at the time of the commencement of the Chapter 7 case. Such amount is reduced by the amount of any Claims secured by such assets, the costs and expenses of the liquidation, and such additional administrative expenses and priority claims that may result from the termination of Paragon's business and the use of Chapter 7 for the purposes of liquidation. Any remaining net cash would be allocated to creditors and shareholders in strict priority in accordance with section 726 of the Bankruptcy Code.


A general summary of the assumptions used by management in preparing the liquidation analysis follows. The more specific assumptions are discussed below.


Estimate of Net Proceeds

Estimates were made of the cash proceeds, which might be realized, from the liquidation of Paragon's assets. The Chapter 7 liquidation period is assumed to commence on December 26, 1999 and to average six months following the appointment of a Chapter 7 trustee. While some assets may be liquidated in less than six months, other assets may be more difficult to collect or sell, requiring a liquidation period substantially longer than six months; this time would allow for the collection of receivables, sale of assets and wind down of daily operations.


Estimate of Costs

Paragon's costs of liquidation under Chapter 7 would include the fees payable to a Chapter 7 trustee, as well as those which might be payable to attorneys and other professionals that such a trustee may engage. Liquidation costs would also include expenses incurred in the process of terminating businesses and closing headquarters and manufacturing facilities, such as, among other things, severance costs. Further, costs of liquidation would include any obligations and unpaid expenses incurred by Paragon during the Chapter 11 case and allowed in the Chapter 7 case, such as trade obligations, compensation for attorneys, financial advisors, appraisers, accountants and other professionals, and costs and expenses of members of any statutory committee of unsecured creditors appointed by the United States Trustee pursuant to section 1102 of the Bankruptcy Code and any other committee so appointed. Moreover, additional claims would arise by reason of the breach or rejection of obligations incurred and executory contracts or leases entered into by Paragon both prior to, and during the pendency of, the Chapter 11 cases.


Distribution of Net Proceeds under Absolute Priority

The foregoing types of claims, costs, expenses, fees and such other claims that may arise in a liquidation case would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay pre-Chapter 11 priority and unsecured claims. Under the absolute priority rule, no junior creditor would receive any distribution until all senior creditors are paid in full, and no equity holder would receive any distribution until all creditors are paid in full.


After consideration of the effects that a Chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors in a Chapter 11 case, including (i) the increased costs and expenses of a liquidation under Chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee, (ii) the erosion in value of assets in a Chapter 7 case in the context of the expeditious liquidation required under Chapter 7 and the "forced sale" atmosphere that would prevail, and (iii) substantial increases in claims which would be satisfied on a priority basis, PARAGON HAS DETERMINED, AS SUMMARIZED ON THE FOLLOWING CHART, THAT CONFIRMATION OF EITHER THE PLAN ASSUMING CONSUMMATION OF THE WELLSPRING STOCK PURCHASE AGREEMENT (the "Wellspring Plan") OR THE PLAN ASSUMING THE WELLSPRING STOCK PURCHASE AGREEMENT IS NOT CONSUMMATED (the "Standalone Plan") WILL PROVIDE EACH HOLDER OF AN ALLOWED CLAIM AND OLD COMMON STOCK INTEREST WITH A RECOVERY THAT IS NOT LESS THAN IT WOULD RECEIVE PURSUANT TO A LIQUIDATION OF PARAGON UNDER CHAPTER 7 OF THE BANKRUPTCY CODE.


--------------------------------------------------------------------------------------------------------------------------
      ($ in 000's)                                                                        SUMMARY OF RECOVERIES
                                                                     -----------------------------------------------------
                                                                      UNDER THE            UNDER THE
                                                                      WELLSPRING          STANDALONE
              DESCRIPTION                           CLASS                PLAN                PLAN               CHAPTER 7
----------------------------------------         -----------         -----------          -----------          -----------
    Allowed Administrative Claims                        N/A                 100%                 100%                 100%
    Allowed DIP Claims                                   N/A                 100%                 100%                 100%
    Allowed Fee Claims                                   N/A                 100%                 100%                 100%
    Allowed Priority Tax Claims                          N/A                 100%                 100%                 100%
    Secured Claims                                         1                 100%                 100%                 100%
    Priority Non-Tax Claims                                2                 100%                 100%                 100%
    Unsecured Claims                                      3A                  67%                  67%                  18%
    Convenience Claims                                    3B                  50%                  50%                  18%
    Old Common Stock Interests                            4A         $     4,618          $     4,618          $         0
    Old Stock Option Interests                            4B         $         0          $         0          $         0
--------------------------------------------------------------------------------------------------------------------------


   Moreover, Paragon believes that the value of any distributions from the liquidation proceeds to each class of Allowed Claims in a Chapter 7 case would be less than the value of distributions under the Plan because such distributions in a Chapter 7 case may not occur for a substantial period of time. In this regard, it is possible that distribution of the proceeds of the liquidation could be delayed for a year or more after the completion of such liquidation in order to resolve the Claims and prepare for distributions. In the event litigation were necessary to resolve Claims asserted in the Chapter 7 case, the delay could be further prolonged and administrative expenses further increased. The effects of this delay on the value of distributions under the hypothetical liquidation has not been considered.

  PARAGON'S LIQUIDATION ANALYSIS IS AN ESTIMATE OF THE PROCEEDS THAT MAY BE GENERATED AS A RESULT OF A HYPOTHETICAL CHAPTER 7 LIQUIDATION OF THE ASSETS OF PARAGON. Underlying the liquidation analysis are a number of estimates and assumptions that are inherently subject to significant economic, competitive and business uncertainties and contingencies beyond the control of Paragon or a Chapter 7 trustee. Additionally, various liquidation decisions upon which certain assumptions are based are subject to change. Therefore, there can be no assurance that the assumptions and estimates employed in determining the liquidation values of Paragon's assets will result in an accurate estimate of the proceeds which would be realized were Paragon to undergo an actual liquidation. The actual amounts of claims against the estate could vary significantly from Paragon's estimate, depending on the claims asserted during the pendency of the Chapter 7 case. This liquidation analysis does not include liabilities that may arise as a result of litigation, certain new tax assessments or other potential claims. This analysis also does not include potential recoveries from avoidance actions or other litigation, including actions against Weyerhaeuser as described in section 9.21 of the Plan. Paragon does not believe that any such recoveries would have a material impact on the comparison of recoveries summarized on the above chart. No value was assigned to additional proceeds, which might result from the sale of certain items with intangible value.

  Therefore, the actual liquidation value of Paragon could vary materially from the estimates provided herein.

  The liquidation analysis set forth below was based on the estimated values of Paragon's assets immediately prior to the Effective Date. To the extent operations through such date are different than estimated, the asset values may change. These values have not been subject to any review, compilation or audit by any independent accounting firm.

                              PARAGON TRADE BRANDS
                              LIQUIDATION ANALYSIS
                                 (In millions)

                                                            DECEMBER 26, 1999        ESTIMATED
                                                            ESTIMATED BALANCE        LIQUIDATION             ESTIMATED
PROCEEDS FROM LIQUIDATION                                 (before fresh start)        PROCEEDS               RECOVERY
                                                          --------------------      -----------             ----------
Cash                                                            $  11.5               $  11.5                 100.0%
Accounts Receivable                                                62.0                  30.8                  49.7%
Inventory                                                          56.7                  27.3                  48.2%
Prepaid Expenses                                                    4.1                    --                   0.0%
Property and Equipment                                            131.5                  67.1                  51.0%
Assets Held for Sale                                                1.5                   1.5                 100.0%
Investment in Unconsolidated Subsidiaries                          51.9                  57.8                 111.4%
Notes Receivable from Unconsolidated Subsidiaries                  38.7                  15.0                  38.8%
Other Assets                                                       12.0                   1.1                   9.2%
                                                                -------               -------                 -----
   GROSS ASSETS AVAILABLE FOR DISTRIBUTION                      $ 369.8               $ 212.1                  57.4%
                                                                =======               =======                 =====

                                                                              ESTIMATED             ESTIMATED                %
ALLOCATIONS OF PROCEEDS                                                         CLAIM               RECOVERY              RECOVERY
                                                                              ---------             ---------             --------
CHAPTER 7 LIQUIDATION COSTS
  Corporate Wind-down Costs                                                     $  36.4               $  36.4              100.0%
  Trustee/Professional Fees                                                        12.3                  12.3              100.0%
                                                                                -------               -------             ------
    TOTAL CHAPTER 7 LIQUIDATION COSTS                                           $  48.7               $  48.7              100.0%
                                                                                =======               =======             ======

-------------------------------------------------------------------------------------------------------------
Proceeds available for payment of administrative and priority claims                                    163.4
-------------------------------------------------------------------------------------------------------------

CHAPTER 11 ADMINISTRATIVE AND PRIORITY CLAIMS
   Administrative Claims                                                        $  22.8               $  22.8              100.0%
   Weyerhaeuser and Other Litigation Claims                                          --                    --                 --
   Trade Accounts Payable                                                          42.8                  42.8              100.0%
   Employee Claims and Other Accruals                                              20.3                  20.3              100.0%
                                                                                -------               -------              -----
     TOTAL ADMINISTRATIVE AND PRIORITY CLAIMS                                      85.8                  85.8              100.0%

-------------------------------------------------------------------------------------------------------------
Proceeds available for payment of unsecured claims                                                    $  77.6
-------------------------------------------------------------------------------------------------------------

UNSECURED CLAIMS                                CLASS
                                                -----
   Procter & Gamble                               3a                              158.5                  30.1               19.0%
   Kimberly-Clark                                 3a                              110.0                  20.9               19.0%
   General Unsecured Creditors                    3a                              140.3                  26.6               19.0%
                                                                                -------               -------              -----
     TOTAL UNSECURED CLAIMS                                                     $ 408.8               $  77.6               19.0%
                                                                                =======               =======               ====

-------------------------------------------------------------------------------------------------------------
Proceeds available for equity holders                                                                 $   0.0
------------------------------------------------------------------------------------------------------=======

FOOTNOTES TO LIQUIDATION ANALYSIS


  Cash and short-term investments

  Cash consists of all cash in banks or operating accounts. Short-term investments with original maturities of 90 days or less are considered cash equivalents. Short-term investments are stated at cost, which approximates fair value.


  Accounts receivable

  Accounts receivable primarily consists of customer trade receivables, and are recorded by Paragon net of any reserves. The recovery of accounts receivable is based on management's estimate of collection, given such factors as the aging and historical collection patterns of the receivables, advance rates in accordance with the borrowing base under Paragon's DIP Facility and the anticipated effect of the Chapter 7 on the collectibility of such amounts. The recovery also considered the set-off of any vendor receivables against amounts payable to such vendors.


  Inventory

  Inventories are comprised of work-in-process (WIP) and raw materials, materials and supplies, and finished goods related to the manufacture of diaper, training pant, feminine care and adult incontinence products. The overall inventory recovery considers, among other things, reference to advance rates in accordance with the borrowing base under Paragon's DIP Facility and the costs incurred to complete the manufacturing of inventory in order to maximize the net value of such WIP and raw materials.


  Prepaid expenses

  Prepaid expenses consist primarily of miscellaneous items such as rent, insurance, taxes, and deposits. Prepaid expenses are assumed to have no estimated liquidation value.


  Property and Equipment

  Property and equipment includes owned land, buildings and improvements, and machinery and equipment located at Paragon's Norcross, GA headquarters and at its five manufacturing plants, including the previously closed Canadian facility. The value of land and buildings was based upon management's assessment of the value of each property considering both recent appraisals undertaken as part of the Company's ongoing obligation under the DIP Facility and the effects of the Chapter 7 environment. Machinery and equipment includes machines used to manufacture Paragon's various products, as well as furniture and fixtures. The value of machinery and equipment was based upon management's review of these assets, recent appraisals undertaken as part of the Company's ongoing obligation under the DIP Facility and the effects of the Chapter 7 environment. The costs to be incurred in maintaining such facilities during the liquidation period have been included in corporate wind-down costs.


  Assets Held for Sale

  Assets held for sale include equipment previously designated for disposal during the Chapter 11. The liquidation value of these assets is based upon management estimates given recent experience in selling such assets during the Chapter 11 case considered the impact on value given the assumed availability of the entirety of Paragon's diaper manufacturing equipment as a result of the Chapter 7.


  Other Assets

  The primary component of Other Assets is capitalized software and development costs which are assumed to have no value in liquidation. The $1.1 million of estimated liquidation value represents management's estimate of the value of miscellaneous assets.

  Investment in Unconsolidated Subsidiaries

  Paragon owns partial interest in foreign joint ventures in Mexico, Argentina, Brazil and China. The majority owner possesses the right to purchase Paragon's portion of the joint ventures upon liquidation. The liquidation value of the investment in subsidiaries is based on estimated cash proceeds resulting from the joint venture partner's purchase of the Paragon's interests pursuant to such agreements and considers the leverage Paragon's joint venture partner would have in such a transaction.


  Notes Receivable

  The PMI note receivable is assumed to have liquidation value based upon the estimated proceeds from liquidation of PMI.


  Corporate Wind-Down Costs

  Wind-down costs consist of corporate overhead, legal fees and severance costs and expenses to be incurred during the Chapter 7 liquidation period. Management assumes that the liquidation would occur over a six-month period and that such expenses, costs and overhead would decrease over time during this period.


  Trustee and Professional Fees

  Trustee fees are estimated at 3.0% of gross proceeds. Professional fees represent the costs of a Chapter 7 case related to attorneys, accountants, appraisers and other professionals retained by the trustee. Fees are based on management's review of the nature of these costs and have been estimated at $1.0 million per month.


  Chapter 11 Administrative Claims

  Chapter 11 Administrative Claims include the aggregate administrative claims of P&G and K-C of $10.0 million, unpaid Chapter 11 professional fees of $5.0 million, miscellaneous priority and administrative claims of $1.3 million, reclamation claims of $1.3 million, other administrative claims of $3.6 million, secured claims of $0.5 million and the Wellspring expense reimbursement of $1.0 million.

  Weyerhaeuser and Other Litigation

  Paragon believes that it may possess claims and/or causes of action against certain parties that may be prosecuted during a Chapter 7 liquidation or following the Effective Date of a Chapter 11 plan of reorganization. The value of these claims, which are more fully described in section III.L.4. and section III.L.5. of this Disclosure Statement, have been assigned no value in the liquidation analysis.


  Trade Accounts Payable

  Trade accounts payable represent post-petition trade credit provided by Paragon's trade vendors during the Chapter 11 period and are assumed to have administrative status. The amount of trade account payable considers the set off, if appropriate, of any amounts owed by such trade creditors to the Debtor.


  Employee Claims

  Employee claims entitled to priority, including wage, vacation and other related compensation, have been estimated based on applicable law.


  Accrued Liabilities

  Accrued liabilities incurred during the Chapter 11 are assumed to have administrative status.

                                   EXHIBIT F

                         ORDINARY COURSE PROFESSIONALS




Law Firms:                                            Foreign Associates:
----------                                            -------------------

Baker & Botts, LLP
Davis Wright Tremaine LLP                             Anderson Mori
Haynsworth, Baldwin, Johnson & Greaves, LLP           Becerril, Coca & Becerril, S.C.
Hunton & Williams                                     Betata, Hoet & Associates
Kramer & Associates, P.C.                             Blake, Cassells & Graydon
Macey Wilensky Cohen Wittner & Kessler                Bufete Candanedo
Paul Weiss Rifkind Wharton & Garrison                 CCPit Patent & Trademark Office
Ritch Heather & Mueller                               Cabinet Loyer
Smith, Currie & Hancock LLP                           Clarke, Modet & Cia. (Argentina) SA
Tozzini Freire Teixeira e Silva                       Daniel & CIA
                                                      Danneman, Siemsen, Bigler & Ipanema Moreira
                                                      Dennemeyer & Associates
Other:                                                Denton Hall
------                                                Estudio Colmenares S.R.L.
                                                      Forrester & Boehmert
PricewaterhouseCoopers L.L.P.                         Forrester & Ketley & Co.
 (formerly Coopers & Lybrand L.L.P.)                  Funer Ebbinghaus Finck
KP Ross, Inc.                                         Goodrich, Riquelme & Asociados
                                                      Hepworth Lawrence Bryer & Bizley
                                                      Henry Hughes
                                                      Intels
                                                      Johansson & Langlois
                                                      Marusyk Bourassa Miller & Swain
                                                      Marval & O'Farrell
                                                      Messrs. Donaldson & Burkinshaw
                                                      Oei Tat Hway
                                                      Olivares & Cia, S.C.
                                                      Oyen, Wiggs, Green & Mutala
                                                      Ram Rais & Partners
                                                      Russell & DuMoulin
                                                      Saint Island
                                                      Santamarina & Steta
                                                      Sim & McBurney
                                                      Tan, Manzano & Valez
                                                      Troncoso & Caceres
                                                      Tsar & Tsai
                                                      Viering, Jentschura & Partner
                                                      Wenping & Co.
                                                      Withers & Rogers
                                                      Yuasa and Hara

                                   EXHIBIT G

                                   PROJECTION
    (assuming consummation of the Wellspring Stock Purchase Agreement with
                       New Note interest rate of 11.25%)


i)       Responsibility for and Purpose of the Projection

As a condition to confirmation of a plan, the Bankruptcy Code requires, among other things, that the Bankruptcy Court determine that confirmation is not likely to be followed by the liquidation or the need for further financial reorganization of the debtor. In connection with the development of the Plan, and for purposes of determining whether the Plan satisfies this feasibility standard, Paragon's management has, through the development of a financial projection (the "Projection"), analyzed the ability of Paragon to meet its obligations under the Plan to maintain sufficient liquidity and capital resources to conduct its business. The Projection was also prepared to assist each holder of Allowed Claims or Old Common Stock Interests in 3A, 3B and 4A in determining whether to accept or reject the Plan.


The Projection should be read in conjunction with the assumptions, qualifications and footnotes to tables containing the Projection set forth herein, the historical consolidated financial information (including the notes and schedules thereto) and the other information set forth in Paragon's Annual Report on Form 10-K for the fiscal year ended December 27, 1998, Paragon's Quarterly Report on Form 10-Q for the period ended March 28, 1999, Paragon's Quarterly Report on Form 10-Q for the period ended June 27, 1999, and Paragon's Quarterly Report on Form 10-Q for the period ended September 26, 1999, respectively, the full texts of which are incorporated herein by reference and copies of which are publicly available or can be provided by Paragon upon written request. The Projection was prepared in good faith based upon assumptions believed to be reasonable at the time and applied in a manner consistent with past practice. Most of the assumptions utilized in the Projection concerning the operations of the business both before and after the assumed Effective Date were prepared in August 1999. Such assumptions were based, in part, on economic, competitive, and general business conditions prevailing at the time in the various domestic and international markets in which the Company operates. While as of the date of this Disclosure Statement such economic, competitive and general business conditions have not materially changed from those in effect on the date in which the Projection was developed, any future changes in these conditions may materially impact the ability of Paragon to achieve the Projection.

THE PROJECTION WAS NOT PREPARED WITH A VIEW TOWARDS COMPLYING WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS. PARAGON'S INDEPENDENT ACCOUNTANT, ARTHUR ANDERSEN LLP, HAS NEITHER COMPILED NOR EXAMINED THE ACCOMPANYING PROSPECTIVE FINANCIAL INFORMATION TO DETERMINE THE REASONABLENESS THEREOF AND, ACCORDINGLY, HAS NOT EXPRESSED AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT THERETO.

PARAGON DOES NOT, AS A MATTER OF COURSE, PUBLISH A PROJECTION OF ITS ANTICIPATED FINANCIAL POSITION, RESULTS OF OPERATIONS OR CASH FLOWS. ACCORDINGLY, PARAGON DOES NOT INTEND TO, AND DISCLAIMS ANY OBLIGATION TO (A) FURNISH AN UPDATED PROJECTION TO HOLDERS OF CLAIMS OR OLD COMMON STOCK INTERESTS PRIOR TO THE EFFECTIVE DATE OR TO HOLDERS OF NEW SECURITIES OR ANY OTHER PARTY AFTER THE EFFECTIVE DATE, (B) INCLUDE SUCH UPDATED INFORMATION IN ANY DOCUMENTS THAT MAY BE REQUIRED TO BE FILED WITH THE SEC, OR (C) OTHERWISE MAKE SUCH UPDATED INFORMATION PUBLICLY AVAILABLE.

THE PROJECTION PROVIDED IN THE DISCLOSURE STATEMENT HAS BEEN PREPARED EXCLUSIVELY BY PARAGON'S MANAGEMENT. THE PROJECTION, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, IS NECESSARILY BASED ON A VARIETY OF ESTIMATES AND ASSUMPTIONS WHICH, THOUGH CONSIDERED REASONABLE BY MANAGEMENT AT THE TIME

PREPARED, MAY NOT BE REALIZED, AND ARE INHERENTLY SUBJECT TO SIGNIFICANT ECONOMIC, COMPETITIVE AND GENERAL BUSINESS UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND PARAGON'S CONTROL. PARAGON CAUTIONS THAT NO REPRESENTATIONS CAN BE MADE AS TO THE ACCURACY OF THE PROJECTION OR TO REORGANIZED PARAGON'S ABILITY TO ACHIEVE THE PROJECTED RESULTS. SOME ASSUMPTIONS INEVITABLY WILL NOT MATERIALIZE. FURTHER, EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THE PROJECTION WAS PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED OR, ALTERNATIVELY, MAY HAVE BEEN UNANTICIPATED, AND THUS THE OCCURRENCE OF THESE EVENTS MAY AFFECT FINANCIAL RESULTS IN A MATERIAL AND POSSIBLY ADVERSE MANNER. THE PROJECTION, THEREFORE, MAY NOT BE RELIED UPON AS A GUARANTY OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR.


FINALLY, THE FOLLOWING PROJECTION INCLUDES THE ENTERPRISE VALUE OF REORGANIZED PARAGON BASED UPON THE WELLSPRING INVESTMENT PRICE IN THE WELLSPRING STOCK PURCHASE AGREEMENT, AND ESTIMATIONS AS TO THE FAIR VALUE OF ITS ASSETS AND ITS ACTUAL LIABILITIES AS OF THE EFFECTIVE DATE. REORGANIZED PARAGON WILL BE REQUIRED TO MAKE SUCH ESTIMATIONS AS OF THE EFFECTIVE DATE. SUCH DETERMINATION WILL BE BASED UPON THE FAIR VALUES AS OF THAT DATE, WHICH COULD BE MATERIALLY GREATER OR LOWER THAN THE VALUES ASSUMED IN THE FOREGOING ESTIMATES.

ii)      Summary of Significant Assumptions


Paragon has developed the Projection (summarized below) to assist both creditors and shareholders in their evaluation of the Plan and to analyze its feasibility. THE PROJECTION IS BASED UPON A NUMBER OF SIGNIFICANT ASSUMPTIONS DESCRIBED BELOW. ACTUAL OPERATING RESULTS AND VALUES MAY AND WILL VARY FROM THOSE PROJECTED.

         a. Fiscal Years. Paragon's fiscal year ends on the last Sunday of each calendar year. Any reference to "Fiscal" immediately followed by a specific year means the 52 or 53 week period ending on the Sunday preceding December 31 of such year. The fiscal year ending December 31, 2000 (Fiscal 2000) will be a 53-week year. The Projection assumes that all fiscal years contain 52 weeks of projected results of operations since the difference between 52 weeks and 53 weeks of results in 2000 is not material to the financial condition of Paragon or the results of operations.

         b. Plan Terms and Consummation. The Projection assumes an Effective Date of December 26, 1999 based upon the consummation of the Wellspring Stock Purchase Agreement with Allowed Claims and Old Common Stock Interests treated in accordance with the Plan with respect to such Allowed Claims and Interests. If consummation of the Plan does not occur on or around December 26, 1999, there is no guarantee that, among other things, customers will continue to support the Company such that the Company could achieve the projected levels of volume and revenues, and that trade creditors will support Paragon as projected. Further, additional bankruptcy expenses will be incurred until such time as a plan of reorganization is confirmed.

         c. Assumptions Preceding the Effective Date. As a basis for the Projection, management has included actual results through the second fiscal quarter ended June 27, 1999, and has estimated the operating results for the remainder of the fiscal year ended December 26, 1999, the assumed Effective Date. Specifically, it has been assumed, among other things, that customers and trade vendors will continue to support the Company, that the product licenses entered into with P&G and K-C remain available to the Company and that the product performance issues identified during the first half of the current fiscal year have been substantially resolved.

         d. General Economic Conditions. The Projection was prepared assuming that economic conditions in the markets served by Paragon do not differ significantly over the next five years from current economic conditions.

         e. Net Sales. Net sales, which are projected to be $504.7 million in 1999, are projected to increase by approximately 9.1%, 10.3%, 7.4% and 3.7% in fiscal years 2000, 2001, 2002, and 2003, respectively. Infant Care is expected to account for 94.3%, 92.5%, 90.1% and 89.2% of net sales, and Feminine Care and Adult Incontinence is expected to account for 5.7%, 7.5%, 9.9% and 10.8% of net sales in fiscal 2000, 2001, 2002 and 2003, respectively.


Infant Care. The company experienced a significant decline in customer volume during the first half of the fiscal 1999. Management believes that this decrease in sales was due to a number of reasons including (i) product performance issues, (ii) the continued impact of the discontinuation of shipments to a major customer since mid-1998 due to product design issues,
(iii) increased consumer preference for premium priced products, (iv) increased consumer preference for the mechanical closure system offered by one of the national brand competitors, (v) continued pricing and promotional pressures by branded and value segment competitors and (vi) the uncertainties related to the Company's Chapter 11 proceedings.


The Company took significant actions during the first six months of fiscal 1999 that are expected to improve sales during the second half of the fiscal year and into fiscal 2000. Specifically, the Company believes that certain product performance issues it experienced in the first half of 1999 have been addressed. Shipments to the major customer that had been suspended in mid-1998 have resumed and are anticipated to build to more normal levels during the second half of 1999. Further, the roll-out of an improved Ultra diaper which incorporates stretch tabs and a new hook and loop closure system, the introduction of a new training pant product and the launch of certain destination store brand product and marketing programs are expected to increase volume during the second half of 1999. However, infant care volume and sales prices are expected to remain under pressure due to the carryover effects of design and product performance issues and the continued competitive initiatives from both national brand and store brand competitors. Based upon the above, the projected sales growth in 2000 assumes customer volume and net sales will be stimulated by (i) the continued effect of the improvement in product performance, (ii) new premium programs implemented with customers during the third quarter of 1999 and in 2000, (iii) an increase in the Company's promotional and marketing activity and (iv) the continued transition of its diaper product line to an improved Ultra diaper which incorporates stretch tabs and a new hook and loop closure system, the benefits of which will be offset by the continuing impact of competitive initiatives. Volume beyond 2000 is expected to increase modestly due to the continued participation of mass merchant trade customers in destination store brand programs, the benefits of which will continue to be offset by competitive initiatives.


Feminine Care and Adult Incontinence. The uncertainty caused by the Company's chapter 11 filing has significantly impacted the ability to attract additional customers and sales volume. The Company expects this condition to persist until emergence from Chapter 11. The Projection assumes accelerated customer penetration and associated increases in sales coincident with the Company's emergence from Chapter 11.

         f. Gross Margin (revenues less cost of sales). Gross margin, which was 24.8% in 1997, 25.6% in 1998 and is expected to decline to 19.2% in 1999 is projected to increase to 21.4% in Fiscal 2000 and then grow to 22.2% in Fiscal 2003. Management believes that the decrease in gross margin in 1999 is due to manufacturing inefficiencies resulting from lower volume and start-up costs associated with new product initiatives, increased raw material costs associated with new products and higher royalties as a result of the settlement and licensing agreements reached in the first quarter of 1999 with P&G and K-C. More specifically, product costs have increased significantly in 1999 due to the payment of royalties to P&G and K-C, increased price and usage of a new SAP in order to address the product performance issues discussed above and increased product and manufacturing costs associated with the continuing roll-out of the improved Ultra diaper. Gross margins in 2000 and beyond are projected to increase gradually due to (i) the realization of anticipated manufacturing efficiencies (primarily through a reduction in conversion labor and waste costs) resulting from increased diaper volume and improvement in feminine care and adult incontinence sales volume and (ii) the anticipated benefit of continuing management cost reduction initiatives.

         g. Selling, General and Administrative Expenses. Selling, general and administrative expenses, which are projected to be 15% of revenues in 1999, are projected to decline significantly in 2000 to 13% of revenues due to lower costs in packaging design and artwork and reduced promotional spending, information technology expenses, and sales and marketing expenditures. Selling, general and administrative expenses are projected to continue to decline by approximately 1.1% of revenues from Fiscal 2000 to Fiscal 2003 due primarily to operating efficiencies resulting from increased sales of Feminine Care and Adult Incontinence products.

         h. Income Taxes. The Projection assumes that, upon consummation, Reorganized Paragon will be able to utilize net operating loss carryforwards on a limited basis in accordance with Section 382 L(6) of the Internal Revenue Code. Deferred tax assets created by the existence of the loss carryforwards have been partially reserved. The combined federal, state and local income tax rate, before the benefit from the utilization of tax loss carryforwards, is estimated at 38%.

         i. Capital Expenditures. Capital expenditures consist primarily of investment in existing machines and equipment, and plant upgrades. Management believes that the ongoing upkeep and replacement of the existing manufacturing base is necessary to achieve the level of operating profit contained in the Projection. The Projection assumes a level of capital expenditures which, consistent with management's business plan, can be supported by the capital structure and projected operating results of Reorganized Paragon.

         j. EBITDA. EBITDA is defined for purposes of the Projection as earnings before interest expense, interest income, income tax provision, depreciation and amortization, earnings in unconsolidated subsidiaries, unusual items, reorganization items, and extraordinary items.

         k. Equity in Earnings of Unconsolidated Subsidiaries. The Projection contains financial information regarding earnings in unconsolidated subsidiaries which have been prepared in the local currencies by Paragon's foreign joint venture partners and converted to U.S. dollars at exchange rates in effect on the date the forecasts were prepared. The forecasts are based on the then current market conditions in the respective countries which conditions are assumed to remain stable. Foreign exchange rates are assumed to remain constant during the Projection period as changes in such rates are assumed to be offset by inflationary differences between the U.S. and the local economies. Neither Paragon nor its foreign joint venture partners can predict whether such market conditions will change dramatically in the future years.


         Grupo P.I. Mabe, S.A. Paragon owns a 15% interest in Grupo P.I. Mabe, S.A. de C.V. ("Mabesa"), plus an option to purchase an additional 34% interest in Mabesa at a contractually determined price. At its current 15% ownership interest, Paragon records income from Mabesa based upon the dividend income it receives. The Projection does not assume that Paragon exercises its option to purchase any additional interest in Mabesa. The joint venture agreements allow for the ability to dissolve the joint venture if Paragon's ownership in Mabesa does not equal or exceed 30% by January 2002. Pursuant to the Wellspring Stock Purchase Agreement, Wellspring has the ability to fund the cost of the exercise of the option with an additional equity contribution of up to $25 million, subject to preemptive rights of holders of the New Common Stock.


         Paragon-Mabesa International. Paragon owns a 49% interest in Paragon-Mabesa International, S.A. de C.V. ("PMI"), a joint venture that developed a diaper manufacturing facility in Tijuana, Mexico. Under a Product Supply Agreement with PMI, the Company purchases substantially all of PMI's production for sale to U.S. and European retail customers. Paragon accounts for earnings from PMI using the equity method of accounting.


         Stronger Corporation. Paragon owns a 49% interest in Stronger Corporation, S.A. ("Stronger"), which, in turn, owns 70% of Argentina-based Serenity S.A. ("Serenity") and approximately 100% of Brazil-based MPC Productos para Higience Ltda. ("MPC"). Paragon accounts for earnings from Stronger using the equity method of accounting. Commencing in July 2000 through July 2004, Stronger has the option to acquire the remaining 30% of Serenity held by minority shareholders at a predetermined price. Further, commencing on July 2001 though July 2002, the minority shareholders of Serenity have the right to put to Stronger and Stronger has the obligation to purchase from the minority shareholders the remaining 30% of the shares held by the minority shareholders at a predetermined price.


         Goodbaby Paragon Hygienic Products. Paragon owns a 40% interest in Goodbaby Paragon Hygienic Products Co. Ltd. ("Goodbaby"), a manufacturing and marketing joint venture in China. Paragon accounts for the earnings from Goodbaby using the equity method of accounting.

         l. Notes Receivable from Unconsolidated Subsidiaries. As part of Paragon's acquisition of the 49% interest in PMI, the Company assisted in the financing of equipment, building construction, and the start-up of PMI's manufacturing facility in Tijuana, Mexico. Interest and principal on the note receivable due to Paragon is payable from PMI's free cash flow on various dates.

         m. Interest Expense. Interest expense primarily reflects interest on the $155.0 million of New Notes, on borrowings under the Facility, as defined below, and on other miscellaneous indebtedness. The principal amount of the New Notes is subject to final adjustment at closing based on the Wellspring Stock Purchase Agreement. The New Notes will bear interest at a fixed rate of 11.25%. Interest expense on the New Notes is assumed to pay cash interest during the entire projection period. The first four semi-annual interest payments on the New Notes are payable in kind if Paragon does not achieve certain cash flow thresholds. See Section IV.E.1 for discussion of Reorganized Paragon New Notes.

         n. Fresh Start Accounting. The Projection has been prepared using the basic principles of "fresh start" accounting for periods after December 26, 1999. These principles are contained in the American Institute of Certified Public Accountants Statement of Position 90-7 "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code." Under "fresh start" accounting principles, Paragon will determine the reorganization value of the reorganized company at the Effective Date. This value will be allocated, based on estimated fair market values, to specific tangible or identifiable intangible assets, and Paragon will record an intangible asset equal to the reorganization value in excess of or less than amounts allocable to identifiable assets. Based on the Wellspring Stock Purchase Agreement, the Projection assumes that no reorganization value in excess of amounts allocable to identifiable assets exists. Paragon is in the process of evaluating further how the reorganization value will be allocated to its various assets including its foreign joint venture assets. It is possible that the final allocation will differ from the amounts presented herein.

         o. Reorganization Value. For purposes of this Disclosure Statement and in order to prepare the Projection, management has, based on the Wellspring Stock Purchase Agreement, estimated the enterprise value of Reorganized Paragon as of December 26, 1999 to be approximately $290 million, including approximately $15.8 million in anticipated borrowings under the Facility, as defined below, on the Effective Date. See "Valuation" discussion for further detail.

         p. Working Capital. Components of working capital are projected primarily on the basis of historic patterns applied to projected levels of operation. Vendor trade terms have not been materially disrupted during the Chapter 11 proceeding, and are not expected to change materially in the post-Effective Date period.

         q. New Secured Credit Facility. The Projection assumes Paragon obtains a revolving credit facility in an aggregate principal amount of $75.0 million (the "Facility"). Paragon has obtained a commitment from Citicorp U.S.A. for such a facility. Based on the Citicorp commitment, the Company's maximum borrowing under the Facility is assumed to be limited to the lesser of $75.0 million or an available amount as determined by a borrowing base formula. The borrowing base formula is assumed to be of certain specified percentages of eligible accounts receivable, eligible inventory, equipment and personal and real property of the Company. Obligations under the Facility are assumed secured by the security interest in, pledge and lien on substantially all of the Company's assets and properties and the proceeds thereof. Borrowings under the Facility may be used to fund working capital and for other general corporate purposes.

         r. New Notes. The Plan assumes creditors will receive, among other consideration, $155.0 million in New Notes, subject to final adjustments at closing based on the Wellspring Stock Purchase Agreement. The New Notes will mature five (5) years from the Effective Date and will bear interest at a fixed rate of 11.25%. The New Notes will be unsecured and are assumed to pay cash interest. However, in the event the Company does not meet certain semi-annual cash flow thresholds during the first two years after issue, each of the first four semi-annual interest payments due under the New Notes can be paid-in-kind.

iii)     Special Note Regarding Forward-Looking Statements

From time to time, information provided by the Company, statements made by its employees or information included in its filings with the Securities and Exchange Commission (including the Annual Report on Form 10-K) and the Bankruptcy Court (including this Disclosure Statement and the Projection) may include statements that are not historical facts, so-called "forward-looking statements." The words "believes," "anticipates," "expects" and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in the Company's forward-looking statements. Factors which could affect the Company's financial results, including but not limited to: the Company's Chapter 11 filing; increased raw material prices and product costs; new product and packaging introductions by competitors; increased price and promotion pressure from competitors; year 2000 compliance issues; and patent litigation, are described herein. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date hereof, and which are made by management pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. For additional information about Paragon and relevant risk factors, see Section IX, Certain Risk Factors To Be Considered.

iv)      Projection

The Projection prepared by management is summarized in the following tables. Specifically, the attached tables include:

         a. Pro-forma Reorganized Paragon balance sheet at December 26, 1999, including all reorganization and fresh-start adjustments.
         b. Projected balance sheets for the fiscal years ending in, 2000, 2001, 2002, and 2003.
         c. Projected income statements for the fiscal years ending in 2000, 2001, 2002, and 2003.
         d. Projected statements of cash flow for the fiscal years ending in 2000, 2001, 2002, and 2003.

All captions in the attached Projection do not correspond exactly to Paragon's historical external reporting; some captions have been combined or expanded for presentation purposes.

                           PARAGON TRADE BRANDS, INC.
                      PRO-FORMA REORGANIZED BALANCE SHEET
                               DECEMBER 26, 1999
                                  (Unaudited)
                                 (In thousands)

                                                                                                               FRESH START
                                                          ESTIMATED                                           BALANCE SHEET
                                                         DECEMBER 26,     REORGANIZATION     FRESH START(6)    DECEMBER 26,
 ASSETS                                                      1999           ADJUSTMENTS       ADJUSTMENTS          1999
                                                         ------------     --------------     ------------     -------------

 Cash and short-term investments                          $   11,486       $  (10,486)         $       --       $    1,000
 Receivables                                                  62,010               --                  --           62,010
 Income Tax Receivable                                            --               --                  --               --
 Inventories                                                  56,717               --                  --           56,717
 Current portion of deferred income taxes                      2,737               --                (274)           2,463
 Prepaid expenses                                              4,123               --                  --            4,123
                                                          ----------       ----------          ----------       ----------
   Total current assets                                      137,073          (10,486)               (274)         126,313
                                                          ----------       ----------          ----------       ----------

 Property and equipment, at cost                             346,392               --             (44,618)         301,773
 Allowance for depreciation                                 (217,292)              --                  --         (217,292)
                                                          ----------       ----------          ----------       ----------
  Property and equipment, net                                129,099               --             (44,618)          84,481
                                                          ----------       ----------          ----------       ----------

 Assets held for sale                                          1,463               --                  --            1,463
 Investment in unconsolidated subsidiaries, at cost           22,929               --                  --           22,929
 Investment and advances to unconsolidated
   subsidiaries, at equity                                    67,652               --              11,577           79,229

 Goodwill                                                     30,897               --             (30,897)              --
 Deferred income taxes                                            --               --              28,932           28,932
 Other assets                                                 11,984            2,000              (1,416)          12,568
                                                          ----------       ----------          ----------       ----------
   Total other assets                                        134,925            2,000               8,196          145,121
                                                          ----------       ----------          ----------       ----------

TOTAL ASSETS                                              $  401,098       $   (8,486)         $  (36,697)      $  355,914
                                                          ==========       ==========          ==========       ==========

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

 Short-term borrowings                                    $       --       $   15,769 (1)      $       --       $   15,769
 Accounts payable                                             42,737           (5,000)(2)              --           37,737
 Accrued liabilities                                          37,853           (6,225)(3)          (3,800)          27,828
                                                          ----------       ----------          ----------       ----------
   Total current liabilities                                  80,590            4,544              (3,800)          81,334

 Liabilities subject to compromise                           406,423          (14,995)(4)              --               --
                                                                                 (500)
                                                                             (390,928)(5)
 Long-term debt                                                   --          155,458                  --          155,458
 Deferred compensation                                           216               --                  --              216
 Deferred income taxes                                         4,666               --              (4,666)              --
                                                          ----------       ----------          ----------       ----------
   Total liabilities                                         491,895         (246,421)             (8,466)         237,008
                                                          ----------       ----------          ----------       ----------

 Total shareholders' equity (deficit)                        (90,798)         237,935             (28,231)         118,906
                                                          ----------       ----------          ----------       ----------
TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY (DEFICIT)      $  401,097       $   (8,486)         $  (36,697)      $  355,914
                                                          ==========       ==========          ==========       ==========

Numbers may not total due to rounding.

NOTES TO PRO-FORMA REORGANIZED BALANCE SHEET

(1) Anticipated borrowings under the Facility needed to pay certain administration claims and pre-petition liabilities consistent with the treatment of these liabilities in the Plan.

(2)      Comprised of $5.0 mm accrued and unpaid Chapter 11 professional fees.

(3) Includes payment of management and employee confirmation bonuses ($3.2 million) and other administrative claims ($3.0 million).

(4) Includes payment of P&G and K-C administrative claims ($10.0 million), administrative and priority claims, including any remaining unpaid reclamation claims ($3.1 million), the satisfaction of convenience claims ($1.8 million) and DIP facility claims ($0.08 million).

(5) The Plan provides for, among other things, the de-leveraging of Paragon through an exchange of all of the Company's pre-petition unsecured indebtedness for $115.0 million in cash and $155.0 million of New Notes. This amount represents primarily the face amount of such indebtedness converted into the New Notes and into the shares of the New Common Stock. Holders of Old Common Stock Interests will receive 178,359 shares of New Common Stock (representing 1.5% of the primary shares of the Company) and 625,821 New Warrants (representing 5% of the fully diluted shares of the Company). Further, $1.1 million of cash will be set aside to fund the pursuit of litigation described in section 9.21 of the Plan.

(6) Paragon proposes to account for the reorganization and the related transactions using the principles of "fresh start" accounting as required by Statement of Position 90-7 ("SOP 90-7") issued by the American Institute of Certified Public Accountants (the "AICPA"). The Company has estimated a reorganization value of $290 million based on the Wellspring Stock Purchase Agreement, inclusive of approximately $15.8 million in anticipated borrowings under the Facility on the Effective Date. In accordance with SOP 90-7, the reorganization value has been allocated to specific tangible and identifiable intangible assets and liabilities. For the purposes of this presentation, book values have been assumed to equal fair values except for specific items in which quantifiable data is currently available. The amount of shareholders' equity in the fresh start balance sheet is not an estimate of the trading value of the New Common Stock and the New Warrants after confirmation of the Plan, which value is subject to many uncertainties and cannot be reasonable estimated at this time. Paragon does not make any representation as to the trading value of the New Notes, the New Common Stock and the New Warrants to be issued pursuant to the Plan.

                        REORGANIZED PARAGON TRADE BRANDS
                            PROJECTED BALANCE SHEETS
                     FISCAL YEARS ENDING 1999 THROUGH 2003
                                  (Unaudited)
                                 (In thousands)

                                                                                 FISCAL YEAR ENDING
                                                      ------------------------------------------------------------------------
                                                      DECEMBER 26,   DECEMBER 31,   DECEMBER 30,   DECEMBER 29,   DECEMBER 28,
ASSETS                                                    1999           2000           2001           2002          2003
                                                       ---------      ---------      ---------      ---------      ---------

Cash and short-term investments                        $   1,000      $   1,000      $   2,960      $  22,865      $  55,867
Receivables                                               62,010         58,562         65,261         70,174         72,933
Income Tax Receivable                                         --             --             --             --             --
Inventories                                               56,717         58,137         63,882         67,825         68,758
Current portion of deferred income taxes                   2,463          2,463          2,463          2,463          2,463
Prepaid expenses                                           4,123          4,123          4,123          4,123          4,123
                                                       ---------      ---------      ---------      ---------      ---------
   Total current assets                                  126,313        124,285        138,689        167,450        204,144
                                                       ---------      ---------      ---------      ---------      ---------

Property and equipment, at cost                          301,773        331,773        361,773        395,773        427,773
Allowance for depreciation                              (217,292)      (241,170)      (265,806)      (294,242)      (324,985)
                                                       ---------      ---------      ---------      ---------      ---------
   Property and equipment, net                            84,481         90,603         95,967        101,531        102,788
                                                       ---------      ---------      ---------      ---------      ---------

Assets held for sale                                       1,463          1,463          1,463          1,463          1,463
Investment in unconsolidated subsidiaries, at cost        22,929         25,429         28,429         28,429         28,429
Investment and advances to unconsolidated
   subsidiaries, at equity                                79,229         79,812         80,364         80,637         79,948

Goodwill                                                      --             --             --             --             --
Deferred income taxes                                     28,932         23,697         18,263         11,467          4,072
Other assets                                              12,568         11,397         10,226          9,993          8,822
                                                       ---------      ---------      ---------      ---------      ---------
   Total other assets                                    145,121        141,798        138,745        131,989        122,734
                                                       ---------      ---------      ---------      ---------      ---------

TOTAL ASSETS                                           $ 355,914      $ 356,685      $ 373,401      $ 400,970      $ 429,666
                                                       =========      =========      =========      =========      =========

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

Short-term borrowings                                  $  15,769      $   7,471      $      --      $      --      $      --
Accounts payable                                          37,737         36,734         40,586         43,626         45,226
Accrued liabilities                                       27,828         28,788         30,781         32,353         33,206
                                                       ---------      ---------      ---------      ---------      ---------
          Total current liabilities                       81,334         72,993         71,367         75,978         78,433

Liabilities subject to compromise                             --             --             --             --             --
Long-term debt                                           155,458        155,458        155,458        155,458        155,458
Deferred compensation                                        216            216            216            216            216
Deferred income taxes                                         --             --             --             --             --
                                                       ---------      ---------      ---------      ---------      ---------
          Total liabilities                              237,008        228,668        227,041        231,653        234,107
                                                       ---------      ---------      ---------      ---------      ---------

Total shareholders' equity (deficit)                     118,906        128,017        146,360        169,317        195,559
                                                       ---------      ---------      ---------      ---------      ---------

TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY (DEFICIT)   $ 355,914      $ 356,685      $ 373,401      $ 400,970      $ 429,666
                                                       =========      =========      =========      =========      =========

Numbers may not total due to rounding.

                        REORGANIZED PARAGON TRADE BRANDS
                          PROJECTED INCOME STATEMENTS
                         Fiscal Years 2000 through 2003
                                  (Unaudited)
                                 (In thousands)

                                                                                   FISCAL YEAR ENDING
                                                         ------------------------------------------------------------------
                                                         DECEMBER 31,      DECEMBER 30,      DECEMBER 29,      DECEMBER 28,
                                                             2000              2001              2002              2003
                                                         ------------      ------------      ------------      ------------

Sales, net of discounts and allowances                    $  550,618        $  607,559        $  652,482        $  676,870
Cost of sales                                                454,557           498,586           535,757           554,492
                                                          ----------        ----------        ----------        ----------

Gross profit                                                  96,061           108,972           116,725           122,378

Selling, general and administrative                           70,024            73,130            76,463            79,234
Research and development expense                               4,274             4,583             4,807             5,031
Asset impairments                                                 --                --                --                --
Settlement contingencies                                          --                --                --                --
                                                          ----------        ----------        ----------        ----------

Operating profit (loss)                                       21,763            31,260            35,455            38,112

Equity in earning of unconsolidated subsidiaries               5,657             8,367             9,789            10,391
Dividend income from unconsolidated subsidiary                 1,482             1,811             2,203             2,671
Interest expense                                              19,028            18,488            18,190            18,190
Other income, net                                              1,154             1,027               930             1,717
                                                          ----------        ----------        ----------        ----------

Earnings (loss) before income taxes                           11,028            23,977            30,187            34,702
Bankruptcy costs                                                  --                --                --                --
Provision for income taxes                                     1,916             5,634             7,230             8,460

                                                          ----------        ----------        ----------        ----------
Net earnings (loss)                                       $    9,112        $   18,343        $   22,957        $   26,242
                                                          ==========        ==========        ==========        ==========

Basic earnings (loss) per common share                    $     0.77        $     1.54        $     1.93        $     2.21
                                                          ==========        ==========        ==========        ==========

Numbers may not total due to rounding.

                        REORGANIZED PARAGON TRADE BRANDS
                            STATEMENT OF CASH FLOWS
                         FISCAL YEARS 2000 THROUGH 2003
                                  (Unaudited)
                                 (In thousands)

                                                                                   FISCAL YEAR ENDING
                                                         ------------------------------------------------------------------
                                                         DECEMBER 31,      DECEMBER 30,      DECEMBER 29,      DECEMBER 28,
                                                             2000              2001              2002              2003
                                                         ------------      ------------      ------------      ------------

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)                                       $    9,112        $   18,343        $   22,957        $   26,242
Non-cash charges to earnings:
   Depreciation and amortization                              24,736            25,494            29,294            31,602
   Deferred income taxes                                       5,235             5,434             6,796             7,395
   Equity in (earnings) loss of                               (5,657)           (8,098)           (8,021)           (7,890)
       unconsolidated subsidiaries
   Write-down of assets                                           --                --                --                --

Changes in working capital:
   Accounts receivable                                         3,448            (6,699)           (4,913)           (2,759)
   Inventories and prepaid expenses                           (1,420)           (5,746)           (3,943)             (933)
   Accounts payable                                           (1,003)            3,852             3,040             1,601
   Accrued liabilities and loss contingency                      960             1,993             1,572               854
   Prepetition reclamation payment                                --                --                --                --
       authorized by court
Other                                                            312               312              (625)              312
                                                          ----------        ----------        ----------        ----------

   NET CASH PROVIDED BY OPERATING ACTIVITIES                  35,722            34,887            46,157            56,424
                                                          ----------        ----------        ----------        ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
Expenditures for property and equipment                      (30,000)          (30,000)          (34,000)          (32,000)
Proceeds from sale of property and equipment                      --                --                --                --
Investment in Grupo P.I. Mabe, S.A. de C.V                    (2,500)           (3,000)               --                --
Investment in and advances to unconsolidated                   5,075             7,545             7,748             8,578
    subsidiaries, at equity
Other                                                             --                --                --                --
                                                          ----------        ----------        ----------        ----------
   NET CASH USED BY INVESTING ACTIVITIES                     (27,425)          (25,455)          (26,252)          (23,422)
                                                          ----------        ----------        ----------        ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in short-term borrowings              (8,297)           (7,471)               --                --
Prepetition debt payment authorized by court                      --                --                --                --
Net increase (decrease) in long-term borrowings                   --                --                --                --
                                                          ----------        ----------        ----------        ----------
NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES              (8,297)           (7,471)               --                --
                                                          ----------        ----------        ----------        ----------

NET INCREASE (DECREASE) IN CASH                           $        0        $    1,961        $   19,905        $   33,003

CASH AT BEGINNING OF PERIOD                               $    1,000        $    1,000        $    2,960        $   22,865
                                                          ----------        ----------        ----------        ----------
CASH AT END OF PERIOD                                     $    1,000        $    2,961        $   22,865        $   55,868
                                                          ==========        ==========        ==========        ==========


Numbers may not total due to rounding.

VALUATION


  The $290 million enterprise value of Reorganized Paragon was based upon the Wellspring Investment Price under the Wellspring Stock Purchase Agreement, including approximately $15.8 million in anticipated borrowings under the Facility on the Effective Date. The Wellspring Investment Price for Paragon does not purport to be equivalent to the appraisals of the assets.

  Based upon the above and after deducting the estimated indebtedness of Reorganized Paragon of approximately $155.0 million at the Effective Date, the estimated total equity value is $119 million. Therefore, assuming 11,890,600 shares of New Common Stock will be outstanding on the Effective Date, the value of New Common Stock is estimated to be $10.00 per share, before adjustments for the value of the warrants issued to Class 4A.

  THE VALUATIONS SET FORTH HEREIN REPRESENT ESTIMATED REORGANIZATION VALUES BASED ON THE WELLSPRING INVESTMENT PRICE AND DO NOT NECESSARILY REFLECT VALUES THAT COULD BE ATTAINABLE IN PUBLIC MARKETS. THE EQUITY VALUE AND/OR THE FACE VALUE OF THE NEW NOTES ASCRIBED IN THE ANALYSIS DOES NOT PURPORT TO BE AN ESTIMATE OF THE POST-REORGANIZATION MARKET VALUE. SUCH TRADING VALUE, IF ANY, MAY BE MATERIALLY DIFFERENT FROM THE REORGANIZATION VALUE.

                                   EXHIBIT H

                                   PROJECTION
     (assuming the Wellspring Stock Purchase Agreement is not consummated)

i)       Responsibility for and Purpose of the Projection


As a condition to confirmation of a plan, the Bankruptcy Code requires, among other things, that the Bankruptcy Court determine that confirmation is not likely to be followed by the liquidation or the need for further financial reorganization of the debtor. In connection with the development of the Plan, and for purposes of determining whether the Plan satisfies this feasibility standard, Paragon's management has, through the development of a financial projection (the "Projection"), analyzed the ability of Paragon to meet its obligations under the Plan to maintain sufficient liquidity and capital resources to conduct its business. The Projection was also prepared to assist each holder of Allowed Claims or Old Common Stock Interests in 3A, 3B and 4A in determining whether to accept or reject the Plan.


The Projection should be read in conjunction with the assumptions, qualifications and footnotes to tables containing the Projection set forth herein, the historical consolidated financial information (including the notes and schedules thereto) and the other information set forth in Paragon's Annual Report on Form 10-K for the fiscal year ended December 27, 1998, Paragon's Quarterly Report on Form 10-Q for the period ended March 28, 1999, Paragon's Quarterly Report on Form 10-Q for the period ended June 27, 1999, and Paragon's Quarterly Report on Form 10-Q for the period ended September 26, 1999, respectively, the full texts of which are incorporated herein by reference and copies of which are publicly available or can be provided by Paragon upon written request. The Projection was prepared in good faith based upon assumptions believed to be reasonable at the time and applied in a manner consistent with past practice. Most of the assumptions utilized in the Projection concerning the operations of the business both before and after the assumed Effective Date were prepared in August 1999. Such assumptions were based, in part, on economic, competitive, and general business conditions prevailing at the time in the various domestic and international markets in which the Company operates. While as of the date of this Disclosure Statement such economic, competitive and general business conditions have not materially changed from those in effect on the date in which the Projection was developed, any future changes in these conditions may materially impact the ability of Paragon to achieve the Projection.


THE PROJECTION WAS NOT PREPARED WITH A VIEW TOWARDS COMPLYING WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS. PARAGON'S INDEPENDENT ACCOUNTANT, ARTHUR ANDERSEN LLP, HAS NEITHER COMPILED NOR EXAMINED THE ACCOMPANYING PROSPECTIVE FINANCIAL INFORMATION TO DETERMINE THE REASONABLENESS THEREOF AND, ACCORDINGLY, HAS NOT EXPRESSED AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT THERETO.


PARAGON DOES NOT, AS A MATTER OF COURSE, PUBLISH A PROJECTION OF ITS ANTICIPATED FINANCIAL POSITION, RESULTS OF OPERATIONS OR CASH FLOWS. ACCORDINGLY, PARAGON DOES NOT INTEND TO, AND DISCLAIMS ANY OBLIGATION TO (A) FURNISH AN UPDATED PROJECTION TO HOLDERS OF CLAIMS OR OLD COMMON STOCK INTERESTS PRIOR TO THE EFFECTIVE DATE OR TO HOLDERS OF NEW SECURITIES OR ANY OTHER PARTY AFTER THE EFFECTIVE DATE, (B) INCLUDE SUCH UPDATED INFORMATION IN ANY DOCUMENTS THAT MAY BE REQUIRED TO BE FILED WITH THE SEC, OR (C) OTHERWISE MAKE SUCH UPDATED INFORMATION PUBLICLY AVAILABLE.

THE PROJECTION PROVIDED IN THE DISCLOSURE STATEMENT HAS BEEN PREPARED EXCLUSIVELY BY PARAGON'S MANAGEMENT. THE PROJECTION, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, IS NECESSARILY BASED ON A VARIETY OF ESTIMATES AND ASSUMPTIONS WHICH, THOUGH CONSIDERED REASONABLE BY MANAGEMENT AT THE TIME PREPARED, MAY NOT BE REALIZED, AND ARE INHERENTLY SUBJECT TO SIGNIFICANT ECONOMIC, COMPETITIVE AND GENERAL BUSINESS UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND PARAGON'S CONTROL. PARAGON CAUTIONS THAT NO REPRESENTATIONS CAN BE MADE AS TO THE ACCURACY OF THE PROJECTION OR TO REORGANIZED PARAGON'S ABILITY TO ACHIEVE THE PROJECTED RESULTS. SOME ASSUMPTIONS INEVITABLY WILL NOT MATERIALIZE. FURTHER, EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THE PROJECTION WAS PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED OR, ALTERNATIVELY, MAY HAVE BEEN UNANTICIPATED, AND THUS THE OCCURRENCE OF THESE EVENTS MAY AFFECT FINANCIAL RESULTS IN A MATERIAL AND POSSIBLY ADVERSE MANNER. THE PROJECTION, THEREFORE, MAY NOT BE RELIED UPON AS A GUARANTY OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR.


FINALLY, THE FOLLOWING PROJECTION INCLUDES ASSUMPTIONS AS TO THE ENTERPRISE VALUE OF REORGANIZED PARAGON, AND ESTIMATIONS AS TO THE FAIR VALUE OF ITS ASSETS AND ITS ACTUAL LIABILITIES AS OF THE EFFECTIVE DATE. REORGANIZED PARAGON WILL BE REQUIRED TO MAKE SUCH ESTIMATIONS AS OF THE EFFECTIVE DATE. SUCH DETERMINATION WILL BE BASED UPON THE FAIR VALUES AS OF THAT DATE, WHICH COULD BE MATERIALLY GREATER OR LOWER THAN THE VALUES ASSUMED IN THE FOREGOING ESTIMATES.

ii)      Summary of Significant Assumptions


Paragon has developed the Projection (summarized below) to assist both creditors and shareholders in their evaluation of the Plan and to analyze its feasibility. THE PROJECTION IS BASED UPON A NUMBER OF SIGNIFICANT ASSUMPTIONS DESCRIBED BELOW. ACTUAL OPERATING RESULTS AND VALUES MAY AND WILL VARY FROM THOSE PROJECTED.

         a. Fiscal Years. Paragon's fiscal year ends on the last Sunday of each calendar year. Any reference to "Fiscal" immediately followed by a specific year means the 52 or 53 week period ending on the Sunday preceding December 31 of such year. The fiscal year ending December 31, 2000 (Fiscal 2000) will be a 53-week year. The Projection assumes that all fiscal years contain 52 weeks of projected results of operations since the difference between 52 weeks and 53 weeks of results in 2000 is not material to the financial condition of Paragon or the results of operations.

         b. Plan Terms and Consummation. The Projection assumes an Effective Date of December 26, 1999, based upon the Wellspring Commitment not being consummated, with Allowed Claims and Old Common Stock Interests treated in accordance with the Plan with respect to such Allowed Claims and Interests. If consummation of the Plan does not occur on or around December 26, 1999, there is no guarantee that, among other things, customers will continue to support the Company such that the Company could achieve the projected levels of volume and revenues, and that trade creditors will support Paragon as projected. Further, additional bankruptcy expenses will be incurred until such time as a plan of reorganization is confirmed.

         c. Assumptions Preceding the Effective Date. As a basis for the Projection, management has included actual results through the second fiscal quarter ended June 27, 1999, and has estimated the operating results for the remainder of the fiscal year ended December 26, 1999, the assumed Effective Date. Specifically, it has been assumed, among other things, that customers and trade vendors will continue to support the Company, that the product licenses entered into with P&G and K-C remain available to the Company and that the product performance issues identified during the first half of the current fiscal year have been substantially resolved.

         d. General Economic Conditions. The Projection was prepared assuming that economic conditions in the markets served by Paragon do not differ significantly over the next five years from current economic conditions.

         e. Net Sales. Net sales, which are projected to be $504.7 million in 1999, are projected to increase by approximately 9.1%, 10.3%, 7.4% and 3.7% in fiscal years 2000, 2001, 2002, and 2003, respectively. Infant Care is expected to account for 94.3%, 92.5%, 90.1% and 89.2% of net sales, and Feminine Care and Adult Incontinence is expected to account for 5.7%, 7.5%, 9.9% and 10.8% of net sales in fiscal 2000, 2001, 2002 and 2003, respectively.


Infant Care. The company experienced a significant decline in customer volume during the first half of the fiscal 1999. Management believes that this decrease in sales was due to a number of reasons including (i) product performance issues, (ii) the continued impact of the discontinuation of shipments to a major customer since mid-1998 due to product design issues,
(iii) increased consumer preference for premium priced products, (iv) increased consumer preference for the mechanical closure system offered by one of the national brand competitors, (v) continued pricing and promotional pressures by branded and value segment competitors and (vi) the uncertainties related to the Company's Chapter 11 proceedings.


The Company took significant actions during the first six months of fiscal 1999 that are expected to improve sales during the second half of the fiscal year and into fiscal 2000. Specifically, the Company believes that certain product performance issues it experienced in the first half of 1999 have been addressed. Shipments to the major customer that had been suspended in mid-1998 have resumed and are anticipated to build to more normal levels during the second half of 1999. Further, the roll-out of an improved Ultra diaper which incorporates stretch tabs and a new hook and loop closure system, the introduction of a new training pant product and the launch of certain destination store brand product and marketing programs are expected to increase volume during the second half of 1999. However, infant care volume and sales prices are expected to remain under pressure due to the carryover effects of design and product performance issues and the continued competitive initiatives from both national brand and store brand competitors. Based upon the above, the projected sales growth in 2000 assumes customer volume and net sales will be stimulated by (i) the continued effect of the improvement in product performance, (ii) new premium programs implemented with customers during the third quarter of 1999 and in 2000, (iii) an increase in the Company's promotional and marketing activity and (iv) the continued transition of its diaper product line to an improved Ultra diaper which incorporates stretch tabs and a new hook and loop closure system, the benefits of which will be offset by the continuing impact of competitive initiatives. Volume beyond 2000 is expected to increase modestly due to the continued participation of mass merchant trade customers in destination store brand programs, the benefits of which will continue to be offset by competitive initiatives.


Feminine Care and Adult Incontinence. The uncertainty caused by the Company's chapter 11 filing has significantly impacted the ability to attract additional customers and sales volume. The Company expects this condition to persist until emergence from Chapter 11. The Projection assumes accelerated customer penetration and associated increases in sales coincident with the Company's emergence from Chapter 11.

         f. Gross Margin (revenues less cost of sales). Gross margin, which was 24.8% in 1997, 25.6% in 1998 and is expected to decline to 19.2% in 1999 is projected to increase to 21.4% in Fiscal 2000 and then grow to 22.2% in Fiscal 2003. Management believes that the decrease in gross margin in 1999 is due to manufacturing inefficiencies resulting from lower volume and start-up costs associated with new product initiatives, increased raw material costs associated with new products and higher royalties as a result of the settlement and licensing agreements reached in the first quarter of 1999 with P&G and K-C. More specifically, product costs have increased significantly in 1999 due to the payment of royalties to P&G and K-C, increased price and usage of a new SAP in order to address the product performance issues discussed above and increased product and manufacturing costs associated with the continuing roll-out of the improved Ultra diaper. Gross margins in 2000 and beyond are projected to increase gradually due to (i) the realization of anticipated manufacturing efficiencies (primarily through a reduction in conversion labor and waste costs) resulting from increased diaper volume and improvement in feminine care and adult incontinence sales volume and (ii) the anticipated benefit of continuing management cost reduction initiatives.

         g. Selling, General and Administrative Expenses. Selling, general and administrative expenses, which are projected to be 15% of revenues in 1999, are projected to decline significantly in 2000 to 13% of revenues due to lower costs in packaging design and artwork and reduced promotional spending, information technology expenses, and sales and marketing expenditures. Selling, general and administrative expenses are projected to continue to decline by approximately 1.1% of revenues from Fiscal 2000 to Fiscal 2003 due primarily to operating efficiencies resulting from increased sales of Feminine Care and Adult Incontinence products.

         h. Income Taxes. The Projection assumes that, upon consummation, Reorganized Paragon will be able to utilize net operating loss carryforwards on a limited basis in accordance with Section 382 L(6) of the Internal Revenue Code. Deferred tax assets created by the existence of the loss carryforwards have been partially reserved. The combined federal, state and local income tax rate, before the benefit from the utilization of tax loss carryforwards, is estimated at 38%.

         i. Capital Expenditures. Capital expenditures consist primarily of investment in existing machines and equipment, and plant upgrades. Management believes that the ongoing upkeep and replacement of the existing manufacturing base is necessary to achieve the level of operating profit contained in the Projection. The Projection assumes a level of capital expenditures which, consistent with management's business plan, can be supported by the capital structure and projected operating results of Reorganized Paragon.

         j. EBITDA. EBITDA is defined for purposes of the Projection as earnings before interest expense, interest income, income tax provision, depreciation and amortization, unusual items, reorganization items, and extraordinary items.

         k. Equity in Earnings of Unconsolidated Subsidiaries. The Projection contains financial information regarding earnings in unconsolidated subsidiaries which have been prepared in the local currencies by Paragon's foreign joint venture partners and converted to U.S. dollars at exchange rates in effect on the date the forecasts were prepared. The forecasts are based on the then current market conditions in the respective countries which conditions are assumed to remain stable. Foreign exchange rates are assumed to remain constant during the Projection period as changes in such rates are assumed to be offset by inflationary differences between the U.S. and the local economies. Neither Paragon nor its foreign joint venture partners can predict whether such market conditions will change dramatically in the future years.


         Grupo P.I. Mabe, S.A. Paragon owns a 15% interest in Grupo P.I. Mabe, S.A. de C.V. ("Mabesa"), plus an option to purchase an additional 34% interest in Mabesa at a contractually determined price. At its current 15% ownership interest, Paragon records income from Mabesa based upon the dividend income it receives. The Projection does not assume that Paragon exercises its option to purchase any additional interest in Mabesa. The joint venture agreements allow for the ability to dissolve the joint venture if Paragon's ownership in Mabesa does not equal or exceed 30% by January 2002.


         Paragon-Mabesa International. Paragon owns a 49% interest in Paragon-Mabesa International, S.A. de C.V. ("PMI"), a joint venture that developed a diaper manufacturing facility in Tijuana, Mexico. Under a Product Supply Agreement with PMI, the Company purchases substantially all of PMI's production for sale to U.S. and European retail customers. Paragon accounts for earnings from PMI using the equity method of accounting.


         Stronger Corporation. Paragon owns a 49% interest in Stronger Corporation, S.A. ("Stronger"), which, in turn, owns 70% of Argentina-based Serenity S.A. ("Serenity") and approximately 100% of Brazil-based MPC Productos para Higience Ltda. ("MPC"). Paragon accounts for earnings from Stronger using the equity method of accounting. Commencing in July 2000 through July 2004, Stronger has the option to acquire the remaining 30% of Serenity held by minority shareholders at a predetermined price. Further, the minority shareholders of Serenity have the right to put to Stronger and Stronger has the obligation to purchase from the minority shareholders the remaining 30% of the shares held by the minority shareholders commencing on July 2001 though July 2002 at a predetermined price.


         Goodbaby Paragon Hygienic Products. Paragon owns a 40% interest in Goodbaby Paragon Hygienic Products Co. Ltd. ("Goodbaby"), a manufacturing and marketing joint venture in China. Paragon accounts for the earnings from Goodbaby using the equity method of accounting.

         l. Notes Receivable from Unconsolidated Subsidiaries. As part of Paragon's acquisition of the 49% interest in PMI, the Company assisted in the financing of equipment, building construction, and the start-up of PMI's manufacturing facility in Tijuana, Mexico. Interest and principal on the note receivable due to Paragon is payable from PMI's free cash flow on various dates.

         m. Interest Expense. Interest expense reflects interest on borrowings under a senior credit facility and other miscellaneous indebtedness.

         n. Fresh Start Accounting. The Projection has been prepared using the basic principles of "fresh start" accounting for periods after December 26, 1999. These principles are contained in the American Institute of Certified Public Accountants Statement of Position 90-7 "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code." Under "fresh start" accounting principles, Paragon will determine the reorganization value of the reorganized company at the Effective Date. This value will be allocated, based on estimated fair market values, to specific tangible or identifiable intangible assets, and Paragon will record an intangible asset equal to the reorganization value in excess of or less than amounts allocable to identifiable assets. Based on the Company's reorganization value, the Projection assumes that no reorganization value in excess of amounts allocable to identifiable assets exists. Paragon is in the process of evaluating further how the reorganization value will be allocated to its various assets including its foreign joint venture assets. It is possible that the final allocation will differ from the amounts presented herein.

         o. Reorganization Value. For purposes of this Disclosure Statement and in order to prepare the Projection, management has estimated the enterprise value of Reorganized Paragon as of December 26, 1999 to be approximately $290.0 million, including $18.2 million of anticipated borrowings under the Facility (as defined below) on the Effective Date. See "Valuation" discussion for further detail.

         p. Working Capital. Components of working capital are projected primarily on the basis of historic patterns applied to projected levels of operation. Vendor trade terms have not been materially disrupted during the Chapter 11 proceeding, and are not expected to change materially in the post-Effective Date period.

         q. New Secured Credit Facility. The Projection assumes Paragon obtains a revolving credit facility in an aggregate principal amount of $75.0 million (the "Facility"). Paragon has obtained a commitment from Citicorp U.S.A. for such a facility. Based on the Citicorp commitment, the Company's maximum borrowing under the Facility is assumed to be limited to the lesser of $75.0 million or an available amount as determined by a borrowing base formula. The borrowing base formula is assumed to be of certain specified percentages of eligible accounts receivable, eligible inventory, equipment and personal and real property of the Company. Obligations under the Facility are assumed secured by the security interest in, pledge and lien on substantially all of the Company's assets and properties and the proceeds thereof. Borrowings under the Facility may be used to fund working capital and for other general corporate purposes.


iii)     Special Note Regarding Forward-Looking Statements


From time to time, information provided by the Company, statements made by its employees or information included in its filings with the Securities and Exchange Commission (including the Annual Report on Form 10-K) and the Bankruptcy Court (including this Disclosure Statement and the Projection) may include statements that are not historical facts, so-called "forward-looking statements." The words "believes," "anticipates," "expects" and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in the Company's forward-looking statements. Factors which could affect the Company's financial results, including but not limited to: the Company's Chapter 11 filing; increased raw material prices and product costs; new product and packaging introductions by competitors; increased price and promotion pressure from competitors; year 2000 compliance issues; and patent litigation, are described herein. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date hereof, and which are made by management pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. For additional information about Paragon and relevant risk factors, see Section IX, Certain Risk Factors To Be Considered.

iv) Projection

The Projection prepared by management is summarized in the following tables. Specifically, the attached tables include:

         a. Pro-forma Reorganized Paragon balance sheet at December 26, 1999, including all reorganization and fresh-start adjustments.

         b. Projected balance sheets for the fiscal years ending in 2000, 2001, 2002, and 2003.

         c. Projected income statements for the fiscal years ending in 2000, 2001, 2002, and 2003.

         d. Projected statements of cash flow for the fiscal years ending in 2000, 2001, 2002, and 2003.

All captions in the attached Projection do not correspond exactly to Paragon's historical external reporting; some captions have been combined or expanded for presentation purposes.

                           PARAGON TRADE BRANDS, INC.
                      PRO-FORMA REORGANIZED BALANCE SHEET
                               DECEMBER 26, 1999
                                  (Unaudited)
                                 (In thousands)

                                                                                                            FRESH START
                                                          ESTIMATED                                        BALANCE SHEET
                                                         DECEMBER 26,    REORGANIZATION     FRESH START(6)  DECEMBER 26,
ASSETS                                                       1999          ADJUSTMENTS      ADJUSTMENTS         1999
                                                         ------------    --------------     -----------      ----------
Cash and short-term investments                           $   11,486       $  (10,486)      $       --       $    1,000
Receivables                                                   62,010               --               --           62,010
Income Tax Receivable                                             --               --               --               --
Inventories                                                   56,717               --               --           56,717
Current portion of deferred income taxes                       2,737               --            2,882            5,619
Prepaid expenses                                               4,123               --               --            4,123
                                                          ----------       ----------       ----------       ----------
   Total current assets                                      137,073          (10,486)           2,882          129,469
                                                          ----------       ----------       ----------       ----------

Property and equipment, at cost                              346,392               --          (50,608)         295,783
Allowance for depreciation                                  (217,292)              --               --         (217,292)
                                                          ----------       ----------       ----------       ----------
   Property and equipment, net                               129,099               --          (50,608)          78,491
                                                          ----------       ----------       ----------       ----------

Assets held for sale                                           1,463               --               --            1,463
Investment in unconsolidated subsidiaries, at cost            22,929               --               --           22,929
Investment and advances to unconsolidated                         --
   subsidiaries, at equity                                    67,652               --            4,334           71,986
Goodwill                                                      30,897               --          (30,897)              --
Deferred income taxes                                             --               --           39,766           39,766
Other assets                                                  11,984            2,000           (2,307)          11,677
                                                          ----------       ----------       ----------       ----------
   Total other assets                                        134,925            2,000           10,896          147,821
                                                          ----------       ----------       ----------       ----------

TOTAL ASSETS                                              $  401,098       $   (8,486)      $  (36,830)      $  355,781
                                                          ==========       ==========       ==========       ==========

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

Short-term borrowings                                     $       --       $   18,169 (1)   $       --       $   18,169
Accounts payable                                              42,737           (5,000)(2)           --           37,737
Accrued liabilities                                           38,853           (7,225)(3)       (3,800)          27,828
                                                          ----------       ----------       ----------       ----------
  Total current liabilities                                   81,590            5,944           (3,800)          83,734

Liabilities subject to compromise                            406,423          (14,995)(4)           --               --
                                                                                 (500)
                                                                             (390,928)(5)
Long-term debt                                                    --              500               --              500
Deferred compensation                                            216               --               --              216
Deferred income taxes                                          4,666               --           (4,666)              --
                                                          ----------       ----------       ----------       ----------
   Total liabilities                                         492,895         (399,979)          (8,466)          84,450
                                                          ----------       ----------       ----------       ----------

Total shareholders' equity (deficit)                         (91,798)         391,493          (28,364)         271,331
                                                          ----------       ----------       ----------       ----------

TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY (DEFICIT)      $  401,097       $   (8,486)      $  (36,830)      $  355,781
                                                          ==========       ==========       ==========       ==========

Numbers may not total due to rounding.

NOTES TO PRO-FORMA REORGANIZED BALANCE SHEET

(1) Anticipated borrowings under the Facility needed to pay certain administration claims and pre-petition liabilities consistent with the treatment of these liabilities in the Plan.

(2)      Comprised of $5.0 mm accrued and unpaid Chapter 11 professional fees.

(3) Includes payment of management and employee confirmation bonuses ($3.2 million) and other administrative claims ($4.0 million).

(4) Includes payment of P&G and K-C administrative claims ($10.0 million), administrative and priority claims, including any remaining unpaid reclamation claims ($3.1 million), the satisfaction of convenience claims ($1.8 million) and the DIP facility claim ($0.08 million).

(5) The Plan provides for, among other things, the de-leveraging of Paragon through an exchange of all of the Company's pre-petition unsecured indebtedness into 13,566,574 shares of New Common Stock. This amount represents primarily the face amount of such indebtedness converted into shares of New Common Stock. Further, holders of Old Common Stock Interests will receive 118,149 shares of New Common Stock (representing 0.9% of the primary shares of the Company) and 243,248 New Warrants (representing 1.8% of the fully diluted shares of the Company). Further, $0.5 million of cash will be set aside to fund the pursuit of litigation described in section 9.21 of the Plan.

(6) Paragon proposes to account for the reorganization and the related transactions using the principles of "fresh start" accounting as required by Statement of Position 90-7 ("SOP 90-7") issued by the American Institute of Certified Public Accountants (the "AICPA"). The Company has estimated a range of reorganization value, between $280.0 million and $300.0 million, inclusive of approximately $18.2 million in anticipated borrowings under the Facility on the Effective Date. For purposes of determining reorganization value, Paragon used the mid-point of that range, $290.0 million. In accordance with SOP 90-7, the reorganization value has been allocated to specific tangible and identifiable intangible assets and liabilities. For the purposes of this presentation, book values have been assumed to equal fair values except for specific items in which quantifiable data is currently available. The amount of shareholders' equity in the fresh start balance sheet is not an estimate of the trading value of the New Common Stock and the New Warrants after confirmation of the Plan, which value is subject to many uncertainties and cannot be reasonable estimated at this time. Paragon does not make any representation as to the trading value of the New Common Stock and the New Warrants to be issued pursuant to the Plan.

                        REORGANIZED PARAGON TRADE BRANDS
                            PROJECTED BALANCE SHEETS
                     FISCAL YEARS ENDING 1999 THROUGH 2003
                                  (Unaudited)
                                 (In thousands)

                                                                                  AS OF FISCAL YEAR ENDING
                                                       ----------------------------------------------------------------------------
                                                       DECEMBER 26,    DECEMBER 31,    DECEMBER 30,    DECEMBER 29,    DECEMBER 28,
ASSETS                                                     1999            2000            2001            2002            2003
                                                       ------------    ------------    ------------    ------------    ------------

Cash and short-term investments                         $   1,000       $   4,892       $  31,890       $  65,504       $ 112,061
Receivables                                                62,010          58,562          65,261          70,174          72,933
Inventories                                                56,717          58,137          63,882          67,825          68,758
Current portion of deferred income taxes                    5,619           5,619           5,619           5,619           5,619
Prepaid expenses                                            4,123           4,123           4,123           4,123           4,123
                                                        ---------       ---------       ---------       ---------       ---------
   Total current assets                                   129,469         131,333         170,776         213,246         263,494
                                                        ---------       ---------       ---------       ---------       ---------

Property and equipment, at cost                           295,783         325,783         355,783         389,783         421,783
Allowance for depreciation                               (217,292)       (240,315)       (264,095)       (291,675)       (321,563)
                                                        ---------       ---------       ---------       ---------       ---------
   Property and equipment, net                             78,491          85,469          91,688          98,109         100,221
                                                        ---------       ---------       ---------       ---------       ---------

Assets held for sale                                        1,463           1,463           1,463           1,463           1,463
Investment in unconsolidated subsidiaries, at cost         22,929          25,429          28,429          28,429          28,429
Investment and advances to unconsolidated                  71,986          72,807          73,599          74,111          73,661
   subsidiaries, at equity
Goodwill                                                       --              --              --              --              --
Deferred income taxes                                      39,766          31,218          18,973           9,813             635
Other assets                                               11,677          10,595           9,513           9,369           8,287
                                                        ---------       ---------       ---------       ---------       ---------
   Total other assets                                     147,821         141,513         131,977         123,184         112,475
                                                        ---------       ---------       ---------       ---------       ---------

TOTAL ASSETS                                            $ 355,781       $ 358,315       $ 394,441       $ 434,539       $ 476,190
                                                        =========       =========       =========       =========       =========

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

Short-term borrowings                                   $  18,169       $      --       $      --       $      --       $      --
Accounts payable                                           37,737          36,734          40,586          43,626          45,226
Accrued liabilities                                        27,828          28,788          30,781          32,353          33,206
                                                        ---------       ---------       ---------       ---------       ---------
   Total current liabilities                               83,734          65,522          71,367          75,978          78,433

Liabilities subject to compromise                              --              --              --              --              --
Long-term debt                                                500             500             500             500             500
Deferred compensation                                         216             216             216             216             216
Deferred income taxes                                          --              --              --              --              --
                                                        ---------       ---------       ---------       ---------       ---------
   Total liabilities                                       84,450          66,238          72,083          76,694          79,149
                                                        ---------       ---------       ---------       ---------       ---------

Total shareholders' equity (deficit)                      271,331         292,076         322,358         357,844         397,041
                                                        ---------       ---------       ---------       ---------       ---------

TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY (DEFICIT)    $ 355,781       $ 358,314       $ 394,440       $ 434,539       $ 476,190
                                                        =========       =========       =========       =========       =========


Numbers may not total due to rounding.

                        REORGANIZED PARAGON TRADE BRANDS
                          PROJECTED INCOME STATEMENTS
                         FISCAL YEARS 2000 THROUGH 2003
                                  (Unaudited)
                                 (In thousands)

                                                                                FISCAL YEAR ENDING
                                                         ---------------------------------------------------------------
                                                         DECEMBER 31,     DECEMBER 30,     DECEMBER 29,     DECEMBER 28,
                                                             2000             2001             2002             2003
                                                         ------------     ------------     ------------     ------------

Sales, net of discounts and allowances                   $   550,618      $   607,559      $   652,482      $   676,870
Cost of sales                                                453,720          497,750          534,921          553,655
                                                          ----------       ----------       ----------       ----------

Gross profit                                                  96,898          109,809          117,561          123,214

Selling, general and administrative                           69,916           73,022           76,355           79,126
Research and development expense                               4,274            4,583            4,807            5,031
                                                          ----------       ----------       ----------       ----------

Operating profit (loss)                                       22,707           32,205           36,400           39,057

Equity in earning of unconsolidated subsidiaries               5,896            8,606           10,028           10,630
Dividend income from unconsolidated subsidiary                 1,482            1,811            2,203            2,671
Interest expense                                               1,594              757              758              758
Other income, net                                              1,154            1,222            2,376            3,849
                                                          ----------       ----------       ----------       ----------

Earnings (loss) before income taxes                           29,646           43,086           50,250           55,451
Bankruptcy costs                                                  --               --               --               --
Provision for income taxes                                     8,900           12,804           14,763           16,254
                                                          ----------       ----------       ----------       ----------

Net earnings (loss)                                       $   20,745       $   30,282       $   35,487       $   39,197
                                                          ==========       ==========       ==========       ==========

Basic earnings (loss) per common share                    $     1.53       $     2.23       $     2.62       $     2.89
                                                          ==========       ==========       ==========       ==========

Numbers may not total due to rounding.

                        REORGANIZED PARAGON TRADE BRANDS
                            STATEMENT OF CASH FLOWS
                         FISCAL YEARS 2000 THROUGH 2003
                                  (Unaudited)
                                 (In thousands)

                                                                               FISCAL YEAR ENDING
                                                         ---------------------------------------------------------------
                                                         DECEMBER 31,     DECEMBER 30,     DECEMBER 29,     DECEMBER 28,
                                                             2000             2001             2002             2003
                                                         ------------     ------------     ------------     ------------

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)                                      $    20,745      $    30,282      $    35,487      $    39,197
Non-cash charges to earnings:
   Depreciation and amortization                              23,792           24,550           28,349           30,657
   Deferred income taxes                                       8,548           12,246            9,160            9,178
   Equity in (earnings) loss of                               (5,896)          (8,337)          (8,260)          (8,129)
       unconsolidated subsidiaries
   Write-down of assets                                           --               --               --               --

Changes in working capital:
   Accounts receivable                                         3,448           (6,699)          (4,913)          (2,759)
   Inventories and prepaid expenses                           (1,420)          (5,746)          (3,943)            (933)
   Accounts payable                                           (1,003)           3,852            3,040            1,601
   Accrued liabilities and loss contingency                      960            1,993            1,572              854
   Prepetition reclamation payment                                --               --               --               --
       authorized by court
Other                                                            313              313             (625)             313
                                                          ----------       ----------       ----------       ----------

   NET CASH PROVIDED BY OPERATING ACTIVITIES                  49,486           52,453           59,867           69,978
                                                          ----------       ----------       ----------       ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
Expenditures for property and equipment                      (30,000)         (30,000)         (34,000)         (32,000)
Proceeds from sale of property and equipment                      --               --               --               --
Investment in Grupo P.I. Mabe, S.A. de C.V                    (2,500)          (3,000)              --               --
Investment in and advances to unconsolidated                   5,075            7,545            7,748            8,578
    subsidiaries, at equity
Other                                                             --               --               --               --
                                                          ----------       ----------       ----------       ----------
   NET CASH USED BY INVESTING ACTIVITIES                     (27,425)         (25,455)         (26,252)         (23,422)
                                                          ----------       ----------       ----------       ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in short-term borrowings             (18,169)              --               --               --
Prepetition debt payment authorized by court                      --               --               --               --
Net increase (decrease) in long-term borrowings                   --               --               --               --
                                                          ----------       ----------       ----------       ----------
NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES             (18,169)              --               --               --
                                                          ----------       ----------       ----------       ----------

NET INCREASE (DECREASE) IN CASH                                3,892           26,999           33,615           46,557

CASH AT BEGINNING OF PERIOD                                    1,000            4,892           31,890           65,504
                                                          ----------       ----------       ----------       ----------
CASH AT END OF PERIOD                                     $    4,892       $   31,890       $   65,505       $  112,061
                                                          ==========       ==========       ==========       ==========

Numbers may not total due to rounding.

VALUATION


  Three methodologies were used to derive the enterprise value of Reorganized Paragon based on the Projection: (i) a comparison of the Company and its projected performance to how the market trades or values comparable companies, (ii) a calculation of the present value of the free cash flows under the Projection, including an assumption for a terminal value, and (iii) reference to the bids as indications of interest received during the marketing of the Debtor's businesses.


  The market-based approach involves identifying a group of publicly traded companies whose businesses or product lines are comparable to those of Paragon as a whole or significant portions of the Company's operations, and then calculating ratios of various financial results to the public market values of these companies. The historical trading levels of Paragon on the public markets were also examined. The ranges of ratios derived are then applied to Paragon's projected financial results to derive a range of implied values. The discounted cash flow approach involves deriving the unlevered free cash flows that Reorganized Paragon would generate assuming the Projection was realized. These cash flows, and an estimated value of the Company at the end of the projected period (the "Terminal Value"), are discounted to the present at Paragon's estimated post-restructuring weighted average cost of capital to determine the Company's enterprise value.


  ESTIMATES OF VALUE DO NOT PURPORT TO BE APPRAISALS NOR DO THEY NECESSARILY REFLECT THE VALUES WHICH MAY BE REALIZED IF ASSETS ARE SOLD. THE ESTIMATES OF VALUE REPRESENT HYPOTHETICAL REORGANIZED ENTERPRISE VALUES ASSUMING THE IMPLEMENTATION OF MANAGEMENT'S BUSINESS PLAN AS WELL AS OTHER SIGNIFICANT ASSUMPTIONS. SUCH ESTIMATES WERE DEVELOPED SOLELY FOR PURPOSES OF FORMULATING AND NEGOTIATING A PLAN OF REORGANIZATION AND ANALYZING THE PROJECTED RECOVERIES THEREUNDER.


  Based upon the methods described above, the estimated enterprise value for Reorganized Paragon is between $280.0 million and $300.0 million, with a mid-point value of $290.0 million, inclusive of approximately $18.2 million in anticipated borrowings under the Facility on the Effective Date. After deducting the assumed miscellaneous indebtedness of approximately $0.5 million at the Effective Date, the total equity value of Reorganized Paragon is estimated between $261.3 million and $281.3 million, with a mid-point value of $271.3 million. Therefore, assuming 13,566,574 shares of New Common Stock will be outstanding on the Effective Date, the value of New Common Stock is estimated to be $20.00 per share, before adjustment for the value of the warrants issued to Class 4A.


  THE ESTIMATED ENTERPRISE VALUE IS HIGHLY DEPENDENT UPON ACHIEVING THE FUTURE FINANCIAL RESULTS SET FORTH IN THE PROJECTION AS WELL AS THE REALIZATION OF CERTAIN OTHER ASSUMPTIONS THAT ARE NOT GUARANTEED.


  THE VALUATIONS SET FORTH HEREIN REPRESENT ESTIMATED REORGANIZATION VALUES AND DO NOT NECESSARILY REFLECT VALUES THAT COULD BE ATTAINABLE IN PUBLIC OR PRIVATE MARKETS. THE EQUITY VALUE ASCRIBED IN THE ANALYSIS DOES NOT PURPORT TO BE AN ESTIMATE OF THE POST-REORGANIZATION MARKET VALUE. SUCH TRADING VALUE, IF ANY, MAY BE MATERIALLY DIFFERENT FROM THE REORGANIZATION EQUITY VALUE RANGES ASSOCIATED WITH THE VALUATION ANALYSIS.